    As filed with the Securities and Exchange Commission on September 30, 2005
                           Registration No. 333-120411

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         VYTERIS HOLDINGS (NEVADA), INC.
                   (formerly Treasure Mountain Holdings, Inc.)
           (Name of small business issuer as specified in its charter)

        Nevada                        2834                       84-1394211
(State or jurisdiction of       (Primary Standard             (I.R.S. Employer
    incorporation)          Industrial Classification        Identification no.)
                                   Code Number)               or organization)

                               13-01 Pollitt Drive
                           Fair Lawn, New Jersey 07410
                                  201-703-2299
                        (Address and telephone number of
                          principal executive offices)

                               13-01 Pollitt Drive
                           Fair Lawn, New Jersey 07410
                   (Address of principal place of business or
                      intended principal place of business)

                             Mr. Michael McGuinness
                             Chief Financial Officer
                         Vyteris Holdings (Nevada), Inc.
                               13-01 Pollitt Drive
                           Fair Lawn, New Jersey 07410
                                  201-703-2299
                       (Name, address and telephone number
                              of agent for service)

                                 with a copy to

                            Peter H. Ehrenberg, Esq.
                            Anthony O. Pergola, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (973) 597-2500
                                 --------------

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

[_] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                     CALCULATION OF REGISTRATION FEE

                                                             Proposed    Proposed
                                                             Maximum      Maximum
                                                             Offering    Aggregate     Dollar Amount
   Title of each class of               Amount to be        Price Per    Offering           of
   securities to be registered         Registered (1)        Unit (2)    Price (2)     Registration
                                                                                            Fee

   Vyteris Holdings (Nevada), Inc.    12,500,000 shares      $ 2.00    $25,000,000       $3,167.60
   Common Stock, par value $.001
   per share

(1) Vyteris Holdings (Nevada), Inc. (the "Company") is obligated to register at least 200% of the total number of shares of Common Stock initially issuable pursuant to the conversion of the Debentures (initially, 4,166,668 shares of Common Stock) and the exercise of the Warrants (initially, 2,083,332 shares of Common Stock) and such indeterminate number of additional shares of Common Stock issuable for no additional consideration pursuant to the anti-dilution provisions of the Debentures and the Warrants and by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock. Therefore the amount to be registered includes up to 8,333,333 shares of the Company's common stock ("Common Stock") for resale by selling stockholders, which shares are issuable pursuant to the conversion of certain senior secured convertible debentures having an aggregate principal amount of $10,000,000 (the "Debentures"), and up to 4,166,667 shares of Common Stock issuable pursuant to the exercise of warrants issued to the holders of the Debentures (the "Warrants")

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and asked price on September 29, 2005



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                 SUBJECT TO COMPLETION: DATED SEPTEMBER 30, 2005

                        12,500,000 shares of common stock

                                       of

                         VYTERIS HOLDINGS (NEVADA), INC.
                   (formerly Treasure Mountain Holdings, Inc.)

        This prospectus covers 12,500,000 shares of Vyteris Holdings (Nevada), Inc., or Vyteris Holdings, common stock that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares.

        No securities are being offered or sold by us pursuant to this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders, but we will receive proceeds from the exercise of warrants, if any.

        INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS," BEGINNING ON PAGE 10.

        Our common stock became quoted on the Over The Counter Bulletin Board on May 18, 2005. The ticker symbol for our common stock is "VYHN.OB". As of ___________ __, 2005, there has been minimal trading reported on the Over The Counter Bulletin Board, with the last trade, on _________ __, 2005, at $_.__ per share. Selling shareholders may sell their common stock in privately negotiated transactions or at prevailing market prices. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay substantially all expenses of registration of the shares covered by this prospectus.


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ___________, 2005.

                                TABLE OF CONTENTS
                                                                            PAGE

Prospectus Summary..........................................................   6
Risk Factors................................................................  10
Forward-Looking Statements..................................................  25
Use of Proceeds.............................................................  25
Dividend Policy.............................................................  25
Capitalization..............................................................  26
Selected Financial Data.....................................................  28
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................................  30
Change in Certifying Accountants............................................  56
Our Business................................................................  58
Management..................................................................  90
Executive Compensation......................................................  94
Certain Relationships and Related Transactions..............................  99
Principal Stockholders...................................................... 106
Selling Stockholders........................................................ 108
Plan of Distribution........................................................ 110
Organizational History and Description of Our Capital Stock................. 112
Market for Common Stock and Related Stockholder Matters..................... 127
Legal Matters............................................................... 130
Experts..................................................................... 130
Additional Information...................................................... 131
Index to Financial Statements............................................... 132

        LidoSite(R) is a registered trademark which we use under license from B. Braun Medical, Inc., or B. Braun, the trademark's owner.

EXPLANATORY NOTE: On September 29, 2004, Vyteris, Inc. merged with a wholly-owned subsidiary of Vyteris Holdings. Vyteris Holdings was then known as Treasure Mountain Holdings, Inc. In that transaction, each outstanding share of Vyteris, Inc. common stock was automatically converted into the right to receive
4.19 shares of Vyteris Holdings common stock. Each outstanding share of Vyteris, Inc. preferred stock was converted into the right to receive a comparable share of Vyteris Holdings preferred stock and Vyteris, Inc. stock options and warrants were converted into the right to receive Vyteris Holdings stock options and warrants, adjusted to give effect to the 4.19 conversion ratio.

        At the time that the Vyteris Holdings/Vyteris, Inc. Merger was consummated, there was an insufficient number of shares of Vyteris Holdings common stock authorized to cover the shares of capital stock to be issued in the merger and there were no authorized shares of Vyteris Holdings preferred stock. Pursuant to action taken by our stockholders, this issue has now been rectified. On May 2, 2005, our Articles of Incorporation were amended to effect the following, among other things:

        o       we changed our name to Vyteris Holdings (Nevada), Inc.;
        o we effected a one for ten reverse stock split with respect to all outstanding shares of our common stock and all rights to acquire our common stock;
        o we increased the number of shares of common stock that we are authorized to issue, on a post-split basis, to 100,000,000 shares;
        o we authorized the issuance of 7,500,000 shares of our Series B convertible preferred stock; and
        o we authorized the issuance of an additional 42,500,000 shares of preferred stock, from time to time.

        We have given retroactive effect to the one for ten reverse stock split and our name change throughout the remaining pages of this prospectus.

        At the time that the above-mentioned merger - which we refer to as the Merger -- was consummated, Vyteris Holdings had no active business. Except where expressly indicated otherwise in this prospectus, all references in this prospectus to our business refer to the drug delivery business that Vyteris, Inc. has developed from its inception in November 2000 to the current time.

        We have accounted for the Vyteris Holdings/Vyteris Merger by combining the historical financial statements of Vyteris Holdings (Nevada), Inc. and Vyteris, Inc. after giving effect to the Merger by recording the Merger as the issuance of Vyteris, Inc. stock for the net monetary assets of Vyteris Holdings, accompanied by a recapitalization with no goodwill or other intangibles recorded.

        During the periods presented in this prospectus prior to the Merger, Vyteris Holdings had negligible revenues, expenses, net loss, assets, liabilities and stockholders' deficit.

        When this prospectus uses the terms "we", "our", "us" and similar terms, except where otherwise expressly noted:

        o       these terms refer to Vyteris, Inc. when discussing our business;
        o these terms refer either to Vyteris, Inc. alone or to Vyteris, Inc. and Vyteris Holdings on a combined basis, when discussing financial matters; and
        o       these terms otherwise refer to the combined company.

                               PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

                                   THE COMPANY

        We were initially organized in Utah as "Treasure Mountain Mining Company" in 1954. In 1997, we reincorporated in Nevada under the name "Treasure Mountain Holdings, Inc." On September 29, 2004, we completed a business combination in which Vyteris, Inc., a Delaware corporation, merged with a wholly-owned subsidiary of ours. As a result of that transaction, Vyteris became our wholly-owned subsidiary and the former stockholders of Vyteris became our stockholders. At the time of that business combination, we had no active business. As a result, our principal business after that business combination became the business in which Vyteris has been engaged since its formation in November 2000. We changed our name to "Vyteris Holdings (Nevada), Inc." on May 2, 2005. We refer to the name Vyteris Holdings (Nevada), Inc. as "Vyteris Holdings" and "Vyteris Holdings (Nevada)" in this document.

        Our corporate headquarters are located at 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410; our telephone number at that address is 201-703-2299. We maintain a website at http://www.vyteris.com.

        For additional information regarding the Vyteris Holdings/Vyteris business combination, see "Organizational History and Description of Capital Stock."

                                  OUR BUSINESS

        Headquartered in Fair Lawn, New Jersey, Vyteris has developed and produced the first electronically controlled transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to administer certain therapeutics either directly to the skin or into the bloodstream.

        Vyteris was a "development stage enterprise" (as defined in Statement of Financial Accounting Standards No. 7) until January 1, 2005. Since we began our operations in November 2000, we have devoted the majority of our resources to the development of our first product, LidoSite. We have been unprofitable since our inception and have incurred a cumulative loss of $65.5 million through June 30, 2005. These losses have resulted principally from expenses incurred in research and development activities.

        On May 6, 2004, Vyteris received approval from the United States Food and Drug Administration, or FDA, to commercially launch its first product, the LidoSite(R) Topical System, or LidoSite. LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia for needle stick procedures such as injections and intravenous therapies as well as superficial dermatological procedures. Our clinical data indicates that LidoSite reduces the pain associated with needle-stick procedures. We have entered into a marketing agreement with B. Braun Medical, Inc., or B. Braun, to act as our exclusive, worldwide sales and marketing distributor for LidoSite. Commercial distribution of LidoSite began in January 2005.

        Our drug delivery technology employs a transdermal patch that is pre-filled with a drug, and an energy source, or "controller", to boost the transport of drugs through the skin. We call this technology active transdermal delivery. This drug delivery technology cannot be applied to all drug compounds. We have screened a large number of currently marketed drug compounds to ascertain if our drug delivery technology is applicable. The amount of drug required to be delivered to be effective, the size of the drug compound's molecule and the electrical charge of the drug compound, are the key determinants in establishing applicability. We are focusing our development efforts on a number of drugs within this group that target large potential markets and for which our technology may offer significant advantages over existing drug delivery methods. In addition to LidoSite, we have initiated development of two other products -- one to deliver a drug therapy for female infertility and one to deliver a drug therapy for migraine headaches. We also have a third product, at an earlier stage of development, for the active delivery through the skin of a currently marketed therapeutic drug to treat Parkinson's disease. We describe our drug delivery technology as active transdermal delivery. Active transdermal delivery is an approach that uses some form of energy - in our case, electrical energy - to boost the transport of drugs through the skin.

        Our LidoSite product consists of a single-use, disposable patch containing a medication, lidocaine, and a small, re-usable and programmable electronic dose controller. Our compact system can be pre-programmed to deliver medication in numerous ways, from a single large dose to multiple timed and variable doses. We expect that our additional products will be similarly constituted.

        Our technology is based on a process known as electrotransport, or more specifically iontophoresis, a process that transports drugs through the skin by applying a low-level electrical current. We own intellectual property, which is based on significant improvements we have made to this technology during more than 14 years of research and development, ten of which were as a division of Becton, Dickinson and Company, or Becton Dickinson. We have a portfolio of U.S. and international issued patents. A significant portion of our intellectual property relates to the design and manufacture of our proprietary disposable, active transdermal patches and electronic dose controllers.

                                  OUR STRATEGY

        Our strategy is to exploit our proprietary drug delivery technology through the development and commercial introduction of products, in addition to our LidoSite product, which address large potential markets, such as the markets for the treatment of female infertility, migraine headaches and Parkinson's disease.

        Our objective is to partner and create strategic relationships with pharmaceutical and other healthcare companies that are market leaders in the specific therapeutic areas we intend to address and who can provide financial support during the later stages of clinical studies and access to commercial markets.

        We expect to develop and test products up to the commencement of, and in some cases into, human trials before seeking a marketing partner, which we believe places us in a stronger position to retain a greater share of future revenues. We believe the merits of this strategy are demonstrated by our securing a distribution partnership with B. Braun for our LidoSite product, which we developed on our own through the later stages of development. Currently, we are focusing on FDA-approved drugs expected to gain better utilization and extended patent protection when incorporated into our drug delivery systems. We believe this strategy may greatly reduce development time and cost, as well as regulatory and market risk. In the future we may apply our drug delivery technology to selected development-stage drugs for which the specific market opportunity warrants additional development and regulatory risks.

                              AUGUST 2005 FINANCING

        On August 19, 2005, we borrowed an aggregate of $10.0 million of senior secured convertible debentures in a private financing we call our August 2005 financing. The August 2005 financing included the conversion of a $1.0 million loan made by Qubit Holdings, LLC, to us on August 2, 2005. The loans made in the August 2005 financing are described in greater detail under the heading "Organizational History and Description of Our Capital Stock -- August 2005 Financing Transaction" in this prospectus. The Vyteris Holdings common stock into which the debentures and warrants issued in the August 2005 financing may be converted are being registered pursuant to the registration statement which contains this prospectus.


                                  THE OFFERING

Shares of common
stock offered by
Vyteris Holdings      None.

Shares of common
stock which may be
resold by selling
security holders      6,250,000 shares of common stock which includes at least
                      2,083,332 shares covered by warrants. The registration statement which contains this prospectus is registering up to 200% of the total number of shares offered by this prospectus.

Shares of common
stock outstanding     19,293,858 shares.

Shares of preferred
stock outstanding     7,500,000 shares of Series B Convertible Preferred Stock,
                      initially convertible into a total of 785,625 shares of Vyteris Holdings common stock.

Use of proceeds       We will not receive any of the proceeds from the sale of
                      these shares by the selling stockholders, but we will receive proceeds from the exercise of warrants, if any.

Risks An investment in our common stock is subject to substantial risks which we have described under the heading "Risk Factors" below, beginning on page 10.

                             SUMMARY FINANCIAL DATA

STATEMENT OF OPERATIONS DATA

                                          THREE MONTHS ENDED                       SIX MONTHS ENDED
                                            JUNE 30, 2005                            JUNE 30, 2005
                                --------------------------------------  --------------------------------------
                                       2005                2004                2005                2004
                                ------------------  ------------------  ------------------  ------------------
Revenues                         $        469,681    $         60,000    $        987,834    $        60,000
Total cost and expenses                 5,126,394           3,555,739           9,452,788          6,721,231
Net loss                               (5,166,027)         (5,537,735)         (9,423,922)        (9,303,618)

                                                 YEARS ENDED DECEMBER 31,
                                ----------------------------------------------------------
                                       2004                2003                2002
                                ------------------  ------------------  ------------------
Revenues                         $        242,322    $        200,000    $        151,452
Total operating expenses               15,525,144          11,189,793          10,100,364
Net loss                              (22,566,644)        (12,532,577)        (10,767,694)

BALANCE SHEET DATA


                                  AS OF JUNE 30,                         AS OF DECEMBER 31,
                                ------------------  ----------------------------------------------------------
                                       2005                2004                2003                2002
                                ------------------  ------------------  ------------------  ------------------
Total assets                     $      7,959,272    $     11,270,147    $      5,314,307    $      3,124,014
Total current liabilities               7,681,994           1,965,292          27,416,073          13,097,843
Preferred stock                         7,950,000           7,650,000           3,250,973           3,250,973
Total stockholders' equity
     (deficit)                         (8,301,741)          1,280,734         (25,682,285)        (13,224,802)

                                  RISK FACTORS

        AN INVESTMENT IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS MAY BE HARMED. IN THAT CASE, YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT IN OUR COMMON STOCK.

WE HAVE NEVER BEEN PROFITABLE, WE MAY NEVER BE PROFITABLE, AND, IF WE BECOME PROFITABLE, WE MAY BE UNABLE TO SUSTAIN PROFITABILITY.

        From November 2000 through June 30, 2005, we incurred net losses in excess of $65.5 million, as we had been engaged primarily in clinical testing and development activities until the first quarter of 2005. We have never been profitable, we may never be profitable, and, if we become profitable, we may be unable to sustain profitability. We expect to continue to incur significant losses for the foreseeable future.

WE MUST RAISE ADDITIONAL CAPITAL, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE TO US ON ACCEPTABLE TERMS, OR AT ALL, OUR BUSINESS WILL BE MATERIALLY HARMED AND IT WILL BE UNLIKELY THAT WE CAN REMAIN IN BUSINESS.

        Beyond the capital we raised in our August 2005 private financing, we will need to raise additional capital by December 31, 2005. We have no commitments from any investor or lender with respect to such financing. We cannot be certain that such capital will be available to us or, if it is available to us, we cannot be certain that such capital will be available on terms that are acceptable to us. Such financing could be dilutive to existing stockholders and could result in significant financial and operating covenants that would negatively impact our business. If we are unable to raise sufficient additional capital on acceptable terms in a timely fashion, we will be forced to restrict new product development and may be unable to continue our manufacturing and other business operations. If we do not have sufficient capital to support the manufacture of our LidoSite product, it will be unlikely that we can remain in business.

OUR RECENT AUDITED FINANCIAL STATEMENTS CONTAIN, AND OUR FUTURE AUDITED FINANCIAL STATEMENTS ARE LIKELY TO CONTINUE TO CONTAIN, AN EXPLANATORY PARAGRAPH EXPRESSING UNCERTAINTY REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN. THE INCLUSION OF THIS PARAGRAPH MAY MAKE IT MORE DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS.

        The report of independent registered public accounting firm accompanying the audit of the Vyteris Holdings consolidated financial statements for the year ended December 31, 2004 contains an explanatory paragraph expressing uncertainty regarding our ability to continue as a going concern because of our operating losses and our need for additional capital. Such explanatory paragraph could make it more difficult for us to raise additional capital and may materially and adversely affect the terms of any financing that we may obtain.

SINCE WE ARE A COMPANY WITH A LIMITED INDEPENDENT OPERATING HISTORY, IT IS DIFFICULT TO PREDICT OUR FUTURE GROWTH AND OPERATING RESULTS, THEREBY MAKING INVESTMENT DECISIONS DIFFICULT.

        Our limited operating history as an independent drug delivery business makes predicting our future growth and operating results difficult. Vyteris, Inc. was incorporated in Delaware in 2000, although a substantial portion of its business was developed by Becton Dickinson from prior to 1990 until 2000.

AS A COMPANY WITH A LIMITED INDEPENDENT OPERATING HISTORY, WE HAVE NOT PROVEN THAT WE ARE CAPABLE OF MEETING THE MANY CHALLENGES THAT WE ARE LIKELY TO FACE.

        You should consider the risks and uncertainties that a company with a limited independent existence will face in the rapidly evolving market for drug delivery technologies.

        In particular, you should consider that we have not proven that we can:

        o       raise significant capital in the public or private markets;

        o obtain the regulatory approvals necessary to commence selling drug delivery systems that we may develop in the future,

        o manufacture products, including our LidoSite product, in a manner that enables us to be profitable or meets regulatory, strategic partner or customer requirements;

        o attract, retain and manage a large, diverse staff of engineers and scientists;

        o develop the relationships with strategic partners and key vendors that are necessary to our ability to exploit the processes and technologies that we develop;

        o develop new products and drug delivery processes and new applications for our drug delivery technology; or

        o       respond effectively to competitive pressures.

        If we cannot accomplish these goals, our business is not likely to succeed.

OUR DRUG DELIVERY BUSINESS MAY NOT GENERATE ANY MATERIAL REVENUES FROM SALES OF THE ONE PRODUCT THAT WE ARE CURRENTLY PERMITTED TO SELL, IN WHICH CASE OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND LIQUIDITY WILL BE MATERIALLY AND ADVERSELY IMPACTED AND OUR OPPORTUNITIES TO DEVELOP, MARKET AND SELL OTHER PRODUCTS MAY BE JEOPARDIZED SIGNIFICANTLY.

        To date, we have not generated material revenues from sales of our first drug delivery product, LidoSite. As is common in our industry, we have spent many years and substantial sums of money in developing LidoSite. To develop that product to the point where we are able to commence commercial sales, it has been necessary for us to prove our concepts, develop patent positions, engage in substantial clinical trials, develop appropriate manufacturing processes, obtain necessary regulatory approvals and establish a mutually beneficial marketing and distribution agreement with B. Braun. With all of this work effort and the attendant capital and operating expenditures, we still have not tested the market in a manner that can assure us or our investors that we will derive material revenues from LidoSite. If we are unable to derive material revenues from the sale of our LidoSite product, our liquidity will be materially and adversely impacted, we will require additional capital even sooner than we had anticipated and we may find it more difficult to attract marketing partners for subsequent products that we may develop.

WE CANNOT BE CERTAIN OF THE PACE AT WHICH OUR DISTRIBUTOR WILL ROLL-OUT OUR LIDOSITE PRODUCT.

        Field trials of our LidoSite product have shown, in certain instances, that the controllers in our LidoSite product have not performed in accordance with our expectations. Although this condition was determined to present no hazard to the patient or clinician, our distributor has determined that this condition presents an inconvenience to the clinician and that until we can deliver redesigned controllers to our distributor, our distributor will not expand the number of hospitals currently conducting LidoSite product trials. While we believe that we will be able to effect a suitable re-design if we are able to commit the resources to that effort, we cannot be certain of the time that will be required to effect the redesign and to convince the distributor and the applicable hospitals that the redesign effort has been successful.

WE CANNOT EXPECT THAT WE WILL BE ABLE TO DERIVE MATERIAL REVENUES FROM THE SALE OF OTHER PRODUCTS IN THE NEAR FUTURE.

        While we have commenced development of other products and believe that our technology can and should be pursued with respect to several applications that could result in commercially viable products, the process of developing drug delivery products to the point of commercial sales takes significant time and requires a substantial commitment of financial and other resources that may not be available to us. We cannot assure investors that we will have the financial resources necessary to bring future products to market or that developments in our industry will not preclude us from expanding our product line beyond LidoSite. If we are unable to bring additional products to market, we will be forced to rely on a single source of revenue and the future success of our company would be dependent entirely upon the continued demand for a single product. If we are forced to rely on a single product, our entire business would be at risk in the event that market or competitive conditions threatened the viability of that product, thereby increasing the risk of a dramatic decline in the market value of our capital stock.

WE MAY NOT BE ABLE TO OBTAIN FDA OR FOREIGN REGULATORY APPROVAL FOR OUR PRODUCTS IN A TIMELY MANNER, OR AT ALL, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO SELL AND MARKET OUR PRODUCTS.

        Drug delivery systems that we may develop in the future cannot be sold in the United States until the FDA approves such products for medical use. Similar foreign regulatory approvals will be needed in order to sell any drug delivery system, including our LidoSite product, outside of the U.S. We may not be able to obtain FDA or foreign regulatory approval for our products in a timely manner, or at all. Delays in obtaining FDA or foreign approvals for our products could result in substantial additional costs to us, and, therefore, could adversely affect our ability to compete with other drug delivery companies. If we do not obtain such approvals at all, our revenues may be insufficient to support continuing operations.

IF OUR LIDOSITE PRODUCT IS NOT COMMERCIALLY SUCCESSFUL, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS AND FUTURE PROSPECTS WOULD LIKELY SUFFER SIGNIFICANTLY.

        Although we have other products in various stages of early development, our primary focus at this time is the manufacture, sale and marketing in the United States of our LidoSite product in collaboration with B. Braun. Currently, our LidoSite product is our only product that could provide revenue for us. Our ability to achieve profitability in the foreseeable future is principally dependent on the manufacture and sale of our LidoSite product.

FOR THE FORESEEABLE FUTURE, WE WILL RELY ON A SINGLE CUSTOMER, B. BRAUN, TO GENERATE PRODUCT REVENUE. IF B. BRAUN IS UNABLE TO SELL OUR LIDOSITE PRODUCT EFFECTIVELY, IT WOULD MATERIALLY AND ADVERSELY AFFECT THE RESULTS OF OUR OPERATIONS.

        We have granted B. Braun the right to be our exclusive, worldwide sales and marketing distributor for LidoSite. As a result, we are dependent on B. Braun and its ability to effectively market our only current product. If B. Braun is unable to sell our LidoSite product effectively, we will not have the ability to seek other customers for our LidoSite product at least until such time as satisfactory arrangements are made with B. Braun. With the distribution network fully stocked as of June 30, 2005, and with B. Braun having determined that for the time being it will not expand the number of hosipitals currently conducting LidoSite product trials, we do not anticipate shipping LidoSite patches to B. Braun during the third quarter of 2005; therefore, we expect a decrease in our product sales for the third quarter of 2005.

WE RELY ON SINGLE SUPPLIERS FOR CERTAIN KEY MATERIALS AND COMPONENTS USED IN OUR LIDOSITE PRODUCT, WHICH MAKES US DEPENDENT ON PERSONS THAT WE CANNOT CONTROL.

        Certain raw materials and components used in the manufacture of our LidoSite product are available only from single suppliers. Some of those materials or components are custom-made for us and are the result of long periods of collaboration with our suppliers. The hydrogel that we use to hold lidocaine in the patch and the electrode subcomponents that we use to carry current through our lidocaine delivery system, for example, are both provided by single suppliers. Any curtailment of the availability of such raw materials or components could be accompanied by production or other delays and could result in a material loss of sales, with resulting adverse effects on our business and operating results. In addition, because raw material sources for pharmaceutical products must generally be approved by regulatory authorities, changes in raw material suppliers may eventually result in production delays, higher raw material costs and loss of sales, customers and market share.

        We believe that, if necessary, alternative sources of raw materials and components could be located, alternate raw materials and components can be substituted for each single-sourced raw material or component, or we could redesign products to avoid the need for single-sourced raw materials or components. However, the development or identification of alternative sources, or redesigning products, could be time-consuming and expensive. Although we have not experienced difficulty acquiring raw materials and components on commercially reasonable terms and in sufficient quantities to maintain required production levels for our clinical testing, we cannot assure you that price increases or interruptions in the supply of these materials will not occur in the future or that we will not have to seek alternate suppliers or obtain substitute raw materials or components, which may require additional product validations and regulatory approvals. Further, our suppliers could experience price increases or interruptions in the supply of materials from their suppliers, or could fail to meet our or governmental manufacturing standards.

        Any significant price increase, interruption of supply, our inability to secure an alternate source or our inability to qualify a substitute material could have a material adverse effect on our ability to manufacture our LidoSite product or maintain regulatory approval.

WE HAVE NO EXPERIENCE IN MANUFACTURING DRUG DELIVERY SYSTEMS FOR COMMERCIAL RESALE AND MAY BE UNABLE TO MANUFACTURE OUR PRODUCTS FOR COMMERCIAL SALE ON A PROFITABLE OR RELIABLE BASIS.

        Although some of our management personnel have manufacturing experience, as an organization we do not have any experience in manufacturing drug delivery systems for commercial sale. We must increase our production capabilities significantly beyond our present manufacturing capacity, which has been focused on producing small quantities of our LidoSite product for research and clinical testing, and incur significant capital expense in order to be able to sell our LidoSite product in commercial volumes in a cost effective manner. The equipment and machinery that we use to manufacture the drug and patches for our LidoSite product are expensive and custom-built, and have never been used in the large-scale production of pre-filled drug delivery patches.

        We cannot assure investors that we can:

        o successfully increase our manufacturing capabilities and develop large-scale manufacturing processes on a profitable basis;

        o hire and retain skilled personnel to oversee our manufacturing operations;

        o avoid design and manufacturing defects and correct or redesign components once they are in production; or

        o develop and maintain our manufacturing facility in compliance with governmental regulations, including the FDA's good manufacturing practices.

        We may not be able to manufacture our LidoSite product, or any future products, in a manner that ensures that the systems provide reproducible dosages of stable formulations of drugs for sufficient periods after manufacture. If we cannot ensure that our products have sufficient post-production shelf-life, we may be unable to produce our products in sufficient quantities to develop an economical supply chain. Accordingly, we may not be able to successfully manage our inventory.

OUR NEED TO EXPAND OUR FACILITIES WILL EXPOSE US TO ADDITIONAL EXPENSES THAT MAY MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

        To date, all of our manufacturing, research and development and administrative functions have been operated out of a single facility that we sublease from Becton Dickinson. We recently entered into a lease for a second facility to be utilized as we expand our manufacturing capacity. We expect to incur substantial expenses in preparing this facility for production.

AT LEAST UNTIL WE OPERATE OUT OF MORE THAN ONE FACILITY, WE ARE SUBJECT TO SUBSTANTIAL BUSINESS DISRUPTION RISKS.

        In the event that events outside of our control - such as a fire, adverse weather conditions or acts of terrorism - preclude us from operating in our existing facility, we will have no facility available to us for our manufacturing processes until our second facility becomes operational. In the interim, we would likely experience substantial delays in our ability to manufacture products. In such instances, it could become necessary for us to incur substantial expenditures to assure that our customers' orders are fulfilled.

THE FAILURE OF ANY OF OUR PRODUCTS, INCLUDING OUR LIDOSITE PRODUCT, TO ACHIEVE MARKET ACCEPTANCE COULD MATERIALLY AND ADVERSELY IMPACT OUR FUTURE SUCCESS.

        Our future success depends upon the acceptance of our LidoSite product and any of our potential future products by health care providers and patients. In addition, our future success may be dependent upon acceptance by third-party payors -- including, without limitation, health insurance companies, Medicaid and Medicare -- of products that we may develop in the future. Such market acceptance may depend on numerous factors, many of which may not be under our control, including:

        o       the safety and efficacy of our products;

        o       regulatory approval and product labeling;

        o the availability, safety, efficacy and ease of use of alternative technologies;

        o       the price of our products relative to alternative technologies;
                and

        o for future products, the availability of third-party reimbursement.

        Our LidoSite product is based upon a method of drug delivery through the skin that, to date, has not gained widespread market acceptance. We cannot assure you that LidoSite or any future product will ever gain broad market acceptance.

        In addition, the adoption of new pharmaceutical products is greatly influenced by health care administrators, inclusion in hospital formularies, and reimbursement by third party payors. Because our existing and proposed drug delivery systems encompass both a device and a drug and may be used by many different departments within a hospital or health care facility, buying decisions in these settings require more departmental approvals than are required for either a stand-alone drug or a stand-alone device. As a result, it may be more difficult and more time consuming to achieve market penetration with our products. We cannot assure investors that health care administrators, hospitals or third party payors will accept our products on a large scale or on a timely basis, if at all, or that we will be able to obtain approvals for additional indications and labeling for our products which facilitate or expand their market acceptance or use. In addition, unanticipated side effects, patient discomfort, defects or unfavorable publicity concerning any of our products, or any other product incorporating technology similar to that used by our products, could have a material adverse effect on our ability to commercialize our products or achieve market acceptance.

WE MAY BE UNABLE TO SECURE STRATEGIC PARTNERING RELATIONSHIPS, WHICH COULD LIMIT OUR ABILITY TO EFFECTIVELY MARKET, SELL OR DISTRIBUTE OUR PRODUCTS.

        In order for us to develop, market, sell and distribute future products, we will be dependent on entering into satisfactory arrangements with strategic partners. We cannot assure investors that we will be able to negotiate such agreements on terms that are acceptable to us, or at all. In addition, we cannot assure any investor that any strategic partner, including B. Braun, will not also engage in independent development of competitive delivery technologies.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY AND PRESERVE OUR TRADE SECRETS, WE WILL INCREASE OUR VULNERABILITY TO COMPETITORS WHICH COULD TAKE ACTIONS THAT COULD MATERIALLY ADVERSELY IMPACT OUR ABILITY TO REMAIN IN BUSINESS.

        Our ability to successfully commercialize our LidoSite product and any other products that we develop will depend, in large measure, on our ability to protect those products and our technology with United States and foreign patents. We will also need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of pharmaceutical, biotechnology and drug delivery companies, including our company, are uncertain and involve complex legal and factual issues.

        We cannot assure you that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products. Accordingly, if our patent applications are not approved or, even if approved, if such patents are circumvented or not upheld in a court of law, our ability to competitively exploit our patented products and technologies may be significantly reduced. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued.

        From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Furthermore, we cannot assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid, enforceable and provide us with meaningful protection.

IF WE ARE REQUIRED TO ENGAGE IN EXPENSIVE AND LENGTHY LITIGATION TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, THE COSTS OF SUCH LITIGATION COULD BE MATERIAL TO OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND LIQUIDITY AND, IF WE ARE UNSUCCESSFUL, THE RESULTS OF SUCH LITIGATION COULD MATERIALLY ADVERSELY IMPACT OUR ENTIRE BUSINESS.

        We may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. We plan to aggressively defend our proprietary technology and any issued patents. Litigation concerning patents, trademarks, copyrights and proprietary technologies can often be time-consuming and expensive and, as with litigation generally, the outcome is inherently uncertain.

        Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may also arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights under these agreements.

        We also rely on confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants to protect our trade secrets and proprietary know-how. We may be required to commence litigation to enforce such agreements and it is certainly possible that we will not have adequate remedies for breaches of our confidentiality agreements.

OTHER COMPANIES MAY CLAIM THAT OUR TECHNOLOGY INFRINGES ON THEIR INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS AND COMMENCE LEGAL PROCEEDINGS AGAINST US WHICH COULD BE TIME-CONSUMING AND EXPENSIVE AND COULD RESULT IN OUR BEING PROHIBITED FROM DEVELOPING, MARKETING, SELLING OR DISTRIBUTING OUR PRODUCTS.

        Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, we cannot assure you that our products or technology will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe on their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We cannot assure investors that we would prevail in any such litigation. If we are found to have infringed on a third party's intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

        Other parties have challenged certain of our foreign patent applications. If such parties are successful in opposing our foreign patent applications, we may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in another jurisdiction.

IF WE DO NOT ACCURATELY PREDICT DEMAND FOR OUR PRODUCTS WHEN DECIDING TO INVEST IN NEW PRODUCTS, WE WILL LIKELY INCUR SUBSTANTIAL CAPITAL EXPENDITURES THAT WILL NOT BENEFIT OUR BUSINESS.

        Research and development, clinical testing and obtaining regulatory approvals for new drug delivery systems takes a significant amount of time and requires significant investment in skilled engineering and scientific personnel and in expensive equipment. Furthermore, manufacturing our lidocaine delivery system requires expensive, custom-built machinery. We have made these investments, and intend to continue to make such investments, for our LidoSite product based on internal projections of the potential market for that system and of our potential profit margins on sales of that system. If those projections are inaccurate, we may not be able to obtain an acceptable return on our investment in the development of our LidoSite product. If our projections of the prospects of new products are inaccurate, we may make investments in the development, testing and approval of those products that may result in unsatisfactory returns.

WE MAY BE UNABLE TO HIRE AND RETAIN SKILLED ENGINEERS AND SCIENTISTS IN A TIGHT LABOR MARKET, IN WHICH CASE WE WILL BE SEVERELY HAMPERED IN OUR PRODUCT DEVELOPMENT EFFORTS AND IN OUR ABILITY TO ATTRACT MARKETING AND DISTRIBUTION PARTNERS.

        Skilled employees in our industry are in great demand. We are competing for employees against companies located near our headquarters that are more established than we are and have the ability to pay more cash compensation than we do. We require scientific and engineering personnel in many fields, some of which are addressed by relatively few companies. As a result, we may continue to experience difficulty in hiring and retaining highly skilled employees, particularly engineers and scientists. If we are unable to hire and retain skilled engineers and scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

IF WE ARE UNABLE TO RETAIN OUR KEY MANAGEMENT PERSONNEL, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS AND FUTURE PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED.

        Our future success depends, to a significant degree, on the skills, experience and efforts of our key management personnel, principally Vincent De Caprio, Ph.D., our president and chief executive officer, and Michael McGuinness, our chief financial officer. If any of those individuals were unable or unwilling to continue in their present positions, it would be necessary for us to identify and hire replacements, which could be time-consuming and expensive and could divert our focus from our business objectives. Furthermore, such replacements may not be as successful in attracting and retaining marketing and distribution partners as our current management may be. Mr. McGuinness is not bound by an employment agreement with the Company. We do not maintain key person life insurance on any of our management personnel.

IF WE ARE UNABLE TO DEVELOP PRODUCTS OR TECHNOLOGIES THAT WILL BE MARKETABLE, WE WILL NOT BE ABLE TO REMAIN IN BUSINESS.

        We may not be able to develop drug delivery products or technologies that will be marketable. Even if we are able to develop marketable drug delivery products or technologies, we may not be able to develop them or obtain patent protection, successful clinical trial results or regulatory approval for them. Our research and development efforts may be hampered by a variety of factors, many of which are outside of our control. Sustained development failures could materially adversely impact our business.

WE FACE SUBSTANTIAL COMPETITION FOR OUR LIDOSITE PRODUCT AND ANY FUTURE PRODUCTS THAT WE MAY DEVELOP, AS WELL AS FOR STRATEGIC PARTNERSHIP TRANSACTIONS. OUR FAILURE TO ADEQUATELY COMPETE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO DEVELOP, MARKET AND SELL OUR PRODUCTS AND MEET OUR FINANCIAL PROJECTIONS.

        There is substantial competition to develop alternative drug delivery solutions from both drug delivery technology and pharmaceutical companies, most of which are much larger and have far greater resources than we do. Further, the drug delivery, pharmaceutical and biotechnology industries are highly competitive and rapidly evolving. We expect that significant developments in those industries will continue at a rapid pace. Our success will depend on our ability to establish and maintain a strong competitive position for our LidoSite product while developing new products that are effective and safe. We cannot assure you that any of our products will have advantages over alternative products and technologies that may be developed later and that may be significant enough to cause health care providers to prefer those products or technologies over ours.

        In our drug delivery segment, focused on the process of actively delivering drugs through the skin, we are aware of several companies that are developing or marketing products based on this process. We also face competition from companies that are currently testing or already marketing delivery systems or products for lidocaine or similar topical anesthetics. We face indirect competition from companies that are actively involved in the development and commercialization of modified drug delivery technologies, including oral, pulmonary, bucal, nasal and needle-less injections, as well as companies working on processes that passively deliver drugs through the skin. We also expect to compete with other drug delivery companies and technologies in the establishment of strategic partnering arrangements with large pharmaceutical companies to assist in the development or marketing of products. Competition is expected to intensify as more companies enter the field.

        Many of our competitors have substantially greater financial, technical, research and other resources, are more experienced in research and development, manufacturing, pre-clinical and clinical testing, and obtaining regulatory approvals, and are larger, more established and have more collaborative partners than we do. In addition, those other entities may offer broader product lines and have greater name recognition than we do. Those other entities may succeed in developing competing technologies and obtaining regulatory approvals and market share more rapidly than we can. Some of those companies have competing products that have already been approved by the FDA and foreign authorities, or are further along in development than is our LidoSite product. We cannot assure you that those competitors will not succeed in developing or marketing products that are more effective or more commercially acceptable than our lidocaine delivery system or any future product. We cannot assure you that we will have the financial resources, technical or management expertise or manufacturing and sales capability to compete in the future.

        Increased competition may result in price cuts, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

IF BECTON DICKINSON DEVELOPS COMPETING TECHNOLOGIES, OUR ABILITY TO MAINTAIN OUR CURRENT MARKET POSITION WILL BE PARTICULARLY VULNERABLE.

        Becton Dickinson has substantial insight into the potential applications of our drug delivery technologies, and our business model, as we were operated as a division of Becton Dickinson for over ten years. Further, Becton Dickinson is in the business of developing alternative drug delivery technologies and we may compete in the future with alternative technologies developed or acquired by Becton Dickinson. Becton Dickinson has developed drug delivery technology employing "micro-needles", tiny needles that deliver compounds into the first few hundred microns of the skin. This technology, which has not yet been commercialized, may compete directly with our current technology. Given its size, access to capital and familiarity with our business, Becton Dickinson could make substantial inroads into our business prospects if it decides to compete directly with us.

WE MAY NOT BE ABLE TO LICENSE COMPLEMENTARY DRUG DELIVERY TECHNOLOGIES OR DRUG REFORMULATIONS TO EXPAND OUR PRODUCT OFFERINGS, IN WHICH CASE WE WILL BE SIGNIFICANTLY LIMITED IN OUR PRODUCT OFFERINGS.

        In order to enhance our platform technology, strengthen our intellectual property portfolio and expand our overall market opportunity beyond that for our LidoSite product, we may seek to acquire or license rights to additional drug delivery technologies or reformulations of FDA-approved drugs that compliment our core drug delivery platform. We may not be able to acquire or license such other technologies or drug reformulations on terms that are acceptable to us, if at all. Further, efforts to identify such technologies and attempts to negotiate the terms of such acquisitions or licenses may divert the attention of our management away from the internal development of new applications for our existing technology and from the operation of our business.

IF ANY OF OUR PRODUCTS INJURES A USER, WE COULD BE SUBJECT TO PRODUCT LIABILITY EXPOSURE IN EXCESS OF AMOUNTS FOR WHICH WE ARE INSURED, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND FUTURE PROSPECTS.

        Clinical trials and subsequent sales of our LidoSite product or any other drug delivery system we may develop or manufacture in the future may result in injuries to persons using those products as a result of mislabeling, misuse or product failure. While we carry product liability insurance with respect to the now-completed clinical trials and for the commercial sale of our LidoSite product, there can be no assurance that our coverage will be adequate to protect us against future liability claims. Furthermore, we cannot assure you that that we can afford to maintain the insurance that we have obtained. Product liability insurance is expensive and there can be no assurance that this insurance will be available to us in the future for the commercial sale of our lidocaine delivery system or for any new products, on terms satisfactory to us, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations and future prospects.

IF WE DEFAULT UNDER OUR WORKING CAPITAL FACILITY, OR OUR OTHER SECURED INDEBTEDNESS, OUR LENDERS WILL BE ABLE TO ENFORCE THEIR LIENS AND TAKE TITLE TO OUR ASSETS, WHICH COULD LIMIT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

        The loans made to us in connection with our August 2005 financing transaction, as well as certain other loans, are secured by a first priority lien on all of the assets of Vyteris Holdings and our operating subsidiary. In the past, we have defaulted on promissory notes due to our lack of liquidity. If we are unable to raise sufficient capital to timely repay our obligations under our secured loans, the lenders will be entitled to enforce their liens and take title to substantially all of the assets of Vyteris Holdings and our operating subsidiary.

THE FINANCING TRANSACTION WE CLOSED IN AUGUST 2005 SUBJECTS US TO RESTRICTIONS THAT LIMIT OUR FLEXIBILITY AND MAY ADVERSELY AFFECT OUR ABILITY TO PURSUE BUSINESS TRANSACTIONS THAT WE WOULD OTHERWISE PURSUE.

        We are subject to various restrictions resulting from our August 2005 financing that we agreed to in order to meet our lenders' needs, including, among others, restrictions on our ability to sell to, merge with, or purchase, another business, incur additional debt, grant liens on our assets, or buyback or redeem stock, without the consent of those lenders. Currently, we cannot assess whether the loss of flexibility attributable to such restrictions will cause us to miss opportunities that we would otherwise wish to pursue or obtain the additional financing we will need.

WE DO NOT INTEND TO PAY DIVIDENDS AND, CONSEQUENTLY, THE ONLY OPPORTUNITY FOR INVESTORS TO ACHIEVE A RETURN ON THEIR INVESTMENT IS IF AN ACTIVE TRADING MARKET DEVELOPS AND INVESTORS ARE ABLE TO SELL THEIR SHARES AT A PROFIT OR IF OUR BUSINESS IS SOLD AT A PRICE THAT ENABLES INVESTORS TO RECOGNIZE A PROFIT.

        We will need all of our cash resources to fund our operations, including the development of future products, and to repay indebtedness. Accordingly, we do not expect to pay cash dividends in the foreseeable future on our common stock. We cannot assure investors any return on their investment other than in connection with a sale of their shares or a sale of our business. At the present time there is a limited trading market for our shares and we have no intention of selling our business. We cannot assure investors that an active trading market will develop or that any third party would offer to purchase our business on acceptable terms and at a price that would enable our investors to recognize a profit. There is no established public trading market or market maker for our securities. Therefore, if you purchase our securities, you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment.

WE ARE REQUIRED TO MAKE LIQUIDATED DAMAGES PAYMENTS TO CERTAIN OF THE SELLING STOCKHOLDERS, WHICH, WHEN PAID, WILL MATERIALLY AFFECT OUR FINANCIAL CONDITION.

        We have filed a registration statement with the SEC relating to the resale of shares of 12,960,174 shares of Vyteris Holdings common stock. Since the registration statement was not declared effective by the SEC by February 25, 2005, we were obligated to pay to certain stockholders an amount equal to 1% of the purchase price paid by such stockholders for the shares owned by such stockholders which are covered by that registration statement, and for each month, or portion of a month, in which such delay continued, an amount equal to 2% of such purchase price, until we have cured the delay, with an overall cap on such liquidated damages of 10% of the aggregate purchase price paid by such stockholders for such shares. That registration statement was initially declared effective on May 12, 2005, resulting in an obligation to pay liquidated damages of approximately $1.4 million, payment of which will materially adversely affect our financial condition. We may be subject to additional penalties should the use of that prospectus become suspended in the future.

OUR COMPLIANCE WITH THE SARBANES-OXLEY ACT AND SEC RULES CONCERNING INTERNAL CONTROLS MAY BE TIME CONSUMING, DIFFICULT AND COSTLY FOR US.

        Although individual members of our management have experience as officers of publicly-traded companies, that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. Vyteris had never operated as a publicly-traded company. It may continue to be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

OUR CONTROLLING STOCKHOLDER MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

        Kevin Kimberlin, through his ownership of Spencer Trask Specialty Group, LLC, or STSG, and related parties is our controlling stockholder. Mr. Kimberlin and related parties beneficially own over 60% of our voting stock. Accordingly, Mr. Kimberlin controls us and has the power to elect our directors and to generally approve all actions requiring the approval of the holders of our voting stock, including adopting amendments to our articles of incorporation and bylaws and approving mergers, certain acquisitions or sales of all or substantially all of our assets, which could delay or prevent someone from acquiring or merging with us or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

THERE HAS BEEN NO ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK, AND STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PURCHASE PRICE PAID BY SUCH STOCKHOLDER, OR AT ALL.

        Currently, there is only a limited public market for Vyteris Holdings common stock. An active public market for our common stock may not develop or be sustained in the future. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as: the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in our competitors' results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance. The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Prospective investors should also be aware that price volatility might be worse if the trading volume of our common stock is low.

WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS, WHICH COULD HAVE A MATERIAL ADVERSE IMPACT ON THE MARKET VALUE OF OUR COMMON STOCK

        Security analysts of major brokerage firms may not provide coverage of our common stock since there is no incentive to brokerage firms to recommend the purchase of our common stock. To date, we have not been able to attract the attention of such securities analysts. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It also will likely make it more difficult to attract new investors at times when we require additional capital.

WE MAY BE UNABLE TO LIST OUR COMMON STOCK ON NASDAQ OR ANY OTHER SECURITIES EXCHANGE, IN WHICH CASE AN INVESTOR MAY FIND IT MORE DIFFICULT TO DISPOSE OF SHARES OR OBTAIN ACCURATE QUOTATIONS AS TO THE MARKET VALUE OF OUR COMMON STOCK.

        Although we may apply to list our common stock on Nasdaq or the American Stock Exchange in the future, we cannot assure you that we will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange. If we are unable to list our common stock on Nasdaq, the American Stock Exchange or another stock exchange, or to maintain its listing, we expect that our common stock will trade on the OTC Bulletin Board maintained by Nasdaq, another over-the-counter quotation system, or on the "pink sheets," where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, we are subject to an SEC rule that, if we fail to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. It would also make it more difficult for us to raise additional capital.

OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK" AND MAY BE DIFFICULT TO SELL.

        The SEC has adopted regulations which generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Even though we have effected a one for ten reverse stock split, the market price of our common stock has generally been less than $5.00 per share and therefore it may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

SALES OF A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK, WHICH WERE RECENTLY REGISTERED BY US, COULD DEPRESS THE MARKET PRICE OF OUR STOCK.

        On , 2005, the SEC declared effective the registration statement on Form SB-2 covering 12,500,000 shares of our common stock. Those shares are held by the shareholders named in this prospectus, who may resell those shares subject to the requirements of applicable law, which includes the requirement that the selling shareholder deliver a copy of this prospectus to the purchaser of those shares. In addition, on September 16, 2005, the SEC declared effective a post-effective amendment to our registration statement on Form SB-2 covering 12,960,174 shares of our common stock. Those shares are held by the shareholders named in the prospectus which is a part of that registration statement. Sales of a significant number of those shares in the public market, as well as the increase in the supply of shares of our common stock available for sale as a result of the registration of those 12,960,174 and 12,500,000 shares, respectively, could harm the market price of our common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. If any of the selling stockholders exercise warrants in order to sell the shares underlying such warrants, we will receive proceeds from the exercise of such warrants, if any.

                                 DIVIDEND POLICY

        Vyteris never declared or paid any dividends on its common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will depend upon our financial condition, operating results, capital requirements and other factors the board of directors deems relevant, including the provisions of any applicable credit agreements.

                                 CAPITALIZATION

        The following table sets forth the capitalization of Vyteris Holdings as of June 30, 2005.


Capital lease obligation                                      $       20,060
Secured promissory notes to a related party, net                   1,949,331
Series B convertible preferred stock                               7,950,000
Stockholders' equity:
  Common stock                                                        19,294
  Additional paid-in capital                                      57,210,581
  Deferred compensation                                              (65,293)
  Accumulated deficit                                             (9,423,922)
  Deficit accumulated in development stage                       (56,042,401)
                                                            -------------------
Total stockholders' equity                                        (8,301,741)
                                                            -------------------
Total capitalization                                         $     1,617,650
                                                            ===================


        Vyteris Holdings has borrowed $12.5 million during 2005.

        In September 2004, STSG agreed to provide us (or, at its option, cause a related party to provide to the Company) with up to $5.0 million in working capital loans in the form of 11.5% secured demand promissory notes, which we call the working capital facility. The amount available to be borrowed under the working capital facility is the sum of all accounts receivable less than 60 days past due and the cost of inventory owned by us, inclusive of raw materials, work-in-process and finished goods, as calculated in accordance with generally accepted accounting principles. Pursuant to the terms of the working capital facility, amounts drawn under the facility must be repaid on or before November 15, 2005. As consideration for the commitment of the working capital facility, we issued a total of 419,000 shares of common stock to Spencer Trask and recorded the fair value of these shares as deferred financing costs of $1.3 million. Each time funds are loaned to us under the working capital facility, we are required to issue to the lender a common stock purchase warrant to purchase such number of shares equal to the quotient obtained by dividing (i) 40% of the amount loaned by (ii) 3.58. The warrants are exercisable for five years from the date of issuance and have an initial exercise price of $3.58 per share. The working capital facility is secured by a lien on all of our and our operating subsidiary's assets, which is subordinate to the lien on those assets held by the lenders in our August 2005 financing transaction. Our borrowing base at June 30, 2005 was $2.4 million, of which we had borrowed $2.0 million.

        In July 2005, STSG made an additional loan to us in the aggregate principal amount of $0.5 million, pursuant to which we issued an 11.5% secured promissory note to STSG. That loan will convert into a loan made under the working capital facility if not repaid within 60 days.

        On August 19, 2005, we borrowed an aggregate of $10.0 million of senior secured convertible debentures in a private financing we call our August 2005 financing. The August 2005 financing included the conversion of a $1.0 million loan made by Qubit Holdings, LLC, to us on August 2, 2005. The loans made in the August 2005 financing are described in greater detail under the heading "Organizational History and Description of Our Capital Stock -- August 2005 Financing Transaction" in this prospectus.

                             SELECTED FINANCIAL DATA

        THE FOLLOWING SELECTED FINANCIAL DATA FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002 ARE DERIVED FROM OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS PRESENTED ELSEWHERE IN THIS REGISTRATION STATEMENT. THE FINANCIAL DATA FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004 ARE DERIVED FROM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS. THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS INCLUDE ALL ADJUSTMENTS, CONSISTING OF NORMAL RECURRING ACCRUALS, WHICH WE CONSIDER NECESSARY FOR A FAIR PRESENTATION OF THE FINANCIAL POSITION AND THE RESULTS OF OPERATIONS FOR THESE PERIODS. OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2005 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT MAY BE EXPECTED FOR THE ENTIRE YEAR ENDING DECEMBER 31, 2005. THE DATA SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, RELATED NOTES AND OTHER FINANCIAL INFORMATION PRESENTED ELSEWHERE IN THIS REGISTRATION STATEMENT.

                          STATEMENT OF OPERATIONS DATA

                                                     THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                          JUNE 30,                          JUNE 30,
                                                ----------------------------      ----------------------------
                                                    2005           2004                2005           2004
                                                -------------  -------------      -------------  -------------
Revenues:
   Product sales                                $      28,946  $          --      $     313,446  $          --
   Other revenue                                      440,735         60,000            674,388         60,000
                                                -------------  -------------      -------------  -------------
    Total revenues                                    469,681         60,000            987,834         60,000
Cost and expenses:
   Cost of sales                                    1,194,478             --          1,778,528             --
   Research and development                         1,825,600      2,841,571          3,270,837      5,233,696
   General and administrative                       1,448,316        714,168          2,977,756      1,487,535

   Registration rights penalty                        658,000             --          1,425,667             --
                                                -------------  -------------      -------------  -------------
    Total cost and expenses                         5,126,394      3,555,739          9,452,788      6,721,231
Interest expense, net                                 509,314      2,041,996            958,968      2,642,387
                                                -------------  -------------      -------------  -------------
   Net loss                                     $  (5,166,027) $  (5,537,735)     $  (9,423,922) $  (9,303,618)
                                                =============  =============      =============  =============

Net loss per common share:
      Basic and diluted                         $       (0.27) $       (0.53)     $       (0.49) $       (1.65)
Weighted average number of common shares:
      Basic and diluted                            19,293,858     10,401,781         19,293,858      5,633,556


                                                  2004                2003                2002
                                           ------------------  ------------------  ------------------
Revenues                                    $        242,322    $        200,000    $        151,452
Operating expenses:
  Research and development                        11,455,306           8,734,871           7,209,796
  General and administrative                       4,069,838           2,454,922           2,890,568
                                           ------------------  ------------------  ------------------
Total operating expenses                          15,525,144          11,189,793          10,100,364
Interest (net)                                     7,621,855           1,781,368             818,782
Benefit from state income taxes                     (338,033)           (238,584)                 --
                                           ------------------  ------------------  ------------------
Net loss                                    $    (22,566,644)   $    (12,532,577)   $    (10,767,694)
                                           ==================  ==================  ==================

Net loss per common share:
  Basic and diluted                         $          (2.19)   $         (16.50)   $         (14.92)
Weighted average number of common
  shares:
  Basic and diluted                               10,319,226             759,429             721,830

                                           BALANCE SHEET DATA


                                    AS OF JUNE 30,                   AS OF DECEMBER 31,
                                   ----------------   --------------------------------------------
                                         2005             2004           2003            2002
                                   ----------------   -------------  -------------   -------------
Cash and cash equivalents           $      289,813     $  6,438,737   $  2,286,167    $    765,123
Property and equipment                   3,841,865        3,015,448      2,934,902       1,972,096
Total assets                             7,959,272       11,270,147      5,314,307       3,124,014
Total current liabilities                7,681,994        1,965,292     27,416,073      13,097,843
Preferred stock                          7,950,000        7,650,000      3,250,973       3,250,973
Total stockholders' equity
  (deficit)                             (8,301,741)       1,280,734    (25,682,285)    (13,224,802)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                             OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VYTERIS HOLDINGS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES OF VYTERIS HOLDINGS INCLUDED IN THIS PROSPECTUS. THOSE FINANCIAL STATEMENTS PROVIDE INFORMATION CONCERNING THE PERIOD FROM THE INCEPTION OF VYTERIS HOLDINGS THROUGH JUNE 30, 2005. FOR PURPOSES OF THIS DISCUSSION, ALL REFERENCES TO THE TERMS "WE", "OUR", "US" AND THE "COMPANY" FOR PERIODS ON OR BEFORE SEPTEMBER 29, 2004 REFER TO VYTERIS AND FOR PERIODS AFTER SEPTEMBER 29, 2004 REFER TO THE ENTITY FORMED BY THE COMBINATION OF VYTERIS AND VYTERIS HOLDINGS.

MERGER

        On September 29, 2004, Vyteris Holdings (Nevada), Inc., or Vyteris Holdings, formerly known as Treasure Mountain Holdings, Inc., completed a business combination in which Vyteris, Inc. merged with a wholly-owned subsidiary of Vyteris Holdings. As a result of the Merger, Vyteris, Inc. became Vyteris Holdings' wholly-owned subsidiary and the former stockholders of Vyteris, Inc. became stockholders of Vyteris Holdings. At the time of that business combination, Vyteris Holdings had no active business. As a result, Vyteris Holdings' principal business after that business combination became the business in which Vyteris, Inc. has been engaged since its inception in November 10, 2000. The terms "Company," "Vyteris Holdings," "Treasure Mountain," "us," "we" or "our" refer to each of Vyteris Holdings (Nevada), Inc. and the combined company.

        After the Merger, the former stockholders of Vyteris, Inc. owned 98.2% of the outstanding common equity of Vyteris Holdings. The former directors of Vyteris Holdings resigned immediately prior to the Merger and the directors of Vyteris, Inc. immediately prior to the Merger became the sole directors of Vyteris Holdings. Similarly, the former officers of Vyteris Holdings resigned immediately prior to the Merger and the executive officers of Vyteris, Inc. immediately prior to the Merger became the sole officers of Vyteris Holdings.

        The condensed consolidated balance sheet as of June 30, 2005 and December 31, 2004 and the condensed consolidated statements of operations for the periods ended June 30, 2005 and 2004 consolidate the historical financial statements of Vyteris Holdings with Vyteris, Inc. after giving effect to the Merger, with Vyteris, Inc. as the accounting acquiror, by recording the transaction as the issuance of Vyteris, Inc. stock for the net monetary assets of Vyteris Holdings, accompanied by a recapitalization with no goodwill or other intangibles recorded. Vyteris Holdings had been engaged in the development and operations of mining properties until 1957, when the operations were abandoned and Vyteris Holdings became inactive. Vyteris Holdings was a "development stage enterprise" until January 1, 2005.

OVERVIEW

        On June 30, 2005 our cash position was $0.3 million. In addition, Spencer Trask Specialty Group, LLC, or STSG, has agreed to provide us with up to $5.0 million in a Working Capital Facility. The borrowing base for the Working Capital Facility is the lesser of $5.0 million or the sum of qualifying accounts receivable and inventory balances. We expect to draw up to our borrowing base during the third quarter of 2005. Our borrowing base at June 30, 2005 was $2.4 million, of which we had borrowed $2.0 million from STSG and four related parties of STSG as of June 30, 2005. In July 2005, STSG made additional loans to the Company in the aggregate principal amount of $0.5 million. On August 19, 2005, we entered into a securities purchase agreement with certain institutional investors for the private placement of an aggregate of $10.0 million of senior secured convertible debentures, which we refer to as the August 2005 financing. Subsequent financings will be required to fund our operations after December 2005, to develop new applications of our technologies, to respond to competitive pressures and/or to acquire or invest in complementary businesses, technologies or services. Additional funding may not be available on favorable terms or at all.

        We have developed and produced an electronically controlled transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to administer certain therapeutics either directly to the skin or into the bloodstream.

        Our current business model is to exploit our proprietary technology through the development and commercial introduction of pharmaceutical products. We do not have sufficient capital or the sales and distribution capabilities to perform on our own all of the steps involved in the commercial introduction of a pharmaceutical product and therefore must partner with pharmaceutical companies that can provide the necessary capital and the sales and distribution know-how and resources. Our development and marketing agreement objective is to generate revenues from three sources: manufacturing income from the supply of product to our partners, royalties on product sales made by our partners and development fees and related milestone payments during the product development and pre-commercialization phase.

        The process of attracting development and marketing partners begins with one or more feasibility studies in which we explore the ability of our technology to deliver a candidate drug in a laboratory setting. Conducting feasibility studies is a normal recurring part of our business. Our business objective in conducting feasibility studies is to demonstrate the viability of our technology for the development of the product and thereby interest potential partners in entering into development, marketing and supply partnerships with us. Certain feasibility studies are funded by our potential development partners, while others are conducted at our own expense. We set the price for revenue producing feasibility studies at what we anticipate our actual costs to be. We do not expect to make a profit on such activities. Revenue generating feasibility studies have been limited to date and do not occur regularly and are not expected to produce significant revenues for us.

        The business decision making process for choosing a product for development and partnering includes the evaluation of the size of the potential market for the product, the current and expected competition for that product, the expected selling price, the expected cost to manufacture, the sales and distribution capabilities of our potential partner, the patent status of the drug compound, the patent status of our technology with respect to the product, and the cost, timing and degree of difficulty to commercialize the product.

        Our drug delivery technology is unproven in the market place; our LidoSite product is the first such product to be approved for commercial sale by the FDA. The unproven nature of our technology in the market place is the principal challenge we face in attracting a development and marketing partner. In certain instances we will perform feasibility studies on our own and use the data from those studies to attract the interest of potential partners.

        In our development and marketing partnerships we will look to minimize our cash contribution to the development, clinical trials and FDA approval processes and maximize our revenues based on the commercial sales of the products. Each potential product is different in terms of the costs and time to develop, the clinical trials required, the FDA approval process, the projected manufacturing costs and the projected product pricing and sales levels. Therefore, each development and marketing partnership is expected to have materially different economics for our partners and us.

        Developing pharmaceutical products is an inherently risky business. A pharmaceutical product can fail at any point during the development cycle. Pharmaceutical products can also fail after regulatory approval, as new safety information on the product becomes known after widespread use or as competitive products emerge.

        As we intend to be the manufacturer of each new product that we develop, we will have to make significant investments in manufacturing equipment, test materials and facilities for each new product. Certain of our manufacturing lines require long lead times to construct. As a result, we may be required to invest in equipment well before we are able to use that equipment.

        We currently conduct substantially all of our product development, manufacturing and administrative activities at one location in Fair Lawn, New Jersey. We have recently entered into a lease for a second facility that is within walking distance of our current facility.

        On May 6, 2004, we received approval from the FDA for the commercial sale of our first product, LidoSite. LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia prior to needle stick procedures such as injections and intravenous therapies as well as superficial dermatological procedures. Our clinical data indicates that LidoSite reduces the pain associated with needle-stick procedures. In January 2005 we received approval from the FDA for our manufacturing facility and processes for LidoSite.

        Our business model with respect to LidoSite was different than our current model. With the LidoSite product we completed the entire development and FDA approval process without a partner, seeking a partner for sales and distribution only.

        In 2002, we entered into a license, development and distribution agreement with B. Braun for our transdermal lidocaine delivery system, LidoSite. Upon signing the agreement, B. Braun made an upfront, non-refundable license fee payment of $0.3 million to us, and purchased $0.5 million of our common stock.

        The principal terms of the agreement provide that:

        o B. Braun will be responsible for the cost of marketing and selling the LidoSite product.

        o We will be responsible for the costs of manufacturing the LidoSite product.

        o B. Braun has a minimum purchase requirement of 636,000 LidoSite patches from March 1, 2005 through February 28, 2006.

        o B. Braun is obligated to pay us 60% of B. Braun's net selling price for the LidoSite product through February 28, 2006, and 50% of the net selling price thereafter. Such payments are to be made on a calendar quarterly basis and are to be made within 45 days following the close of each calendar quarter.

        o We are obligated to sell the controller units to B. Braun at the lesser of $30.00 or at the price at which we purchase the controllers from a third party.

        o B. Braun is obligated to provide us with a binding, quarterly purchase order for the LidoSite patch and LidoSite controller at least 60 days in advance of the commencement of the quarter, together with a rolling forecast of orders of the succeeding two quarters. B. Braun is obligated to purchase at least 75% of the quantity of products set forth in the rolling forecast for the succeeding quarter.

        The license, development and distribution agreement with B. Braun is terminable upon a failure by the Company or B. Braun to comply with or perform any material provisions of the agreement. Upon termination, B. Braun will have the right to continue to purchase LidoSite patches and controllers for sale to those customers to whom B. Braun had contractual commitments. If the contract is terminated due to the failure of the Company to comply with contractual terms, then the Company is obligated to transfer and assign its rights in the regulatory approvals received from the FDA to B. Braun. B. Braun's license will become perpetual and B. Braun will acquire the right to manufacture or have manufactured the LidoSite patches and controllers.

        Our projected maximum production capacity for the LidoSite product is 2 million units per year on our current equipment. At this production level we do not anticipate making the units cost-effectively and expect to post a loss from the sale of LidoSite in the first year. In order to manufacture the product cost-effectively we need to increase our manufacturing efficiency. We are in the process of executing a manufacturing capacity expansion plan, which we believe will result in increased efficiency, through the leasing of additional manufacturing space and the acquisition of a second manufacturing line that is expected to operate at four to five times the capacity of our current equipment. This manufacturing expansion plan is dependent on us raising sufficient capital and is expected to be completed within 12 months of raising sufficient capital. Our manufacturing expansion plan may be adversely impacted by unanticipated cost overruns and/or shortages of supply over which we have no control.

        The LidoSite product consists of a patch that adheres to the skin and contains the medication and a small reusable battery-powered, wearable electronic dose controller that connects to the patch. The controller that has been developed for LidoSite is a simple, single-pulse device initiated by the push of a button, which turns on the electric current for a ten-minute interval as it delivers the drug. Sophisticated control circuitry senses the skin's electrical resistance and limits the amount of current that is delivered to a safe, comfortable level, thereby automatically adapting to a wide range of skin types and characteristics. The controller is designed to provide up to 99 applications of the LidoSite product.

        Commercial distribution of the LidoSite product began on March 1, 2005. Since that date, B. Braun has conducted trials of the LidoSite product at selected hospitals. A limited number of controllers distributed to hospitals for such trials have not performed in accordance with our expectations. Certain of those controllers were unable to detect the insertion of a LidoSite patch after a period of usage that was less than 99 applications, requiring the clinician administering the dose to apply another controller to deliver the medication from the patch. This condition was determined to present no hazard to the patient or clinician as the controllers circuitry was able to detect this condition each time and indicate to the clinician to replace the controller unit, whereupon delivery of the dosage was able to occur. As a result of this condition we have performed a design review of the controller and are in the process of making mechanical changes to the connector of the LidoSite controller which we believe will alleviate this problem. B. Braun has determined that this condition presents an inconvenience to the clinician and until the redesigned controllers are delivered to B. Braun, B. Braun will not expand the number of hospitals currently conducting LidoSite product trials.

        B. Braun has a contractual requirement to issue binding quarterly purchase orders to us for the LidoSite product 120 days in advance along with a binding rolling forecast for the subsequent three quarters. As sales of the LidoSite product began on March 1, 2005 and with B. Braun not expanding the number of hospitals currently trialing our product until the redesigned controllers are available, B. Braun and Vyteris Holdings have determined that it is too early in the sales cycle for B. Braun to have sufficient information on which to establish binding orders and binding forecasts. Therefore, we have agreed to waive the requirement that B. Braun issue binding quarterly purchase orders, and waiver the minimum purchase requirements, until the controller design changes are completed and the LidoSite product controllers incorporating these changes are delivered to B. Braun.

        As of June 30, 2005, B. Braun had approximately 155,000 LidoSite patches in inventory and we have approximately 145,000 additional LidoSite patches in our finished goods inventory and 237,000 additional patches in quality release testing. With the distribution network now fully stocked and with B. Braun having made the determination that it will not expand the number of hospitals currently trialing our product until the controller is redesigned, we do not anticipate shipping LidoSite patches to B. Braun during the third quarter of 2005; therefore we expect minimal product sales revenues for the current quarter.

        Other than the electronic controller-related instances mentioned above, it is our understanding that hospitals are reporting generally acceptable performance of the LidoSite product. There have been reports, by a few hospitals, of non-serious skin reactions consistent with those experienced during our clinical trials. Such reports of skin reactions include incidences of burns, which upon investigation, we believe are due to mishandling of the patch during use and not manufacturing defects. These types of burns are not serious and are a known and expected side effect if not used according to the instruction for use contained within the package insert. To minimize any incidence of skin reactions in the future, we and B. Braun are in the process of developing and implementing a field sales training program specifically designed to improve the education of the sales force and user on the handling of the LidoSite patch in the field and, thereby, guarding against the possibility of adverse events in the field.

        Our package insert states the following with respect to expected adverse events:

        "SKIN REACTIONS: Iontophoresis can cause skin irritation, burning sensation and/or burns. Patients should be warned of the possibilities and alerted to early signs such as itching or warmth. Patients should be instructed to notify appropriate personnel as soon as symptoms are detected. Longer than recommended durations of application, repeat applications or continued application after the occurrence of symptoms may increase the risk of local skin irritation or injury.

        MOST COMMON ADVERSE EVENTS: In placebo-controlled studies with LidoSite System, 4.5% of patients on placebo (N=333) and 4.5% of patients on LidoSite System (N=330) reported an adverse event. Because the placebo groups were not "no treatment" groups, but instead generally utilized an unaltered LidoSite patch or an epinephrine only-containing patch with application of current, comparing the incidence of adverse events between the placebo and LidoSite system groups may not fully elucidate the incidence of adverse events that are attributable to iontophoresis, epinephrine or local irritation from patch application. In these studies, adverse events that occurred at a higher incidence in LidoSite system treated subjects compared to placebo treated subjects included subcutaneous hematoma (0.9% vs. 0.3%) and vasoconstriction (0.9% vs. 0.3%). In one study, the incidence of application site papules was reported to be as high as 12% and in another study the incidence of burns was reported to be as high as 8%. There were no serious adverse events attributed to LidoSite system treatment. In the overall safety database (812 patients administered LidoSite system) 0.8% of patients discontinued due to an adverse event. The most common reasons for discontinuation were: application site pain, N=4 (0.5%), application site burning, N=3 (0.4%), and pruritus, N=1 (0.1%).

        The most frequently observed adverse events from all studies are presented below:

                                 SUMMARY OF MOST FREQUENTLY OBSERVED ADVERSE EVENTS
                                     FROM ALL STUDIES INVOLVING LIDOSITE SYSTEM

------------------------------- ---------------------- ------------------------------------------------------------
                                                                              Placebo

                                     LidoSite(TM)         LidoSite(TM) System        LidoSite(TM) Patch without
                                    System(Ns=827,         without lidocaine            application of current
                                       Nt=925)1            (Ns=308, Nt=308)1                (Ns=25, Nt=25)1
        Adverse Event                   n (%)                    n (%)                           n (%)
------------------------------- ---------------------- --------------------------- --------------------------------
Pain/burning sensation with
    iontophoresis                     22 (2.4)                  18 (5.8)                          0
------------------------------- ---------------------- --------------------------- --------------------------------
Rash (includes macular &
    papular)                          45 (4.9)                     0                              0
------------------------------- ---------------------- --------------------------- --------------------------------
Burns                                 13 (1.4)                  1 (0.3)                           0
------------------------------- ---------------------- --------------------------- --------------------------------
Subcutaneous hematoma                  3 (0.3)                  1 (0.3)                           0
------------------------------- ---------------------- --------------------------- --------------------------------
Marked vasoconstriction                3 (0.3)                  2 (0.6)                           0
------------------------------- ---------------------- --------------------------- --------------------------------
Erythema                               1 (0.1)                     0                              0
------------------------------- ---------------------- --------------------------- --------------------------------
Urticaria                              1 (0.1)                     0                              0
------------------------------- ---------------------- --------------------------- --------------------------------

        1Ns=Number of Subjects, Nt=Number of Treatments; % computed based on the number of treatments (Nt); In three Pharmacokinetic studies each subject received three treatments during the study."

        In November 2000, Becton Dickinson transferred to us certain assets in exchange for common stock, preferred stock and a royalty agreement. Included in the transferred assets were certain patents. The royalty agreement requires us to pay a royalty to Becton Dickinson equal to the greater of 5% of revenues earned by us from the LidoSite product after November 10, 2005 or 20% of the royalties earned by us from the sale of products subsequent to November 10, 2005 that substantially use any of those certain patents.

        Since our inception in November 2000, we have conducted feasibility studies on several potential products. These activities have resulted in a development and marketing agreement and a supply agreement with Ferring Pharmaceuticals, Inc., or Ferring, described below. We entered those agreements with Ferring covering a product for female infertility in September 2004.

        The principal terms of the agreements provide that:

        o We are responsible for all product development activities. Product development activities include all activities associated with the design, engineering and laboratory testing of the physical product and its manufacturing processes, including hardware, software, materials, components, specifications, procedures and manufacturing equipment.

        o Ferring is obligated to reimburse us for 50% of our product development costs, provided such costs do not exceed 110% of the amount budgeted.

        o       Ferring is responsible for all regulatory filings.

        o Ferring is responsible for the conduct of, and cost of, clinical trials. Clinical trials include experimental testing of the product on humans in a clinical environment according to FDA guidelines to demonstrate safety and efficacy and ultimately gain FDA approval. This includes all activities associated with design of the experimental trials, selecting the test centers, personnel costs associated with carrying out the trials, acquisition and analysis of data from the trials, and presentation or publication of the data in a format suitable for submission to the FDA.

        o Ferring is obligated to pay up to $9 million on the occurrence of certain events during the term of the agreements.

        On June 2, 2005, Ferring submitted an investigational new drug ("IND") application to the FDA in preparation for the initiation of clinical trials on a new transdermal product to treat female infertility. Clearance from the FDA was received on July 2, 2005 and Ferring initiated clinical studies on July 18, 2005. Upon Ferring's submission of the IND to the FDA, we earned a $0.3 million milestone payment from Ferring.

CRITICAL ACCOUNTING POLICIES

        Our discussion and analysis of our financial position and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. Our significant accounting policies are described in Note 2 to the condensed consolidated financial statements. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported revenues and expenses during the period.

        We consider certain accounting policies related to revenue recognition, accrued expenses and stock-based compensation to be critical to our business operations and the understanding of our results of operations.

        REVENUE

        PRODUCT REVENUE. We recognize product revenue, net of allowances for anticipated returns, provided that (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is considered fixed or determinable when it is not subject to refund or adjustments.

        FEASIBILITY STUDIES. We conduct feasibility studies to demonstrate the viability of our technology to interest potential partners to enter into a development, marketing and supply partnership. Revenues on feasibility studies are measured using the proportional performance method of accounting. Such studies are typically completed within a one- to three-month period. Revenue producing feasibility studies do not occur regularly, are priced at what we anticipate the actual costs will be and are not expected to produce material revenues or a profit. When applying the proportional performance method, we rely on total expected input (contract) costs in order to determine the amount of revenue earned to date. We follow this method because reasonably dependable estimates of the revenue applicable to various contract milestones can be made. We monitor estimates of total contract revenues and cost on a routine basis throughout the contract period. The cumulative impact of any change in estimates of the contract revenues or costs is reflected in the period in which the changes become known. In the event that a loss is anticipated on a particular contract, provision is made for the estimated loss in the period in which the anticipated loss becomes known. We issue invoices related to fixed price contracts based on either the achievement of milestones during a project or other contractual terms. Differences between the timing of billings and the recognition of revenue based upon the proportional performance method of accounting are recorded as revenue earned in excess of billings or deferred revenue. The reimbursements are included in other revenue on the condensed consolidated statement of operations.

        DEFERRED REVENUE. Vyteris Holdings uses revenue recognition criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, and Emerging Issues Task Force, EITF, Issue 00-21 Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. Non-refundable up-front fees, where the Company has an ongoing involvement or performance obligation, are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the statement of operations over the term of the performance obligation.

        REVENUES FROM REIMBURSEMENT OF DEVELOPMENT COSTS. In accordance with Emerging Issues Task Force Issue 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred, we recognize revenues for the reimbursement of development costs when we bear all the risk for selection of and payment to vendors and employees.

        ACCRUED ESTIMATES

        As part of the process of preparing our condensed consolidated financial statements, we are required to estimate certain expenses. This process involves identifying services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Examples of estimated expenses for which we accrue include professional service fees, contract service fees and fees paid to contract research organizations in connection with the conducting of clinical trials. Our estimates are most affected by our understanding of the status and timing of services provided relative to the actual levels of services incurred by such service providers. In the event that we do not identify certain costs which have begun to be incurred or we under-estimate or over-estimate the level of services performed or the costs of such services for a period, our reported expenses for such period would be too low or too high. The date on which certain services commence, the level of services performed on or before a given date and the cost of such services are often estimated. We make these estimates based upon the facts and circumstances known to us in accordance with generally accepted accounting principles.

        STOCK-BASED COMPENSATION

        As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, we elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations in accounting for our employee option plans. Under APB No. 25, no compensation expense is recognized at the time of an option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair market value of the underlying common stock on the date of the grant and the number of shares to be issued pursuant to the exercise of such options are fixed on the date of the grant.

        We account for options issued to non-employees under SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The fair value of options issued to non-employees is recorded as an expense and we periodically re-measure the option value until the option is exercised, expired or forfeited.

        In connection with our private placement transaction in the third quarter of 2004, we filed a registration statement with the SEC relating to the resale of shares of Vyteris Holdings common stock. Our registration statement filed with the SEC was declared effective on May 12, 2005 and our common stock began trading on the over-the-counter market ("OTC") bulletin board on May 18, 2005. Prior to the Merger with Vyteris Holdings in September 2004, Vyteris was a private company. Therefore determining the fair value of our common stock involves significant estimates and judgments. In considering the fair value of the underlying stock when we grant options, we consider several factors, including third party valuations and the fair values established by market transactions. Stock-based compensation includes estimates of when stock options might be exercised and stock price volatility. The timing for exercise of options is out of our control and will depend, among other things, upon a variety of factors, including our market value and the financial objectives of the holders of the options. We have limited historical data to determine volatility in accordance with Black-Scholes modeling. In addition, future volatility is inherently uncertain and the model has its limitations. These estimates can have a material impact on stock-based compensation expense in our condensed consolidated statement of operations but will have no impact on our cash flows.

RECENTLY ISSUED ACCOUNTING STANDARDS

        As permitted by SFAS, No. 123, we currently account for share-based payments to employees using APB No. 25's intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of Statement No. 123 (revised 2004), Share-Based Payment, an Amendment of Financial Accounting Standards Board, or FASB, Statements No. 123 and 95, fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement No. 123 (revised 2004) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement No. 123 (revised 2004) in prior periods, the impact of that standard would have approximated the impact of Statement No. 123 as described in the disclosure of pro forma net income and earnings per share to our consolidated financial statements. Statement No. 123 (revised 2004) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. We cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.

        In November of 2004, the FASB issued SFAS No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4 ("SFAS No. 151"). SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. SFAS No. 151 also requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. We do not believe that the impact of this new standard will have a material effect on our prospective financial condition or results of operations.

        In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-Monetary Assets, an Amendment of APB No. 29 ("SFAS No. 153"). SFAS No. 153 amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions." Earlier guidance had been based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged and APB No. 29 included certain exceptions to this principle. However, SFAS No. 153 eliminated the specific exceptions for nonmonetary exchanges with a general exception for all exchanges of nonmonetary assets that do not have commercial and economic substance. A nonmonetary exchange has commercial substance only if the future cash flows of our company are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We do not believe that the impact of this new standard will have a material effect on our prospective financial condition or results of operations.

CONSOLIDATED RESULTS OF OPERATIONS

        The following table sets forth the percentage increases or decreases in certain line items on our consolidated income statement for the periods presented:

        The following table sets forth the percentage increases or decreases in certain line items on our consolidated statement of operations for the years ended December 31, 2004 and 2003.

                                               THREE MONTHS       SIX MONTHS
                                                   ENDED             ENDED
                                               JUNE 30, 2005     JUNE 30, 2005
                                                   VERSUS            VERSUS
                                               JUNE 30, 2004     JUNE 30, 2004
                                               -------------     -------------

      Revenues..............................       682.8%           1,546.4%
      Cost of sales.........................       100.0%             100.0%
      Research and development expense......       (35.8)%            (37.5)%
      General and administrative expense....       102.8%             100.2%
      Registration rights penalty...........       100.0%             100.0%
      Interest (income) expense, net........       (75.1)%            (63.7)%
      Net loss..............................        (6.7)%              1.3%

                                               YEARS ENDED DECEMBER 31,
                                          2004 VS. 2003      2003 VS. 2002
                                        ------------------------------------

      Revenues.........................        21.2%              32.1%
      Research and development.........        31.1%              21.2%
      General and administrative.......        65.8%             (15.1)%
      Interest expense, net............       327.9%             117.6%
      Net loss.........................        80.1%              16.4%


COMPARISON OF THE THREE-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

        REVENUES

        Our revenues are derived primarily from reimbursement of development costs, sales of our LidoSite product to B. Braun and research feasibility studies for pharmaceutical companies. Total revenues were $0.5 million in the three months ended June 30, 2005, compared to $0.1 million in the three months ended June 30, 2004, an increase of 682.8% or $0.4 million. The increase in revenues in three months ended June 30, 2005 primarily relates to the incremental increase of reimbursement of development costs of approximately $0.4 million as compared to the same period last year.

        In November 2004, we entered into an agreement with Ferring for the development, licensing and supply of a product for female infertility. Product development activities and related revenues commenced during the fourth quarter of 2004. Upon signing the agreement, we received an upfront nonrefundable license fee payment of $0.25 million. Additionally, we could receive up to an additional $8.7 million in payments upon the completion of significant milestones during the implementation of the development plan. When the product is commercially launched, we will receive a transfer price based on the number of patches purchased and revenue share payments based upon a percentage of net sales; however, commercial launch is several years away. In addition, Ferring reimburses a percentage of our product development activities. License fees revenues are deferred and recognized over the term of the agreement and reimbursement of product development activities are recognized when we incur a reimbursable expense. This agreement may be canceled on short notice and may be terminated in the event that we do not maintain at least three months' cash, as defined in the agreement, during the development period. Ferring has provisionally allowed our borrowing base under the Working Capital Facility to be counted towards the three months' cash requirement, as defined in the agreement, without this provisional allowance we would be in violation of this term of the agreement.

        As of June 30, 2005, B. Braun has approximately 155,000 LidoSite patches in inventory and we have approximately 145,000 additional LidoSite patches in our finished goods inventory and 237,000 additional patches in quality release testing. With the distribution network now fully stocked, we do not anticipate shipping LidoSite patches to B. Braun during the third quarter of 2005; therefore we expect minimal product sales revenues for the second half of 2005.

        COST OF SALES

        Cost of sales for the three months ended June 30, 2005 amounted to $1.2 million. There was no cost of sales for the comparable period in 2004, as the commercial launch of the product, LidoSite, occurred in 2005. All inventory costs incurred in preparing for our commercial launch that must be approved by the FDA before commercial sales could commence, were expensed as incurred including raw materials costs, manufacturing labor and allocation of overhead. Subsequent to the FDA's approval in January 2005, all such costs were capitalized as inventory. Certain costs associated with the products sold during the second quarter were incurred prior to January 2005; therefore, expensed as incurred. If the costs incurred prior to January 2005 were not expensed as incurred, our cost of sales amount would have been materially larger. We experienced a negative gross margin (product sales, less cost of sales) during the June 2005 quarter of $1.2 million. We expect to continue to experience negative gross margins in the foreseeable future periods until our sales increase and until we have completed our manufacturing capacity expansion plan. During the three-month period ended June 30, 2005, cost of sales includes a $0.7 million inventory adjustment to value our inventory at lower of cost or market.

        RESEARCH AND DEVELOPMENT EXPENSES

        Research and development expenses were $1.8 million in the three months ended June 30, 2005, compared to $2.8 million in the three months ended June 30, 2004, a decrease of 35.8% or $1.0 million. This decrease is primarily due to expensing as incurred during 2004 of all costs related to the development of, and gaining regulatory approval of our LidoSite product, and all costs incurred in preparing for its commercial launch, including raw materials costs, manufacturing labor and allocation of overhead. Subsequent to the FDA's approval to commence commercial sales of LidoSite in January 2005, all such costs were capitalized as inventory or recorded in engineering, quality assurance and regulatory costs. Our research and development expenses associated with LidoSite were reduced in the first part of 2005 as a result of this accounting treatment; however, we do not expect our total cash outlays to be less. Partially offsetting the decrease in research and development expenses in the three months ended June 30, 2005, was approximately $0.2 million of product development activities in connection with the development and marketing agreement and a supply agreement with Ferring which commenced during the fourth quarter of 2004.

        GENERAL AND ADMINISTRATIVE EXPENSES

        General and administrative expenses were $1.4 million in the three months ended June 30, 2005, compared to $0.7 million for the comparable period in 2004, an increase of 102.8% or $0.7 million. This increase of $0.7 million is principally attributable to the $0.1 million in quality assurance and regulatory costs, additional headcount and various general and administrative costs required to operate as a public company. There were no quality assurance and regulatory costs recognized as general and administrative expenses in the comparable period in the prior year as all costs incurred in preparing for the commercial launch of our LidoSite product subsequent to the FDA's approval to commence commercial sales of LidoSite in January 2005 was included in research and development expense.

        REGISTRATION RIGHTS PENALTY

        Registration rights penalty for the three months ended June 30, 2005 amounted to $0.7 million. There was no registration rights penalty for the comparable period in 2004. In connection with our private placement transaction in the third quarter of 2004, we filed a registration statement with the SEC relating to the resale of shares of Vyteris Holdings common stock. Since that registration statement was not declared effective by the SEC by February 25, 2005, we are obligated to pay a registration rights penalty to certain stockholders. In each of the first and second quarters of 2005, we accrued a registration rights penalty of approximately $0.7 million for the delay in having our registration statement on Form SB-2 declared effective by the SEC. The registration statement was declared effective on the May 12, 2005 resulting in an obligation to pay liquidated damages of approximately $1.4 million, which payment would materially adversely affect the our financial condition.

        INTEREST (INCOME) EXPENSE, NET

        Interest (income) expense, net were $0.5 million in the three months ended June 30, 2005, compared to $2.0 million for the comparable period in 2004, a decrease of 75.1% or $1.5 million. This decrease of $1.5 million is principally attributable to $1.9 million of non-cash interest expense related to the fair value of warrants issued with, and beneficial conversion associated with, the bridge notes issued in March, April and May 2004. In the three months ended June 30, 2005, interest (income) expense, net consists primarily of amortization of deferred financing costs of $0.3 million on the Working Capital Facility and accrued dividends on the Vyteris Holdings Series B convertible redeemable preferred stock of $0.2 million.

COMPARISON OF THE SIX-MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

        REVENUES

        Our revenues are derived primarily from reimbursement of development costs, sales of our LidoSite product to B. Braun and research feasibility studies for pharmaceutical companies. Total revenues were $1.0 million in the six months ended June 30, 2005, compared to $0.1 million in the six months ended June 30, 2004, an increase of 1,546.4% or $0.9 million. The increase in revenues in 2005 primarily relates to the incremental increase of reimbursement of development costs of approximately $0.6 million as compared to the same period last year and to the commencement of sales of our LidoSite product to B. Braun in March 2005 resulting in $0.3 million of revenues.

        In November 2004, we entered into an agreement with Ferring for the development, licensing and supply of a product for female infertility. Product development activities and related revenues commenced during the fourth quarter of 2004. Upon signing the agreement, we received an upfront nonrefundable license fee payment of $0.25 million. Additionally, we could receive up to an additional $8.7 million in payments upon the completion of significant milestones during the implementation of the development plan. When the product is commercially launched, we will receive a transfer price based on the number of patches purchased and revenue share payments based upon a percentage of net sales; however, commercial launch is several years away. In addition, Ferring reimburses a percentage of our product development activities. License fees revenues are deferred and recognized over the term of the agreement and reimbursement of product development activities are recognized when we incur a reimbursable expense. This agreement may be canceled on short notice and may be terminated in the event that we do not maintain at least three months' cash, as defined in the agreement, during the development period. Ferring has provisionally allowed our borrowing base under the Working Capital Facility to be counted towards the three months' cash requirement, as defined in the agreement, without this provisional allowance we would be in violation of this term of the agreement.

        As of June 30, 2005, B. Braun has approximately 155,000 LidoSite patches in inventory and we have approximately 145,000 additional LidoSite patches in our finished goods inventory and 237,000 additional patches in quality release testing. With the distribution network now fully stocked, we do not anticipate shipping LidoSite patches to B. Braun during the third quarter of 2005; therefore we expect minimal product sales revenues for the second half of 2005.

        COST OF SALES

        Cost of sales for the six months ended June 30, 2005 amounted to $1.8 million. There was no cost of sales for the comparable period in 2004, as the commercial launch of the product, LidoSite, occurred in 2005. All inventory costs incurred in preparing for our commercial launch that must be approved by the FDA before commercial sales could commence, were expensed as incurred including raw materials costs, manufacturing labor and allocation of overhead. Subsequent to the FDA's approval in January 2005, all such costs were capitalized as inventory. Certain costs associated with the products sold during 2005 were incurred prior to January 2005; therefore, expensed as incurred. If the costs incurred prior to January 2005 were not expensed as incurred, our cost of sales amount would have been materially larger. We experienced a negative gross margin (product sales, less cost of sales) during the six months ended June 30, 2005 of $1.5 million. We expect to continue to experience negative gross margins in the foreseeable future periods until our sales increase and until we have completed our manufacturing capacity expansion plan. During the three-month period ended June 30, 2005, cost of sales includes a $1.1 million inventory adjustment to value our inventory at lower of cost or market.

        RESEARCH AND DEVELOPMENT EXPENSES

        Research and development expenses were $3.3 million in the six months ended June 30, 2005, compared to $5.2 million in the six months ended June 30, 2004, a decrease of 37.5% or $2.0 million. This decrease is primarily due to expensing as incurred during 2004 of all costs related to the development of, and gaining regulatory approval of our LidoSite product, and all costs incurred in preparing for its commercial launch, including raw materials costs, manufacturing labor and allocation of overhead. Subsequent to the FDA's approval to commence commercial sales of LidoSite in January 2005, all such costs were capitalized as inventory or recorded in engineering, quality assurance and regulatory costs. Our research and development expenses associated with LidoSite were reduced in 2005 as a result of this accounting treatment; however, we do not expect our total cash outlays to be less. Partially offsetting the decrease in research and development expenses in the six months ended June 30, 2005, was approximately $0.5 million of product development activities in connection with the development and marketing agreement and a supply agreement with Ferring which commenced during the fourth quarter of 2004.

        GENERAL AND ADMINISTRATIVE EXPENSES

        General and administrative expenses were $3.0 million in the six months ended June 30, 2005, compared to $1.5 million for the comparable period in 2004, an increase of 100.2% or $1.5 million. This increase of $1.5 million is principally attributable to the $0.6 million in quality assurance and regulatory costs, additional headcount and various general and administrative costs required to operate as a public company. There were no quality assurance and regulatory costs recognized as general and administrative expenses in the comparable period in the prior year as all costs incurred in preparing for the commercial launch of our LidoSite product subsequent to the FDA's approval to commence commercial sales of LidoSite in January 2005 was included in research and development expense.

        REGISTRATION RIGHTS PENALTY

        Registration rights penalty for the six months ended June 30, 2005 amounted to $1.4 million. There was no registration rights penalty for the comparable period in 2004. In connection with our private placement transaction in the third quarter of 2004, we filed a registration statement with the SEC relating to the resale of shares of Vyteris Holdings common stock. In connection with our private placement transaction in the third quarter of 2004, we filed a registration statement with the SEC relating to the resale of shares of Vyteris Holdings common stock. Since that registration statement was not declared effective by the SEC by February 25, 2005, we are obligated to pay a registration rights penalty to certain stockholders. The registration statement was declared effective on the May 12, 2005 resulting in a obligation to pay liquidated damages of approximately $1.4 million, which payment would materially adversely affect the our financial condition.

        INTEREST (INCOME) EXPENSE, NET

        Interest (income) expense, net was $1.0 million in the six months ended June 30, 2005, compared to $2.6 million for the comparable period in 2004, a decrease of 63.7% or $1.7 million. This decrease of $1.7 million is principally attributable to $1.9 million of non-cash interest expense related to the fair value of warrants issued with, and beneficial conversion associated with, the bridge notes issued in March, April and May 2004. In the six months ended June 30, 2005, interest (income) expense, net consists primarily of amortization of deferred financing costs of $0.6 million on the Working Capital Facility and accrued dividends on the Vyteris Holdings Series B convertible redeemable preferred stock of $0.3 million.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2004 AND 2003

        REVENUES

        Our revenues from inception (November 10, 2000) through December 31, 2004 have been minimal, totaling $0.9 million and derived primarily from research feasibility studies for pharmaceutical companies and, in 2004, from the reimbursement of development costs. Total revenues were $242,000 in 2004 compared to $200,000 in 2003, an increase of 21.2% or

$42,000. The increase in revenues in 2004 relates to reimbursement of development costs of approximately $138,000 and the recognition of approximately $11,000 of deferred non-refundable upfront fees partially offset by a decrease of $107,000 in feasibility study income earned during the period.

        We recently entered into an agreement with Ferring for the development, licensing and supply of a product for female infertility. Product development activities and related revenues commenced during the fourth quarter of 2004. We received a license fee payment of $0.15 million during 2004 and an additional $0.1 million in the first quarter of 2005. Additionally, we could receive up to an additional $8.75 million in payments upon the completion of significant milestones during the implementation of the development plan. When the product is commercially launched, we will receive revenue share payments based upon a percentage of net sales; however, commercial launch is several years away. In addition, a percentage of our product development activities will be reimbursed. License fees revenues will be deferred and recognized over the term of the agreement and reimbursement of product development activities will be recognized as incurred. This agreement may be canceled on short notice and may be terminated in the event that we do not maintain at least three months' cash, as defined in the agreement, during the development period.

        RESEARCH AND DEVELOPMENT EXPENSES

        Research and development expenses were $11.5 million for 2004, compared to $8.7 million in 2003, an increase of 31.1% or $2.7 million. This increase is primarily attributable to increases in our production, quality control and quality assurance staff in anticipation of the commercial launch of LidoSite, and expenditures for raw materials for practice production runs, as well as continued spending on stabilizing raw material suppliers and in preparation of the FDA's inspection of our facility and processes. We intend to continue to invest a significant percentage of our capital in our research and development efforts.

        All costs related to the development of, and gaining regulatory approval of our LidoSite product, and all costs incurred in preparing for its commercial launch that must be approved by the FDA before commercial sales can commence, were expensed as incurred in 2004, including raw materials costs, manufacturing labor and allocation of overhead. Subsequent to the FDA's approval to commence commercial sales of LidoSite in the first part of 2005, all such costs will be capitalized as inventory. We expect that our research and development expenses associated with LidoSite may be reduced in the first part of 2005 and subsequent periods as a result of this accounting treatment; however, we do not expect our total cash outlays to be less.

        GENERAL AND ADMINISTRATIVE EXPENSES

        General and administrative expenses totaled $4.1 million in 2004, compared to $2.5 million in 2003, an increase of 65.8% or $1.6 million. This increase of $1.6 million is principally attributable to Merger related expenses incurred in 2004, additional headcount and various general and administrative costs required to operate as a public company.

        INTEREST EXPENSE, NET

        Interest expense, net, was $7.6 million in 2004, compared to $1.8 million in 2003, an increase of 327.9%, or $5.8 million. This increases of $5.8 million is principally attributable to non-cash interest expenses. Non-cash interest expense totaled $6.2 million for 2004. The non-cash interest expenses related to our 8% convertible secured promissory notes due December 31, 2004, which we refer to as the December Notes; such expenses reflect the costs of the offering of the December Notes, the fair value of the warrants we issued to the investors in that offering, the fair value of the warrants issued to the placement agent in that offering and the beneficial conversion feature associated with the December Notes. Management estimated that the warrants issued to the investors with the December Notes had an aggregate fair value of approximately $1.9 million and that the beneficial conversion feature had a value of $2.4 million. These costs were recognized as interest expense during 2004.

        Deferred financing costs of approximately $2.4 million relating to the December Notes private placement transaction were initially capitalized and amortized over the term of the December Notes. Amortization expense of $1.9 million was included in interest expense in the accompanying consolidated statements of operations in 2004. Upon the conversion of the December Notes into common stock, we recorded $0.5 million of non-cash deferred financing costs in additional paid-in capital.

        Effective upon the cancellation of all outstanding shares of the Vyteris Series A convertible stock on September 29, 2004, the holders of Vyteris Holdings Series B convertible redeemable preferred stock were entitled to receive, ratably, an annual 8% cumulative dividend out of funds legally available therefore, payable quarterly. We have classified the Vyteris Holdings Series B convertible redeemable preferred stock as a long-term liability in the accompanying consolidated balance sheet. Accordingly, we recorded interest expense of $0.15 million for the period September 30, 2004 to December 31, 2004.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2003 AND 2002

        REVENUES

        Total revenues were $200,000 for 2003 compared to $151,452 for 2002, an increase of 32.1% or $48,548. The increase of $48,548 was related to an increase in feasibility study income earned during the period. Revenue generating feasibility studies do not occur regularly and are not the revenue base on which we plan to build our business.

        We signed a License, Development and Distribution Agreement with B. Braun on September 20, 2002. Upon execution of that agreement, B. Braun made a milestone payment of $0.3 million to us and invested $0.5 million in our common stock. The agreement also provides B. Braun with the option to invest up to $0.5 million to purchase additional shares of common stock upon the commercial introduction of LidoSite. The $0.3 million milestone payment will be recognized as revenue ratably over the ten-year contract term beginning with the commercial introduction of LidoSite.

        OPERATING EXPENSES

        RESEARCH AND DEVELOPMENT EXPENSES. We incurred $7.2 million of research and development expenses during 2002. During 2003, our research and development expenses increased by 21.2%, or $1.5 million, to $8.7 million. During 2002 most of our research and development activities were devoted to the preparation and filing of our NDA for LidoSite. During 2003 our research and development efforts were focused upon the stabilization of suppliers of raw materials for LidoSite, responding to the FDA on our NDA for LidoSite, preparing and validating our systems and processes for our FDA inspection, increasing our production and quality staff and preparing our facility for the commercial manufacture of our LidoSite product.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $2.9 million in 2002. General and administrative expenses declined by 15.1% to $2.5 million in 2003. This decline was primarily related to the fact that the costs of maintaining and defending our patent portfolio were materially less in 2003 than in 2002.

        INTEREST EXPENSE, NET

        During 2002 and 2001, we issued approximately $11.0 million aggregate principal amount of debt instruments, resulting in interest expense of $0.8 million for the year ended December 31, 2002. During 2003, we issued an additional $13.0 million aggregate principal amount of debt instruments, resulting in interest expense of $1.8 million for the year ended December 31, 2003.

LIQUIDITY AND CAPITAL RESOURCES

        The condensed consolidated financial statements have been prepared assuming that we will continue as a going concern; however, at our current and planned rate of spending, we believe that our cash and cash equivalents, additional funding received subsequent to June 30, 2005 and the proceeds expected to be provided by the Working Capital Facility are not sufficient to allow us to continue operations beyond December 2005 without additional funding. No assurance can be given that we will be successful in arranging the additional planned financing needed to continue the execution of our business plan, which includes the development of new products. Failure to obtain such financing may require management to substantially curtail operations, which may result in a material adverse effect on our financial position and results of operations. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if we are unable to continue in business as a going concern.

        We used $6.3 million of net cash in operating activities in the six months ended June 30, 2005 compared to $6.7 million in the same period last year. The principal factors in this use of cash has been our net loss of $9.4 million and increase in inventory of $2.1 million with the commencement of sales of our LidoSite product to B. Braun in March 2005. Partially offsetting this use of cash in operations activities was $1.0 million of depreciation and amortization expense, $1.4 million in accrued liquidated damages and $2.9 million increase in accounts payable, accrued expenses and other liabilities and interest payable to related parties in the six months ended June 30, 2005.

        Net cash used in investing activities was $1.5 million in the six months ended June 30, 2005 compared to $0.1 million in the same period in fiscal 2004. We recently entered into a lease for a second facility to expand our manufacturing capacity and have incurred approximately $0.5 million of capital improvements as of June 30, 2005 preparing this facility for production. We expect to continue to incur substantial expenses in preparing this facility for production. In the first quarter of 2005, we issued to the landlord of this facility a letter of credit secured by $0.4 million. We have classified this amount as long-term other asset in the condensed consolidated balance sheet. Additionally, in 2005 we incurred $0.5 million of capital expenditures to improve our existing research and development facilities and to purchase laboratory equipment.

        Net cash provided by financing activities was $1.6 million in the six months ended June 30, 2005 compared to $7.5 million in the same period in 2004. During the second quarter of 2005, STSG and four related parties of STSG made loans to us in the aggregate principal amount of $2.0 million. Partially offsetting this increase in financing actives was approximately $0.3 million of disbursements related to the registration of common stock and warrants in the September 2004 private placement transaction with the SEC.

        In September 2004, STSG agreed to provide us (or, at its option, cause a related party to provide us) with up to $5.0 million in working capital loans in the form of 11.5% secured demand promissory notes, which we refer to as the working capital facility. The amount available to be borrowed is the sum of all accounts receivable less than 60 days past due and the cost of inventory owned by us, inclusive of raw materials, work-in-process and finished goods, as calculated in accordance with generally accepted accounting principles. Pursuant to the terms of the working capital facility, amounts drawn under the working capital facility must be repaid on or before November 15, 2005. As consideration for the commitment of the working capital facility, we issued a total of 419,000 shares of common stock to Spencer Trask and recorded the fair value of these shares as deferred financing costs of $1.3 million. Each time funds are loaned to us under the working capital facility, we are required to issue to the lender a common stock purchase warrant to purchase such number of shares equal to the quotient obtained by dividing (i) 40% of the amount loaned by (ii) 3.58. The warrants are exercisable for five years from the date of issuance and have an initial exercise price of $3.58 per share. The working capital facility is secured by a lien on all of our and our operating subsidiary's assets, which is subordinate only to the lien on those assets held by the lenders in our August 2005 financing. We expect to draw up to our borrowing base during the third quarter of 2005. Our borrowing base at June 30, 2005 was $2.4 million, of which we had borrowed $2.0 million.

        With respect to $2.0 of loans we received from STSG and four related parties of STSG during the second quarter of 2005, we issued 11.5% secured promissory notes to STSG and related parties, who were the lenders in those transactions. Those lenders may declare the entire principal and accrued interest on those loans due and payable, and may then proceed to collect such amounts or take such action as a secured creditor, should we default on those loans. Those loans convert into loans made under the working capital facility if not repaid within 60 days. As of June 30, 2005, we were in compliance with the financial covenant requirements contained in those loans.

        The warrants we issued in connection with the $2.0 million of loans we received from STSG and four related parties during the second quarter of 2005 are exercisable into shares of our common stock at an exercise price of $4.00 per share. However, if one of those loans are not repaid within 30 days of its due date, we are required to issue additional warrants exercisable into common stock at an exercise price of $4.00 per share. Finally, if one of those loans is not repaid within 60 days of its due date, the warrants issued with the loan and additional warrants to be issued would be exercisable into common stock at an exercise price of $3.58 per share (which reflects the number of warrants which would have been issued, and the exercise price, if the loan had been made pursuant to the terms of the working capital facility in the first instance). If not exercised, the warrants shall expire five years after the issuance date.

        The following table summarizes the key elements of the loans made by STSG and four related parties of STSG to us during the second quarter of 2005:

                                                                   ADDITIONAL       ADDITIONAL
                                                                    WARRANTS         WARRANTS
                                                     WARRANTS    ISSUABLE IF THE    ISSUABLE IF       WARRANTS
                                                      ISSUED       LOAN IS NOT      THE LOAN IS        ISSUED
      ISSUANCE       PRINCIPAL        BALANCE AT     WITH THE   REPAID WITHIN 30    NOT REPAID         AS OF
        DATE           AMOUNT       JUNE 30, 2005      LOAN           DAYS        WITHIN 60 DAYS   JUNE 30, 2005
------------------------------------------------------------------------------------------------------------------
May 27, 2005        $    500,000    $    500,000       6,250          6,309            43,307           12,559
June 2, 2005           1,000,000       1,000,000      12,500         12,618            86,614           12,500
June 27, 2005            500,000         500,000       6,250          6,309            43,307            6,250
                                    ------------
                                       2,000,000
Less discount from issuance of
warrants                                 (50,669)
                                    ------------
                                    $  1,949,331
                                    ============

        During February 2004, we issued secured promissory notes payable with principal of $1.0 million to Spencer Trask and related parties. Each of those Promissory Notes matured 120 days from its respective date of issuance and bore an annual interest rate of 12%, which was payable on maturity, and were convertible into common stock, at the option of the holders under certain circumstances at $2.39 per share.

        On March 31, 2004, we consummated a transaction with STSG and a related entity. We issued to STSG and such related party an aggregate of 9.6 million shares of our common stock and 7.5 million shares of Vyteris Holdings Series B convertible redeemable preferred stock in exchange for (i) the cancellation of $20.4 million principal amount of convertible, secured promissory notes, $2.9 million principal amount of secured promissory notes and $2.6 million of accrued and unpaid interest, (ii) the return of 3,000,000 shares of Vyteris Inc.

Series B convertible redeemable preferred stock and (iii) the cancellation of warrants to purchase 2,035,000 shares of Vyteris, Inc. common stock. This transaction reduced our debt by approximately $25.9 million, increased our preferred stock by approximately $4.6 million and increased our common stock and paid-in capital by approximately $21.3 million.

        During March, April and May 2004, we issued $8.0 million of bridge notes, maturing December 31, 2004. Additionally, during May 2004, the holders of $0.5 million principal amount of the promissory notes issued to related parties converted their notes into the December notes and warrants. Spencer Trask Ventures, Inc., an affiliate of our controlling stockholder, acted as placement agent in that transaction and received a 10% placement fee, a 3% non-accountable expense allowance and warrants to purchase 1,068,135 shares of our common stock at $2.39 per share as compensation for acting as placement agent. We also issued warrants to the investors to purchase 1,780,226 shares of our common stock at $2.39 per share.

CASH POSITION

        As of June 30, 2005, we had a cash balance of $0.3 million and negative working capital of ($4.1) million as compared with a cash balance of $6.4 million and working capital of $6.2 million at December 31, 2004.

        Subsequent to June 30, 2005, we received $10.5 million of additional funding, consisting of $0.5 million of loans from STSG and $10.0 million from the August 2005 financing, which included the conversion of a $1.0 million loan from Qubit Holdings earlier in August 2005. We believe that the net proceeds from these financings provide us with sufficient funds for our operations through December 2005. Subsequent financings will be required to fund our operations after December 2005. No assurance can be given that the Company will be successful in arranging the further financing needed to continue the execution of its business plan, which includes the development of new products. Failure to obtain such financing will require management to substantially curtail operations, which will result in a material adverse effect on our financial position and results of operations.

        Although the SEC extended the compliance deadline with Section 404 of the Sarbanes-Oxley Act of 2002 for non-accelerated filers like the Company to its first fiscal year ending on or after July 15, 2006, we are continuing to implement our plan for compliance. We expect that the internal and external costs of complying with the Sarbanes-Oxley Act of 2002 will be substantial in 2005 and 2006.

        We expect to devote substantial resources to scale-up the manufacturing process for our LidoSite product, to expand our manufacturing capacity for LidoSite and to continue the development of our infertility product. Our funding requirements will depend on numerous factors, including the following:

        o       manufacturing costs of LidoSite;

        o       LidoSite sales which commenced in the first quarter of 2005;

        o the time and costs required for us to scale-up our manufacturing process;

        o our ability to enter into development partnerships with pharmaceutical companies;

        o the results of the development activities on our planned new products; and

        o the cost involved in preparing, filing, prosecuting, defending, maintaining and enforcing patent claims and other patent related costs.

        We have filed a registration statement with the SEC relating to the resale of shares of Vyteris Holdings common stock. Since that registration statement was not declared effective by the SEC by February 25, 2005, we are obligated to pay to certain stockholders an amount equal to 1% of the purchase price paid by such stockholders for the shares owned by such stockholders which are covered by the registration statement, and for each month, or portion of a month, in which such delay continued, an amount equal to 2% of such purchase price, until we have cured the delay, with an overall cap on such liquidated damages of 10% of the aggregate purchase price paid by such stockholders for such shares. The registration statement was declared effective on May 12, 2005, resulting in an obligation to pay liquidated damages of approximately $1.4 million, payment of which would materially adversely affect our financial condition. This liability is reflected as an accrued liability on our condensed consolidated balance sheet as of June 30, 2005.

CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

        Our contractual obligations and commitments include obligations associated with capital and operating leases, manufacturing equipment, and employee agreements as set forth in the table below:

                                                   PAYMENTS DUE BY PERIOD AS OF JUNE 30, 2005
                                                   ------------------------------------------

                                                     LESS THAN        1-3            3-5         MORE THAN
                                       TOTAL          1 YEAR         YEARS          YEARS         5 YEARS
                                    ------------   ------------   -----------    -----------    ------------
Operating lease obligations.....    $  3,397,405   $    504,720   $   604,467    $   579,893    $  1,708,325
Manufacturing equipment.........         173,400        173,400            --             --              --
Capital lease obligations.......          20,060         15,462         4,598             --              --
Employee agreements.............         273,333        273,333            --             --              --
                                    ------------   ------------   -----------    -----------    ------------
Total...........................    $  3,864,198   $    966,915   $   609,065    $   579,893    $  1,708,325
                                    ============   ============   ===========    ===========    ============

        Effective as of September 28, 2004 upon cancellation of all outstanding shares of the Vyteris Series A convertible preferred stock, the holders of Vyteris Holdings Series B convertible redeemable preferred stock were entitled to receive an annual cash dividend of 8% of the then applicable redemption price, as defined, out of funds legally available, payable quarterly. The dividends with respect to Vyteris Holdings Series B convertible redeemable preferred stock are cumulative (from the time that the Vyteris Series A convertible redeemable preferred stock was retired), whether or not earned or declared and shall be paid quarterly in arrears. All of the outstanding shares of Vyteris Series A convertible redeemable preferred stock were cancelled on September 28, 2004. We accrued interest on the Vyteris Holdings Series B convertible redeemable preferred stock of $0.15 million in each of the first and second quarters of 2005. We expect to accrue dividends of $0.6 million per year until redemption begins.

        We are required to pay Becton Dickinson a royalty in respect of sales of each iontophoresis product stemming from intellectual property received by us from Becton Dickinson as part of our formation. For each such product, on a country-by-country basis, that obligation continues for the later of 10 years after the date of the first commercial sale of such product in a country and the date of the original expiration of the last-to-expire patent related to such product granted in such country. The royalty, which is to be calculated semi-annually, will be equal to the greater of 5% of all direct revenues, as defined below, or 20% of all royalty revenues, with respect to the worldwide sales on a product-by-product basis. No royalties will be earned by Becton Dickinson prior to November 10, 2005. "Direct revenues" are the gross revenues actually received by us from the commercial sale of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges or certain other expenses. "Royalty revenues" are the gross revenues actually received by us from any licensing or other fees directly relating to the licensing of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges and certain other expenses.

        Commencing on March 1, 2006 and continuing for one year thereafter, Vyteris Holdings will be required to redeem on a quarterly basis an amount of Vyteris Holdings Series B convertible redeemable preferred stock equal to 5% of the gross profits derived from the sale of LidoSite. During the following years, we will be required to redeem (on a quarterly basis) an amount of Vyteris Holdings Series B convertible redeemable preferred stock equal to 10% of the gross profits derived from the sale of LidoSite. The redemption price of the Vyteris Holdings Series B convertible redeemable preferred stock is $1.00 per share (adjusted for splits, etc.) plus any accrued but unpaid dividends. The holders of the Vyteris Holdings Series B convertible redeemable preferred stock have agreed to waive receipt of any such redemption payments while the secured convertible debentures issued in our August 2005 financing remain outstanding.

SUBSEQUENT EVENTS

        In July 2005, STSG made an additional loan to us in the aggregate principal amount of $0.5 million, pursuant to which we issued an 11.5% secured promissory note to STSG. That loan will convert into a loan made under the working capital facility if not repaid within 60 days. In connection with those loans, we issued warrants to purchase a total of 6,250 shares of our common stock at an exercise price of $4.00 per share. If the loans are not repaid within 30 days of their due dates, we are required to issue an additional 6,309 warrants exercisable into common stock at an exercise price of $4.00 per share. Finally, if the loans are not repaid within 60 days of their due date, the warrants we issued previously would be exercisable into a maximum 55,866 shares of common stock at an exercise price of $3.58 per share. If not exercised, the warrants shall expire five years after the issuance date.

        On August 19, 2005, we borrowed an aggregate of $10.0 million of senior secured convertible debentures in a private financing we call our August 2005 financing. The August 2005 financing included the conversion of a $1.0 million loan made by Qubit Holdings, LLC, to us on August 2, 2005. Net proceeds from the August financing, excluding any proceeds arising from the exercise of warrants, but including the $1.0 million loaned to the Company on August 2, 2005 on a bridge loan basis and converted into debentures and warrants in the August Financing, are estimated to be $7.2 million, after giving effect to $1.4 million in deal expenses and $1.4 million of cash to be deposited in a cash collateral account to secure the payment of interest for the first two years after the closing. The loans made in the August 2005 financing are described in greater detail under the heading "Organizational History and Description of Our Capital Stock -- August 2005 Financing Transaction" in this prospectus.

                         CHANGE IN CERTIFYING ACCOUNTANT

        Ernst & Young LLP was the independent auditor for Vyteris and had been since Vyteris was incorporated in 2000. By virtue of the merger of Vyteris with a wholly-owned subsidiary of Vyteris Holdings on September 29, 2004, there was deemed to have been a change in Vyteris Holdings' certifying accountants. On November 10, 2004 the audit committee of Vyteris Holdings' Board of Directors approved the engagement of Ernst & Young LLP as its independent auditors for the fiscal year ended December 31, 2004 to replace Madsen & Associates. Such action effected the dismissal of Madsen & Associates as Vyteris Holdings' certifying accountants.

        Madsen & Associates served as Vyteris Holdings' certifying accountants with respect to the financial statements for the year ended December 31, 2003. As noted in Vyteris Holdings' Annual Report on Form 10-KSB for the year ended December 31, 2003, the firm of Sellers and Andersen, LLC served as Vyteris Holdings' independent certifying accountants for the year ended December 31, 2002. As reported in Vyteris Holdings' Annual Report on Form 10-KSB for the year ended December 31, 2003, there were no disagreements with Sellers & Andersen on any matters of accounting principles and practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Sellers & Andersen, would have caused them to make reference to the subject matter of the disagreement in connection with their report on Vyteris Holdings' financial statements. Further, during the year ended December 31, 2003 and during the period from January 1, 2004 through November 10, 2004, there were no disagreements with Madsen & Associates on any matters of accounting principles and practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Madsen & Associates, would have caused them to make reference to the subject matter of the disagreement in connection with their report on Vyteris Holdings' financial statements. Further, for 2002 and 2003 and through November 10, 2004, none of the events described in Item 304(a)(1)(iv)(B) of the SEC's Regulation S-B occurred.

        Inasmuch as Ernst & Young LLP was the independent auditor for Vyteris throughout the period during which Vyteris planned for the Vyteris Holdings/Vyteris merger, Ernst & Young was consulted and provided oral advice during 2004 with respect to the principles applicable to the accounting treatment for such merger. Such advice was an important factor considered by the registrant in reaching a decision with respect to such accounting treatment. Ernst & Young LLP orally advised the registrant that the appropriate accounting treatment is to combine the historical financial statements of Vyteris and Vyteris Holdings after giving effect to the merger by recording the merger as the issuance of Vyteris stock for the net monetary assets of Vyteris Holdings, accompanied by a recapitalization with no goodwill or other intangibles recorded. Vyteris Holdings' former accountants were not consulted with respect to the accounting treatment for the merger.

        Audit reports of Sellers & Andersen and of Madsen & Associates for Vyteris Holdings' 2002 and 2003 year-end financial statements contained a modification expressing substantial doubt as to Vyteris Holdings' ability to continue as a going concern.

        We requested that Ernst & Young LLP review the disclosures set forth above. We also provided Ernst & Young LLP with the opportunity to furnish us with a letter, addressed to the SEC, containing any new information, clarification of our expression of our views or the respects, if any, in which it does not agree with the statements made by us above. Ernst & Young has determined that no such letter is necessary.

        We also provided Madsen & Associates with a copy of the disclosures set forth above and requested Madsen & Associates to furnish us with a letter addressed to the SEC stating whether it agrees with our statements and, if not, stating the respects in which it does not agree. We have previously filed with the SEC a copy of a letter received from Madsen & Associates in response to that request.

                                  OUR BUSINESS


        OVERVIEW

        We have developed and produced the first electronically controlled transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to administer certain therapeutics to the skin or into the bloodstream.

        On May 6, 2004, we received approval from the FDA to commercially launch our first product, LidoSite. LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia prior to needle stick procedures such as injections and intravenous therapies as well as superficial dermatological procedures. We have entered into a marketing agreement with B. Braun to act as our exclusive, worldwide sales and marketing distributor for LidoSite. Our clinical data indicates that LidoSite reduces the pain associated with needle-stick procedures. Commercial distribution of the LidoSite product began on March 1, 2005. Field trials of our LidoSite product have shown, in certain instances, that the controllers in our LidoSite product have not performed in accordance with our expectations as described in greater detail under the heading "Our Business -- Sales, Marketing and Distribution" in this prospectus.

        Our drug delivery technology cannot be applied to all drug compounds. We have screened a large number of drug compounds to ascertain if our drug delivery technology is applicable. The amount of drug required to be delivered to be effective, the size of the drug compound's molecule and the electrical charge of the drug compound, are the key determinants in establishing applicability. We are focusing our development efforts on a number of drugs within this group that target large potential markets and for which our technology may offer significant therapeutic, economic or lifestyle advantages over existing drug delivery methods. In addition to LidoSite, we have initiated development of two other products -- one to deliver a drug therapy for female infertility and one to deliver a drug therapy for migraine headaches. We also have a third product, at an earlier stage of development, for the active transdermal delivery of a currently marketed therapeutic drug to treat Parkinson's disease.

        Our business strategy is to enter into arrangements with strategic partners for the development, marketing, sales and distribution of our future products. We expect that our strategic partners will finance some of our research and development expenses, finance the clinical trials and finance the costs of marketing, sales and distribution. In addition, we expect that our strategic partners will pay us a royalty on sales of the products and a transfer price on delivery of the manufactured products.

        We recently entered into an agreement with Ferring Pharmaceuticals, Inc., a leading pharmaceutical company in women's health, with respect to the development, licensing and marketing of a female infertility therapy product based on our technology.


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        Our LidoSite product consists of single-use, disposable patch containing a medication, lidocaine, and a small, re-usable and programmable electronic dose controller. Our compact system can be pre-programmed to deliver medication in numerous delivery profiles, from a single large dose to multiple timed and variable doses. We expect that our additional products will be similarly constituted and that these advantages may increase the potential markets for targeted therapeutics, and in some cases create new markets.

        The intellectual property that we own is based on significant improvements we have made to our drug delivery technology during our more than 14 years of research and development, ten of which were as a division of Becton Dickinson. We have a portfolio of U.S. and international issued patents. A significant portion of our intellectual property relates to the design and manufacture of our proprietary disposable, active transdermal patches and electronic dose controllers.

TECHNOLOGY

        OVERVIEW OF ELECTROTRANSPORT, OR ACTIVE TRANSDERMAL DELIVERY

        Our technology is based on a process known as electrotransport, or more specifically iontophoresis, a process that transports drugs through the skin by applying a low-level electrical current. This process differs significantly from passive transdermal drug delivery that relies on the slow, steady chemical diffusion of drugs through skin. Passive drug delivery patches have a limited number of applications: smoking cessation, birth control, hormone replacement therapy, angina and motion sickness.

        By contrast, using electrotransport, certain drugs can be delivered through the skin many times faster than by passive transdermal patches. As a result, electrotransport is referred to as active transdermal delivery. Moreover, the delivery rate can be programmed or adjusted electronically. For example, active transdermal delivery can duplicate the steady or periodic delivery patterns of intravenous infusion.

        Active transdermal delivery can be applied to more drugs than is possible with passive transdermal delivery. Furthermore, because the drug is only delivered when the current is on, our delivery system is precise, controllable and programmable. We believe that these attributes present a distinct advantage for the administration of many drugs where achieving precisely controlled levels will greatly improve therapeutic outcomes as well as reduce or eliminate side effects.

        OUR APPROACH TO ELECTROTRANSPORT

        Our proprietary technology is the result of more than 14 years of research while part of Becton Dickinson and after our acquisition from Becton Dickinson. Our goal, and the goal of the original developers of our technology at Becton Dickinson, was to fully realize the potential of this technology by creating irritation-free, easy to use, wearable, low-cost, and disposable systems that would be specifically designed to improve the administration of certain drugs to address high-value unmet medical needs.


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        We have developed a proprietary approach encompassing a series of significant improvements to drug formulation and commercial manufacturing. We have used this approach with our first product, LidoSite. Many of our innovations center on the way we have approached designing and producing electronically controlled drug delivery patches. Our patches are pre-filled with the drug during the manufacturing process, making them easy to use. Our patches are designed to be low cost and disposable after a single use. Further, we have designed our patches so that they can be quickly and cost-effectively mass-produced using automated systems, which we believe will provide us with substantial cost efficiencies as we scale up our operations. Our patch design enables us to produce patches that are small and discreet.

        To complement our patch design, we have approached the design of electronic controllers with the goal of assuring that they can be small, wearable, simple to operate and programmable to handle simple as well as complex drug delivery routines. The dose controller contains a miniature battery and circuitry that controls delivery rate and is capable of recording information on the amount and time of drug delivered. We believe the controllability and programmability offered by our technology are distinct competitive advantages that will enable our products to deliver more consistent and predicable results for a broad range of existing and new drugs. Using this technology, we believe we can create a variety of cost-effective, wearable, drug delivery systems that are discreet and easy to use in both a clinical environment as well as for day-to-day self-medication programs such as hormone treatment and pain management.

PRODUCTS

        After careful analysis of many FDA-approved drugs suitable for iontophoresis, we have, thus far, identified the following four initial areas in which to concentrate our product development efforts:

                o       local anesthesia, our LidoSite product;
                o       female infertility;
                o       migraine; and
                o       Parkinson's disease.

        We have signed a worldwide marketing and license agreement with B. Braun for our first product, our LidoSite product. We recently signed a second agreement, a development, licensing and marketing agreement for a female infertility product, with Ferring, a leading pharmaceutical company in woman's health. We plan to initiate clinical studies for our female infertility product in 2005. We completed a Phase I clinical study on our migraine product in 2004. There are several other products for treatment of osteoporosis, deep vein thrombosis, congestive heart failure, nausea and muscular dysfunction for which we are analyzing market need, technical feasibility and degree of difficulty in developing.

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FIRST COMMERCIAL PRODUCT: LIDOSITE

        Many patients, parents, and medical professionals see the pain of needle insertion as a significant concern. Pharmaceutical companies are developing products, including pulmonary insulin, nasal flu vaccine, and oral heparin, ostensibly to avoid needle-based administration. In a 2001 national survey by Omnital Bruskin Research, 63% of parents considered children's visits to the doctor uncomfortable, and 1 in 5 said the pain associated with needle injections was a major concern. According to our internal research, There are over 250 million needle-stick procedures performed annually in U.S. hospitals, 33 million of which are pediatric, and an estimated 80 million pediatric immunization procedures performed in physicians' offices.

        In an attempt to numb the skin prior to needle-stick procedures, clinicians have used local anesthesia products based on passive transdermal technology -- i.e., patches and creams. Such products have enjoyed some commercial success but have significant drawbacks because they are very slow to take effect -- 60 to 90 minutes -- and achieve limited depth of anesthesia.

        Our LidoSite product uses our technology to achieve more rapid, deep local anesthesia prior to needle-stick procedures. We have received FDA approval to begin selling our LidoSite product in the United States. Commercial distribution of the LidoSite product began on March 1, 2005.

        Our LidoSite product delivers lidocaine, along with a small quantity of epinephrine, a drug that helps lidocaine work faster and last longer by accelerating the onset of anesthesia and extending the duration of pain reduction. The system consists of a patch that adheres to the skin and contains the medication and a small reusable battery-powered, wearable electronic dose controller that connects to the patch. Placebo-controlled clinical studies have shown that use of our LidoSite product will significantly reduce the pain of both pediatric and adult needle-stick procedures, including blood draws and catheter insertions into a vein, as well as other skin incision or puncture procedures.

        Our agreement with B. Braun calls for the Company to be responsible for manufacturing and delivering the LidoSite product to B. Braun at one site in the United States designated by B. Braun. Title and risk of loss transfer to B. Braun upon delivery of the LidoSite product by the Company. The Company has no storage obligations once the product has been delivered to B. Braun. B. Braun will be responsible for marketing, distribution and international registration and will have the right to distribute the product in such manner as it shall determine.

        Commercial distribution of the LidoSite product began on March 1, 2005. Our projected maximum production capacity is 2 million units per year on our current equipment. At this production level we do not anticipate making the units cost-effectively and expect to post a loss from the sale of LidoSite in the first year. In order to manufacture the product cost-effectively, we need to increase our manufacturing efficiency. We are in the process of executing a manufacturing capacity expansion plan, which we believe will result in increased efficiency, through the leasing of additional manufacturing space and the acquisition of a


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second manufacturing line that is expected to operate at four to five times the capacity of our current equipment. This manufacturing expansion plan is expected to be completed in the second quarter of 2006. Our manufacturing expansion plan may be adversely impacted by unanticipated cost overruns and/or shortages of supply over which we have no control.

        B. Braun, a multinational medical products company based in Melsungen, Germany, has over $2.7 billion in worldwide revenue, and operates in over 50 countries with more than 28,000 employees. B. Braun is a U.S. market leader in regional anesthesia products with a U.S. sales force comprised of 100 dedicated sales representatives and more than 1,000 sales representatives through its distributor network. B. Braun markets a wide variety of healthcare products including infusion pumps, medical filters, needle-free intravenous systems, wound care products, surgical and anesthesia trays used for pain control, catheters, urological solutions and other medical and surgical supplies. We believe that B. Braun's focus on pain management, critical care and anesthesia products and its global marketing reach make it an excellent distribution partner for our LidoSite product.

        TARGET MARKETS FOR OUR LIDOSITE PRODUCT

        We believe the need for rapid dermal anesthesia is present in a broad and diverse array of market segments. The roll out of market adoption is planned to occur in four phases:

        o U.S. HOSPITALS - Launched in the first quarter of 2005. B. Braun is positioning our LidoSite product for use with pediatric patients, 5-17 years old, and adults in hospitals to provide local dermal anesthesia prior to intravenous therapy starts, blood draws and other similar needle stick procedures.

        o OTHER U.S. MARKETS - Planned launch in 2006. These markets include dermatological and medical clinics.

        o       FOREIGN MARKETS - Planned launch in 2006.

        o U.S. IMMUNIZATION MARKET - Planned launch in 2007. Targeted for children younger than five years, we intend to conduct clinical trials and apply to the FDA to extend our labeling to the younger segment to be able to serve more of the market for clinic and physician-office based immunizations, of which we estimate there are approximately 80 million performed annually in the U.S., based on birthrate statistics from the Department of Health and Human Services.

        We have set forth above our best estimates of the timing of various aspects of this roll-out. Our estimates represent "forward-looking statements." Actual results could differ materially from such estimates as a result of various risks and uncertainties, including the risks described under the caption "Risk Factors" presented elsewhere herein that could materially impact the timing of this rollout.


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        KEY ADVANTAGES OF OUR LIDOSITE PRODUCT

        We believe that our LidoSite product will have substantial advantages over other local anesthesia products available on the market because our clinical trials have shown it consistently prevents pain to a greater depth, thereby being useful for a wider range of procedures, reliably takes effect within 10 minutes as compared to 60 to 90 minutes for passive patches or creams, and is easy to use.

        TRENDS SUPPORTING THE MARKET OPPORTUNITY FOR OUR LIDOSITE PRODUCT

        Currently, the principal means of administering local dermal anesthesia, such as lidocaine, is by needle injection, which is fast, effective and long lasting. However, lidocaine injection, although widely-used for adult dermatological procedures, such as skin biopsy, and prior to the placement of large-bore hypodermic needles, such as for spinal punctures, is rarely used in children for the many routine needle-sticks associated with blood draws, intravenous catheter insertions and immunization.

        The unmet clinical need for an alternative to lidocaine injection is evidenced by the market acceptance of a topically applied lidocaine cream, EMLA(R), marketed by Astra Zeneca. EMLA was introduced in 1997. According to IMS, sales of EMLA have increased each year since its introduction and approached $80 million in 2002. According to the Journal of the American Academy of Dermatology (April, 2001), EMLA takes 60 to 90 minutes to achieve anesthesia. Despite this, EMLA has gained widespread acceptance as an alternative to lidocaine injection, especially in pediatric hospitals and clinics. Even when EMLA is given enough time to become effective -- that is, 60-90 minutes -- anesthesia is limited to a depth of 2-3 mm according to the Journal of the American Academy of Dermatology (April, 2001). We believe the onset time required and the depth of anesthesia achieved makes this product less suitable or impractical for many potential applications. Yet, despite the many drawbacks to EMLA, it has captured significant market share and growth since its introduction. We believes this is primarily due to its being the only legitimate alternative to an injection of lidocaine for topical anesthesia. Clinical trials have shown that our LidoSite product:

        o       works faster -- 10 minutes;

        o       provides deeper anesthesia -- 6-10 mm; and

        o is better suited for applications in the clinic, where time and staff productivity are important.

        We anticipate that our LidoSite product will be priced competitively with EMLA on a per procedure basis.


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ADDITIONAL PRODUCT PIPELINE

        FEMALE INFERTILITY

        We are in the early stages of development of a product to treat female infertility. It is designed to deliver an FDA-approved hormone which induces ovulation when delivered in short, timed pulses throughout the day and night. Current delivery methods fall short of this objective because they are inconvenient, costly and invasive. To be effective, medication must be delivered in multiple daily doses continuously for 14 days during a female's 28-day cycle. Women seeking the benefits of this therapy must either receive multiple injections per day or wear an uncomfortable intravenous pump. We believe that our potential infertility product would offer the possibility of administering this hormone in multiple transdermal pulses automatically, around the clock, in a convenient and comfortable manner.

        According to a 2002 study from Business Communications Company, Inc., the total US market for the treatment of infertility was $2.1 billion in 2001 and is expected to grow to $5.2 billion in 2006. We have already completed pre-clinical testing of this product and have demonstrated the feasibility of delivering multiple infusions of this hormone via iontophoresis through in vivo animal studies. Our data demonstrates that we can achieve blood hormone levels using pulsed iontophoretic delivery that are comparable to that achieved by multiple injections.

        We have entered into a license and development agreement and a supply agreement with Ferring for an infertility product. The principal terms of the agreement call for Ferring and the Company to share the development costs, for Ferring to pay for the costs of the clinical trials and regulatory filings, for Ferring to make milestone payments to us, for Ferring to pay us a royalty based on sales and for Ferring to pay us a transfer price for manufacturing the product.

        During 2005, we project our share of the development costs to be approximately $1 million. Actual results may be materially higher or lower. We project that the potential milestones to be earned by us over the term of the agreement will approximate our share of the development costs. Actual results may result in the milestones being materially less than our share of the development costs. The current projected development timeline is that an NDA for the product will be submitted to the FDA in 2008 or 2009. No assurances can be given that these timelines will be met, or that the product will not fail during the development process. The revenues to be earned by us from sales of this product are a function of the selling price, the gross sales made in each year by Ferring, the number of units sold, and the contract year. Our internal computations, based on our assumptions of what the various factors will be, show that our revenues will range from 7% to 20% of product sales by Ferring from a combination of the royalty and the transfer price. Actual results could be higher or lower than this range.

        The remaining steps before marketing approval of this product include the successful completion of Phase I, Phase II and Phase III clinical trials. We estimate that this will take at least four to six years to complete.


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        MIGRAINE

        The treatment of migraine requires rapid onset of medication. A class of compounds known as "triptans" is currently considered the best treatment. We believe that a significant opportunity exists to improve the efficacy of triptan therapy for migraines by changing the method by which triptans are administered. Taken orally, triptans often fail to deliver sufficient quantities of medication in the short time frame required to optimally treat migraine onset. Further, they often fail to prevent the second episode, known as recurrence, that many migraine patients suffer within 12 to 18 hours after a first attack. Our technology's programmed delivery capability allows rapid delivery into the bloodstream, to act fast in treating the headache, followed by a steady low-level maintenance dose to potentially prevent recurrence. This can be accomplished automatically in a non-invasive, convenient product. We know of no other product in the market or under development with this dual capability. This profile of delivery represents a unique and significantly improved therapy and we believe it could be a potentially effective way of preventing recurrent migraine headaches.

        According to The Gale Group (PRNewswire, June 1999), approximately 23 million people in the U.S. suffer from severe migraine headaches. According to a report from Decision Resources, sales of prescription drugs to treat migraine totaled approximately $1.9 billion in 1999 in the world's largest pharmaceutical markets, the U.S., the United Kingdom, France, Germany, Italy and Spain. That report also estimated that such sales would grow to $3.1 billion by 2009. Many who suffer from migraine claim they cannot work or function during an attack; others feel extremely ill or depressed. We believe that being able to deliver a rapid dose followed by a steady, low-level maintenance dose non-invasively, over an extended period, would benefit many migraine sufferers. We initiated Phase I clinical investigations of a migraine product in July of 2004, and we are currently seeking to put a marketing, development and supply agreement in place with a potential partner. The remaining steps before marketing approval of this product are successful completion of additional pre-clinical studies and Phase I, Phase II and Phase III clinical studies. We estimate that it will take five to seven years, if not longer, before this product can be marketed for sale, although we cannot assure investors that further time will not be required or that we will ever reach commercialization of this product.

        PARKINSON'S DISEASE

        Parkinson's disease is a progressively debilitating illness, which breaks down areas of the brain that are thought to control the coordination of body movements. While the cause of this disease is unknown, the symptoms are believed to be caused by the brain's inability to produce dopamine, a naturally produced chemical that is responsible for healthy function of the human nervous system.

        Parkinson's is generally treated with dopamine or drugs that stimulate dopamine production called dopamine agonists, either alone or in combination. There are significant disadvantages and side effects associated with the oral delivery of dopamine agonists. We believe these side effects can be greatly reduced with our drug delivery technology. We have conducted preliminary research with a drug commonly used in the treatment of Parkinson's


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disease. Because active transdermal delivery has been shown to provide steady and highly precise delivery of drugs, as evidenced in our clinical trials and various research studies, we believe that an active transdermal product could benefit greatly the treatment of Parkinson's disease by providing a more steady and controlled level of drug in the blood stream than is possible by the ingestion of pills, which typically produce characteristic high, followed by low, blood levels of the drug as they are taken, digested and metabolized by the body. Bypassing the gastro-intestinal tract may reduce the incidence of nausea, and achieving a steady concentration of the drug in the blood stream may reduce the incidence of hallucination and nightmare. In addition, use of a once-a-day patch, in lieu of orally dosing three times per day, may improve patient convenience and compliance and may provide greater flexibility and control of dosing.

        According to the National Parkinson Foundation, Inc.'s website, as many as 1.5 million Americans are currently afflicted with Parkinson's. The remaining steps before marketing approval of this product are successful completion of additional pre-clinical studies and Phase I, Phase II and Phase III clinical studies. We estimate that this will take five to seven years, or longer.

        We are currently engaged in pre-clinical development studies involving dopamine agonists.

        OTHER THERAPEUTIC AREAS

        We believe that the ability to provide painless, non-invasive programmable medication delivery has wide applicability in a variety of healthcare settings and for a wide variety of compounds and therapies. Our research and business development efforts are geared towards quantifying the opportunities and moving forward with the most promising of them. Examples of additional opportunities are: osteoporosis, deep-vein thrombosis, nausea, muscular dysfunction and congestive heart failure.

        OUR STRATEGY

        Our goal is to exploit our proprietary technology through the development and commercial introduction of a number of successful products incorporating pharmaceuticals into our drug delivery systems. Our business strategy is to identify unmet medical needs, define products that address those needs, evaluate the market potential of the defined products, develop such products through an appropriate clinical stage, partner with strong marketing companies, complete the development of such products in collaboration with our partners, manufacture such products, and commercially launch such products through our marketing partners.

        We focus our efforts on applying our platform technology in therapeutic areas where our approach to drug delivery can substantially improve a drug therapy, offering advantages over existing methods of delivering the same drug. We intend to partner with pharmaceutical and other healthcare companies that are market leaders in the specific therapeutic areas and which can provide immediate market access and financial support during the later stages of clinical studies. Currently, we are focused on FDA-approved drugs. We believe this


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approach reduces clinical risks and eliminates certain costly and time consuming pre-clinical and clinical studies, thereby shortening time to approval and materially reducing costs.

        To achieve our objectives, we plan to implement the following business strategy:

        o APPLY OUR DRUG DELIVERY TECHNOLOGY TO SPECIFIC THERAPIES WHERE IT CAN IMPROVE DELIVERY AND EFFICACY WHILE REDUCING SIDE EFFECTS. We plan to use our proprietary technology to create products that provide fundamental improvements in therapy, greatly improving drug efficacy, eliminating side effects and reducing patient discomfort and inconvenience, thereby improving compliance and lowering healthcare costs.

                We believe our patented platform drug delivery technology is applicable to a broad range of pharmaceuticals. Our goal is to use our technology to develop pharmaceutical products that are programmable, non-invasive, safe and effective, as well as offer consistent, predictable and reproducible results.

                We intend to develop pharmaceutical products based on FDA-approved drugs that can substantially improve the therapeutic value of drugs currently delivered by oral means, injection, infusion or other means; expand market penetration for existing therapeutics currently delivered by oral means, injection, infusion or other routes; extend existing patent protection or offer new patent protection, providing important competitive advantages to our strategic partners and ourselves; and enable the commercialization of drugs or therapies that cannot be effectively administered through other drug delivery methods.

        o REDUCE DEVELOPMENT RISK AND COSTS BY FOCUSING ON APPROVED drugs. We plan to focus on drugs with proven safety and efficacy and that are approved for marketing by the FDA, but which have certain limitations in their existing delivery forms. We believe that working primarily with drugs that have demonstrated safety and efficacy reduces our technical risks and development costs and we believe we will be able to bring new products to market faster.

        o RETAIN CONTROL OF PRODUCT DEVELOPMENT. In most cases, we plan to develop products through to at least proof of concept in humans before strategic partnering, thereby establishing more value for our products. We believe this will put us in a stronger position to negotiate marketing agreements with prospective partners that will provide more value to us. We also plan to retain control of product development after partnering through to commercial introduction. By retaining control of product development we believe we will be able to retain a more significant share of product revenues.

        o DEVELOP MARKETING ARRANGEMENTS WITH LEADERS IN SPECIFIC THERAPEUTIC AREAS. We will seek marketing and late stage development partnerships with pharmaceutical companies that can provide established, significant market access as well as finance late stage clinical trials. Generally, we will expect


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                our partners to handle sales, marketing and distribution while we retain manufacturing responsibility.

        o CONCENTRATE ON THERAPEUTIC AREAS WITH LARGE MARKETS. We intend to focus on areas where we believe that the United States market potential for each of our products is at least $200 million annually and more than $300 million on a worldwide basis. By the use of the term "market potential", we are referring to the dollar amount that we believe consumers would be willing to spend for safe and effective products focused on a specific need. We intend to target highly profitable applications of our technology where we believe we can materially increase, or even create, the market.

        o MANUFACTURE COMPLETE PRODUCTS. We have established an experienced manufacturing team. A substantial portion of our intellectual property resides in the design and manufacturing of our proprietary products. We intend to formulate, manufacture and package the patches and outsource the manufacture of the controllers. By controlling manufacturing, we believe that we can retain a greater share of product revenues, better protect and enhance our intellectual property, position ourselves to establish manufacturing economies of scale, create capacity to support a number of product partnerships, control costs, assure high quality and oversee regulatory compliance.

        o EXTEND THE APPLICATION OF OUR TECHNOLOGY. We intend to continue to further the development of our technology, through university collaborations and licensing and technology collaborations, to extend the ability of our technology to deliver larger molecules, and other high-value applications. We intend to continue to seek patent protection in the U.S. and elsewhere for our technological advances.

CLINICAL STUDIES

        We have received FDA approval for the sale of our LidoSite product in the United States. Prior to receiving FDA approval, LidoSite underwent extensive clinical and laboratory testing, culminating in the completion of Phase III clinical studies in the fourth quarter of 2001. Those Phase III clinical studies involved 15 sites within the U.S. and over 1,000 human applications of our system, testing various aspects such as safety, wearability, pain sensation and reliability. Under the appropriate Investigative New Drug provision of the Food, Drug and Cosmetic Act, we conducted the following studies of our lidocaine system in humans.


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        PHASE I CLINICAL STUDIES.

        Phase I clinical studies were initiated as early as 1995 and consisted of several series focused on:

        o       finalizing the design of the system;

        o       seeing how deep the numbness goes;

        o       looking at the amount of drug that gets into the blood stream;

        o       determining if it matters where you place the patch on the body;

        o making sure the lidocaine that is administered does not contaminate the blood samples that are drawn from the site where the patch was on the skin; and o comparing the performance of the patch to EMLA lidocaine cream

        PHASE II CLINICAL STUDIES.

        One study of 48 pediatric -- i.e., 5-18 years old -- patients was conducted in a major mid-west children's hospital to measure the pain sensation, or lack thereof, associated with actual clinical use of our lidocaine system. The participants were patients that needed to have a needle placed through their skin and into a vein because of the need to draw blood or the need to insert an intravenous catheter for infusion of IV medication. During these studies, which were randomized and placebo-controlled, clinical investigators noted pain scores during needle penetration. From these studies, we were able to conclude that the system could be used easily on these patients and a statistically significant pain reduction was noted over the placebo patches.

        PHASE III CLINICAL STUDIES.

        We conducted four Phase III clinical studies to demonstrate the efficacy and safety of our lidocaine delivery system when used for local dermal anesthesia on intact skin. These large-scale studies consisted of two studies involving puncture of the skin by needles and two dermatological studies involving minor incisions of the skin or the use of lasers to treat skin conditions. In all, over 650 patients were evaluated in the four studies. The two large-scale studies consisted of a double-blind evaluation of our lidocaine delivery system in pediatric patients, ages 5 to 17, and a double-blind evaluation of the system in adult patients. In children aged 5 to 17 as well as adults, the study results demonstrated that those treated with our lidocaine delivery system reported significantly less pain than subjects treated with a placebo system. When we refer to a "double-blind evaluation", we are referring to a testing procedure in which both the patients and the administrators were unaware of which patients were receiving placebos and which patients were using our lidocaine system.


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REGULATORY STATUS OF OUR LIDOSITE PRODUCT

        Our LidoSite product is considered a "combination" product by the FDA, as it consists of a drug-filled patch and a device, our controller. For a combination product, approval by the FDA requires that a New Drug Application, or NDA, and a 510(k) notification be submitted to the FDA. In addition, an acceptable Pre-approval Inspection, or PAI, of our facility, quality systems and data documentation by the FDA is required. We have reached the following milestones with respect to the FDA approval process of our LidoSite product:

        o JULY 25, 2003. We received an "approvable" letter from the FDA indicating that the NDA for the drug component of the LidoSite product -- i.e., the lidocaine-filled patch -- was approvable pending a successful PAI, submission of certain additional information requested by the FDA and final determination of labels and labeling.

        o AUGUST 20, 2003. Our 510(k) pre-market notification of the electronic dose controller was determined by the FDA to be substantially equivalent to prior marketed devices and, therefore, cleared for sale.

        o JANUARY 30, 2004. The FDA completed its Pre-Approval Inspection, or PAI, of our facility. As a result of that inspection, the FDA's New Jersey District office recommended that the NDA be placed in an approvable status.

        o MAY 6, 2004. We received approval from the FDA to commercially launch our LidoSite product in the United States.

SALES, MARKETING AND DISTRIBUTION

        Our agreement with B. Braun calls for us to be responsible for manufacturing and delivery of the LidoSite product to B. Braun at one site in the United States designated by B. Braun. Title and risk of loss transfer to B. Braun upon delivery of the LidoSite product by us. We have no storage obligations once the product has been delivered to B. Braun. B. Braun will be responsible for marketing, distribution and international registration and will have the right to distribute the product in such manner as it shall determine.
B. Braun, a multinational medical products company based in Melsungen, Germany, has over $2.7 billion in worldwide revenue, and operates in over 50 countries with more than 28,000 employees. B. Braun is a U.S. market leader in regional anesthesia products with a U.S. sales force comprised of 100 dedicated sales representatives and more than 1,000 sales representatives through its distributor network. B. Braun markets a wide variety of healthcare products including infusion pumps, medical filters, needle-free intravenous systems, wound care products, surgical and anesthesia trays used for pain control, catheters, urological solutions and other medical and surgical supplies. We believe that B. Braun's focus on pain management, critical care and anesthesia products and its global marketing reach, make it an excellent distribution partner for our LidoSite product.

        We currently rely on a single customer, B. Braun to generate product revenue. We granted B. Braun the right to be our exclusive, worldwide sales and marketing distributor for our LidoSite product. As a result, we are dependent upon B. Braun and its ability to effectively market our only current product. If
B. Braun is unable to sell the LidoSite product effectively, we do not have the ability to seek other customers for our LidoSite product at least until such time as satisfactory arrangements are made with B. Braun.

        Commercial distribution of the LidoSite product began on March 1, 2005. Since that date, B. Braun has conducted trials of the LidoSite product at selected hospitals. A limited number of controllers distributed to hospitals for such trials have not performed in accordance with our expectations. Certain of those controllers were unable to detect the insertion of a LidoSite patch after a period of usage that was less than 99 applications, requiring the clinician administering the dose to apply another controller to deliver the medication from the patch. This condition was determined to present no hazard to the patient or clinician as the controllers circuitry was able to detect this condition each time and indicate to the clinician to replace the controller unit, whereupon delivery of the dosage was able to occur. As a result of this condition we have performed a design review of the controller and are in the process of making mechanical changes to the connector of the LidoSite controller which we believe will alleviate this problem. B. Braun has determined that this condition presents an inconvenience to the clinician and until the redesigned controllers are delivered to B. Braun, B. Braun will not expand the number of hospitals currently conducting LidoSite product trials.

        B. Braun has a contractual requirement to issue binding quarterly purchase orders to us for the LidoSite product 120 days in advance along with a binding rolling forecast for the subsequent three quarters. As sales of the LidoSite product began on March 1, 2005 and with B. Braun not expanding the number of hospitals currently trialing our product until the redesigned controllers are available, B. Braun and Vyteris Holdings have determined that it is too early in the sales cycle for B. Braun to have sufficient information on which to establish binding orders and binding forecasts. Therefore, we have agreed to waive the requirement that B. Braun issue binding quarterly purchase orders, and waiver the minimum purchase requirements, until the controller design changes are completed and the LidoSite product controllers incorporating these changes are delivered to B. Braun.

        COMPETITION

        Our LidoSite product, and any future products which we may develop, will likely compete with both conventional drug delivery methods and advanced drug delivery methods.

        CONVENTIONAL DRUG DELIVERY METHODS

        Traditionally, the pharmaceutical industry has relied on oral delivery and injection as the primary methods of administering drugs:

        o CONVENTIONAL ORAL METHOD. Conventional, oral drug dosage forms, such as pills and capsules, are the most common types of drug delivery. Oral drug delivery methods are easy to administer, but their efficacy can be limited because drugs must first pass through the digestive system and liver before being absorbed into the bloodstream. Orally delivered drug dosages must, therefore, be large to overcome the degradation that occurs in the gastrointestinal tract and liver. As a result, conventional oral dosage forms often produce higher initial drug levels than are required to achieve the desired therapeutic effects, thereby increasing the risk of side effects, some of which can be serious. Also, it is difficult to maintain therapeutically optimal drug levels using oral drug delivery methods. Further, oral drug delivery methods can require patients to follow inconvenient dosing routines, which may diminish patient compliance with self-medication schedules.

        o INJECTION METHODS. Injectable drug dosage forms generally provide rapid onset of therapeutic action and offer many of the same advantages as conventional oral drug dosage methods. Injectable drug delivery methods use needles, raising the possibility of needle-stick injuries, as well as the risk of infection to the caregiver and the patient. The use of needles also increases patient anxiety due to the pain of injection. Further, patients often find self-injectable therapies unpleasant. As a result, injected drugs for many chronic and subchronic diseases meet with varying degrees of patient acceptance and compliance with the prescribed regimens, which can lead to increased incidence of medical complications and potentially higher disease management costs. In addition, some elderly, infirm or pediatric patients cannot administer their own injections and require assistance, thereby increasing both the inconvenience to these patients and the cost of therapy.

        ADVANCED DRUG DELIVERY TECHNOLOGIES

        The limitations of conventional forms of drug delivery, such as oral and injection methods, have driven demand for advanced drug delivery alternatives that are safer, more effective and more convenient. Advanced drug delivery technologies have improved oral and injection methods as well as offering new means of administering drugs, such as through the skin and the respiratory system. Advanced drug delivery technologies include sustained release pills and injectables, passive transdermal patches and infusion pumps, as well as pulmonary, nasal, intravaginal and opththalmic methods. In some cases, these technologies offer better control over the release of drugs into the bloodstream, thereby improving therapeutic efficacy and reducing side effects and risks. In other cases, advanced drug delivery technologies make therapies easier to administer and support more complex therapeutic regimens. Innovative drug delivery technologies can offer many advantages over traditional methods, including ease of use and administration, greater control of drug concentration in the blood, improved safety and efficacy, improved patient compliance, expanded indications for certain therapies, and totally new therapies using drugs that cannot be delivered otherwise.

        The following is an overview of advanced drug delivery technologies and other alternative methods that could be direct or indirect competitors of our LidoSite product and any of our potential future products:

        o SUSTAINED RELEASE ORAL DOSAGE FORMS are designed to release the active ingredients of the drug into the body at either a predetermined point in time or at a predetermined rate over an extended period of time, generally do not work fast and may be partially destroyed by the liver and stomach before they get into the blood stream.

        o PASSIVE TRANSDERMAL PATCHES allow absorption of drugs through the skin and generally provide a convenient method of administering drugs at a steady rate over an extended period of time, but onset of action may take hours after application, and absorption of the drug may continue for hours after the patch is removed, which can increase side effects. Additionally, because human skin is an effective barrier, most drug formulations will not passively permeate the skin in therapeutic quantities. There is also an element of variability associated with passive transdermal systems due to variations in skin characteristics.

        o SUSTAINED RELEASE INJECTABLE PREPARATIONS allow conventional injectable drugs to be incorporated into a biodegradable material that is then injected and absorbed slowly into the surrounding tissue. These preparations reduce the frequency of injections by creating a small "depot" of the drug beneath the skin that is slowly absorbed by the body, thus increasing the interval between injections. They can turn a conventional once-a-day injection into a once weekly or even longer regimen.

        o CONTINUOUS INFUSION PUMPS are small implantable or externally worn battery-powered pumps that introduce drugs directly into the body, using a needle or catheter inserted into tissue just below the skin or directly into the blood stream or spinal space. They use conventional drugs, and provide rapid onset of action as well as sustained or programmed delivery of medication. These are costly, complex electromechanical devices reserved mostly for treatment of chronic conditions such as the delivery of insulin for certain diabetes patients and for chronic intractable pain management for the treatment of certain forms of spasticity.

        o PULMONARY AND NASAL METHODS. Both pulmonary, or inhalation, delivery and nasal sprays are designed to provide fast action or to deliver drugs that are destroyed by the gastro-intestinal tract. Variations in a user's respiratory tract, often brought on by everyday occurrences such as a cold, infection or even changes in climate, can markedly affect the amount of drug inhaled from each spray. Nasal sprays can also cause irritation in some patients and usually it is not possible to adjust the amount of dose delivered in each sniff or spray. In addition, the patient cannot control dosage over a period of time, and patients and caregivers may have difficulty maintaining desired therapeutic effects.

        o TRANSMUCOSAL. Transmucosal technology enables drugs to be delivered through the body's mucosal surfaces. There are four means by which drugs can be delivered in this fashion: orally, nasally, rectally and vaginally. In limited situations, drug absorption through mucosal surfaces is effective because mucosal tissue is usually rich in blood supply, providing the means for rapid drug transport to the systemic circulation.

        o JET INJECTION. Jet injection drug delivery technology uses stored mechanical energy from either a spring or compressed gas cylinder to ballistically deliver a liquid or powder through the skin without a needle. Liquid jet injection has been used for many years with minimal success. A new technology allows the administration of small amounts of drugs in dry powder form through the skin using a specially engineered device, which propels the drug using a high-powered jet of helium gas. The gas accelerates the dry drug particles, enabling penetration of the skin.

        Competition for our drug delivery products may come from any of these technologies.

        The attractiveness of the local anesthesia market has compelled new entrants to challenge EMLA's market share and expand the market still further. One company, Iomed, Inc., has introduced an iontophoretic lidocaine delivery system into the market that is faster-acting than EMLA. However, we believe that Iomed's product, marketed under the label Numby Stuff(R), is complex and difficult to administer. Numby Stuff uses two separate, large electrode patches: a drug patch and a grounding patch. The drug patch does not come pre-filled with the drug; rather, it must be saturated with a specific liquid formula of lidocaine called Iontocaine(R), which is drawn from a vial prior to use. Both electrode patches in the Numby Stuff system must then be manually connected to the power supply/controller using "alligator" clip wires. The electronic controller is a benchtop model that is manually controlled by a nurse or doctor and cannot be conveniently worn by the patient. We believe that we will be able to compete with EMLA on the basis of speed of delivery, depth of delivery, suitability for clinics and price.

        A number of other advanced local anesthesia products are currently or potentially under development. AlgoRx Pharmaceuticals, Inc., for example, is developing a jet injection lidocaine delivery system that will use a high-power jet of gas to propel a powder formulation of the drug through the skin. Other companies, such as Empi, Inc. and Life-Tech, Inc., have also developed iontophoretic systems similar to Iomed's Numby Stuff, but their systems are currently used with drugs other than lidocaine. We believe that the growing interest in local anesthesia products, despite their clinical limitations, is a positive indication of the healthcare industry's strong desire for an effective, non-invasive, local dermal anesthetic.

        Alza Corporation, a Johnson & Johnson subsidiary, with its E-TRANS(R) system, is the only other company known to have developed pre-filled iontophoresis technology. Alza has chosen a very different application -- delivery of an opiate-based product for systemic pain management -- for its first product. Alza has announced that it has received an "approvable" letter from the FDA. We believe that if there is eventual approval and market acceptance of Alza's first product, it would provide further validation of the potential value and utility of iontophoretic drug delivery, making this class of technology more attractive to the pharmaceutical and health-care industries. If the E-TRANS(R) system is launched as a commercial product, we believe we can compete effectively against the E-Trans technology, because we believe we will offer our commercialization partners a lower cost system -- since our product does not contain the expensive electronics contained in the Alza patches -- and because we and Alza are addressing very different therapeutic applications. The Alza system was developed to treat pain associated with major surgery and cannot be used as a dermal anesthetic. We also believe that because Alza has incorporated the electronics into each patch, the added complexity of the product necessitates product development cycles for new applications that are significantly longer than those required by our system.

        Birch Point Medical, a development stage company, currently markets in the U.S., through Smith and Nephew, a single use iontophoretic system called IontoPatch(TM), aimed at the physical therapy market. We believe that the IontoPatch product is not FDA-approved for any specific therapeutic indication and is not pre-filled with medication.

        Becton Dickinson has substantial insight into the potential applications of our drug delivery technologies, and our business model, as we were operated as a division of Becton Dickinson for over ten years. Further, Becton Dickinson had a designee on our Board of Directors until May 2001.

        Becton Dickinson is engaged in developing alternative drug delivery technologies and we may compete in the future with alternative technologies developed or acquired by Becton Dickinson. Under the "Transaction Agreement" that we entered into with Becton Dickinson dated November 10, 2000, Becton Dickinson is prohibited from competing directly with us in the field of active transdermal drug delivery technology (iontophoresis) for a five year period ending in November 2005. Becton Dickinson has developed drug delivery technology employing "micro-needles," tiny needles that deliver compounds into the first few hundred microns of the skin. This technology, which has not yet been commercialized, may compete directly with our current technology. We do not know whether or when Becton Dickinson will seek to commercialize this technology.

INTELLECTUAL PROPERTY

        We protect our technological and marketing position in advanced transdermal drug delivery technology by filing U.S. TITLE/DESCRIPTION patent applications and, where appropriate, corresponding foreign patent applications. Our success will depend in part upon our ability to protect our proprietary technology from infringement, misappropriation, duplication and discovery. Our policy is to apply for patent protection for inventions and improvements deemed important to the success of our business. We have a portfolio of United States patents and foreign patents. We have approached the design and development of our active transdermal drug delivery systems with the objective of maximizing overall delivery system efficiency while addressing commercial requirements for reproducibility, formulation stability, safety, convenience and cost. To achieve this goal, our delivery systems integrate proprietary and patented technology with commercially available, off-the-shelf components.

        We have listed below, for each of our issued patents, the patent number, the title and the date on which the patent is expected to expire.

-------------------------------------------------------------------------------------------------------------
PATENT
NUMBER           EXPIRATION DATE                                TITLE/DESCRIPTION
-------------------------------------------------------------------------------------------------------------

I.  U.S. PATENTS

-------------------------------------------------------------------------------------------------------------
6,167,301           29-Aug-2015         Iontophoretic drug delivery device having high-efficiency  dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
6,522,919           29-Aug-2015         Iontophoretic drug delivery device having high-efficiency  dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
6,402,732           29-Aug-2015         Iontophoretic drug delivery device having high-efficiency  dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
6,208,891           04-Apr-2017         Disabling circuit for an iontophoretic system
-------------------------------------------------------------------------------------------------------------
6,385,488           20-May-2019         Method of increasing the reliability of iontophoresis system
-------------------------------------------------------------------------------------------------------------
6,678,555           20-May-2019         Method of increasing the reliability of iontophoresis system
-------------------------------------------------------------------------------------------------------------
6,394,994           27-Aug-2019         Method for testing the ability of an iontophoretic
                                        reservoir-electrode to deliver a medicament
-------------------------------------------------------------------------------------------------------------
6,377,848           25-Aug-2019         Methods of activating controller
-------------------------------------------------------------------------------------------------------------
6,047,208           27-Aug-2017         Method of detecting events or conditions in an iontophoretic drug delivery system
-------------------------------------------------------------------------------------------------------------
6,107,777           25-Jul-2017         Circuit for causing a voltage step in a multi-cell battery
-------------------------------------------------------------------------------------------------------------
6,009,344           25-Jul-2017         Iontophoretic drug delivery system
-------------------------------------------------------------------------------------------------------------
6,377,847           30-Sep-2013         Iontophoretic drug delivery device and reservoir and method of making same
-------------------------------------------------------------------------------------------------------------
6,228,206           30-Jul-2017         Bonding agent composition containing conductive filler and method of bonding electrode to printed conductive trace with same
-------------------------------------------------------------------------------------------------------------
5,738,647           27-Sep-2016         User activated iontophoretic device and method for activating same
-------------------------------------------------------------------------------------------------------------
5,882,677           30-Sep-2017         Iontophoretic patch with hydrogel reservoir
-------------------------------------------------------------------------------------------------------------
5,795,321           18-Aug-2015         Iontophoretic drug delivery system, including removable controller
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
PATENT
NUMBER           EXPIRATION DATE                                TITLE/DESCRIPTION
-------------------------------------------------------------------------------------------------------------
5,498,235           30-Sep-2014         Improved iontophoretic drug delivery device
-------------------------------------------------------------------------------------------------------------
5,876,368           30-Sep-2014         Iontophoretic drug delivery device having improved controller and patch
-------------------------------------------------------------------------------------------------------------
5,688,232           28-Sep-2015         Iontophoretic drug delivery device having an improved controller
-------------------------------------------------------------------------------------------------------------
6,029,083           04-Apr-2017         Circuit and method for automatically turning off an iontophoretic system
-------------------------------------------------------------------------------------------------------------
5,935,598           18-Jun-2017         Iontophoretic delivery of cell adhesion inhibitors
-------------------------------------------------------------------------------------------------------------
5,961,483           30-Sep-2016         Iontophoretic delivery of cell adhesion inhibitors
-------------------------------------------------------------------------------------------------------------
6,629,968           10-Dec-2020         Shelf storage stable iontophoresis reservoir-electrode and iontophoretic system incorporating the reservoir-electrode
-------------------------------------------------------------------------------------------------------------
6,635,045           30-Jun-2020         Shelf storage stable iontophoresis reservoir-electrode and iontophoretic system incorporating the reservoir-electrode
-------------------------------------------------------------------------------------------------------------
5,983,133           29-Sep-2017         Iontophoresis system with voltage step-up circuit
-------------------------------------------------------------------------------------------------------------
6,350,259           18-Jun-2017         Iontophoretic electrode assembly and method for controlling delivery of drug using competing ions
-------------------------------------------------------------------------------------------------------------
6,584,389           17-Nov-2017         Low cost electrode for an iontophoretic device
-------------------------------------------------------------------------------------------------------------
5,246,418           17-Dec-2011         Iontophoresis system having features for reducing skin irritation
-------------------------------------------------------------------------------------------------------------
5,306,235           30-Sep-2012         Failsafe iontophoresis drug delivery system
-------------------------------------------------------------------------------------------------------------
4,950,229           25-Sep-2009         Apparatus for an electrode used for iontophoresis
-------------------------------------------------------------------------------------------------------------
5,320,597           06-Aug-2008         Device and method for renewing electrodes during iontophoresis
-------------------------------------------------------------------------------------------------------------
5,284,471           08-Feb-2011         Electrode and method used for iontophoresis
-------------------------------------------------------------------------------------------------------------
5,334,138           02-Aug-2011         Method and composition for increased skin concentration of active agents by iontophoresis
-------------------------------------------------------------------------------------------------------------
5,131,403           05-Jun-2011         Method for obtaining blood using iontophoresis
-------------------------------------------------------------------------------------------------------------
5,310,403           18-May-2012         Iontophoretic drug delivery device and circuit therefore
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
PATENT
NUMBER           EXPIRATION DATE                                TITLE/DESCRIPTION
-------------------------------------------------------------------------------------------------------------
5,817,044           06-Oct-2015         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
5,458,569           08-Jun-2013         Wearable iontophoresis system
-------------------------------------------------------------------------------------------------------------
5,302,172           12-Apr-2011         Method and composition for iontophoresis
-------------------------------------------------------------------------------------------------------------
D366,702            30-Jan-2010         Iontophoretic drug delivery controller
-------------------------------------------------------------------------------------------------------------
D352,113            01-Nov-2008         Iontophoretic drug delivery system
-------------------------------------------------------------------------------------------------------------
D352,357            08-Nov-2008         Iontophoretic drug delivery system
-------------------------------------------------------------------------------------------------------------
5,954,684           30-Sep-2013         Iontophoretic drug delivery system and method for using same
-------------------------------------------------------------------------------------------------------------
5,540,669           30-Sep-2013         Iontophoretic drug delivery system and method for using same
-------------------------------------------------------------------------------------------------------------
5,494,679           27-Feb-2013         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
5,843,015           28-Dec-2015         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
D352,782            22-Nov-2008         Iontophoretic drug delivery system
-------------------------------------------------------------------------------------------------------------
5,645,526           30-Sep-2014         Apparatus and method for ensuring compatibility of a reusable iontophoretic controller with an iontophoretic patch
-------------------------------------------------------------------------------------------------------------
5,682,726           30-Sep-2014         Method for forming and packaging iontophoretic drug delivery patches and the like to increase stability and shelf-life
-------------------------------------------------------------------------------------------------------------
5,713,846           27-Sep-2016         Iontophoretic drug delivery system, including method for activating same for attachment to patient
-------------------------------------------------------------------------------------------------------------
5,688,231           18-Nov-2014         Iontophoresis assembly including cleanable electrical contacts
-------------------------------------------------------------------------------------------------------------
5,693,024           27-Sep-2016         Iontophoretic drug delivery system, including method for
                                        determining hydration of patch
-------------------------------------------------------------------------------------------------------------
5,899,876           27-Aug-2017         Multiple site drug delivery system
-------------------------------------------------------------------------------------------------------------
5,895,369           30-Sep-2014         Iontophoresis patch/controller interconnection using a conductive elastomer to provide noise-free electrical contact between patch and controller
-------------------------------------------------------------------------------------------------------------
5,730,715           14-Jun-2016         Device for the iontophoretic administration of bisphosphonates
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
PATENT
NUMBER           EXPIRATION DATE                                TITLE/DESCRIPTION
-------------------------------------------------------------------------------------------------------------
5,735,810           14-Jun-2016         Device for the iontophoretic administration of bisphosphonates
-------------------------------------------------------------------------------------------------------------
5,857,994           01-Oct-2016         Awakenable iontophoretic delivery device for reducing electrical sensation upon application thereof
-------------------------------------------------------------------------------------------------------------
6,018,680           01-Oct-2016         Awakenable iontophoretic delivery device for reducing electrical sensation upon application thereof
-------------------------------------------------------------------------------------------------------------
5,792,097           27-Sep-2016         Iontophoretic electrodes and surface active agents
-------------------------------------------------------------------------------------------------------------
5,797,867           27-Sep-2016         Iontophoretic drug delivery system, including method for activating same for attachment to patient
-------------------------------------------------------------------------------------------------------------
5,919,156           27-Sep-2016         Iontophoretic drug delivery system, including unit for dispensing patches
-------------------------------------------------------------------------------------------------------------
5,873,850           29-May-2017         Locking and disfiguring mechanism for an iontophoretic system
-------------------------------------------------------------------------------------------------------------
6,858,018           28-Sep-2018         Iontophoretic delivery of remifentonil hydrochloride
-------------------------------------------------------------------------------------------------------------
6,862,473           1-Mar-2022          Iontophoretic drug delivery device and reservoir and method of making same
-------------------------------------------------------------------------------------------------------------

II.  FOREIGN PATENTS

-------------------------------------------------------------------------------------------------------------
735497              24-Jul-2018         Iontophoretic drug delivery system
-------------------------------------------------------------------------------------------------------------
0 934 098           22-Sep-2017         User activated iontophoretic device and method for activating same
-------------------------------------------------------------------------------------------------------------
0 934 098           22-Sep-2017         User activated iontophoretic device and method for activating same
-------------------------------------------------------------------------------------------------------------
0 934 098           22-Sep-2017         User activated iontophoretic device and method for activating same
-------------------------------------------------------------------------------------------------------------
0 934 098           22-Sep-2017         User activated iontophoretic device and method for activating same
-------------------------------------------------------------------------------------------------------------
2,249,039           29-Sep-2018         Iontophoretic patch with hydrogel reservoir
-------------------------------------------------------------------------------------------------------------
2,244,332           28-Jul-2018         Bonding agent and method of bonding  electrode to printed  conducted trace
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
PATENT
NUMBER           EXPIRATION DATE                                TITLE/DESCRIPTION
-------------------------------------------------------------------------------------------------------------
69513672.0          29-Sep-2015         Improved iontophoretic drug delivery device
-------------------------------------------------------------------------------------------------------------
0 783 346           29-Sep-2015         Improved iontophoretic drug delivery device
-------------------------------------------------------------------------------------------------------------
69509782.2          29-Sep-2015         Iontophoretic drug delivery device having improved controller and patch
-------------------------------------------------------------------------------------------------------------
0 783 344           29-Sep-2015         Iontophoretic drug delivery device having improved controller and patch
-------------------------------------------------------------------------------------------------------------
0 783 344           29-Sep-2015         Iontophoretic drug delivery device having improved controller and patch
-------------------------------------------------------------------------------------------------------------
0 971 769           02-Apr-2018         Circuit and method for automatically turning off an iontophoretic system
-------------------------------------------------------------------------------------------------------------
0 971 769           02-Apr-2018         Circuit and method for automatically turning off an iontophoretic system
-------------------------------------------------------------------------------------------------------------
0 971 769           02-Apr-2018         Circuit and method for automatically turning off an iontophoretic system
-------------------------------------------------------------------------------------------------------------
0 971 769           02-Apr-2018         Circuit and method for automatically turning off an iontophoretic system
-------------------------------------------------------------------------------------------------------------
P69225387.4         09-Dec-2012         Iontophoresis system having features for reducing skin irritation
-------------------------------------------------------------------------------------------------------------
0 547 482           09-Dec-2012         Iontophoresis system having features for reducing skin irritation
-------------------------------------------------------------------------------------------------------------
0 547 482           09-Dec-2012         Iontophoresis system having features for reducing skin irritation
-------------------------------------------------------------------------------------------------------------
49781/BE/98         09-Dec-2012         Iontophoresis system having features for reducing skin irritation
-------------------------------------------------------------------------------------------------------------
2026059             17-Dec-2011         Iontophoresis system having features for reducing skin irritation
-------------------------------------------------------------------------------------------------------------
0 448 299           15-Mar-2011         Method and composition for increased skin concentration of active agents by iontophoresis
-------------------------------------------------------------------------------------------------------------
0 448 299           15-Mar-2011         Method and composition for increased skin concentration of active agents by iontophoresis
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
PATENT
NUMBER           EXPIRATION DATE                                TITLE/DESCRIPTION
-------------------------------------------------------------------------------------------------------------
0 448 299           15-Mar-2011         Method and composition for increased skin concentration of active agents by iontophoresis
-------------------------------------------------------------------------------------------------------------
0 448 299           15-Mar-2011         Method and composition for increased skin concentration of active agents by iontophoresis
-------------------------------------------------------------------------------------------------------------
2028663             15-Mar-2011         Method and composition for increased skin concentration of active agents by iontophoresis
-------------------------------------------------------------------------------------------------------------
P69221036.9         30-May-2012         Method for obtaining blood using iontophoresis
-------------------------------------------------------------------------------------------------------------
0 517 120           30-May-2012         Method for obtaining blood using iontophoresis
-------------------------------------------------------------------------------------------------------------
0 517 120           30-May-2012         Method for obtaining blood using iontophoresis
-------------------------------------------------------------------------------------------------------------
0 586 666           17-Mar-2013         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
P69310844.4         17-Mar-2013         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
0 586 666           17-Mar-2013         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
0 586 666           17-Mar-2013         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
25247/BE/97         17-Mar-2013         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
0 586 666           17-Mar-2013         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
2132348             17-Mar-2013         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
2542792             17-Mar-2013         User activated iontophoretic device
-------------------------------------------------------------------------------------------------------------
2164850             18-Feb-2014         Wearable iontophoresis system
-------------------------------------------------------------------------------------------------------------
69424413.9          18-Feb-2014         Wearable iontophoresis system
-------------------------------------------------------------------------------------------------------------
0 702 579           18-Feb-2014         Wearable iontophoresis system
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
0 702 579           18-Feb-2014         Wearable iontophoresis system
-------------------------------------------------------------------------------------------------------------
24974/BE/00         18-Feb-2014         Wearable iontophoresis system
-------------------------------------------------------------------------------------------------------------
2802170             18-Feb-2014         Wearable iontophoresis system
-------------------------------------------------------------------------------------------------------------
2038097             12-Mar-2011         Method and composition for coiontophoresis
-------------------------------------------------------------------------------------------------------------
0 449 463           15-Mar-2011         Method and composition for iontophoresis
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
PATENT
NUMBER           EXPIRATION DATE                                TITLE/DESCRIPTION
-------------------------------------------------------------------------------------------------------------
0 449 463           15-Mar-2011         Method and composition for iontophoresis
-------------------------------------------------------------------------------------------------------------
0 449 463           15-Mar-2011         Method and composition for iontophoresis
-------------------------------------------------------------------------------------------------------------
0 449 463           15-Mar-2011         Method and composition for iontophoresis
-------------------------------------------------------------------------------------------------------------
2087087             11-Jan-2013         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
0 552 878           12-Jan-2013         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
0 552 878           12-Jan-2013         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
0 552 878           12-Jan-2013         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
0 552 878           12-Jan-2013         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
22686/BE/99         12-Jan-2013         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
2506543             12-Jan-2013         Molecules for iontophoretic delivery
-------------------------------------------------------------------------------------------------------------
0 934 097           19-Sep-2017         Iontophoretic drug delivery system, including method for activating same for attachment to patient
-------------------------------------------------------------------------------------------------------------
0 934 097           19-Sep-2017         Iontophoretic drug delivery system, including method for activating same for attachment to patient
-------------------------------------------------------------------------------------------------------------
0 934 097           19-Sep-2017         Iontophoretic drug delivery system, including method for activating same for attachment to patient
-------------------------------------------------------------------------------------------------------------
0 944 410           05-Sep-2017         Awakenable iontophoretic delivery device for reducing  electrical sensation upon application thereof
-------------------------------------------------------------------------------------------------------------
0 944 410           05-Sep-2017         Awakenable iontophoretic delivery device for reducing electrical sensation upon application thereof
-------------------------------------------------------------------------------------------------------------
0 944 410           05-Sep-2017         Awakenable iontophoretic delivery device for reducing electrical sensation upon application thereof
-------------------------------------------------------------------------------------------------------------
0 944 410           05-Sep-2017         Awakenable iontophoretic delivery device for reducing electrical sensation upon application thereof
-------------------------------------------------------------------------------------------------------------
0 847 293           28-Aug-2016         Iontophoretic drug delivery device having high-efficiency dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
PATENT
NUMBER           EXPIRATION DATE                                TITLE/DESCRIPTION
-------------------------------------------------------------------------------------------------------------
69634408.4          28-Aug-2016         Iontophoretic drug delivery device having high-efficiency dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
0 847 293           28-Aug-2016         Iontophoretic drug delivery device having high-efficiency dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
0 847 293           28-Aug-2016         Iontophoretic drug delivery device having high-efficiency dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
0 847 293           28-Aug-2016         Iontophoretic drug delivery device having high-efficiency dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
0 847 293           28-Aug-2016         Iontophoretic drug delivery device having high-efficiency dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
0 847 293           28-Aug-2016         Iontophoretic drug delivery device having high-efficiency dc-to-dc energy conversion circuit
-------------------------------------------------------------------------------------------------------------
0 906 767           27-Aug-2018         Multiple site drug delivery system
-------------------------------------------------------------------------------------------------------------
0 906 767           27-Aug-2018         Multiple site drug delivery system
-------------------------------------------------------------------------------------------------------------
0 906 767           27-Aug-2018         Multiple site drug delivery system
-------------------------------------------------------------------------------------------------------------
1032368             27-Sept-2019        Iontophoretic delivery of remifentonil hydrochloride
-------------------------------------------------------------------------------------------------------------
0.06312             17-May-2020         Method of increasing the reliability of iontophoresis system
-------------------------------------------------------------------------------------------------------------
0.13645             20-May-2019         Method of increasing the reliability of iontophoresis system
-------------------------------------------------------------------------------------------------------------
0.13639             20-May-2019         Method of increasing the reliability of iontophoresis system
-------------------------------------------------------------------------------------------------------------
0.10911             24-Aug-2020         Method for testing the ability of an iontophoretic
                                        reservoir-electrode to deliver a medicament
-------------------------------------------------------------------------------------------------------------
0 969 900           3-Apr-2018          Disabling circuit for an iontophoretic system
-------------------------------------------------------------------------------------------------------------

        Iontophoresis, as a way of delivering drugs, has been well known for many years. Our patent portfolio consists of innovations that advance basic iontophoresis technology through:

        o       enabling more efficient electrode designs;

        o       drug formulations enhancing iontophoresis;

        o specific transdermal patch features allowing convenient use and low manufacturing cost;

        o electronic circuitry and program algorithms improving the safety and control of medication delivery; and

        o ability to deliver specific classes of molecules not previously possible.

        We believe these patented features provide for improved clinical performance and provide a competitive advantage in manufacturing cost and quality. Some areas in which we have a particular concentration of patents are components, designs and formulations resulting in little to no skin sensation during delivery, delivery of cell adhesion inhibitors via iontophoresis, creating safe, single-use patches that cannot be inadvertently reused, and patches that can be used with drugs having limited aqueous stability.

        The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of pharmaceutical, biotechnology and drug delivery companies, including our company, are uncertain and involve complex legal and factual issues. Accordingly, we cannot assure investors that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products. If our patent applications are not approved or, even if approved, if such patents are circumvented or not upheld in a court of law, our ability to competitively exploit our patented products and technologies may be significantly reduced. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. As a consequence, we do not know whether any of our patent applications will be granted with broad coverage or whether the claims that eventually issue or that relate to our current patents will be circumvented. Since patent applications in the United States can be maintained in secrecy until patents issue, and since publication of discoveries in scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first inventor of inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for such inventions. Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the eventual outcome is favorable. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute.

        Also, patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by competitors, in which case our ability to commercially exploit these products may be diminished.

        From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Furthermore, we cannot assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid, enforceable and provide us with meaningful protection.

        Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights.

        We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants. It is possible that these agreements will be breached or will not be enforceable in every instance, and that we will not have adequate remedies for any such breach. It is also possible that our trade secrets will otherwise become known or independently developed by competitors.

MANUFACTURING AND SUPPLIERS

        PATCH MANUFACTURING

        We have completed the design and development of all components of our single-use iontophoretic patches, including electrodes, printed circuitry, packaging and drug reservoirs. We have also designed, developed and constructed an automated manufacturing and assembly system for pre-commercial and commercial production of LidoSite patches. With this competency in place, we have the capability of developing and manufacturing other transdermal products.

        Initially, we plan to conduct our manufacturing in a 14,000 square foot section of our facility in Fair Lawn, New Jersey. We have developed and installed our first generation manufacturing line, the projected maximum production capacity of which is 2 million patches per year. Additional capacity -- namely, a second automated manufacturing line -- is under construction at our equipment supplier, with whom we have a contract and to whom, as of June 30, 2005, we had made payment of approximately $1.7 million out of a total cost of $1.8 million for the machinery, which should provide us with sufficient capacity for up to three years. That machinery is scheduled for delivery during 2006. We design, develop and maintain our own manufacturing processes, but use third parties to build the automated assembly equipment and fabricate replacement parts when necessary.

        We executed a lease for a second facility to be utilized as we expand our manufacturing capacity. Operation of this second facility will result in substantial expenditures. See "Risk Factors -- Our need to expand our facilities will expose us to additional expenses that may materially adversely affect our results of operations" in this prospectus.

        ELECTRONIC DOSE CONTROLLER DEVELOPMENT AND MANUFACTURING

        To date, we have gained significant expertise in the design and development of miniature, wearable electronic dose controllers using commercially available, off the shelf components assembled onto miniature circuit boards. The controller that has been developed for LidoSite is a simple, single-pulse device initiated by the push of a button, which turns on the electric current for a ten-minute interval as it delivers the drug. Sophisticated control circuitry senses the skin's electrical resistance and limits the amount of current that is delivered to a safe, comfortable level, thereby automatically adapting to a wide range of skin types and characteristics.

        Although we designed and developed the controller, have assembled several prototypes and own various patents on its design, we outsource manufacturing on a non-exclusive basis to a company specializing in contract manufacturing of electronic medical devices. In this way, we can use the knowledge and facilities of the supplier towards the goal of manufacturing a high-quality, cost-effective controller available in quantities sufficient to meet market demand. Manufacturing processes and electronic components for the controller are fairly standardized and widely available.

        Future versions of the dose controller for drugs other than lidocaine may incorporate features such as enhanced programmability, custom componentry including integrated circuitry, and radio frequency and telemetry technology as the designs evolve to fit various therapeutic applications and lifestyle aspects of the patient.

        SUPPLIERS

        Our principal suppliers are Hydrogel Design Systems, Inc., Advanced Labelworx and Altron Inc. We also purchase a small number of parts from single-source suppliers. Although we have not experienced significant production delays attributable to supply changes, we believe that, for electrode subcomponents and hydrogel in particular, alternative sources of supply would be difficult to develop over a short period of time. Because we have no direct control over our third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary parts or products, we may be unable to redesign or adapt our technology to work without such parts or find alternative suppliers or manufacturers. In such events, we could experience interruptions, delays, increased costs, or quality control problems.

GOVERNMENTAL REGULATION

        Under the United States Food, Drug and Cosmetic Act, "new drugs" must obtain clearance from the FDA before they can be marketed lawfully in the United States. Applications for marketing clearance must be based on extensive clinical and other testing, the cost of which is very substantial. Approvals -- sometimes including pricing approvals -- are required from health regulatory authorities in foreign countries before marketing of pharmaceutical products may commence in those countries. Requirements for approval may differ from country to country, and can involve additional testing. There can be substantial delays in obtaining required clearances from both the FDA and foreign regulatory authorities after applications are filed. Even after clearances are obtained, further delays may be encountered before the products become commercially available in countries requiring pricing approvals.

        Product development generally involves the following steps which are required by the regulatory process:

        o preclinical development, during which initial laboratory development and in vitro and in vivo testing takes place;

        o       submission to the FDA of an investigational new drug application
                (IND) for the commencement of clinical studies;

        o adequate and well-controlled human clinical trials -- Phase I, II and III studies --to establish the safety and efficacy of the product;

        o submission of an NDA to the FDA requesting clearance to market the product and comparable filings to regulatory agencies outside the United States if the product is to be marketed outside of the United States; and

        o clearance from the FDA -- and foreign regulatory authorities, if applicable --must be obtained before the product can be marketed.

        Medical devices are subject to comparable regulatory requirements.

        Each of these steps can take several years and can cost tens of millions of dollars. Failure to obtain, or delays in obtaining, regulatory clearance to market new products, as well as other regulatory actions and recalls, could adversely affect our financial results.

        The packaging, labeling and advertising of pharmaceutical products are also subject to government regulation. The FDA recommends preclearing advertising materials prior to the launch of a product, and the launch materials for products receiving an accelerated FDA clearance must be precleared by the FDA. With an accelerated FDA clearance, all labeling and advertising must be submitted to the FDA 30 days prior to use, unless the FDA determines otherwise. In addition, the FDA may require that additional clinical studies - Phase IV studies - be completed after clearance to market a product has been granted.

        Our research and development, manufacturing and distribution operations involve the use of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We believe that our operations comply in all material respects with applicable environmental laws and worker health and safety laws; however, the risk of environmental liabilities cannot be eliminated and we cannot assure investors that the application of environmental and health and safety laws to us will not require us to incur significant expenditures. We estimate that the annual expenditures for compliance with applicable health and safety and environmental laws is approximately $100,000.

FACILITIES

        We sub-lease approximately 27,000 square feet of manufacturing, warehouse, laboratory and office space in Fair Lawn, New Jersey from Becton Dickinson. This sub-lease expires in 2006 and is renewable at Becton Dickinson's option. These facilities include manufacturing space sufficient to house our current patch manufacturing and packaging equipment, and a second manufacturing line currently being built to our specifications. Our facilities also contain prototype labs for simultaneous production of clinical supplies of multiple products, and nine additional labs for research and development and quality control purposes.

        We entered into a lease for additional space located at 17-01 Pollitt Drive in Fair Lawn, New Jersey, approximately 200 yards from our headquarters building. The lease covers approximately 26,255 square feet of space. We intend to utilize the majority of this space as a second manufacturing facility. The lease term expires in March 2015.

EMPLOYEES

        At August 31, 2005, we had a staff of 83 employees, of which one is a part-time employees and 82 are full-time employees. Of those 83 employees, 26 are in manufacturing and process development, 25 in regulatory, quality and analytical services, 16 in research and development, 4 in business development and marketing and 12 in administration and management. We believe that our relations with our employees is good.

LEGAL PROCEEDINGS

        In January 1999, Alza Corporation filed an opposition in the European Patent Office, or EPO, against European Patent No. 0 547 482, entitled "Iontophoresis System Having Features for Reducing Skin Irritation". We refer to this patent as the `482 patent. Becton Dickinson owned the `482 patent at the time Alza filed the opposition and filed an answer challenging the opposition. Becton Dickinson subsequently assigned the patent to Vyteris The EPO issued a preliminary opinion on November 11, 2000 upholding the `482 patent. During an oral hearing in the opposition on March 5, 2001, however, the EPO ruled that the `482 patent's claims lacked an inventive step, and it therefore revoked the patent. We appealed the EPO's decision. We requested oral arguments and submitted written arguments to the EPO on March 26, 2004 for its consideration of amended claims believed patentable over the prior art of record. Oral arguments have been set for November 24, 2005.

        In August 2000, Alza filed an opposition in the EPO against European Patent No. 0 783 346, entitled "Improved Iontophoretic Drug Delivery Device". We refer to this patent as the "'346 patent". Becton Dickinson then owned the '346 patent, and subsequently assigned the patent to us. In the opposition, Alza alleged that the patent should be revoked because, among other things, each of the claims lacks novelty or an inventive step over the prior art. We responded to the opposition by amending the specification of the patent, canceling two of the patent's claims, and submitting arguments that the remaining claims are patentable over the prior art. Subsequently the opposition was heard at the EPO on October 8, 2002 and the EPO panel ruled in favor of us. Alza has appealed the EPO panel's decision and final oral arguments will be required prior to a decision on the appeal. Oral arguments have been set for October 20, 2005.

        In September of 2004, Alza filed an opposition in the EPO against European Patent No. 0 971 769, entitled, Circuit and Method for Automatically Turning Off an Iontophoretic System, which we refer to as the "769 patent". In the opposition, Alza has alleged that the '769 Patent should be revoked because each of the claims lacks novelty or an inventive step over the prior art. Vyteris filed its initial response in July 2005 and is awaiting the preliminary opinion of the Opposition Board or further filings by Alza.

        In February 2005, we received correspondence from Dr. George Nascaris, who we believe to be the principal of Greystone Healthcare Group, Inc., and Dr. Nascaris' counsel, threatening to bring a lawsuit or mediation proceeding against us in connection with a dispute over fees which Greystone alleges should have been paid pursuant to an agreement between us and Greystone with respect to an alternative financing transaction which neither Vyteris nor Vyteris Holdings has consummated, nor is currently pursuing. We believe that Greystone's claims are without merit and that, if such a suit or proceeding is actually commenced, Vyteris Holdings and Vyteris will have substantial defenses and counterclaims against Greystone. Vyteris and Greystone have expressed their respective positions in several subsequent letters. If such a suit or proceeding is actually commenced against either Vyteris Holdings or Vyteris, Vyteris Holdings and Vyteris intend to defend it vigorously. We do not believe that an adverse outcome of this matter will be material to our consolidated financial position, results of operations or cash flows.

        From time to time, we are involved in other lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents, that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS

        The following table identifies our executive officers, their ages as of August 31, 2005 and their current positions. Each listed person has the same positions with Vyteris Holdings and Vyteris.

     NAME                       AGE     POSITION
     ----                       ---     --------
     Vincent De Caprio, Ph.D.    54     Chief Executive Officer, President and
                                         Vice Chairman of the Board of Directors
     Michael McGuinness          51     Chief Financial Officer
     James Garrison (1)          45     Vice President of Business Development
     C. Gregory Arnold           57     Vice President of Manufacturing and
                                         Process Development

(1)     Resigned, effective October 15, 2005.

        The following biographical histories describe our executive officers' history with Vyteris. Each of our executive officers became executive officers of Vyteris Holdings upon consummation of the Merger.

        VINCENT DE CAPRIO, PH.D., Chief Executive Officer (June 2004 to present), President (November 2000 to present) and Vice Chairman of the Board of Directors (November 2000 to present), joined Vyteris in November 2000 after spending 23 years at Becton Dickinson, a diversified medical products company, including serving as Senior Vice President and General Manager (1999-2000), Senior Vice President and Chief Technology Officer (1996-1999) and Senior Vice President, Planning and Technology (1995-1996) of Becton Dickinson. Prior to that time, he served as sector president of the Becton Dickinson Technique Products Group (1994-1995), where he operated as the chief executive officer of four divisions with over 3,000 employees, multiple manufacturing locations and numerous worldwide sales offices. He was also President of the Becton Dickinson Vascular Access Business. Dr. De Caprio received a B.S.E.E. from the Newark College of Engineering (New Jersey Institute of Technology) and an MS and Ph.D. in bioengineering from the Polytechnic Institute of New York (Polytechnic University).

        MICHAEL MCGUINNESS joined Vyteris in September 2001 and has served as Chief Financial Officer since that time. Mr. McGuinness has 27 years of finance and accounting experience with large multinational operations, medium sized public companies and small, early stage companies. From 1998 to 2001, he was the Chief Financial Officer and a member of the board of directors of EpiGenesis Pharmaceuticals, Inc., a privately-held biotechnology company, where he was a member of the negotiating team on two licensing and development agreements and was instrumental in managing the growth from six to 40 employees. Prior to that time, he was the Chief Financial Officer of BlueStone Capital Partners, an investment bank and broker/dealer, and was the principal accounting officer of Health-Chem Corporation, an American Stock Exchange listed company. Mr. McGuinness received a BBA in public accounting from Hofstra University and became certified as a public accountant in New York State in 1984. Mr. McGuinness' CPA license is currently inactive.

        JAMES GARRISON joined Vyteris at its inception in November 2000 and has served as Vice President of Business Development since that time. From 1996 to November 2000 Mr. Garrison was Director of Business Development for the Becton Dickinson Transdermal Systems Group. Prior to that time, he served as Manager of Business Development for the U.S. operations of Zambon Group SpA (a pharmaceutical company). Prior to working for Zambon, he held a variety of positions in research and marketing at American Cyanamid, Citicorp, NA, and JP Morgan. Mr. Garrison received a BA in English from Rhode Island College, a Masters of Information Services from Rutgers University and a Masters of Business Administration from Seton Hall University. Mr. Garrison has resigned from his position effective as of October 15, 2005.

        C. GREGORY ARNOLD, Vice President of Manufacturing and Process Development, joined Vyteris in November 2002. From 1993 to 2002 he was the executive director of Transdermal Development for Watson Pharmaceuticals (Theratech), and was responsible for managing manufacturing scale-up and facility validation for the commercial launch of two transdermal products. Prior to his employment with Watson, he was the Vice President of Operations for Cygnus Therapeutic Systems, where he managed manufacturing scale-up and facilities validation for the commercial introduction of a transdermal product. Previously, he was Manager of Product Development for Ciba-Geigy Corporation where he managed manufacturing scale-up and facilities validation for commercial launches of two transdermal products. Mr. Arnold received a BS in Industrial Engineering from The Pennsylvania State University.

BOARD OF DIRECTORS

        The following table identifies Vyteris Holdings' directors and their ages as of August 31, 2005. Each listed person serves on the Boards of both Vyteris Holdings and Vyteris and has a term of one year on each Board. Biographical information is presented below the table for all of the directors other than Dr. De Caprio, whose biographical information is presented above.

        With the exception of Mr. LePore, who joined the Vyteris Holdings Board on February 1, 2005, and Dr. Potts, who joined the Vyteris Holdings Board on April 25, 2005, the terms on the Vyteris Holdings Board of the persons named below commenced on September 29, 2004, the date on which the Merger was consummated. The terms of all members of the Vyteris Holdings Board will expire at the 2005 annual meeting of stockholders.

                NAME                                          AGE
                ----                                          ---
                Donald F. Farley                               63
                Vincent De Caprio, Ph.D.                       54
                David DiGiacinto                               51
                Patrick G. LePore                              50
                Russell O. Potts, Ph.D                         59
                Solomon Steiner, Ph.D.                         68

        DONALD F. FARLEY, chairman of the board of Vyteris Holdings and Vyteris has served as a member of the Vyteris Board since its inception in November 2000. He is the chief executive officer of Spencer Trask Specialty Group, LLC, or STSG, an investment firm which is affiliated with our controlling stockholder and which is focused on investing in emerging and development companies in specialty chemicals, food ingredients and health care. Prior to joining STSG in 1998, Mr. Farley spent more than 30 years at Pfizer (a diversified health care company), most recently serving as President of Pfizer Consumer Health Care (from 1996 to 1998) and President of Pfizer Food Science Group (from 1993 to
1996). Mr. Farley received a BS in Chemical Engineering from the University of Rhode Island and a Masters of Business Administration from the University of Hartford. Mr. Farley is also a director of Minrad, Inc.

        DAVID DIGIACINTO has served as the Secretary of Vyteris and a member of the Vyteris Board of Directors since its inception in November 2000. He has been a Senior Managing Director of STSG since April 2000. From December 1982 to March 2000, he worked at Pfizer in various positions including sales, marketing, business development and general management in the Chemical/Food Science and Consumer Health Care Groups. He holds a BS in Engineering from the U.S. Military Academy at West Point. Mr. DiGiacinto is also a director of Minrad, Inc.

        PATRICK G. LEPORE was elected as a member of the Vyteris Holdings (Nevada) Board of Directors on February 1, 2005. Mr. LePore is a consultant to Cardinal Health, a health care products and services company, where he has provided such services since June 2003. From June 2002 to June 2003, Mr. LePore served as an Executive Vice President of Cardinal Health. In 1991, Mr. LePore co-founded Boron, LePore & Associates, a full service medical education company, doing business as BLP Group Companies. Mr. LePore served as the Chairman and Chief Executive Officer of BLP Group Companies until June of 2002 when it was acquired by Cardinal Health. Mr. LePore serves on the board of directors of Saturn Pharmaceuticals, a pharmaceutical company; Douglas Laboratories, a vitamin manufacturer; Zargis Medical Corporation and the New Jersey Junior Achievement Association. He is also a trustee and member of the board of directors of Montclair State University.

        RUSSELL O. POTTS, PH.D joined the Vyteris Holdings Board on April 25, 2005. Since 2002, Dr. Potts has served as an independent consultant in drug delivery, glucose monitoring, and medical devices. He previously served (from 1994 to 2002) in various research and development positions (most recently, Vice President, Research & Development) at Cygnus, Inc., a company which develops and manufactures diagnostic and drug delivery systems, where he helped develop the first FDA-approved continuous glucose-monitoring device for patient use, the GlucoWatch(R) Biographer. Prior to joining Cygnus, he led a Research and Development group at Pfizer to develop topically-applied drugs. Russell Potts received a MS degree in physical chemistry from Cornell University, and a Ph.D. in biochemistry from the University of Massachusetts, followed by a postdoctoral position in the Chemistry Department at Yale University.

        SOLOMON STEINER, PH.D. has served as a member of the Vyteris Board of Directors since December 2002. Dr. Steiner is founder, Chairman of the Board and Chief Executive Officer of Biodel Inc., a pharmaceutical consulting company, where he has served since October 2002. Dr. Steiner founded Pharmaceutical Development Corporation, or PDC, a company developing novel drug delivery technology, in 1991, and is an inventor of its Technosphere(TM) drug delivery system and MedTone(TM) dry powder inhaler. Dr. Steiner served as PDC's chief executive officer and chairman of the board of directors from 1991 until October of 2002 when it merged with MannKind Corporation. Prior to his employment with PDC, he was a founder and the Chief Executive Officer of Emisphere Technologies, Inc., a publicly-traded drug delivery company (1985-1990). Dr. Steiner received a BA and a Ph.D. from New York University.

BOARD COMMITTEES

        The Board of Directors of Vyteris Holdings has three standing committees: an audit committee, a compensation committee and a nominating committee. Each such committee is governed by a written charter.

        Messrs. Steiner and Potts serve on Vyteris Holdings audit committee, which committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Two other members of the Audit Committee, including the former chairman of the Audit Committee, have resigned from the Board and hence from the Audit Committee. Doctor Potts is currently serving as interim audit committee Chairman. The audit committee is responsible for the hiring and dismissal of the outside auditors. By virtue of the change in the composition of the audit committee, the Board presently has not designated anyone as an "audit committee financial expert," pending re-establishment of the full committee and a review of the credentials of the individuals members of the committee.

        Messrs. DiGiacinto, LePore and Steiner serve on the compensation committee, with Dr. Steiner serving as chairman. The Vyteris Holdings compensation committee reviews, recommends and approves compensation for executive officers and other senior level employees, and administers benefit and compensation plans.

        Messrs. DiGiacinto, Potts and Farley serve on the recently established nominating committee, with Mr. Farley serving as chairman. The nominating committee will be responsible for proposing to the Board candidates for election to the Board.

        During 2004 and prior to the consummation of the Merger, the Board of Directors of Vyteris conducted ten Board meetings, one Audit Committee meeting and three Compensation Committee meetings. During 2004 but subsequent to the Merger, the members of the Board of Directors of Vyteris Holdings conducted three Board meetings, one Audit Committee meeting, one Compensation Committee meeting and two Nominating Committee meetings. None of the current Board members attended less than 75% of the Board and committee meetings that he was required to attend during 2004 as a Vyteris director or a Vyteris Holdings director.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

        The following table sets forth the total cash and non-cash compensation that we paid or accrued during the years ended December 31, 2004, 2003 and 2002 with respect to Vincent De Caprio, and the other executive officers who, during 2004, received salary and bonus in excess of $100,000. The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. We have also described below other compensation these individuals received under employment agreements and Vyteris' stock option plan. We refer to the persons identified in the table below as the "named executive officers". The number of securities covered by stock options have been adjusted to give effect to the Vyteris Holdings/Vyteris Merger and the one-for-ten reverse stock split effected on May 2, 2005.

                                             SUMMARY COMPENSATION TABLE

                                                       ANNUAL

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                 ------------
                                                                                  SECURITIES
                                          COMPENSATION                            UNDERLYING            ALL OTHER
 NAME AND PRINCIPAL                          SALARY              BONUS           OPTIONS/SARS         COMPENSATION
     POSITION                  YEAR            ($)               ($)(1)             (#) (2)               $(3)
Vincent De Caprio, Ph.D.,      2004          280,000            105,000             178,075              7,000
President and Chief            2003          250,000            122,500                  --              7,000
Executive Officer              2002          250,000            125,000              15,713              5,500

Michael McGuinness,            2004          186,000             59,400             101,083              5,400
Chief Financial Officer        2003          167,193             69,190 (4)           8,904              4,845
                               2002          152,500             23,000              10,475              4,791

James Garrison,                2004          160,000             50,000              93,314              4,400
Vice President of Business     2003          150,000             45,000               4,452              4,500
Development (6)                2002          128,000             25,600              13,094              4,326

C. Gregory Arnold,             2004          185,000              7,000              20,950              5,545
Vice President,                2003          175,000             10,000              13,094              5,250
Manufacturing and Process      2002           20,200                 --                  --                 --
Development (5)

------------

     (1) Bonuses for 2004 include certain bonuses that were earned in 2004 but were not paid until 2005. Bonuses for 2003 include certain bonuses that were earned in 2003 but were not paid until 2004. Bonuses for 2002 include certain bonuses that were earned in 2002 but were not paid until 2003.
     (2) Options granted to Messrs. De Caprio, McGuinness and Garrison during 2002 were canceled by Vyteris prior to the Vyteris Holdings/Vyteris Merger.
     (3)  Represents matching payments by Vyteris under our 401(k) plan.
     (4) Mr. McGuinness received a retention bonus for 2003 of $36,890, consisting of a non-cash credit of $22,500 which was used for the exercise of stock options and a $14,390 cash payment to cover taxes due on such non-cash credit.
     (5)  Mr. Arnold joined Vyteris in November 2002.
     (6) Mr. Garrison resigned from his position effective as of October 15, 2005.

STOCK OPTIONS

        The following table presents certain information regarding stock options granted to the named executive officers during 2004 under the Vyteris stock option plan. The number of securities covered by stock options and the exercise prices have been adjusted to give effect to the Vyteris Holdings/Vyteris Merger and the one-for-ten reverse stock split.

                                INDIVIDUAL GRANTS

                     NUMBER OF
                    SECURITIES       PERCENTAGE OF
                    UNDERLYING       TOTAL OPTIONS    EXERCISE
                      OPTIONS          GRANTED TO       PRICE      EXPIRATION
NAME                GRANTED (#)        EMPLOYEES         ($)          DATE

V. De Caprio          178,075             28.0%         $1.90       12/31/14
M. McGuinness         101,083             15.9%         $1.90       12/31/14
J. Garrison (2)        93,314             14.7%         $1.90       12/31/14
C. Arnold              20,950              3.3%         $1.90          (1)

(1) Options to purchase 2,619 shares of common stock expire 2/1/14; options to purchase 18,331 shares of common stock expire 12/31/14.
(2)  Mr. Garrison resigned from his position effective October 15, 2005.

        The following table presents information regarding the number of stock options held by the named executive officers at December 31, 2004. None of the stock options listed in the table were in-the-money at December 31, 2004. The number of securities covered by stock options have been adjusted to give effect to the Vyteris Holdings/Vyteris Merger and the one-for-ten reverse stock split.

                            NUMBER OF SHARES UNDERLYING                   VALUE OF UNEXERCISED IN-THE-
                                    UNEXERCISED                                     MONEY
                            OPTIONS AT FISCAL YEAR-END (#)               OPTIONS AT FISCAL YEAR-END ($)
                    ----------------------------------------------------------------------------------------
NAME                    EXERCISABLE           UNEXERCISABLE            EXERCISABLE        UNEXERCISABLE
----                    -----------           -------------            -----------        -------------
V. De Caprio               89,037                89,038                    N/A                 N/A
M. McGuinness              63,618                46,369                    N/A                 N/A
J. Garrison (1)            57,472                40,294                    N/A                 N/A
C. Arnold                  17,895                16,149                    N/A                 N/A

(1)  Mr. Garrison resigned from his position effective October 15, 2005.

        Mr. McGuinness exercised 15,712 stock options with an exercise price of $1.43 during 2004. He did not realize a gain from such exercise as the fair market value of the acquired shares was equal to the exercise price on the date of exercise. None of the other named executive officers exercised stock options during 2004.

        On May 17 2005, Vyteris Holding issued the following stock options to the named executive officers:

                          NUMBER OF
                         SECURITIES
                         UNDERLYING             EXERCISE
                           OPTIONS                PRICE            EXPIRATION
NAME                      GRANTED (#)              ($)                DATE

V. De Caprio                798,391               $3.04             5/17/2015
M. McGuinness               174,390               $3.04             5/17/2015
J. Garrison (1)             165,798               $3.04             5/17/2015
J. Garrison (1)               4,452               $1.91             5/17/2015
C. Arnold                    45,956               $3.04             5/17/2015

(1)  Mr. Garrison resigned from his position effective October 15, 2005.

EMPLOYMENT AGREEMENTS AND MANAGEMENT COMPENSATION

        VINCENT DE CAPRIO, PH.D. In June 2004 Vyteris entered into an employment agreement with Vincent De Caprio, Ph.D., its Chief Executive Officer, President and Vice-Chairman. The agreement expires on December 31, 2005 and may be automatically extended for successive one year periods until either Dr. De Caprio or Vyteris provides written notice of termination at least 180 days prior to the end of the initial term or any renewal term. Under the terms of the agreement, Dr. De Caprio is entitled to receive a minimum base salary of $280,000 and annual cash bonuses of up to 60% of base salary, subject to the achievement of certain revenue objectives and strategic milestones. In September 2004, Vyteris granted Dr. De Caprio options to purchase 425,000 shares of Vyteris common stock, which were converted into options to purchase 178,075 shares upon consummation of the Vyteris Holdings/Vyteris Merger. Dr. De Caprio's employment agreement requires Vyteris to grant him additional options from time to time to maintain his ownership of Vyteris stock at 4% of Vyteris' stock, on a fully-diluted, as-converted basis, after each financing transaction effected by Vyteris since March 31, 2004, up to and including a total of $27 million, and in which Vyteris receives cash proceeds in exchange for the issuance of its common stock or a security convertible into, exchangeable for or exercisable for shares of common stock. The agreement contains provisions prohibiting the non-solicitation of employees and clients, a confidentiality provision and a non-competition provision.

        JAMES GARRISON. Mr. Garrison has resigned from his position effective as of October 15, 2005. Vyteris Holdings has provided Mr. Garrison's new employer with written assurances that his employment by the new employer, as understood by Vyteris Holdings, does not violate the terms of his non-competition agreement.

        C. GREGORY ARNOLD. In September 2002 Vyteris entered into an employment agreement with C. Gregory Arnold, its Vice President of Manufacturing and Process Development. Under the terms of the agreement, Mr. Arnold is entitled to receive a minimum base salary of $175,000 and annual cash bonuses of up to 20% of base salary. Mr. Arnold's qualification for receiving bonuses is based on achievement of certain goals and objectives determined at the beginning of each calendar year. The agreement expires on October 31, 2005.

        If Mr. Arnold's employment with Vyteris is terminated by Vyteris without cause, or by Mr. Arnold for good reason, Mr. Arnold is entitled to receive the shorter of his base salary for a period of six months from the date of termination or until the expiration of the employee agreement, as well as all earned but unpaid salary and bonus for the period prior to termination. If Mr. Arnold's employment with Vyteris is terminated by Vyteris for cause, or by Mr. Arnold without good reason, Vyteris has no obligation to pay any further compensation, other than accrued but unpaid salary and bonus through the date of termination. Mr. Arnold's employment agreement also prohibits him from competing with Vyteris or interfering with Vyteris' relationships with its customers, vendors or employees for a period of twelve months after his employment is terminated for any reason. Under his employment agreement, Mr. Arnold is also bound to keep certain information confidential and to assign to Vyteris any intellectual property developed by him during the term of his employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION OBLIGATIONS

        The Nevada Corporation Code grants to Vyteris Holdings the power to indemnify the officers and directors of Vyteris Holdings, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Vyteris Holdings and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

        Article IX of the Vyteris Holdings articles of incorporation provides as follows:

        "To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities."

        Under Nevada law, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his or her act or failure to act constituted a breach of fiduciary duty as a director or officer and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law. One of the amendments to the articles of incorporation adopted by Vyteris Holdings' stockholders confirms that, in the event that Nevada law were no longer automatically applied to all Nevada corporations, then, to the maximum extent permitted under Nevada law, no director or officer of Vyteris Holdings would be personally liable to the corporation or its stockholders for damages as a result of any act or failure to act in his or her capacity as a director or officer.

        The registration rights agreement entered into by Vyteris Holdings immediately after the consummation of the Vyteris Holdings/Vyteris Merger contains provisions pursuant to which each selling stockholder severally agrees to indemnify Vyteris Holdings, any person controlling Vyteris Holdings within the meaning of Section 15 of the Securities Act of 1933, or Section 20 of the Securities Exchange Act of 1934, each of Vyteris Holdings' directors, and each officer of Vyteris Holdings who signs this registration statement with respect to information relating to such selling stockholder furnished in writing to Vyteris Holdings by or on behalf of such selling stockholder specifically for inclusion in this registration statement.

        We also maintains directors' and officers' liability insurance to cover such individuals.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Vyteris Holdings pursuant to the foregoing provisions, or otherwise, Vyteris Holdings has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OVERVIEW

        Vyteris was incorporated in Delaware in July 2000. In November 2000, Vyteris purchased assets from Becton Dickinson comprising Becton Dickinson's iontophoresis drug delivery products and related research and development program, as well as related patents, patent applications and other intellectual property using funds contributed to it by Spencer Trask Specialty Group, LLC, or STSG. We refer to that transaction as the "Acquisition". Kevin Kimberlin, though his ownership of STSG, is, and has been since our inception, Vyteris' controlling stockholder and has voting and dispositive control over STSG.

        Scimitar Holdings, LLC, a New York limited liability company and an affiliate of STSG, acquired an 82% interest in Vyteris Holdings in February 2004, resulting in a change in control of Vyteris Holdings.

        Throughout the corporate history of Vyteris, Vyteris has had material relationships with STSG, its related parties and Becton Dickinson and has been controlled by Kevin Kimberlin, STSG and its affiliates. Since February 2004, Vyteris Holdings has also been controlled by Kevin Kimberlin, STSG and its affiliates.

CERTAIN RELATIONSHIPS BETWEEN VYTERIS AND  STSG AND ITS RELATED PARTIES

        All references under this caption to the number of shares of common stock have been adjusted to give effect to the Vyteris Holdings/Vyteris Merger and the one-for-ten reverse stock split effected on May 2, 2005.

        As noted above, Kevin Kimberlin has voting and dispositive control over STSG and its affiliated entities.

        THE ACQUISITION

        STSG, our controlling stockholder, provided the financing to Vyteris for the Acquisition. In consideration of its initial capital contribution of $9,000,000 made at the time of the Acquisition in November 2000, STSG acquired 628,500 shares of common stock and 3,000,000 shares of Vyteris' Series B Convertible Preferred Stock, all of which shares of preferred stock were subsequently sold back to Vyteris for nominal consideration and cancelled pursuant to a transaction referred to below as the "Recapitalization." In connection with the Acquisition, STSG transferred 34,917 and 6,984 shares of common stock held by it to Dr. De Caprio and Mr. Garrison, respectively.

        DEBT FINANCINGS

        After Vyteris utilized the capital contributed by STSG, our controlling stockholder, in the Acquisition, Vyteris was largely dependent upon STSG for its financing. Between November 2001 and December 2003, STSG and a trust beneficially owned by Donald Farley, the Chairman of the Board of Vyteris and, since September 29, 2004, Vyteris Holdings, provided Vyteris with an aggregate amount of debt financing equal to $25,900,000, representing principal and accrued and unpaid interest calculated through March 31, 2004. On March 31, 2004, Vyteris consummated a recapitalization in which it issued to STSG, and to a trust beneficially owned by Donald Farley, in the aggregate, 9,637,000 shares of Vyteris common stock, 7,500,000 shares of a newly-designated Vyteris Series C convertible preferred stock and other nominal consideration, in exchange for $20,350,000 in aggregate principal amount of 8% convertible secured promissory notes, $2,900,000 principal amount of 8% secured promissory notes -- which we refer to collectively as the "STSG Notes" -- $2,615,000 of accrued and unpaid interest as of March 31, 2004 on the STSG Notes, 3,000,000 shares of Vyteris' Series B Convertible Preferred Stock and the cancellation of warrants held by STSG to purchase 2,035,000 shares of Vyteris, Inc. common stock . We refer to this transaction as the "Recapitalization."

        During February 2004, Vyteris issued secured promissory notes in the aggregate principal amount of $1,000,000 to STSG and the following related parties of STSG: Spencer Trask Private Equity Fund I, Spencer Trask Private Equity Fund II, Spencer Trask Private Equity Accredited Fund III, LLC and Spencer Trask Illumination Fund. Each of these notes was scheduled to mature 120 days from its respective date of issuance and bore an annual interest rate of 12%, which was payable on maturity, and was convertible into common stock, at the option of the holders under certain circumstances. During May 2004, $500,000 in principal amount of these notes was converted into the Bridge Notes described below. The remaining $500,000 of principal amount of such notes was due on June 26, 2004 and has been paid in full.

        THE BRIDGE FINANCING

        In March, April and May of 2004, Vyteris issued $8,497,500 in 8% secured convertible notes, which were scheduled to mature on December 31, 2004, in a private placement managed by Spencer Trask Ventures, an affiliate of STSG, which is also controlled by Kevin Kimberlin. We refer to this issuance as the "Bridge Financing" and to the notes issued in the Bridge Financing as the "Bridge Notes" or the "December Notes". In the Bridge Financing, Spencer Trask Ventures received placement fees and non-accountable expense allowances of $1,039,675 and warrants to purchase 1,068,136 shares of common stock, at an exercise price of $2.39 per share, as compensation for acting as placement agent for the Bridge Financing.

        As part of the Bridge Financing, Vyteris agreed that in the event that Spencer Trask Ventures introduces Vyteris to a third party which may be interested in engaging in a business combination or financing arrangement with Vyteris, which may include a merger or purchase of some or all of the stock or assets of Vyteris, an investment in the securities of Vyteris or a loan to Vyteris, Spencer Trask Ventures will be paid a finder's fee of 7% of the first $1,000,000 or portion thereof of the consideration paid in such transaction; PLUS; 6% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; PLUS 5% of the next $5,000,000 or portion thereof of the consideration paid in such transaction; PLUS 4% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; PLUS 3% of the next $1,000,000 or portion thereof of the consideration paid in such transaction; PLUS 2.5% of any consideration paid in such transaction in excess of $9,000,000. Such finder's fee will not be applicable to an investment by STSG and/or its related parties. To date, no such business combinations or financing arrangements have been consummated. Accordingly, no such finder's fee has been paid to Spencer Trask Ventures.

        SEPTEMBER 2004 FINANCING

        In September 2004, Vyteris consummated a private placement of units consisting of common stock and warrants. Spencer Trask Ventures served as one of two placement agents in that offering. In connection with this transaction, Spencer Trask Ventures received placement fees and non-accountable expense allowances of $1,807,801 and warrants to purchase 971,114 shares of common stock, at an exercise price of $3.58 per share, as compensation for acting as placement agent. Vyteris also agreed to pay Spencer Trask Ventures, as well as an unrelated placement agent, similar cash and warrant compensation with respect to, and based on, any investment by any investor in the September 2004 transaction who subsequently invests in us at any time on or before September 29, 2006: provided, however, neither placement agent will be entitled to any such compensation for investments made as part of an underwritten public offering, investments made by STSG or investments made by any of our employees. In addition, Vyteris entered into a right of first refusal agreement with Spencer Trask Ventures which grants to Spencer Trask Ventures the irrevocable preferential right of first refusal to purchase for its account or to act as agent for any proposed private offering of our securities.

        During September 2004, STSG and a trust beneficially owned by Donald Farley, our Chairman of the Board, advanced certain sums to Vyteris which were converted into units as part of the September 2004 financing.

        CREDIT FACILITY

        In September 2004, Spencer Trask agreed to provide us (or, at its option, cause a related party to provide us) with up to $5.0 million in working capital loans in the form of 11.5% secured demand promissory notes. We refer to this arrangement as our "Working Capital Facility". Pursuant to the terms of the Working Capital Facility, amounts drawn under the facility must be repaid on or before November 15, 2005. As consideration for the commitment of the Working Capital Facility, we issued 419,000 shares of common stock to Spencer Trask and recorded the fair value of these shares as deferred financing costs of $1.3 million. Each time funds are loaned to us under the Working Capital Facility, we will be required to issue to the lender a common stock purchase warrant to purchase such number of shares equal to the quotient obtained by dividing (i) 40% of the amount loaned by (ii) 3.58. The warrants are exercisable for five years from the date of issuance and have an initial exercise price of $3.58 per share. The Working Capital Facility enables us to borrow up to the lesser of $5.0 million or the sum of qualifying accounts receivable and inventory. At present, our qualifying accounts receivable and inventory are de minimus, pending commencement of the commercialization of our first product. Management estimates that it will borrow funds under this Working Capital Facility in the second quarter of 2005. As of December 31, 2004, no amounts have been loaned to us under the Working Capital Facility. If used, the Working Capital Facility will be secured by a first priority lien on all of our assets.

        LOANS

        Notwithstanding the existence of the Working Capital Facility, during the second and third quarters of 2005 STSG and four related parties of STSG made loans to the Vyteris Holdings in the aggregate principal amount of $2.5 million (the "Loan"), and Vyteris Holdings and STSG entered into subscription agreements and security agreements (which are substantially similar to the security agreements provided in connection with the Working Capital Facility) with respect to the Loan. Vyteris Holdings issued an 11.5% secured promissory note to STSG with respect to the Loan, pursuant to which the Loan bears interest at 11.5% per year. STSG may declare the entire principal and accrued interest on the Loan due and payable, and STSG may then proceed to collect such amounts or take such action as a secured creditor, should Vyteris Holdings default on the Loan. The Loan converts into the Working Capital Facility if it is not repaid within 60 days.

        The warrants issued with the Loan are exercisable into the common stock at an exercise price of $4.00 per share. However, if the loan is not repaid within 30 days of its due date, Vyteris Holdings is required to issue additional warrants exercisable into common stock at an exercise price of $4.00 per share. Finally, if the Loan is not repaid within 60 days of its due date, the warrants issued previously and additional warrants issued by Vyteris Holdings would be exercisable into common stock at an exercise price of $3.58 per share (which reflects the number of warrants which would have been issued, and the exercise price, if the Loan had been made pursuant to the terms of the Working Capital Facility in the first instance). If not exercised, the warrants shall expire five years after the issuance date.

        The following table summarizes the key elements of the Loan issued to STSG and four related parties of STSG:

                                                                 ADDITIONAL       ADDITIONAL
                                                                  WARRANTS         WARRANTS         WARRANTS
                                                    WARRANTS   ISSUABLE IF THE  ISSUABLE IF THE      ISSUED
                                                     ISSUED      LOAN IS NOT      LOAN IS NOT         AS OF
  ISSUANCE         PRINCIPAL       BALANCE AT       WITH THE    REPAID WITHIN    REPAID WITHIN      AUGUST 31,
    DATE             AMOUNT     AUGUST 31, 2005       LOAN         30 DAYS          60 DAYS           2005
-------------------------------------------------------------------------------------------------------------------
May 27, 2005      $  500,000       $  500,000         6,250         6,309            43,307           55,866
June 2, 2005       1,000,000        1,000,000        12,500        12,618            86,614          111,732
June 27, 2005        500,000          500,000         6,250         6,309            43,307           55,866
July 13, 2005        300,000          300,000         3,750         3,785            25,984            7,535
July 18, 2005        200,000          200,000         2,500         2,524            17,323            5,024
                                 --------------
                                   $2,500,000
                                 ==============

        AUGUST 2005 FINANCING

        On August 19, 2005, Vyteris Holdings entered into a securities purchase agreement with a limited number of lenders pursuant to which:

        o $10.0 million of aggregate principal amount of senior secured convertible debentures and warrants to purchase 2,083,333 shares of the Vyteris Holdings' common stock, representing 50% of the number of shares of the common stock issuable upon conversion of the secured debentures were issued to the lenders. The $10.0 million aggregate principal amount includes $1.0 million that was loaned to Vyteris Holdings on August 2, 2005 on a bridge basis by Qubit Holdings LLC, or Qubit, an entity owned by certain trusts established for the benefit of the children of Vyteris Holdings' controlling stockholder, Kevin Kimberlin. o

        o STSG and a trust related to Donald Farley waived the requirement that we redeem certain shares of our Series B preferred stock while the Secured Debentures are outstanding.

        o We have agreed to allow Spencer Trask Ventures to have a right of first refusal to act as lead underwriter, or co-lead underwriter, or placement agent, with respect to subsequent public or private securities offerings.

        o STSG has agreed to guarantee to the lenders the principal and interest payments under the secured debentures should we not consummate an offering of equity securities which results in proceeds of $15.0 million or more within the six months following the closing of the August 2005 financing. In certain circumstances, the amount to be guaranteed by STSG shall not exceed $10.0 million, and in certain other circumstances, the amount to be guaranteed shall not exceed $5.0 million.

        The loans made in the August 2005 financing are described in greater detail under the heading "Organizational History and Description of Our Capital Stock -- August 2005 Financing Transaction" in this prospectus.

        RELATIONSHIP BETWEEN VYTERIS AND BECTON DICKINSON

        In connection with the formation of Vyteris, Becton Dickinson agreed to treat and hold as confidential for five years all information relating to the operations and affairs of the business that Vyteris purchased in the Acquisition. Becton Dickinson's obligation of confidentiality will expire in November 2005. Additionally, for a five year period expiring in November 2005, Becton Dickinson agreed not to sell, manufacture, develop, license or lease any iontophoresis system anywhere in the world, or create, develop or implement a business plan or strategy for a business that would, directly or indirectly, sell, manufacture, develop, license or lease any iontophoresis system anywhere in the world.

        We are required to pay Becton Dickinson a royalty in respect of sales of each iontophoresis product stemming from intellectual property received by Vyteris from Becton Dickinson as part of the formation of Vyteris. For each such product, on a country-by-country basis, that obligation continues for the later of 10 years after the date of the first commercial sale of such product in a country and the date of the original expiration of the last-to-expire patent related to such product granted in such country. The royalty, which is to be calculated semi-annually, will be equal to the greater of 5% of all direct revenues, as defined below, or 20% of all royalty revenues, with respect to the worldwide sales on a product-by-product basis. No royalties will be earned by Becton Dickinson prior to November 10, 2005. "Direct revenues" are the gross revenues actually received by us from the commercial sale of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges or certain other expenses. "Royalty revenues" are the gross revenues actually received by Vyteris from any licensing or other fees directly relating to the licensing of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges and certain other expenses.

        In connection with the formation of Vyteris, Vyteris agreed to hold Becton Dickinson harmless against damages arising from any breach of the representations, warranties, agreements and covenants made by Vyteris in the definitive agreement relating to the Acquisition, and Vyteris assumed certain liabilities, including liabilities under environmental laws. Vyteris' indemnification obligations generally lasted until November 2002, although indemnification obligations with respect to certain representations and warranties made by Vyteris in that agreement will last for the applicable statute of limitations period, which extends beyond November 2002.

        At the time that Vyteris was formed, Vyteris entered into a sublease agreement with Becton, Dickinson with respect to our 27,000 square-foot, Fair Lawn, New Jersey, facility. We pay to Becton Dickinson $23,500 per month in base and additional rent. For the years ended December 31, 2004, 2003 and 2002, we paid Becton Dickinson $297,200, $301,300 and $292,000 respectively, under the sublease. The sublease expires in September 2006.

        In July 2003, Becton Dickinson purchased a $500,000 principal amount 8% convertible promissory note from Vyteris. The note matured on July 1, 2004. Warrants to purchase 20,950 shares of common stock at an exercise price of $9.55 per share were issued to Becton Dickinson in connection with its purchase of that note. In September 2004, Vyteris entered into an exchange agreement with Becton Dickinson. Pursuant to that agreement, we issued 279,333 shares of common stock and warrants to purchase an additional 69,835 shares of common stock, at an exercise price of $4.47 per share, and cancelled all of the Series A convertible preferred stock issued to Becton Dickinson in connection with the Acquisition. At the same time, we converted $250,000 of debt into 69,833 shares of common stock and warrants to purchase 17,455 shares of common stock at an exercise price of $4.47 per share and paid Becton Dickinson approximately $300,000 in payment of the balance of our indebtedness to Becton Dickinson.

        We are unaware of who controls Becton Dickinson. A review of Becton Dickinson's most recent proxy statement indicates that Eugene J. Ludwig is the Chairman, Chief Executive Officer and President of Becton Dickinson and that Mr. Ludwig owns less than one percent of the outstanding common stock of Becton Dickinson. As of September 30, 2004, Becton Dickinson disclosed that its largest single shareholder was Barclays Global Investors NA, which owned less than 11% of Becton's Dickinson's outstanding common stock on that date.

        OTHER

        On February 4, 2005, the Company announced the appointment of Patrick G. LePore to its Board of Directors. Mr. LePore is the former Chairman and Chief Executive Officer of Boron, LePore & Associates, a full service medical education company that was acquired by Cardinal Health in 2002. During the eight months ended August 31, 2005, we have paid Mr. LePore approximately $24,000 for his consulting services.

        On April 26, 2005, the Company announced the appointment of Russell O. Potts, Ph.D. to its Board of Directors. Dr. Potts is a member of our Scientific Advisory Board and has served the Company as an independent consultant in drug delivery, glucose monitoring and medical devices since April 2003. During the eight months ended August 31, 2005, we have paid Dr. Potts approximately $6,200 for his consulting services.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of Vyteris Holdings' common stock as of August 31, 2005, by
(i) each person who is known by Vyteris Holdings to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each of Vyteris Holdings' directors and executive officers; and (iii) all of Vyteris Holdings' directors and executive officers as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Vyteris, Inc, 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of October 30, 2005 are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. All share numbers in the following table give effect to the Vyteris Holdings/Vyteris Merger, the one for ten reverse stock split effected on May 2, 2005 and the issuance of our Series B Convertible Preferred Stock.

                                                                Percentage
          Name of Beneficial Owner          Amount            Of Outstanding
          ------------------------          ------            --------------
        Kevin Kimberlin (1)               14,612,224               64.7%
        Vincent De Caprio (2)                576,571                2.9
        Michael McGuinness (3)               166,481                 *
        James Garrison (4)                   149,580                 *
        C. Gregory Arnold (5)                 44,364                 *
        Donald Farley (6)                    235,519                1.2
        David DiGiacinto (7)                  16,200                 *
        Patrick G. LePore                          -                 *
        Russell O. Potts (8)                     524                 *
        Solomon Steiner (9)                   43,471                 *

        Directors and Officers
        as a group (9 persons)(10)         1,232,710                6.0

        *Represents less than one percent.

(1) Represents (i) 10,247,648 shares of common stock which were acquired upon consummation of the Vyteris Holdings/Vyteris Merger by Spencer Trask Specialty Group or STSG, of which Mr. Kimberlin is the non-member manager; (ii) 419,000 shares of common stock which were acquired by STSG in exchange for its extending to us a line of credit through November 15, 2005; (iii) 278,164 shares of common stock owned by Scimitar Holdings, LLC, or Scimitar, a New York limited liability company and wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation, of which Mr. Kimberlin is the controlling stockholder and chairman,
(iv) 776,199 shares of common stock issuable upon conversion of Vyteris Holdings Series B convertible preferred stock held by STSG; (v) 2,039,249 shares of common stock issuable upon exercise of warrants issued to Spencer Trask Ventures, Inc., a wholly-owned subsidiary of Spencer Trask & Co.; (vi) 258,379 shares of common stock issuable upon exercise of warrants issued to STSG; (vii) an aggregate of 388,273 shares of common stock that were acquired in the Vyteris Holdings/Vyteris merger by Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III LLC and Spencer Trask Illumination Fund LLC, which we refer to as the "Funds"; and
(viii) 205,311 shares of common stock issuable upon exercise of warrants issued to the Funds. Spencer Trask & Co. is the

100% owner of the manager of each of the Funds. Does not include (a) 758,156 shares of common stock that were acquired in the Vyteris Holdings/Vyteris Merger by Qubit Holdings, LLC, a Delaware limited liability company owned by certain trusts for the benefit of Mr. Kimberlin's children, or (b) warrants to purchase an aggregate of 189,539 shares of common stock held by Qubit Holdings, LLC, or
(c) warrants to purchase 208,333 shares of common stock, and $1.0 million of senior secured convertible debentures which are convertible into shares of common stock, in each case which were issued to Qubit Holdings, LLC, in the August 2005 financing, as to all of which securities Mr. Kimberlin disclaims beneficial ownership on the basis that Mr. Kimberlin has no voting power as to or any power to dispose, or direct the disposition, of any of the securities held by Qubit Holdings, LLC or such trusts. The information provided in this proxy statement with respect to Mr. Kimberlin is derived, in part, from a Form 4 report and Schedule 13D submitted by Mr. Kimberlin to the SEC.

(2) Includes 17,808 shares of common stock which are issuable upon the exercise of warrants and 488,232 shares of common stock which are issuable upon the exercise of stock options. Dr. De Caprio also owns options to purchase shares of common stock which will not be exercisable on or before October 30, 2005.

(3) Includes 150,768 shares of common stock which are issuable upon the exercise of stock options. Mr. McGuinness also owns options to purchase shares of common stock which will not be exercisable on or before October 30, 2005.

(4) Includes 142,597 shares of common stock which are issuable upon the exercise of stock options. Mr. Garrison also owns options to purchase shares of common stock which will not be exercisable on or before October 30, 2005.

(5) Represents shares of common stock which are issuable upon the exercise of stock options. Mr. Arnold also owns options to purchase shares of common stock which will not be exercisable on or before October 30, 2005.

(6) Includes (i) 115,619 shares of common stock owned by a trust for which Mr. Farley serves as a trustee, (ii) 9,425 shares of common stock issuable upon conversion of Vyteris Holdings Series B convertible preferred stock, (iii) 23,045 shares of common stock issuable upon exercise of warrants and (iv) 16,200 shares of common stock which are issuable upon the exercise of stock options. Mr. Farley also owns options to purchase shares of common stock which will not be exercisable on or before October 30, 2005. Mr. Farley, an employee of an affiliate of STSG, disclaims beneficial ownership with respect to securities owned by STSG and its affiliates, as he has no power to vote or dispose of those securities.

(7) Represents shares of common stock which are issuable upon the exercise of stock options. Mr. DiGiacinto also owns options to purchase shares of common stock which will not be exercisable on or before October 30, 2005. Mr. DiGiacinto, an employee of an affiliate of STSG, disclaims beneficial ownership with respect to securities owned by STSG and its affiliates, as he has no power to vote or dispose of those securities.

(8) PRepresents shares of common stock which are issuable upon the exercise of stock options.

(9) Includes (i) 10,475 shares of common stock issuable upon the exercise of warrants, and (ii) 12,046 shares of common stock which are issuable upon the exercise of stock options. Dr. Steiner also owns options to purchase shares of common stock which will not be exercisable on or before October 30, 2005.

(10) Includes (i) 115,619 shares of common stock owned by a trust for which Mr. Farley serves as a trustee, (ii) 9,425 shares of common stock issuable upon conversion of our Series B convertible preferred stock, (y) 51,328 shares of common stock issuable upon the exercise of warrants and (iv) 870,931 shares of common stock which are issuable upon the exercise of stock options. The directors and executive officers also own options to purchase shares of common stock which will not be exercisable on or before October 30, 2005.

                              SELLING STOCKHOLDERS

        The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering, which includes shares issuable upon exercise of warrants held by the selling stockholders. The shares of common stock which are the subject of this prospectus are shares of common stock issuable pursuant to the exercise or conversion of certain debentures and warrants issued in our August 2005 Financing. See "Organizational History and Description of Out Capital Stock -- August 2005 Financing Transaction." Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power.

        Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The shares listed below represent all of the shares that the selling stockholder currently beneficially owns, the number of shares it may offer and the number of shares it will own after the offering assuming it sells all of the shares that may be offered under this prospectus and assuming that the selling stockholder does not sell any of the other shares of our common stock that it beneficially owns. In determining beneficial ownership of our common stock by the selling stockholder, we disregarded the contractual provisions limiting a selling stockholder's right to convert or exercise the debentures and warrants so that the number of shares of our common stock beneficially owned by such selling stockholder does not exceed 4.99% of the number of shares of our common stock outstanding. Each selling stockholder disclaims beneficial ownership of any shares of our common stock in excess of 4.99% of our outstanding common stock. There can be no assurance that the selling stockholders will actually sell all or any of the shares offered hereunder.

        Qubit Holdings, LLC, or Qubit, a Delaware limited liability company owned by certain trusts for the benefit of Mr. Kimberlin's children is associated with Kevin Kimberlin, our principal and controlling shareholder. Mr. Kimberlin has disclaimed beneficial ownership of all shares beneficially owned by Qubit on the basis that Mr. Kimberlin has no voting power as to or any power to dispose, or direct the disposition, of any of the securities held by Qubit Holdings, LLC or such trusts. See "Certain Relationships and Related Transactions -- Certain Relationships with STSG and its Related Parties" and "Principal Stockholders".

        Vyteris Holdings has committed to pay up to $65,000 of out-of-pocket expenses incurred by Satellite Strategic Finance Associates, LLC, the lead investor. In addition, in connection with services rendered with respect to the August 2005 financing, Vyteris Holdings paid to Citigroup Global Markets Inc. a placement fee of $1.0 million, which represented the minimum fee payable pursuant to an engagement letter Vyteris Holdings entered into with Citigroup. Vyteris Holdings also paid to Prodos Capital Management LLC an advisory fee of $0.1 million and has agreed to issue warrants to Prodos subject to approval of the Vyteris Holdings' board of directors, with respect to shares of Vyteris Holdings' common stock.

        The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders identified below.

----------------------------------- -------------------- ----------------- --------------- --------------------
                                                            Number of        Number of
                                     Natural person(s)   Shares issuable       Shares        Total Number of
Selling Stockholder                   with voting or          upon         issuable upon    Shares Offered by
-------------------                     dispositive       conversion of    conversion of          this
                                          Control           Debentures        Warrants       Prospectus (1)
                                          -------           ----------        --------       ----------
----------------------------------- -------------------- ----------------- --------------- --------------------

----------------------------------- -------------------- ----------------- --------------- --------------------
Qubit Holdings, LLC                 Allan Fogelman                416,667         208,333              625,000
----------------------------------- -------------------- ----------------- --------------- --------------------
Satellite Strategic Finance
Associates, LLC (2)                                               829,167         414,583            1,243,750
----------------------------------- -------------------- ----------------- --------------- --------------------
Satellite Strategic Finance
Partners, Ltd.                                                  1,410,417         705,208            2,115,625
----------------------------------- -------------------- ----------------- --------------- --------------------
Palisades Master Fund, L.P.                                     1,510,417         755,208            2,265,625
----------------------------------- -------------------- ----------------- --------------- --------------------

(1) The registration statement which contains this prospectus is registering up to 200% of the total number of shares offered by this prospectus.

(2) The discretionary investment manager of the selling stockholder is Satellite Asset Management, L.P. ("SAM"). The controlling entity of SAM is Satellite Fund Management, LLC ("SFM"). The managing members of SFM are Lief Rosenblatt, Mark Sonnino, and Gabriel Nechamkin. SAM, SFM and each named individual disclaims beneficial ownership of the securities.

                              PLAN OF DISTRIBUTION

        There is currently a limited trading market for Vyteris Holdings' common stock on the Over the Counter Bulletin Board, or OTCBB. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock at prevailing market prices, on any stock exchange, market or trading facility on which the shares are traded, or in privately negotiated transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o       privately negotiated transactions;

        o       settlement of short sales;

        o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

        o       a combination of any such methods of sale; and

        o       any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act.

        Each of the selling stockholders has informed us that such selling stockholder does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

        We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        In order to comply with certain states' securities laws, if applicable, the selling stockholders may sell the shares in those jurisdictions only through registered or licensed brokers or dealers. In certain states the selling stockholders may not sell the shares unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

           ORGANIZATIONAL HISTORY AND DESCRIPTION OF OUR CAPITAL STOCK

ORGANIZATIONAL HISTORY

        VYTERIS

        Vyteris was incorporated in Delaware in July 2000. Since the closing of the Acquisition in November 2000, Vyteris has been engaged in the development of its drug delivery system business.

        VYTERIS HOLDINGS (NEVADA), INC.

        Vyteris Holdings (Nevada), Inc. was organized in Utah as Treasure Mountain Mining Company in 1954 to engage in the business of mining, milling, processing and marketing various minerals, primarily tungsten. Treasure Mountain Mining Company engaged in the mining business for a period of time after inception and acquired various mineral leases, but became relatively inactive for several years until approximately 1997. In 1997, the corporation's name was changed to Treasure Mountain Holdings, Inc., it was re-domiciled as a Nevada corporation and the Utah Corporation was subsequently dissolved. On May 2, 2005, our corporate name was changed to Vyteris Holdings (Nevada), Inc.

        On August 11, 2001, Vyteris Holdings executed a license agreement to acquire the worldwide, exclusive license to make, manufacture, sell, attach a trademark or trade name to, and to exercise incidents of ownership in and to all interests, proprietary rights and improvement in and to a product known as the "Java Stir". On February 26, 2004, an affiliate of the controlling stockholder of Vyteris acquired 82% of the outstanding common stock of Vyteris Holdings. In its Annual Report on Form 10-KSB for the year ended December 31, 2003, Vyteris Holdings stated that:

        "Management is reviewing and evaluating our present business and financial position and it is anticipated that our business activities and plan of operations will change following the change of control. We have terminated our exclusive license agreement to manufacture and market the "Java Stir" product. Presently, we have no definitive plans as to our future operations nor have we entered into any agreement or understanding involving any potential new business or activity."

        VYTERIS HOLDINGS /VYTERIS MERGER

        On July 8, 2004, Vyteris Holdings and Vyteris entered into a merger agreement and plan of reorganization. We refer to that agreement, as amended on September 29, 2004, as the "Vyteris Holdings Merger Agreement". Pursuant to the Vyteris Holdings Merger Agreement, on September 29, 2004:

        o a wholly-owned subsidiary of Vyteris Holdings merged with and into Vyteris;

        o       Vyteris became a wholly-owned subsidiary of Vyteris Holdings;

        o the existing directors of Vyteris Holdings resigned and the directors of Vyteris immediately prior to the consummation of the Merger became the sole directors of Vyteris Holdings;

        o the existing officers of Vyteris Holdings resigned and the executive officers of Vyteris immediately prior to the consummation of the merger became the executive officers of Vyteris Holdings; more specifically, Vincent De Caprio became the Chief Executive Officer of Vyteris Holdings, Michael McGuinness became the Chief Financial Officer of Vyteris Holdings, James Garrison became the Vice President of Business Development of Vyteris Holdings and C. Gregory Arnold became the Vice President of Manufacturing and Process Development of Vyteris Holdings; and

        o as more specifically described below, the outstanding capital stock of Vyteris was automatically converted into the right to receive capital stock of Vyteris Holdings, the outstanding warrants to purchase Vyteris common stock were automatically converted into the right to receive warrants to purchase Vyteris Holdings common stock and the outstanding options to purchase Vyteris common stock were automatically converted into the right to receive options to purchase Vyteris Holdings Common Stock.

        The conversion ratio provided for in the merger agreement was 4.19, or ..419 after giving effect to the one-for-ten reverse stock split effected on May 2, 2005. Pursuant to the Merger and after giving effect to the one-for-ten reverse stock split:

        o Each outstanding share of Vyteris common stock was automatically converted into the right to receive 0.419 shares of Vyteris Holdings common stock. Immediately prior to the consummation of the Vyteris Holdings/Vyteris Merger, there were 45,233,047 shares of Vyteris common stock outstanding. Accordingly, the shares of Vyteris common stock outstanding immediately prior to the consummation of the Vyteris Holdings/Vyteris Merger were converted into 18,952,646 shares of Vyteris Holdings common stock.

        o Each outstanding share of Vyteris Series C convertible preferred stock was automatically converted into the right to receive one share of Vyteris Holdings Series B convertible preferred stock. Each share of Vyteris Holdings Series B convertible preferred stock is convertible into a number of shares of Vyteris Holdings common stock equal to (i) 0.419 multiplied by (ii) the number of shares of Vyteris common stock into which one share of Vyteris Series C convertible preferred stock was convertible prior to the consummation of the Vyteris Holdings/Vyteris Merger. The Vyteris Series C convertible preferred stock was convertible into one quarter of a share of Vyteris common stock if converted at any time within 18 months of March 31, 2004, one third of a share of Vyteris common stock if converted at any time within the 18 months thereafter and two thirds of a share of Vyteris common stock if converted at any time thereafter. Immediately prior to the consummation of the Vyteris Holdings/Vyteris Merger, there were 7,500,000 shares of Vyteris Series C convertible preferred stock outstanding. Accordingly, the shares of Vyteris

                Series C convertible preferred stock outstanding immediately prior to the consummation of the Vyteris Holdings/Vyteris Merger have been converted into 7,500,000 shares of Vyteris Holdings Series B convertible preferred stock, which shares are currently convertible into the right to receive a total of 785,625 shares of Vyteris Holdings common stock.

        o Each outstanding option and warrant to purchase one or more shares of Vyteris common stock -- which we refer to as an existing option or an existing warrant - was automatically converted into an option or warrant to purchase one or more shares of Vyteris Holdings common stock -- which we refer to as a new option or a new warrant. The number of shares of Vyteris Holdings common stock covered by each new option or new warrant equals the number of shares of Vyteris common stock covered by the corresponding existing option or existing warrant multiplied by 0.419. The exercise price of each new option or new warrant equals the exercise price of the corresponding existing option or existing warrant divided by 0.419. Immediately prior to the consummation of the Vyteris Holdings/Vyteris Merger, there were existing options outstanding covering 3,766,911 shares of Vyteris common stock and there were existing warrants outstanding covering 12,168,965 shares of Vyteris common stock. Accordingly, upon consummation of the Vyteris Holdings/Vyteris Merger, the existing options were converted into new options to purchase a total of 1,578,336 shares of Vyteris Holdings common stock and the existing warrants were converted into new warrants to purchase a total of 5,098,796 shares of Vyteris Holdings common stock.

        By virtue of the Merger, warrants covering an additional 150,000 shares of the Company's common stock were granted to two former executive officers and directors of the Company.

        We are incorporated in Nevada. Nevada law governs the steps that we were permitted and required to take in issuing stock pursuant to the Vyteris Holdings Merger Agreement. At the time of the Merger, Vyteris Holdings did not have enough authorized shares to consummate the Merger. As a result, the consideration issued pursuant to the Vyteris Holdings Merger Agreement consisted of shares of common stock that were authorized for issuance and rights certificates relating to securities to be issued at a later date following their authorization. Nevada law:

        o did not require our stockholders to approve the Vyteris Holdings Merger Agreement;

        o permitted the issuance of shares of common stock and rights certificates relating to securities to be issued at a later date following their authorization; and

        o recognized the holders of capital stock that were authorized for issuance as of the closing of the Merger as entitled to vote upon the amendments to our articles of incorporation that were submitted to our stockholders on April 25, 2005, including the amendment to effect the one for ten reverse stock split and the amendments to increase the number of authorized shares of our common stock and to authorize the issuance of Series B Convertible Preferred Stock.

AUGUST 2005 FINANCING TRANSACTION

        On August 19, 2005, Vyteris Holdings entered into a securities purchase agreement with a limited number of lenders pursuant to which:

        o $10.0 million of aggregate principal amount of senior secured convertible debentures and warrants to purchase 2,083,333 shares of the Company's Common Stock, the initial warrants, representing 50% of the number of shares of the Vyteris Holdings' common stock issuable upon conversion of the secured debentures, were issued to the lenders. The $10.0 million aggregate principal amount includes $1.0 million that was loaned to Vyteris Holdings on August 2, 2005 on a bridge basis by Qubit Holdings LLC, or Qubit, an entity owned by certain trusts established for the benefit of the children of the Company's controlling stockholder, Kevin Kimberlin. Net proceeds from this financing, which we refer to as the August 2005 financing, excluding any proceeds arising from the exercise of warrants, but including the $1.0 million loaned to Vyteris Holdings on August 2, 2005 on a bridge loan basis and converted into debentures and warrants in the August 2005 financing, are estimated to be $7.2 million, after giving effect to $1.4 million in deal expenses and $1.4 million of cash to be deposited in a cash collateral account to secure the payment of interest for the first two years after the closing.

        o Vyteris Holdings granted to each of the lenders the option, exercisable for a limited period of time, to purchase a senior convertible debenture, or the optional debenture, with a principal amount equal to or, at the election of such lender, less than, 50% of the original principal amount of the secured debenture purchased by such lender at the closing of the August 2005 financing and (ii) an optional warrant to purchase 50% of the number of shares of Vyteris Holdings' common stock that would be issuable upon conversion of the optional debentures purchased upon exercise of such option. If each lender were to exercise such option fully, Vyteris Holdings would receive gross proceeds of $5.0 million (excluding proceeds from any exercise of the warrants) from such option exercises.

        o Vyteris Holdings entered into a registration rights agreement with the lenders providing for the registration, under the Securities Act of 1933, of the shares of common stock issuable pursuant to the conversion of the secured debentures and optional debentures and the exercise of the initial warrants and optional warrants. Vyteris Holdings will be required to file two registration statements -- one with respect to the common stock underlying the secured debentures and the initial warrants, the initial registration statement, and, if options to purchase the optional debentures and optional warrants are exercised, a registration statement with respect to the common stock underlying the optional debentures and optional warrants, which we refer to as the additional 2005 financing registration statement.


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

        o As noted above, Vyteris Holdings entered into a cash collateral agreement with the lenders and Wachovia National Bank, National Association, as collateral agent, pursuant to which Vyteris Holdings deposited with the collateral agent the sum of $1.4 million. This amount is equivalent to two years' of interest on the secured debentures issued at the closing of the August 2005 financing and secures Vyteris Holdings' obligations to pay such interest.

        o Vyteris Holdings' Vyteris, Inc. subsidiary executed a security agreement in favor of the lenders which provides the recipients with a first priority interest in substantially all of the assets of Vyteris Holdings and its subsidiary. Simultaneously, Vyteris, Inc. issued to the lenders a guaranty of Vyteris Holdings' obligations under the secured debentures. The subsidiary guaranty is a guaranty of payment and performance and not of collection. The documentation provides that the obligations of Vyteris, Inc. under the subsidiary guaranty are primary, absolute and unconditional.

        o STSG has agreed to guarantee to the lenders the principal and interest payments under the secured debentures should Vyteris Holdings not consummate an offering of equity securities which results in proceeds of $15.0 million or more within the six months following the closing of the August 2005 financing. In certain circumstances, the amount to be guaranteed by STSG shall not exceed $10.0 million, and in certain other circumstances, the amount to be guaranteed by STSG shall not exceed $5.0 million.

        Net proceeds from the sale of the convertible debentures and warrants are to be used for general corporate purposes and may not be used to pay any dividend or make any distribution on any of Vyteris Holdings' equity securities or to repay any loan made to or incurred by any key employee or any other officer or director of Vyteris Holdings. Further details regarding several of the agreements executed at the closing of the August 2005 financing are provided below.

THE CONVERTIBLE DEBENTURES

        The secured debentures and, if issued, the optional debentures, collectively, the convertible debentures, have a term expiring three years from the date of initial closing of the August 2005 financing. Initially, the convertible debentures will bear interest at a rate of 8% per annum. However, if the average trading volume for the ten trading days prior to the 180th day following the issuance of the convertible debentures is less than the so-called "liquidity milestone", the interest rate will be adjusted to 10% per annum. In the event of certain defaults, the interest rate may be further adjusted to 12% per annum. In order to meet the liquidity milestone, Vyteris Holdings' common stock must be listed for trading on the New York Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market on or before the eighteen (18) month anniversary of the closing of the August 2005 financing, and trading in the common stock cannot have been suspended on any such exchange or market. Vyteris Holdings cannot provide any assurances that the liquidity milestone, or any other milestone referred to in the convertible debentures, will be satisfied.


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

        Interest under the convertible debentures is payable in cash. However, if all of the milestones referred to in the convertible debentures are satisfied, Vyteris Holdings may pay all or a portion of its interest obligations in shares of Vyteris Holdings' common stock. Such milestones include, among other things, the liquidity milestone and the requirement that the daily trading volume of the common stock equal at least $750,000 (or $375,000 in certain circumstances).

        The convertible debentures are convertible at any time by the lenders into fully paid and non-assessable shares of Vyteris Holdings' common stock. The number of shares of common stock to be delivered by Vyteris Holdings pursuant to a conversion will equal the principal amount of (and, if the holder so elects, interest accrued on) the convertible debenture being converted divided by the conversion price. The conversion price is $2.40 for the secured debentures and the lesser of $2.40 and a formula-based market price for the optional debentures.

        The conversion price of the convertible debentures is subject to adjustment from time to time upon:

        o       stock splits,
        o       stock dividends,
        o       certain dilutive issuances,
        o       certain major transactions, and
        o distribution of cash or any other assets (or rights to acquire such assets) to holders of the common stock.

        Penalty provisions apply in the event that Vyteris Holdings is unable to deliver the shares of its common stock upon conversion of the convertible debentures.

        Beginning on the 271st day following the closing of the August 2005 financing, Vyteris Holdings is required to pay to each holder of convertible debentures, in cash, on the last day of each calendar quarter following such date, 11.11% of the original principal amount of the convertible debenture (plus unpaid accrued interest thereon), with the first such principal payment date occurring on June 30, 2006. Vyteris Holdings may elect to pay all or a portion of a principal payment in shares of common stock. If Vyteris Holdings elects to issue shares of common stock in lieu of cash, it must deliver to the holder such number of shares of common stock equal to the amount of principal and interest accrued and payable with respect to the convertible debenture as of such principal payment date, divided by 93% of the "current price," as defined, in effect on such date.

        Vyteris Holdings will have the right, exercisable at any time after the 30th day following the effective date of the first registration statement that it must file pursuant to the registration rights agreement, to force conversion of the convertible debentures, provided that the following conditions are satisfied:

        o the daily volume weighted average price, as described in the convertible debentures, must, on each of twenty trading days occurring during any period of thirty consecutive trading days, the forced conversion period, be equal to or greater than 200% of the conversion price in effect on the date of issuance of the


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

                secured debentures, subject to adjustment for stock splits, stock dividends and similar events,

        o each milestone, other than the liquidity milestone, must be satisfied on each trading day occurring during the forced conversion period, and

        o the liquidity milestone must be satisfied on any 20 consecutive trading days occurring during such forced conversion period.

        If Vyteris Holdings effects such a forced conversion prior to the 18th month anniversary of the initial closing of the August 2005 financing, it is required to pay the holders of the convertible debentures accrued and unpaid interest through the date of the forced conversion on the principal amount so converted and interest that, but for such forced conversion, would have accrued on such amount from the date of the forced conversion through the 18th month anniversary of the initial closing of the August 2005 financing. If Vyteris Holdings effects such a forced conversion on or after such 18th month anniversary of the initial closing, it is required to pay the holders of the convertible debentures accrued and unpaid interest through the date of forced conversion on the principal amount so converted and interest that, but for such forced conversion, would have accrued on such amount from the date of forced conversion through the maturity date of the convertible debentures.

        In the event that a "fundamental change", which is a term defined in the convertible debentures, or a "change in control", which is a term defined in the convertible debentures, occurs, each holder of a convertible debenture will have the right to have all or any portion of the unpaid principal amount of the convertible debenture, plus all accrued and unpaid interest thereon, redeemed by Vyteris Holdings at the so-called mandatory redemption price, which shall be:

        o with respect to a fundamental change, 101% of the unpaid principal amount of the Convertible Debenture plus unpaid accrued interest on such principal amount, and
        o with respect to a change of control, 120% of the unpaid principal amount of the convertible debenture if such change of control occurs prior to the 1 year anniversary of the issue date, 115% of the unpaid principal amount of the secured debenture if such change of control occurs on or after the 1 year anniversary of the issue date but prior to the 2 year anniversary of the issue date, and 110% of the unpaid principal amount of the convertible debenture if such change of control occurs after the 2 year anniversary of the issue date plus, in each case, unpaid interest accrued on such principal amount.

        The term fundamental change includes, among other things,

        o the occurrence or announcement of certain liquidation events affecting Vyteris Holdings or its subsidiaries,
        o a breach, that is not cured within a short time period, by Vyteris Holdings in any material respect of the covenants made by Vyteris Holdings in the transaction documents relating to the August 2005 financing or of any other material term or condition in such documents and
        o certain misrepresentations by Vyteris Holdings in such transaction documents.


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

        Vyteris Holdings has the right, at any time, to redeem all or any portion of the unpaid principal amount of the convertible debentures, plus all accrued and unpaid interest thereon, at the so-called optional redemption price, which shall be, with respect to the redemption of up to $5,000,000 of the original principal amount of the convertible debentures, 105% of the principal amount being redeemed, plus unpaid interest accrued thereon, and, with respect to any amount following the redemption of at least $5,000,000 of original principal amount of the convertible debentures, 110% of the principal amount being redeemed, plus unpaid interest accrued thereon. Vyteris Holdings will not have the right to prepay principal of the convertible debentures other than pursuant to this optional redemption right.

THE WARRANTS

        The initial warrants and optional warrants, collectively the warrants, have a term of 7 years from the date of issuance and are immediately exercisable. The per share exercise price of the initial warrants is $2.88. The per share exercise price of the optional warrants will equal the lower of either $2.88 and 120% of the conversion price of the optional debentures. The exercise price and the number of shares of Vyteris Holdings' common stock issuable under the warrants are subject to adjustment from time to time upon:

        o the subdivision or combination of Vyteris Holdings' common stock,
        o       distributions,
        o       certain dilutive issuances, and
        o       certain major transactions.

        Penalty provisions apply in the event that Vyteris Holdings is unable to deliver the shares of the Vyteris Holdings' common stock upon exercise of the warrants. The lenders may pay the exercise price of the warrants in either of the following forms or, at the election of each lender, through a combination thereof:

        o       through a cash exercise, or
        o if, following the 1 year anniversary of the issue date, an effective registration statement is not available for the resale of all of the shares of common stock issuable under the warrant at the time of exercise, or if Vyteris Holdings otherwise consents in writing, through a cashless exercise.

SECURITIES PURCHASE AGREEMENT

        The securities purchase agreement contains a number of covenants by Vyteris Holdings; among other things, Vyteris Holdings is required to:

        o take commercially reasonable steps to restrict Vincent De Caprio, Michael McGuinness, and James Garrison, each of whom are executive officers of Vyteris Holdings, from selling shares of Vyteris Holdings' Common Stock prior to the later to occur of the effective date of the initial registration statement and if the option closing occurs, the effective date of the additional 2005 financing registration statement;

        o from the closing of the August 2005 financing through the date on which Vyteris Holdings no longer has any obligations under the convertible debentures,


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

        o refrain from incurring any debt or increasing the amount of any existing line of credit or other debt facility beyond the amount outstanding on the closing date, other than certain permitted debt;

        o refrain from granting, establishing or maintaining any lien on any of its assets, including without limitation any pledge of securities owned or held by it, other than certain permitted liens;

        o refrain from merging with or consolidating into any entity without the prior consent of lenders holding at least a majority in principal amount of the convertible debentures, which consent may not be unreasonably withheld, subject to the lenders' right to exercise mandatory redemption rights in the event of a fundamental change or a change in control; and

        o refrain from purchasing or otherwise acquiring the capital stock or other equity interests in or assets of, any entity, unless the business or entity to be acquired has had net positive cash flow from operations during the twelve-month period immediately preceding such acquisition and Vyteris Holdings in good faith believes that the acquired business or entity will continue to generate such positive cash flow during the 12 month period immediately following such acquisition;

        o subject to certain exceptions, from the closing date through the effective date of the initial registration statement, refrain from issuing or committing to issue, which we are referring to as a subsequent placement:

                o       any shares of Vyteris Holdings' common stock,

                o any other equity security of Vyteris Holdings, including without limitation shares of preferred stock,

                o any other security of Vyteris Holdings which by its terms is convertible into or exchangeable or exercisable for any equity security of Vyteris Holdings, or

                o any option, warrant or other right to subscribe for, purchase or otherwise acquire any such foregoing security; and

        o from the effective date of the initial registration statement through the date on which Vyteris Holdings no longer has any obligations under the convertible debentures, refrain from effecting a subsequent placement unless Vyteris Holdings shall have first offered to sell to the lenders at least 35% of the securities being offered in such subsequent placement.

        Vyteris Holdings has committed to pay up to $65,000 of out-of-pocket expenses incurred by Satellite Strategic Finance Associates, LLC, the lead investor. In addition, in connection with services rendered with respect to the August 2005 financing, Vyteris Holdings paid to Citigroup Global Markets Inc. a placement fee of $1.0 million, which represented the minimum fee payable pursuant to an engagement letter Vyteris Holdings entered into with Citigroup. Vyteris Holdings also paid to Prodos Capital Management LLC an advisory fee of $0.1 million and has agreed to issue warrants to Prodos subject to approval of the Vyteris Holdings' board of directors, with respect to shares of Vyteris Holdings' common stock.


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

REGISTRATION RIGHTS AGREEMENT

        Vyteris Holdings is obligated to file the initial registration statement with the SEC within 60 days following the closing of the August 2005 financing. If options to acquire optional debentures and optional warrants are exercised, Vyteris Holdings will be obligated to file the additional 2005 financing registration statement within 30 days after such exercise. Vyteris Holdings will be required to pay penalties, in an amount equal to one percent of the purchase price of the convertible debentures per month, or portion of a month, of delay in effecting the initial filings described above or in the event that:

        o the initial registration statement is not declared effective by the SEC on or before the earlier of the 120th calendar day following the Closing and the 5th business day after Vyteris Holdings learns that no review of the initial registration statement will be made by the SEC or that the SEC has no further comments on the initial registration statement,

        o the additional 2005 financing registration statement is not declared effective by the SEC on or before the earlier of the 90th calendar day following the date on which the optional debentures and optional warrants are acquired or, if the additional 2005 financing registration statement is subject to full review by the SEC, the 120th calendar day following that date and

        o the fifth business day after Vyteris Holdings learns that no review of the additional 2005 financing registration statement will be made by the SEC or that the SEC has no further comments on the option registration statement or o

        o certain other registration conditions are not satisfied. No assurance can be given that the Company will be able to satisfy these timing requirements.

        As of June 30, 2005, Vyteris Holdings was obligated to pay other investors a total of $1.4 million with respect to the failure by Vyteris Holdings to meet similar requirements in connection with financings effected by Vyteris, Inc. in September 2004.

        Vyteris Holdings will be required to pay all reasonable registration expenses, other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to each holder, incurred in connection with the above-mentioned registrations and related filings or qualifications, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, the fees and disbursements of counsel for Vyteris Holdings, and the fees and disbursements incurred in connection with opinions. Vyteris Holdings will also be obligated to provide customary indemnification and contribution protections to the holders of the registered securities.


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SECURITY AGREEMENT

        Pursuant to the security agreement, Vyteris Holdings and Vyteris, Inc. have granted to each lender, to secure the obligations of Vyteris Holdings under the security agreement, the convertible debentures and the securities purchase agreement, a continuing first priority security interest in all of Vyteris Holdings' and Vyteris, Inc.'s assets, now owned or hereafter acquired, including, without limitation, all of the following:

        o all of Vyteris Holdings' and Vyteris, Inc.'s tangible personal property;

        o all of all of Vyteris Holdings' and Vyteris, Inc.'s intangible personal property; and

        o any and all additions to any of the foregoing, and any and all replacements, products and proceeds, including insurance proceeds, of any of the foregoing.

        If we breach or threaten to breach in any material respect the covenants contained in the convertible debentures or the other agreements we are entering into with the lenders in the August 2005 financing, or if we fail to comply in a material respect with the covenants in the security agreement which remains unremedied 10 days after written notice from a lender, or if the representations and warranties we made in the security agreement or other agreements were incorrect in any material respects when made, or if the collateral in which the lenders will have liens is damaged, destroyed or otherwise lost, unless covered by insurance, or if there is a change of control of Vyteris Holdings or a subsidiary or a fundamental change, as such term is defined in the debentures, within Vyteris Holdings or a subsidiary then an event of default would have occurred and the lenders can accelerate the convertible debentures and declare that they are immediately due and payable, and thereafter exercise the rights and remedies granted to them in the security agreement.

        Description of our Capital Stock

        The following statements are brief summaries of certain provisions of Vyteris Holdings' articles of incorporation relating to our capital stock.

        AUTHORIZED CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock and 50,000,000 shares of preferred stock. A total of 7,500,000 shares of our authorized preferred stock have been designated as Series B convertible preferred stock.

        COMMON STOCK

        DIVIDENDS. The holders of our common stock are entitled to receive, ratably, dividends when, as and if declared by our Board of Directors out of funds legally available therefore and after provision is made for each class or series of stock, if any, having preference over the common stock, including our Series B convertible preferred stock.

        LIQUIDATION PREFERENCE. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled, subject to the rights of holders of preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of all liabilities and after provision is made for each class of stock, if any, having preference over the common stock, including our Series B convertible preferred stock.

        CONVERSION. The holders of our common stock have no conversion rights and they are not subject to further calls or assessments by us.

        PREEMPTIVE RIGHTS. The holders of our common stock have no preemptive rights.

        VOTING RIGHTS. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders of our common stock are entitled to vote.

        REDEMPTION. There are no redemption or sinking fund provisions applicable to our common stock.

        SERIES B CONVERTIBLE PREFERRED STOCK

        DIVIDENDS. Effective upon the cancellation in September 2004 of all outstanding shares of Vyteris' Series A Convertible Preferred Stock, the holders of Series B Convertible Preferred Stock are entitled to receive, ratably, an annual 8% cumulative cash dividend out of funds legally available therefore, payable quarterly. Additionally, the holders


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

of Series B Convertible Preferred Stock are entitled to receive ratably, dividends if declared by the Board of Directors out of funds legally available, before any dividends are received by holders of common stock.

        LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of our company, whether voluntarily or involuntarily, holders of Series B convertible preferred stock will be entitled to receive a liquidation preference of $1.00 per share, adjusted for stock splits, combinations, stock dividends, recapitalizations, and the like, plus an amount equal to all accrued but unpaid dividends on Series B convertible preferred stock. With respect to the distribution of assets upon liquidation, dissolution or winding up of our company, the Series B convertible preferred stock ranks senior to our common stock. Certain corporate transactions may be treated as a liquidation event at the election of the holders of a majority of the shares of our Series B convertible preferred stock.

        CONVERSION. Each share of our Series B convertible preferred stock is convertible at any time, upon the option of the holder, into the following number of shares of our common stock: (i) if converted within 18 months from March 31, 2004, 0.10475; (ii) if converted within the next 18 months, 0.13967; or if converted at any time thereafter, 0.27933.

        PREEMPTIVE RIGHTS. The holders of our Series B convertible preferred stock have no preemptive rights.

        VOTING RIGHTS. The holders of our Series B convertible preferred stock and the holders of any other series of preferred stock with similar voting rights vote together with the holders of shares of our common stock as a single class on all matters to be voted on by our stockholders, except that the vote or consent of the holders of a majority of the shares of our Series B convertible preferred stock is necessary to (i) authorize or issue any equity security having any preference over or being on a parity with our Series B convertible preferred stock with respect to dividend or liquidation preference, (ii) increase the number of authorized shares of our Series B convertible preferred stock, or (iii) amend, alter or repeal any provision of, or add any provision to, our Articles of Incorporation, any Certificate of Designations we may file or our By-laws, if such action would adversely alter or change in any material respect the rights, preferences or privileges of our Series B convertible preferred stock.

        MANDATORY REDEMPTION. Commencing as of the first anniversary date of the commencement of sales of our LidoSite product, and continuing for one year thereafter, we will be required to redeem, on a quarterly basis, an amount of our Series B convertible preferred stock equal to 5% of our gross profits derived from the sale of LidoSite. During the following years, we will also be required to redeem, on a quarterly basis, an amount of our Series B convertible preferred stock in an amount equal to 10% of our gross profits derived from the sale of LidoSite. The redemption price is $1.00 per share of our Series B convertible preferred stock adjusted for stock splits, combinations, stock dividends, recapitalizations, and the like, plus any accrued but unpaid dividends thereon. The holders of the Series B convertible preferred stock have waived the mandatory redemption so long as the convertible debentures issued in the August 2005 financing remain outstanding.


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

        OTHER SERIES OF PREFERRED STOCK

        Our board of directors has the authority, without further action by the stockholders, to issue our authorized and unissued shares of preferred stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications relating to each such series. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of our common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of our common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of our common stock. While we have no present intention to issue shares of preferred stock, any such issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of Vyteris Holdings.

        STOCK OPTION PLAN

        Our Board and stockholders have approved a stock option plan, which we refer to as the Plan and which substantially mirrors the Vyteris 2001 Stock Option Plan. Under the Plan, incentive stock options and non-qualified stock options to purchase shares of our common stock may be granted to directors, officers, employees and consultants. After giving effect to the one for ten reverse stock split, a total of 2,901,902 shares of our common stock may be issued pursuant to the Plan. Pursuant to the Vyteris Holdings Merger Agreement, we are required to grant stock options covering 1,578,336 shares of common stock to former holders of Vyteris stock options. Of those 1,578,336 shares, we are obligated to grant stock options covering 833,308 shares of common stock to our chief executive officer, Vincent De Caprio, pursuant to the terms of his employment agreement. Thus, at present, after such options are granted, options covering a total of 1,323,566 shares of common stock will be issuable pursuant to the Plan.

        The per share exercise price for incentive stock options granted under the Plan must be at least equal to the fair market value of the underlying common stock on the date of grant. The option price for shares purchased through the exercise of an option is payable in cash or, at the discretion of our Compensation committee, in common stock or a combination of both common stock and cash. Our Compensation Committee may determine the initial vesting period and the expiration date of each option at the time that it is granted.

        The Plan provides that in the event of a change in control, unless the successor assumes a holder's options or replaces them with comparable options for its stock, our Board of Directors will provide that all outstanding options will be immediately and fully exercisable on a date prior to the consummation of the change of control transaction. Any option assumed by a successor will automatically accelerate upon termination of an option holder's employment or service for certain specified reasons within 18 months following the change in control.


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

        The Plan provides for options to terminate within specified periods of time after employment is terminated, depending upon the reason for termination. Unless otherwise provided by our Compensation Committee, options are not transferable by the option holder and can be exercised only by the option holder during his or her lifetime, or upon the option holder's death, only by the personal representative of his or her estate. The Plan may be amended or terminated by our Board of Directors at any time; provided, however, that no such action may adversely affect any outstanding options without the consent of the applicable option holder.

        OUTSTANDING WARRANTS

        The following discussion of our warrants gives effect to the one for ten reverse stock split effected on May 2, 2005.

        We have outstanding warrants covering a total of 5,248,796 shares of our common stock. The following table shows, for each tranche of our warrants, the exercise price, the number of shares of our common stock covered thereby and the expiration date.

    NUMBER OF SHARES       EXERCISE PRICE PER SHARE         EXPIRATION DATE
    ----------------       ------------------------         ---------------
           20,950                    $9.55                       2010
        1,138,990                    $4.47                       2009
        1,780,226                    $2.39                       2009
        1,068,136                    $2.39                       2014
        1,051,698                    $3.58                       2009
          150,000                    $1.00                       2006
          223,464                    $3.58                       2009
           12,559                    $4.00                       2009
        2,083,333                    $2.88                       2012

        CERTAIN CHANGE OF CONTROL PROVISIONS

        The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control.

        Our by-laws will establish an advance notice procedure for stockholder proposals and for nominating candidates for election as directors. The amendment of any of these provisions would require approval of at least two-thirds of the outstanding common stock.

        The above-mentioned provisions of our articles of incorporation and by-laws may have the effect of delaying, deterring or preventing a change in control of Vyteris Holdings, may discourage bids for the common stock at a premium over the prevailing market price, and may adversely affect the market price, and the voting and other rights of the holders, of our common stock.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.


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

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        Vyteris Holdings' common stock became quoted on the Over The Counter Bulletin Board on May 18, 2005. The ticker symbol for our common stock is "VYHN.OB". As of ____________, 2005, there has been minimal trading reported on the Over The Counter Bulletin Board, with the last trade, on ____________, 2005, at $____ per share.

        The ability of an individual stockholder to trade such shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their states or appropriately exempted from registration before the securities are permitted to trade in that state. We are required to pursue such state registrations and/or exemptions with respect to the shares to be sold by the selling stockholders.

        It is most likely that our shares will be subject to the provisions of
Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule. See "Risk Factors -- Our common stock may be considered a "penny stock" and may be difficult to sell." The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition because it has a price of at least $5.00 per share or the issuer's net tangible assets exceed certain minimum amounts; or exempted from the definition by the SEC.

        If our shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of shareholders to sell their shares.

        Based on shares outstanding as of August 31, 2005 and after giving effect to the one for ten reverse stock split:

        o there are approximately 845 holders of our common stock and two holders of our Series B convertible preferred stock;

        o 12,827 shares of our common stock will be considered freely tradeable and may be sold, transferred or otherwise traded in the public market, pursuant to Rule 144(k) or otherwise, unless held by an affiliate or controlling shareholder; and

        o the balance of our outstanding shares of common stock - 19,281,031 shares -- will be considered restricted securities, of which 7,819,620 shares may be sold in the public market pursuant to this prospectus when the registration statement of which this prospectus is a part is declared effective.

        Under the provisions of Rule 144 of the Securities Act of 1933, restricted securities may be sold into the public market, subject to holding period, volume and other limitations set forth under the Rule. In general, under Rule 144 as currently in effect, a person -- or persons whose shares are aggregated -- who has beneficially owned restricted shares for at least one year, including any person who may be deemed to be an "affiliate" and has held the shares for at least one year, is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of:

        o the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

        o       1% of the shares then outstanding.

In order for a shareholder to rely on Rule 144, we must have available adequate current public information with respect to our business and financial status. A person who is not deemed to be an "affiliate" and has not been an affiliate for the most recent three months, and who has held restricted shares for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the various resale limitations of Rule 144.

        As of August 31, 2005, and after giving effect to the one for ten reverse stock split, we had outstanding, in addition to our shares of common stock, warrants to purchase a total of 5,248,796 shares of common stock, options to purchase a total of 2,542,729 shares of common stock and 7,500,000 shares of Series B convertible preferred stock. See "Organizational History and Description of our Capital Stock -- Description of our Capital Stock". The shares underlying such warrants may be sold in the public market pursuant to this prospectus when the registration statement of which this prospectus is a part is declared effective. Unless registered, the shares of common stock underlying such options and preferred shares will be restricted securities.

        On April 25, 2005, a special meeting of Vyteris Holdings' stockholders was conducted. The stockholders approved the adoption of the Vyteris Holdings 2005 Stock Option Plan. The following table provides information regarding options outstanding as of August 31, 2005 under this plan after giving effect to the Vyteris Holdings/Vyteris Merger and the one for ten reverse stock split. Vyteris did not grant options, warrants or rights pursuant to any other equity compensation plans.

                                                                                                     (c)
                                                                                             Number of Securities
                                         (a)                                                Remaining Available For
                             Number Of Securities To Be               (b)                Future Issuance Under Equity
                               Issued Upon Exercise Of      Weighted-Average Exercise         Compensation Plans
                                Outstanding Options,     Price of Outstanding Options,      (Excluding Securities
Plan Category                    Warrants and Rights          Warrants and Rights          Reflected in Column (a))
-------------                    -------------------          -------------------          ------------------------
Replacement Options for
Options Granted Pursuant
to Equity Compensation
Plans Approved by                    2,542,729                      $2.73                          359,173
Stockholders of Vyteris,
Inc.


Equity Compensation Plans
Not Approved by Such                        --                         --                               --
Stockholders
                                     ---------                      -----                          -------

TOTAL                                2,542,729                      $2.73                          359,173
                                     =========                      =====                          =======

                                  LEGAL MATTERS

        The validity of the issuance of the shares of Vyteris Holdings (Nevada), Inc. common stock described herein shall be passed upon for us by our Nevada counsel, Hale Lane Peek Dennison and Howard.

                                     EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited the financial statements of Vyteris Holdings (Nevada), Inc. at December 31, 2004 and 2003, and for the period from the November 10, 2000 date of inception of Vyteris, Inc. to December 31, 2004 and for each of the three years in the period ended December 31, 2004, as set forth in their report. We've included the financial statements of Vyteris Holdings (Nevada), Inc. in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Madsen & Associates, CPA's Inc., independent auditors, have audited the financial statements of Vyteris Holdings (Nevada), Inc. (predecessor company) at December 31, 2003, and for the period from our January 1, 1958 date of inception to December 31, 2003 and the years ended December 31, 2002 and 2003, as set forth in their report. The audited financial statements of Vyteris Holdings (Nevada), Inc. (predecessor company) are included in this prospectus and elsewhere in the registration statement in reliance on the report of Madsen & Associates, CPA's Inc., given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock which may be sold by the selling stockholders, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you may desire to review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

        You should only rely on the information contained in this prospectus and the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be inspected, without charge, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected on the SEC's web site at HTTP://WWW.SEC.GOV.

                          INDEX TO FINANCIAL STATEMENTS


                         VYTERIS HOLDINGS (NEVADA), INC.
                          AUDITED YEAR-END CONSOLIDATED
                              FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                      F-1

Consolidated Balance Sheets as of December 31, 2004 and 2003                 F-2

Consolidated Statements of Operations for each of the three years in the period ended December 31, 2004 and for the period
         from November 10, 2000 (inception) to December 31, 2004             F-3

Consolidated Statements of Changes in Stockholders' Equity
         (Deficit) for the period from November 10, 2000
         (inception) to December 31, 2004                                    F-4

Consolidated Statements of Cash Flows for each of the three
         years in the period ended December 31, 2004 and for the
         period from November 10, 2000 (inception) to
         December 31, 2004                                                   F-5

Notes to Consolidated Financial Statements                                   F-7


                         VYTERIS HOLDINGS (NEVADA), INC.
                         UNAUDITED INTERIM CONSOLIDATED
                              FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2005
         (Unaudited) December 31, 2004                                      F-28

Unaudited Condensed Consolidated Statements of Operations for the
         Three and Six Months ended June 30, 2005 and 2004                  F-29

Unaudited Condensed Consolidated Statements of Cash Flows for the
         Six Months ended June 30, 2005 and 2004                            F-30

Notes to Consolidated Financial Statements                                  F-32

                      AUDITED YEAR-END FINANCIAL STATEMENTS
                              (PREDECESSOR COMPANY)


Report of Independent Registered Public Accounting Firm                     F-48

Balance Sheet as of December 31, 2003                                       F-49

Statements of Operations for the years ended December 31, 2003 and
         2002 and for the period from January 1, 1958
         (inception) to December 31, 2003                                   F-50

Statements of Changes in Stockholders' Equity (Deficit) for the years ended December 31, 2003 and 2002 and for the period from
         January 1, 1958 (inception) to December 31, 2003                   F-51

Statements of Cash Flows for the years ended December 31, 2003 and 2002 and for the period from January 1, 1958
         (inception) to December 31, 2003                                   F-54

Notes to Year-End Financial Statements                                      F-56

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
   Vyteris Holdings (Nevada), Inc.

     We have audited the accompanying consolidated balance sheets of Vyteris Holdings (Nevada), Inc. and Subsidiary (a development stage enterprise) as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2004, 2003, 2002 and the period from November 10, 2000 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vyteris Holdings (Nevada), Inc. and Subsidiary at December 31, 2004 and 2003, and the results of their operations and their cash flows for the years ended December 31, 2004, 2003, 2002 and the period from November 10, 2000 (inception) to December 31, 2004 in conformity with U.S. generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring losses and is dependent upon obtaining sufficient financing to fund operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects of the recoverability of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                           /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
February 28, 2005 except for Note 20,
as to which the date is May 2, 2005

                                              VYTERIS HOLDINGS (NEVADA), INC.
                                             (A DEVELOPMENT STAGE ENTERPRISE)

                                                CONSOLIDATED BALANCE SHEETS

                                                                                                  DECEMBER 31,
                                                                                         -------------------------------
                                                                                             2004              2003
                                                                                         -------------     -------------
ASSETS
Current assets:
    Cash and cash equivalents........................................................    $   6,438,737     $   2,286,167
    Accounts receivable..............................................................           71,792                --
    Prepaid expenses and other current assets........................................          712,920            93,238
    Deferred financing costs.........................................................          956,250                --
                                                                                         -------------     -------------
      Total current assets...........................................................        8,179,699        2,379,405
Property and equipment, net..........................................................        3,015,448        2,934,902
Other assets.........................................................................           75,000                --
                                                                                         -------------     -------------
TOTAL ASSETS.........................................................................    $  11,270,147     $   5,314,307
                                                                                         =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable.................................................................    $     953,459     $     887,858
    Accrued expenses and other liabilities...........................................        1,011,833           721,720
    Convertible, secured promissory notes payable to related parties.................               --        20,350,000
    Secured promissory notes payable to related parties..............................               --         2,900,000
    Interest payable to related parties..............................................               --         2,056,495
    Convertible promissory note payable to a related party...........................               --           500,000
                                                                                         -------------     -------------
      Total current liabilities......................................................        1,965,292        27,416,073
Deferred revenue, less current portion...............................................          363,182           300,000
Capital lease obligation, less current portion.......................................           10,939            29,546

Vyteris preferred stock, 0 and 50,000,000 shares authorized, par value $0.0001 per share; on December 31, 2004 and December 31, 2003, respectively:
    Vyteris Series A convertible, redeemable preferred stock; 0 and 333,333 shares issued and outstanding on December 31, 2004 and December 31, 2003, respectively; liquidation preference $0 and $9,999,990 at December 31,
      2004 and December 31, 2003, respectively.......................................               --           333,333
    Vyteris Series B convertible, redeemable preferred stock; 0 and 3,000,000 shares issued and outstanding on December 31, 2004 and December 31, 2003, respectively; liquidation preference $0 and $9,000,000 at December 31,
      2004 and December 31, 2003, respectively.......................................               --         2,917,640
Vyteris Holdings preferred stock, 50,000,000 and 0 shares authorized, on December
      31, 2004 and December 31, 2003, respectively:
    Vyteris Holdings Series B convertible, redeemable preferred stock;7,500,000 and 0 shares outstanding on December 31, 2004 and December 31, 2003, respectively; liquidation preference $7,650,000 and $0 at December 31,
      2004 and December 31, 2003, respectively.......................................        7,650,000                --

Stockholders' equity (deficit):
Common stock, Vyteris par value $0.0001 per share; 75,000,000 shares authorized,
    759,428 shares issued and outstanding at December 31, 2003.......................               --               760
Common stock, Vyteris Holdings par value $.001 per share; 100,000,000 shares
    authorized, 19,293,858 shares outstanding at December 31, 2004...................           19,294                --
Additional paid-in capital...........................................................       57,435,387         7,836,059
Deferred compensation ...............................................................         (131,546)          (43,347)
 Deficit accumulated in development stage............................................      (56,042,401)      (33,475,757)
                                                                                         -------------     -------------
Total stockholders' equity (deficit).................................................        1,280,734       (25,682,285)
                                                                                         -------------     -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT).................................    $  11,270,147     $   5,314,307
                                                                                         =============     =============


                  The accompanying notes are an integral part of these consolidated financial statements.

                                                            F-2


                                             VYTERIS HOLDINGS (NEVADA), INC.
                                             (A DEVELOPMENT STAGE ENTERPRISE)

                                          CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                         PERIOD FROM
                                                                                                      NOVEMBER 10, 2000
                                                                 YEARS ENDED DECEMBER 31,               (INCEPTION) TO
                                                      ----------------------------------------------     DECEMBER 31,
                                                           2004            2003            2002              2004
                                                      --------------  --------------  --------------  -----------------
Revenues...........................................     $    242,322    $    200,000    $    151,452       $    870,322

Operating expenses:
  Research and development.........................       11,455,306       8,734,871       7,209,796         34,773,065
  General and administrative.......................        4,069,838       2,454,922       2,890,568         12,780,791
                                                      --------------  --------------  --------------  -----------------
    Total operating expenses.......................       15,525,144      11,189,793      10,100,364         47,553,856

Interest income....................................          (38,448)         (5,775)        (10,834)          (356,826)
Interest expense to related parties................        1,256,047       1,782,930         824,986          3,878,763
Interest expense...................................        6,404,256           4,213           4,630          6,413,547
                                                      --------------  --------------  --------------  -----------------
  Loss before benefit from state income taxes......      (22,904,677)    (12,771,161)    (10,767,694)       (56,619,018)

Benefit from state income taxes....................         (338,033)       (238,584)              -           (576,617)
                                                      --------------  --------------  --------------  -----------------
   Net loss........................................     $(22,566,644)   $(12,532,577)   $(10,767,694)      $(56,042,401)
                                                      ==============  ==============  ==============  =================

Net loss per common share:
     Basic and diluted.............................     $      (2.19)   $     (16.50)   $     (14.92)

Weighted average number of common shares:
     Basic and diluted..............................      10,319,226         759,429         721,830




                 The accompanying notes are an integral part of these consolidated financial statements.

                                                           F-3

                                                   VYTERIS HOLDINGS (NEVADA), INC.
                                                  (A DEVELOPMENT STAGE ENTERPRISE)

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                       DEFICIT           TOTAL
                                                                           ADDITIONAL                ACCUMULATED IN   STOCKHOLDERS'
                                                        COMMON STOCK        PAID-IN      DEFERRED     DEVELOPMENT        EQUITY
                                                    SHARES       AMOUNT     CAPITAL    COMPENSATION      STAGE          (DEFICIT)
                                                    ------       ------     -------    ------------      -----          ---------
Balance at November 10, 2000 (inception)........           -    $     -   $         -   $        -    $          -    $          -
Issuance of common stock........................     698,333        698     6,501,329            -               -       6,502,027
 Net loss.......................................           -          -             -            -        (716,621)       (716,621)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2000....................     698,333        698     6,501,329            -        (716,621)      5,785,406
Compensation associated with stock
   option grants................................           -          -             -      260,810        (260,810)              -
Amortization of deferred compensation...........           -          -             -       48,177               -          48,177
Exercise of stock options.......................       8,642          9        12,365            -               -          12,374
Issuance of warrants............................           -          -        64,000            -               -          64,000
Consultant compensation associated with stock
   options......................................           -          -         8,799            -               -           8,799
   Net loss.....................................           -          -             -            -      (9,458,865)     (9,458,865)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2001....................     706,975        707     6,847,303     (212,633)    (10,175,486)     (3,540,109)
Issuance of common stock........................      52,375         52       499,948            -               -         500,000
Forfeited stock options.........................           -          -       (25,161)      25,161               -               -
Amortization of deferred compensation..........        .   -          -             -       80,669               -          80,669
Exercise of stock options.......................          78          1           111            -               -             112
Issuance of warrants............................           -          -       502,220            -               -         502,220
   Net loss.....................................           -          -             -            -     (10,767,694)    (10,767,694)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2002....................     759,428        760     7,824,421     (106,803)    (20,943,180)    (13,224,802)
Adjustment for cancelled-unamortized, stock
   option grants................................           -          -          (272)           2               -               -
Compensation associated with stock option
   grants.......................................           -          -         9,480       (9,480)              -               -
Amortization of deferred compensation...........           -          -             -       72,664               -          72,664
Consultant compensation associated with stock
   options......................................           -          -         2,430            -               -           2,430
   Net loss.....................................           -          -             -            -     (12,532,577)    (12,532,577)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2003....................     759,428        760     7,836,059      (43,347)    (33,475,757)    (25,682,285)
Adjustment for cancelled-unamortized, stock
   option grants................................           -          -        (6,461)       6,461               -               -
Compensation associated with stock option
   grants.......................................           -          -       333,122     (333,122)              -               -
Amortization of deferred compensation...........           -          -             -      238,462               -         238,462
Exercise of stock options.......................      20,807         21        32,205            -               -          32,226
Issuance of common stock on conversion of debt
   and preferred stock..........................   9,637,000      9,637    21,273,361            -               -      21,282,998
Issuance of warrants to convertible note
   holders......................................           -          -     1,856,104            -               -       1,856,104
Beneficial conversion of convertible debt.......           -          -     2,401,057            -               -       2,401,057
Issuance of warrants associated with private
   placement....................................           -          -     1,182,264            -               -       1,182,264
Issuance of common stock in exchange of debt....      69,833         70       249,930            -               -         250,000
Issuance of common stock on conversion of
   preferred stock..............................     279,333        279       333,054            -               -         333,333
Issuance of common stock for capital raised,
   net..........................................   4,206,792      4,207    12,287,240            -               -      12,291,447
Issuance of common stock on conversion of
   debt and preferred stock.....................   3,560,453      3,560     8,493,940            -               -       8,497,500
Reverse deferred financing costs upon
   conversion of debt...........................           -          -      (462,863)           -               -        (462,863)
Issuance of common stock for working capital
   credit line..................................     419,000        419     1,274,581            -               -       1,275,000
Merger with Vyteris Holdings....................     338,212        338        (7,977)           -               -          (7,639)
Issuance of warrants associated with merger.....           -          -       347,255            -               -         347,255
Capital contribution by Vyteris Holdings
   officers.....................................           -          -         9,519            -               -           9,519
Issuance of common stock in exchange of
   services.....................................       3,000          3         2,997            -               -           3,000
   Net loss.....................................           -          -             -            -     (22,566,644)    (22,566,644)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 2004....................  19,293,858    $19,294   $57,435,387   $ (131,546)   $(56,042,401)   $  1,280,734
                                                 ==================================================================================

                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                F-4


                                                   VYTERIS HOLDINGS (NEVADA), INC.
                                                  (A DEVELOPMENT STAGE ENTERPRISE)

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                      PERIOD FROM
                                                                                                                   NOVEMBER 10, 2000
                                                                              YEARS ENDED DECEMBER 31,               (INCEPTION) TO
                                                                     -------------------------------------------       DECEMBER 31,
                                                                          2004           2003          2002               2004
                                                                     -------------- -------------- --------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                               $(22,566,644)  $(12,532,577)  $(10,767,694)   $  (56,042,401)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization..................................           406,249        288,041        239,490         1,045,747
  Amortization of notes payable discount.........................         1,856,104        217,854        341,788         2,422,324
  Amortization of deferred compensation..........................           238,462         72,664         80,669           439,972
  Amortization of financing costs................................         2,302,917             --             --         2,302,917
  Amortization of beneficial conversion feature of warrants......         2,401,057             --             --         2,401,057
  Noncash compensation...........................................                --          2,430             --            11,229
  Compensation for services paid with warrants and common stock..           350,255             --             --           350,255
Change in operating assets and liabilities:
  Prepaid expenses and other current assets......................          (766,474)       293,557       (232,302)         (859,712)
  Accounts payable...............................................            65,601       (251,885)       484,790           953,459
  Accrued expenses and other liabilities.........................           357,306         37,964         83,835         1,284,829
  Interest payable to related parties............................           708,873      1,565,984        482,311         2,765,368
  Due to Spencer Trask...........................................                --             --         61,577            71,577

Net cash used in operating activities............................        14,646,294)   (10,305,968)    (9,225,536)      (42,853,379)
                                                                     -------------- -------------- --------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment..........................................          (486,795)    (1,225,631)      (700,292)       (2,979,761)
                                                                     -------------- -------------- --------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock.....................                --             --        500,000         6,335,360
  Net proceeds from private placement of common stock and
     warrants....................................................        12,291,447             --             --        12,291,447
  Net proceeds from issuance of convertible redeemable preferred
     stock.......................................................                --             --             --         2,917,640
  Proceeds from exercise of options..............................            32,226             --            112            44,712
  Proceeds from issuance of convertible promissory notes to
     related parties.............................................                --      9,670,000      9,680,000        20,350,000
  Proceeds from issuance of secured promissory notes to related
     parties, net................................................                --      2,900,000             --         2,900,000
  Proceeds from issuance of promissory note to related party.....                --        500,000             --           500,000
  Net proceeds from private placement of convertible debt and
     warrants....................................................         7,232,730             --             --         7,232,730
  Repayment from issuance of promissory note to related party....          (250,000)            --             --          (250,000)
  Repayment of capital lease obligations and other...............           (20,744)       (17,357)       (11,012)          (50,012)
                                                                     -------------- -------------- --------------  ----------------
Net cash provided by financing activities........................        19,285,659     13,052,643     10,169,100        52,271,877
                                                                     -------------- -------------- --------------  ----------------

  Net increase in cash and cash equivalents......................         4,152,570      1,521,044        243,272         6,438,737
  Cash and cash equivalents at beginning of the period...........         2,286,167        765,123        521,851                --
                                                                     -------------- -------------- --------------  ----------------
  Cash and cash equivalents at end of the period.................      $  6,438,737   $  2,286,167   $    765,123    $    6,438,737
                                                                     ============== ============== ==============  ================


                       The accompanying notes are an integral part of these consolidated financial statements.

                                                                F-5


                                                   VYTERIS HOLDINGS (NEVADA), INC.
                                                  (A DEVELOPMENT STAGE ENTERPRISE)

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             (CONTINUED)
                                                                                                               PERIOD FROM
                                                                                                            NOVEMBER 10, 2000
                                                                        YEARS ENDED DECEMBER 31,              (INCEPTION) TO
                                                          ----------------------------------------------        DECEMBER 31,
                                                               2004           2003             2002                2004
                                                          --------------  --------------  --------------    -----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Issuance of capital stock in exchange for equipment......  $         --    $         --    $         --      $    1,000,000
                                                          ==============  ==============  ==============    =================
Equipment acquired under capital lease...................            --          25,216          43,043              81,434
                                                          ==============  ==============  ==============    =================
Cancellation of warrants.................................            --              --         502,220            (566,220)
                                                          ==============  ==============  ==============    =================
Issuance of warrants in connection with issuance of
   convertible secured promissory notes payable..........     1,856,104              --              --           1,856,104
                                                          ==============  ==============  ==============    =================
Issuance of warrants to placement agents.................     1,182,264              --              --           1,182,264
                                                          ==============  ==============  ==============    =================
Beneficial conversion of convertible notes...............     2,401,057              --              --           2,401,057
                                                          ==============  ==============  ==============    =================

Conversion of convertible secured promissory notes
   payable to related parties into convertible secured
   promissory notes payable..............................       500,000              --              --             500,000
                                                          ==============  ==============  ==============    =================
Conversion of convertible secured promissory notes
   payable into common stock.............................     8,497,500              --              --           8,497,500
                                                          ==============  ==============  ==============    =================
Conversion of convertible secured promissory notes
   payable to related parties into common stock..........       250,000              --              --             250,000
                                                          ==============  ==============  ==============    =================
Conversion of convertible redeemable preferred stock
   into common stock.....................................       333,333              --              --             333,333
                                                          ==============  ==============  ==============    =================
Issuance of common stock in exchange for working
   capital facility......................................     1,275,000              --              --           1,275,000
                                                          ==============  ==============  ==============    =================
Issuance of common stock in exchange for services........         3,000              --              --               3,000
                                                          ==============  ==============  ==============    =================
Interest paid............................................  $    337,832    $      3,354    $      3,179      $      344,289
                                                          ==============  ==============  ==============    =================

Recapitalization transaction:
    Exchanged:
       Interest payable to related parties...............  $ (2,615,368)   $         --    $         --      $   (2,615,368)
       Convertible secured promissory notes payable to
         related parties.................................   (20,350,000)             --                         (20,350,000)
       Warrants which were issued with convertible,
         secured promissory notes payable to related
         parties.........................................      (566,220)             --              --            (566,220)
       Secured promissory notes payable to related
         parties.........................................    (2,900,000)             --              --          (2,900,000)
       Convertible redeemable preferred stock............    (2,917,640)             --              --          (2,917,640)
    For:                                                                             --              --
       Due to Spencer Trask Specialty Group, LLC.........            10              --              --                  10
       Proceeds from issuance of convertible
         redeemable preferred stock......................     7,500,000              --              --           7,500,000
       Common stock......................................         2,300              --              --               2,300
       Paid in capital...................................    21,846,918              --              --          21,846,918
                                                          --------------  --------------  --------------    -----------------
                                                           $         --    $         --    $         --      $           --
                                                          ==============  ==============  ==============    =================


                    The accompanying notes are an integral part of these consolidated financial statements.

                                                             F-6

                         VYTERIS HOLDINGS (NEVADA), INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

MERGER

     Vyteris Holdings (Nevada), Inc. (formerly Treasure Mountain Holdings, Inc.) was organized in Utah as Treasure Mountain Mining Company in 1954 to engage in the business of mining, milling, processing and marketing various minerals, primarily tungsten. The corporation engaged in the mining business for a period of time after inception and acquired various mineral leases, but became relatively inactive for several years until approximately 1997. In 1997, the corporation's name was changed to Treasure Mountain Holdings, Inc., it was re-domiciled as a Nevada corporation and the Utah corporation was subsequently dissolved. In May 2005 the corporation's name was changed to Vyteris Holdings (Nevada), Inc.

     On September 29, 2004, Vyteris Holdings (Nevada), Inc. completed a business combination in which Vyteris, Inc. ("Vyteris"), a Delaware corporation, merged with a wholly-owned subsidiary of Vyteris Holdings (Nevada), Inc. (the "Merger"). As a result of the Merger, Vyteris became Vyteris Holdings (Nevada), Inc.'s wholly-owned subsidiary and the former stockholders of Vyteris became stockholders of Vyteris Holdings (Nevada), Inc. At the time of that business combination, Vyteris Holdings (Nevada), Inc. had no active business. As a result, Vyteris Holdings (Nevada), Inc.'s principal business after that business combination became the business in which Vyteris has been engaged since its formation in November 10, 2000. The terms "Treasure Mountain," "Vyteris Holdings" and the "Company" refer to each of Vyteris Holdings (Nevada), Inc., Vyteris, Inc. and the combined company.

     After the Merger, the former stockholders of Vyteris owned 98.2% of the outstanding common stock and rights to receive common stock of Vyteris Holdings (Nevada), Inc. The former directors of Vyteris Holdings (Nevada), Inc. resigned immediately prior to the Merger and the directors of Vyteris immediately prior to the Merger became the sole directors of Vyteris Holdings (Nevada), Inc. Similarly, the former officers of Vyteris Holdings (Nevada), Inc. resigned immediately prior to the Merger and the executive officers of Vyteris immediately prior to the Merger became the sole officers of Vyteris Holdings (Nevada), Inc.

     The accompanying consolidated balance sheet as of December 31, 2004 and the consolidated statements of operations for the year ended December 31, 2004, consolidate the historical financial statements of Vyteris Holdings with Vyteris after giving effect to the Merger where Vyteris is the accounting acquiror by recording the transaction as the issuance of Vyteris stock for the net monetary assets of Vyteris Holdings, accompanied by a recapitalization with no goodwill or other intangibles recorded. As a result of the Merger, although Vyteris Holdings is the parent company, the information included in these financial statements relate to Vyteris as it is the accounting acquiror.

     The Board of Directors and stockholders authorized a one for ten reverse stock split effective May 2, 2005 (see Note 20). All share information with respect to the Company's common stock, options, and warrants have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

     The Vyteris/ Vyteris Holdings Merger Agreement (the "Merger Agreement") provided for the following:

          o Each outstanding share of Vyteris common stock was automatically converted into the right to receive 0.419 shares of the Company's common stock. Immediately prior to the consummation of the Merger, there were 45,233,047 shares of Vyteris, Inc. common stock outstanding. Accordingly, the shares of Vyteris, Inc. common stock outstanding immediately prior to the consummation of the Merger have been converted into 18,952,647 shares of the Company's common stock.

          o Each outstanding share of Vyteris, Inc. Series C convertible redeemable preferred stock was automatically converted into the right to receive one share of the Company's Series B convertible redeemable preferred stock. Each share of the Company's Series B convertible redeemable preferred stock is convertible into a number of shares of the Company's common stock equal to (i) 0.419 multiplied by (ii) the number of shares of Vyteris, Inc. common stock into which one share of Vyteris, Inc. Series C convertible redeemable preferred stock was convertible prior to the consummation of the Merger. The Vyteris, Inc. Series C convertible redeemable preferred stock was convertible into one quarter of a share of Vyteris, Inc. common stock if converted at any time within 18 months of March 31, 2004, one third of a share of Vyteris, Inc. common stock if converted at any time within the 18 months thereafter and two thirds of a share of Vyteris, Inc. common stock if converted at any time thereafter. Immediately prior to the consummation of the Merger, there were 7,500,000 shares of Vyteris, Inc. Series C convertible redeemable preferred stock outstanding. Accordingly, the shares of Vyteris, Inc. Series C convertible redeemable preferred stock outstanding immediately prior to the consummation of the Merger have been converted into 7,500,000 shares of the Company's Series B convertible redeemable preferred stock, which shares are currently convertible into the right to receive a total of 785,625 shares of the Company's common stock.

          o Each outstanding option and warrant to purchase one or more shares of Vyteris, Inc. common stock -- which we refer to as an existing option or an existing warrant - was automatically converted into an option or warrant to purchase one or more shares of the Company's common stock -- which we refer to as a new option or a new warrant. The number of shares of the Company's common stock covered by each new option or new warrant equals the number of shares of Vyteris, Inc. common stock covered by the corresponding existing option or existing warrant multiplied by 0.419. The exercise price of each new option or new warrant equals the exercise price of the corresponding existing option or existing warrant divided by 0.419 Immediately prior to the consummation of the Merger, there were existing options outstanding covering 3,766,911 shares of Vyteris, Inc. common stock and there were existing warrants outstanding covering 12,168,965 shares of Vyteris, Inc. common stock. Accordingly, upon consummation of the Merger, the existing options were converted into new options to purchase a total of 1,578,336 shares of the Company's common stock and the existing warrants were converted into new warrants to purchase a total of 5,098,796 shares of the Company's common stock.

     By virtue of the Merger, warrants covering an additional 150,000 shares of the Company's common stock were granted to two former executive officers and directors of the Company.

ORGANIZATION

     Vyteris, formerly Drug Delivery Technologies, Inc., was incorporated on July 19, 2000 in the State of Delaware. Vyteris had no operating activity prior to November 10, 2000. The Company has developed and produced the first electronically controlled transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to administer certain therapeutics either directly to the skin or into the bloodstream. The Company holds over 60 U.S. patents relating to the delivery of drugs across the skin using a mild electric current. The Company operates in one business segment.

     Effective November 10, 2000, the Company, Becton Dickinson and Co. ("Becton Dickinson") and Spencer Trask entered into a stockholders' agreement (the "Stockholders' Agreement"), in conjunction with a transaction agreement (the "Transaction Agreement") also effective on November 10, 2000, whereby Becton Dickinson agreed to transfer to the Company certain assets in exchange for common stock and Vyteris Series A convertible redeemable preferred stock and Spencer Trask agreed to contribute $9.0 million in cash in exchange for common stock and Vyteris Series B convertible redeemable preferred stock. Becton Dickinson received 10% of the voting stock of the Company which was valued at $1.0 million. The entire $1.0 million was allocated to manufacturing equipment. The manufacturing equipment was carried at a net book value of greater than $1.0 million by Becton Dickinson on November 10, 2000.

     The Company paid certain Transaction Agreement expenses on behalf of Spencer Trask approximating $0.3 million. The reimbursement was recorded as a reduction in additional paid-in capital associated with the common stock and Series B convertible redeemable preferred stock issued to Spencer Trask.

     RECAPITALIZATION TRANSACTION

     On March 31, 2004, Spencer Trask and a related party consummated a transaction with the Company wherein the Company issued to Spencer Trask and such related party a total, after giving effect to the Merger, of 9,637,000 shares of common stock, as well as shares of preferred stock which, pursuant to the Merger, were converted into 7.5 million shares of Vyteris Holdings Series B convertible redeemable preferred stock, and other nominal consideration in exchange for $20.3 million principal amount of convertible, secured promissory notes payable to related parties and $2.9 million of secured promissory notes payable to related parties (collectively the "Spencer Trask Notes"), $2.6 million of accrued and unpaid interest on the Spencer Trask Notes, 3.0 million shares of Vyteris Series B convertible redeemable preferred stock and the cancellation of warrants to purchase 2,035,000 shares of Vyteris, Inc. common stock with a paid-in capital value of $0.6 million (the "Recapitalization Transaction") (see Note 9).

BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; however, at its current and planned rate of spending, the Company's cash and cash equivalents and the proceeds expected to be provided by the Working Capital Facility described in Note 10 are not sufficient to allow it to continue operations beyond July 30, 2005. No assurance can be given that the Company will be successful in arranging the additional planned financing needed to continue the execution of its business plan, which includes the development of new products. Failure to obtain such financing may require management to substantially curtail operations, which may result in a material adverse effect on the financial position or results of operations of the Company. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if the Company is unable to continue in business as a going concern.

     Intercompany balances and transactions have been eliminated in consolidation.

2. SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

     The Company considers all highly liquid instruments with maturities of three months or less at the date of purchase to be cash equivalents.

PROPERTY AND EQUIPMENT, NET

     Property and equipment, net is stated at cost, except for certain equipment acquired in connection with the Transaction Agreement, which is recorded at the fair value of the equipment on the date of acquisition. Depreciation and amortization of property and equipment is provided on a straight-line basis over the asset's estimated useful life or related lease term as follows:

     Leasehold improvements..................................    2 - 10 years
     Furniture, machinery and equipment......................        5  years
     Computer software and hardware..........................        3  years

     Equipment held under capital leases is recorded at the present value of the minimum lease payments at the inception of the lease and is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the equipment. Amortization of equipment held under capital leases is included in depreciation and amortization expense in the accompanying consolidated financial statements. Leasehold improvements are amortized over the estimated useful life or over the term of the lease, whichever is shorter. Replacements, maintenance and repairs that do not improve or extend the life of the respective asset are expensed as incurred.

REVENUE

     PRODUCT REVENUE. Through December 31, 2004, the Company has not had any product revenue. The Company will recognize product revenue, net of allowances for anticipated returns, provided that (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is considered fixed or determinable when it is not subject to refund or adjustments.

     FEASIBILITY STUDIES. The Company conducts feasibility studies to demonstrate the viability of its technology to interest potential partners to enter into a development, marketing and supply partnership. Revenues on feasibility studies are measured using the proportional performance method of accounting. Such studies are typically completed within a one- to three-month period. Revenue producing feasibility studies do not occur regularly, are priced at what the Company anticipates the actual costs will be and are not expected to produce material revenues or a profit. When applying the proportional performance method, the Company relies on total expected input (contract) costs in order to determine the amount of revenue earned to date. The Company follows this method because reasonably dependable estimates of the revenue applicable to various contract milestones can be made. The Company monitors estimates of total contract revenues and cost on a routine basis throughout the contract period. The cumulative impact of any change in estimates of the contract revenues or costs is reflected in the period in which the changes become known. In the event that a loss is anticipated on a particular contract, provision is made for the estimated loss in the period in which the anticipated loss becomes known. The Company issues invoices related to fixed price contracts based on either the achievement of milestones during a project or other contractual terms. Differences between the timing of billings and the recognition of revenue based upon the proportional performance method of accounting are recorded as revenue earned in excess of billings or deferred revenue.

     The cost of feasibility studies was approximately $0.1 million, $0.2 million, $0.1 million, and $0.5 million, for the years ended December 31, 2004, 2003, 2002 and for the period from November 10, 2000 (inception) to December 31, 2004, respectively, and is included in research and development expense in the accompanying consolidated statements of operations.

     DEFERRED REVENUE. Non-refundable upfront fees are deferred and recognized as revenue on a straight-line basis in accordance with the contract terms and generally over the lives of the agreements.

     REVENUES FROM REIMBURSEMENT OF DEVELOPMENT COSTS. In accordance with Emerging Issues Task Force, EITF, No. 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred, the Company recognizes revenues for the reimbursement of development costs when it bears all the risk for selection of and payment to vendors and employees.

STOCK-BASED COMPENSATION

     As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations for its employee stock-based compensation. Under APB No. 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such option are known and fixed at the date of grant. The Board of Directors determines the fair value of common stock.

     The Company accounts for options issued to non-employees under SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Therefore, the fair value of options issued to non-employees is recorded as an expense and periodically re-measured over the vesting terms.

     The following table illustrates the effect on net loss per common share as if the Company had applied the fair value recognition provisions for stock-based employee compensation of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure.

                                                                                                     PERIOD FROM
                                                                                                     NOVEMBER 10,
                                                                                                         2000
                                                                      DECEMBER 31,                 (INCEPTION) TO
                                                      -------------------------------------------    DECEMBER 31,
                                                           2004          2003           2002             2004
                                                      -------------  -------------  -------------  ---------------
Net loss, as reported..............................   $(22,566,644)  $(12,532,577)  $(10,767,694)  $  (56,042,401)
Add: stock-based employee compensation expense
  included in reported net loss....................        238,462         72,664         80,669          439,972
Deduct: stock-based employee compensation expense
  determined  under  fair value  based  method
  for all awards...................................       (700,432)      (140,829)      (130,133)      (1,032,036)
                                                      -------------  -------------  -------------  ---------------
SFAS No. 123 pro forma net loss....................   $(23,028,614)  $(12,600,742)  $(10,817,158)  $  (56,634,465)
                                                      =============  =============  =============  ===============
Net loss per common share, as reported:
  Basic and diluted................................   $      (2.19)  $     (16.50)  $     (14.92)
  Basic and diluted, pro forma.....................   $      (2.23)  $     (16.59)  $     (14.99)

Weighted average number of common shares:
  Basic and diluted................................     10,319,226        759,429        721,830

     For purposes of pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the option vesting periods. The fair value of each option granted prior to the Merger was estimated using a minimum value option-pricing model and subsequent to the Merger using a Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                        DECEMBER 31,
                                                             ----------------------------------
                                                                2004        2003       2002
                                                             ----------  ----------  ----------
     Expected holding period (years)......................         6.0         6.0         6.0
     Risk-free interest rate .............................       3.97%       3.18%       4.75%
     Dividend yield.......................................          0%          0%          0%
     Fair value of options granted........................    $   1.80    $   1.80    $   1.80

     Subsequent to the Merger, the Company issued options to purchase 178,075 shares of the Company's common stock at a price of $1.90 per share to a key executive. Such options were issued in September 2004 using a Black-Scholes option-pricing model with an expected volatility of 97.0%. Currently there is no active trading market for the Company's common stock.

    In addition, the option valuation models require input of highly subjective assumptions. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. The pro forma net loss per common share may not be representative of future disclosure since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

INCOME TAXES

     The Company records deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities and on operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense as incurred.

USE OF ESTIMATES

     The Company's consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the revenues and expenses reported during the period. These estimates and assumptions are based on management's judgment and available information and, consequently, actual results could differ from these estimates.

NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic net loss per common share, or Basic EPS, is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share, or Diluted EPS, is computing by dividing net loss by the weighted average number of shares and dilutive common share equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants and the conversion of preferred stock. Diluted EPS is identical to Basic EPS since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive. For the year ended December 31, 2004, The Company has calculated the weighted number of shares outstanding reflecting the 0.419:1 exchange ratio for all periods presented.

LONG-LIVED ASSETS

     The Company reviews long-lived assets, including fixed assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. There were no impairment indicators during the year ended December 31, 2004.

FINANCIAL INSTRUMENTS

     Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities reported in the consolidated balance sheets equal or approximate their fair value due to their short term to maturity.

     SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, specifies that instruments within its scope embody obligations of the issuer and that the issuer must classify them as liabilities. SFAS No. 150 requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets and (3) certain obligations to issue a variable number of shares. SFAS No. 150 defines a "freestanding financial instrument" as a financial instrument that (1) is entered into separately and apart from any of the entity's other financial instruments or equity transactions or (2) is entered into in conjunction with some other transaction and can be legally detached and exercised on a separate basis. Accordingly, the Company has classified the Vyteris Series A convertible redeemable preferred stock, Vyteris Series B convertible redeemable preferred stock and Vyteris Holdings Series B convertible redeemable preferred stock as liabilities in the accompanying consolidated balance sheets.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents with major financial institutions. At December 31, 2004, the Company had a cash balance in a financial institution that exceeded federal deposit insurance limits. Management believes that credit risk related to this deposit is minimal. The Company extends credit without collateral to companies that contract with it under contract research arrangements.

RISK AND UNCERTAINTIES

     The Company relies on a single customer, B. Braun Medical, Inc., or B. Braun, to generate product revenue. The Company granted B. Braun the right to be its exclusive, worldwide sales and marketing distributor for its LidoSite product. As a result, the Company is dependent on B. Braun and its ability to effectively market the Company's only current product. If B. Braun is unable to sell the LidoSite product effectively, the Company does not have the ability to seek other customers for its LidoSite product at least until such time as satisfactory arrangements are made with B. Braun.

    The Company also purchases raw materials and components from single-source suppliers. Some of those materials or components are custom-made and are the result of long periods of collaboration with suppliers. Although the Company has not experienced significant supply delays attributable to supply changes, the Company believes that, for integrated circuits and hydrogel in particular, alternative sources of supply would be difficult to develop over a short period of time. Because the Company has no direct control over its third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary parts or products, the Company may be unable to redesign or adapt its technology to work without such parts or find alternative suppliers or manufacturers. In such events, the Company could experience interruptions, delays, increased costs, or quality control problems.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior-year amounts to conform to the current-year presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS

     As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB No. 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement No. 123 (revised 2004), Share-Based Payment, an Amendment of Financial Accounting Standards Board (the "FASB") Statements No. 123 and 95, fair value method will have a significant impact on the Company's result of operations, although it will have no impact on its overall financial position. The impact of adoption of Statement No. 123 (revised
2004) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted

Statement No. 123 (revised 2004) in prior periods, the impact of that standard would have approximated the impact of Statement No. 123 as described in the disclosure of pro forma net income and earnings per share to its consolidated financial statements. Statement No. 123 (revised 2004) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.

     In November of 2004, the FASB issued SFAS No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4 ("SFAS No. 151"). SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. SFAS No. 151 also requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. The Company does not believe that the impact of this new standard will have a material effect on its prospective financial condition or results of operations.

     In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-Monetary Assets, an Amendment of APB No. 29 ("SFAS No. 153"). SFAS No. 153 amends APB Opinion No. 29, Accounting for Nonmonetary Transactions. Earlier guidance had been based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged and APB No. 29 included certain exceptions to this principle. However, SFAS No. 153 eliminated the specific exceptions for nonmonetary exchanges with a general exception for all exchanges of nonmonetary assets that do not have commercial and economic substance. A nonmonetary exchange has commercial substance only if the future cash flows of our company is expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe that the impact of this new standard will have a material effect on its prospective financial condition or results of operations.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

                                                                                  DECEMBER 31,
                                                                          ----------------------------
                                                                              2004           2003
                                                                          -------------  -------------
   Manufacturing and laboratory equipment..............................    $ 1,557,083    $ 1,235,815
   Furniture and fixtures..............................................         96,306         32,743
   Office equipment....................................................        150,081        104,516
   Leasehold improvements..............................................        122,193             --
   Software............................................................        102,542         82,200
                                                                          -------------  -------------
                                                                             2,028,205      1,455,274
   Less: Accumulated depreciation and amortization.....................     (1,045,747)      (639,498)
                                                                          -------------  -------------
                                                                               982,458        815,776

   In-process equipment................................................      1,763,921      1,888,396
   Construction in progress............................................        269,069        230,730
                                                                          -------------  -------------
                                                                           $ 3,015,448    $ 2,934,902
                                                                          =============  =============

     Depreciation and amortization expense, included in research and development expense and general and administrative expense in the accompanying consolidated statements of operations, was approximately $0.4 million, $0.3 million, $0.2 million and $1.0 million for the years ended December 31, 2004, 2003, 2002 and for the period from November 10, 2000 (inception) to December 31, 2004, respectively.

     At December 31, 2004 and 2003, equipment held under capital lease included manufacturing and laboratory equipment and software of approximately $81,000. At December 31, 2004 and 2003, in-process equipment included advances of approximately $1.6 million for a continuous motion patch machine that is being custom manufactured for the Company. Additionally, at December 31, 2004 and 2003, in-process equipment included advances of approximately $0.1 million for patch controller manufacturing equipment that is being custom manufactured for the Company.

     Total open purchase commitments related to property and equipment were as follows at December 31, 2004:

                                                                  DECEMBER 31,
                                                                      2004
                                                                 -------------
       Continuous motion patch machine........................    $   173,400
       Laboratory equipment and other.........................          9,757
                                                                  -----------
                                                                  $   183,157
                                                                  ===========

4. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consist of the following:

                                                                           DECEMBER 31,
                                                                       2004           2003
                                                                   -----------    -----------
   Compensation and benefits.....................................  $   373,260    $   426,005
   Accrued accounting fees.......................................      265,000         65,500
   Deferred license fee revenue, current portion.................       75,455             --
   Due to a related party........................................       71,587         71,577
   Current portion of capital lease obligation...................       18,609         22,620
   Other.........................................................      207,922        136,018
                                                                   -----------    -----------
                                                                   $ 1,011,833    $   721,720
                                                                   ===========    ===========

5. CONVERTIBLE SECURED PROMISSORY NOTES PAYABLE TO RELATED PARTIES

     During 2003, 2002 and 2001, the Company issued convertible secured promissory notes (the "Convertible Notes") with an aggregate principal amount of $20.3 million to the related parties listed below. Each of the Convertible Notes matured one year from its respective date of issuance and accrued interest at an annual rate of 8%, which was payable on maturity (the annual interest rate increases to 11% if payment of the principal is overdue).

     The following is a schedule of the Convertible Notes:

                                                  ISSUANCE          PRINCIPAL       BALANCE AT
                   PAYEE                            DATE             AMOUNT      DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------
Spencer Trask Specialty Group, LLC          November 21, 2001      $   750,000      $    750,000
Member of the Board of Directors            December 3, 2001           250,000           250,000
Spencer Trask Specialty Group, LLC          January 25, 2002           750,000           750,000
Spencer Trask Specialty Group, LLC          February 22, 2002        1,500,000         1,500,000
Spencer Trask Specialty Group, LLC          April 10, 2002           1,000,000         1,000,000
Spencer Trask Specialty Group, LLC          May 9, 2002              2,000,000         2,000,000
Spencer Trask Specialty Group, LLC          July 12, 2002            1,000,000         1,000,000
Spencer Trask Specialty Group, LLC          August 20, 2002            625,000           625,000
Spencer Trask Specialty Group, LLC          October 17, 2002           925,000           925,000
Spencer Trask Specialty Group, LLC          November 26, 2002          880,000           880,000
Spencer Trask Specialty Group, LLC          December 23, 2002        1,000,000         1,000,000
Spencer Trask Specialty Group, LLC          January 24, 2003         1,000,000         1,000,000
Spencer Trask Specialty Group, LLC          March 7, 2003            1,155,000         1,155,000
Spencer Trask Specialty Group, LLC          March 28, 2003           1,150,000         1,150,000
Spencer Trask Specialty Group, LLC          April 30, 2003             607,500           607,500
Spencer Trask Specialty Group, LLC          May 30, 2003             1,152,500         1,152,500
Spencer Trask Specialty Group, LLC          July 8, 2003             1,240,000         1,240,000
Spencer Trask Specialty Group, LLC          July 29, 2003            1,200,000         1,200,000
Spencer Trask Specialty Group, LLC          August 28, 2003          1,165,000         1,165,000
Spencer Trask Specialty Group, LLC          October 3, 2003          1,000,000         1,000,000
                                                                                 ------------------
                                                                                      20,350,000
Less discount from issuance of warrants                                                        -
                                                                                 ------------------
                                                                                    $ 20,350,000
                                                                                 ==================

     The Company defaulted on payment of the entire principal and accrued interest due on the Convertible Notes dated November 21, 2001, December 3, 2001, January 25, 2002, February 22, 2002, April 10, 2002, May 9, 2002, July 12, 2002,
August 20, 2002, October 17, 2002, November 26, 2002, December 23, 2002, January 24, 2003, March 7, 2003 and March 28, 2003. Therefore, the Company accrued interest at an annual rate of 11% for each of the Convertible Notes in default starting on their respective maturity dates. At December 31, 2003, approximately $2.0 million of accrued interest on the Convertible Notes was recorded in interest payable to related parties in the accompanying consolidated balance sheet.

     In connection with the issuance of the Convertible Notes, warrants were issued to purchase a total, after giving effect to the Merger, of approximately 853,000 shares (405,000 during 2003, 406,000 during 2002 and 42,000 during 2001)
of common stock at an exercise price of $9.55 per share. Management estimated that the warrants had an aggregate fair value of approximately $0.6 million (none for 2003 issues, $0.5 million for 2002 issues, and $0.1 million for 2001 issues) based on a valuation on each of the respective dates of issue. Therefore, the Company recorded an aggregate discount on the Convertible Notes of approximately $0.6 million and paid-in capital of approximately $0.5 million and $0.1 million in the accompanying consolidated statements of changes in stockholders' equity (deficit) for the years ended December 31, 2002 and 2001, respectively (none in 2003). The discount was amortized over each of the Convertible Notes' respective one-year lives. The warrants had an expiration date of the earlier of seven years from the date of issuance or three years from the date of a qualified initial public offering, or IPO. A qualified IPO is defined as one in which the minimum gross proceeds are $10.0 million and the minimum price per common share is $12.00.

     As discussed in Note 1 and Note 9, the Convertible Notes were exchanged for common stock and preferred stock in March 2004.

6. SECURED PROMISSORY NOTES PAYABLE TO RELATED PARTIES

     During 2003, the Company issued secured promissory notes (the "Notes") with an aggregate principal amount of $3.0 million to the related parties listed below. Each of the secured promissory notes to related parties matured one year from its respective date of issuance and accrued interest at an annual rate of 8%, which was payable on maturity (the annual interest rate increases to 11% if payment of the principal is overdue).

     The following is a schedule of the secured promissory notes:

                                                                                    BALANCE AT
                                                  ISSUANCE           PRINCIPAL      DECEMBER 31,
                     PAYEE                          DATE             AMOUNT            2003
    ---------------------------------------------------------------------------------------------
    Spencer Trask Specialty Group, LLC       November 6, 2003       $   800,000     $    800,000
    Spencer Trask Specialty Group, LLC       December 12, 2003        1,000,000        1,000,000
    Spencer Trask Specialty Group, LLC       December 30, 2003        1,100,000        1,100,000
                                                                                   --------------
                                                                                    $  2,900,000
                                                                                   ==============

    As discussed in Note 9, the Notes were exchanged for common stock and preferred stock in 2004. At December 31, 2003, approximately $13,000 of accrued interest was recorded in interest payable to related parties in the accompanying consolidated balance sheet.

7. CONVERTIBLE PROMISSORY NOTE PAYABLE TO RELATED PARTY

     On July 1, 2003, the Company issued a convertible promissory note to Becton Dickinson (the "BD Convertible Note") with an aggregate principal amount of $0.5 million. The BD Convertible Note matured one year from its date of issuance and accrued interest at an annual rate of 8%, which was payable on maturity (the annual interest rate increases to 11% if payment of the principal is overdue). At any time prior to maturity, all interest and principal on the BD Convertible Note was, at the option of the holder, convertible into common stock. At December 31, 2003, accrued and unpaid interest on the BD Convertible Note was approximately $20,000 and is reflected in the accompanying consolidated balance sheets as interest payable to related parties.

     In connection with the issuance of the BD Convertible Note, warrants were issued (the "Becton Warrants") which represents the right to purchase a total, after giving effect to the Merger, of 20,950 shares of common stock at an exercise price of $9.55 per share. Management estimated that the BD Warrants had no fair value on the date of issue. The BD Warrants expire at the earlier of seven years from the date of issuance or three years from the date of a qualified initial public offering with minimum gross proceeds are $10.0 million.

     On July 2004, the terms of the BD Convertible Note were changed. The BD Convertible Note was originally due to be repaid on July 1, 2004. Becton Dickinson and the Company agreed to change the repayment date to the earlier of September 30, 2004 or the closing of a private placement and the Merger with Vyteris Holdings. The BD Convertible Note continued to accrue interest at a rate of 8%. In September 2004, Becton Dickinson agreed to the redemption of $0.25 million of the principal amount of the BD Convertible Note in exchange for a total, after giving effect to the Merger, of 69,833 shares of common stock and warrants to purchase a total, after giving effect to the Merger, of 17,458 shares of common stock at an exercise price of $4.47 per share. The remaining $0.25 million in principal amount and all interest accrued to date on the BD Convertible Note was paid on October 1, 2004.

8. PRIVATE PLACEMENT TRANSACTIONS AND PROMISSORY NOTES ISSUED IN 2004

$15.1 MILLION PRIVATE PLACEMENT

     Immediately prior to the consummation of the Merger, the Company consummated a $15.1 million private placement transaction (the "September Private Placement"). After giving effect to the Merger, the Company issued units (the "Units") covering a total of 4,206,792 shares of common stock and warrants to purchase a total of 1,051,698 shares of common stock (the "Recent Warrants"). Net proceeds to the Company from the September Private Placement were approximately $12.3 million. The Recent Warrants have an initial exercise price equal to $4.47 per share. The Recent Warrants are exercisable immediately upon issuance and have a term of five years. In addition, as part of the September Private Placement, the Company agreed to sell to each of the placement agents or their respective designees, for nominal consideration, warrants to purchase the number of shares of common stock equal to 20% of (i) the aggregate number of shares of common stock included in the Units placed by such placement agent, plus (ii) the aggregate number of shares of common stock underlying the Recent Warrants included in the Units placed by such placement agent, at an exercise price of $3.58 per share. The placement agents' warrants are exercisable for a period of five years from issuance. The September Private Placement included the conversion of $1.6 million of loans made to the Company during the month of September 2004 by Spencer Trask Specialty Group, LLC ("Spencer Trask") and certain of its related parties (the "September Notes").

PRIVATE PLACEMENT OF $8.5 MILLION CONVERTIBLE SECURED PROMISSORY NOTES

     During March, April and May of 2004, the Company issued $8.5 million of 8% convertible secured promissory notes, maturing December 31, 2004 (the "December Notes") in a private placement transaction. In connection with the issuance of the December Notes, warrants were issued to purchase a total, after giving effect to the Merger, of 1,780,226 shares of common stock at an exercise price of $2.39 per share. The warrants have an expiration date of five years from the date of issuance. Management estimated that the warrants had an aggregate fair value of approximately $1.9 million. In addition, the Company estimated that the December Notes contained a beneficial conversion feature valued at approximately $2.4 million. Therefore, the Company initially recorded a discount on the December Notes and increased additional paid-in capital by approximately $4.3 million. The discount and beneficial conversion feature were being amortized over the life of the December Notes and are included in interest expense in the accompanying consolidated statements of operations.

     Simultaneously with the closing of the September Private Placement, the $8.5 million principal amount of the December Notes converted into a total, after giving effect to the Merger, of 3,560,453 shares of common stock. Upon the conversion of the December Notes, the Company recorded the unamortized portion of the discount and beneficial conversion feature in interest expense in the accompanying consolidated statements of operations.

     Costs relating to the private placement transaction were initially capitalized and amortized over the term of the December Notes. Total deferred financing costs of approximately $2.4 million included placement agent fees and non-accountable expenses of approximately $1.1 million, legal and other expenses of $0.1 million and warrants issued to the placement agent valued at approximately $1.2 million. Amortization expense was included in interest expense in the accompanying consolidated statements of operations. Upon the conversion of the December Notes, the Company recorded $0.5 million of non-cash financing costs in additional paid-in capital.

     The resultant charges to interest expense in 2004 were as follows:

                                                                 BENEFICIAL    DEFERRED
                                                    FAIR VALUE   CONVERSION   FINANCING
                                                     DISCOUNT      FEATURE       COSTS        TOTAL
                                                    -----------  -----------  -----------  -----------
Interest expense amortization....................   $ 1,172,602  $ 1,516,879  $ 1,548,659  $ 4,238,140
Interest expense recorded upon conversion of the
    December Notes on September 29, 2004.........       683,502      884,178      435,508    2,003,188
                                                    -----------  -----------  -----------  -----------
Total noncash interest expense...................   $ 1,856,104  $ 2,401,057  $ 1,984,167  $ 6,241,328
                                                    ===========  ===========  ===========  ===========

     In addition, $0.5 million was charged to additional paid-in capital upon conversion of the December Notes on September 29, 2004.

     Interest expense, including interest expense to related parties, on the consolidated statement of operations for 2004 consists of the following:

                                                              DECEMBER 31, 2004
                                                             -------------------
      Noncash interest expense:
        Interest expense amortization .....................     $   4,238,140
        Interest expense recorded upon conversion..........         2,003,188
      Coupon and other interest............................         1,418,975
                                                                -------------
           Total interest expense..........................     $   7,660,303
                                                                =============

     Included in the December Notes are convertible secured promissory notes payable with principal of $0.2 million and warrants to purchase a total, after giving effect to the Merger, of 38,758 shares of common stock at $2.39 per share issued to members of the Company's Board of Directors and senior management, who purchased the December Notes on the same terms and conditions as all other purchasers of the December Notes.

     Spencer Trask Ventures, Inc., a related party to the Company's principal stockholder, acted as placement agent in this transaction. Spencer Trask Ventures, Inc. received a 10% placement fee, a 3% non-accountable expense allowance and warrants to purchase a total, after giving effect to the Merger, of 1,068,136 shares of common stock at an exercise price of $2.39 per share as compensation for acting as placement agent. These warrants also provide for a cashless exercise right and certain customary anti-dilution and price protection provisions. In addition, the Company granted Spencer Trask Ventures, Inc. an irrevocable right of first refusal for a period of two years following the closing of the aforementioned offering to either purchase for its own account or act as agent for any proposed private offering of our securities by the Company, other than notes or convertible notes to be issued to STSG.

SECURED PROMISSORY NOTES

     During February 2004, the Company issued secured promissory notes payable (the "Promissory Notes") with principal of $1.0 million to Spencer Trask and related parties. Each of the Promissory Notes matured 120 days from its respective date of issuance and bore an annual interest rate of 12%, which was payable on maturity, and were convertible into common stock, at the option of the holders under certain circumstances at $1 per share.

     During May 2004, the holders of $0.5 million principal amount of the Promissory Notes issued to related parties converted their notes into convertible secured promissory notes (the "December Notes") and warrants in a private placement transaction.

     Holders of the remaining $0.5 million principal amount of the Promissory Notes issued to related parties elected not to convert. On July 2004, $0.5 million of the Promissory Notes issued to related parties was repaid together with interest of $20,000.

9. RECAPITALIZATION TRANSACTION

     On March 31, 2004 Spencer Trask and a related party consummated a transaction with the Company wherein the Company issued to Spencer Trask and such related party a total, after giving effect to the Merger, of 9,637,000 shares of common stock, shares of preferred stock which converted in the Merger into 7.5 million shares of Vyteris Holdings Series B convertible redeemable preferred stock, and other nominal consideration in exchange for $20.3 million principal amount of convertible, secured promissory notes payable to related parties and $2.9 million of secured promissory notes payable to related parties (collectively, the "Spencer Trask Notes"), $2.6 million of accrued and unpaid interest on the Spencer Trask Notes, 3.0 million shares of Vyteris Series B convertible redeemable preferred stock and the cancellation of warrants to purchase 2,035,000 shares of Vyteris, Inc. common stock with a paid-in capital value of $0.6 million, (the "Recapitalization Transaction").

     Each holder of Vyteris Series C convertible redeemable preferred stock was entitled to receive dividends when, and if declared by the Board of Directors as long as any shares of the Vyteris Series A preferred stock remained outstanding. Effective upon cancellation of all outstanding shares of the Vyteris Series A convertible redeemable preferred stock, the holders of the Vyteris Series C convertible redeemable preferred stock were entitled to receive, ratably, an annual cash dividend of 8% of the then applicable redemption price, as defined, out of funds legally available, payable quarterly. Subject to the prior rights of the Vyteris Series A convertible redeemable preferred stock, the dividends on the Vyteris Series C convertible redeemable preferred stock were cumulative, whether or not earned or declared and were to be paid quarterly in arrears. Additionally, the holders of Vyteris Series A convertible preferred stock were entitled to receive ratably, dividends if declared by the Board of Directors out of funds legally available, before any dividends were received by holders of common stock. In the event of liquidation, holders of Vyteris Series C convertible redeemable preferred stock were entitled to receive a liquidation preference of $1.00 per share (adjusted for stock splits or combinations of such stock, recapitalizations, or other similar transactions that have the effect of increasing or decreasing the number of shares represented by each outstanding share of such stock), plus an amount equal to all declared but unpaid dividends on the Vyteris Series C convertible redeemable preferred stock.

     The terms of the Merger called for each share of Vyteris Series C convertible redeemable preferred stock to be exchanged for one share of Vyteris Holdings Series B convertible redeemable preferred stock. All of the outstanding shares of Vyteris Series A convertible redeemable preferred stock were cancelled on September 29, 2004. Therefore, the Company accrued interest of $0.15 million in the fourth quarter of 2004 on the shares of Vyteris Holdings Series B convertible redeemable preferred stock issuable pursuant to the Merger.

     With respect to the distribution of assets, Vyteris Holdings Series B convertible redeemable preferred stock ranks senior to the Company's common stock. Each share of Vyteris Holdings Series B convertible redeemable preferred stock is convertible at any time, at the option of the holder, into common stock at a price per share if converted within 18 months from March 31, 2004, of $9.50; if converted within the next 18 months, $7.20; or if converted any time thereafter, $3.60. The holders of Vyteris Holdings Series B convertible redeemable preferred stock (and the holders of any other series of preferred stock with similar voting rights as the Vyteris Holdings Series

B convertible redeemable preferred stock) vote together with the holders of shares of common stock as a single class in all matters to be voted on by shareholders of the Company, except that the vote or consent of the holders of a majority of the shares of Vyteris Holdings Series B convertible redeemable preferred stock is necessary to authorize or issue an equity security having any preference over or being on a parity with the Vyteris Holdings Series B convertible redeemable preferred stock with respect to dividend or liquidation preference; increase the number of authorized shares of Vyteris Holdings Series B convertible redeemable preferred stock; or amend, alter or repeal any provision of the Company's Certificate of Incorporation, Certificate of Designations or By-laws, if such action would alter, in any material respect, the rights of the Vyteris Holdings Series B convertible redeemable preferred stock. Commencing on the first anniversary date of the first commercial sale of LidoSite, and continuing for one year thereafter, the Company is required to redeem (on a quarterly basis) an amount of Vyteris Holdings Series B convertible redeemable preferred stock equal to 5% of the gross profits derived from the sale of LidoSite. During the following years, the Company is required to redeem (on a quarterly basis) an amount of Vyteris Holdings Series B convertible redeemable preferred stock equal to 10% of the gross profits derived from the sale of LidoSite. The redemption price of the Vyteris Holdings Series B convertible redeemable preferred stock is $1.00 per share (adjusted for splits, etc.) plus any accrued but unpaid dividends.

     In accordance with EITF Issue No. 00-27, Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments, EITF No. 00-27, the Company utilized the most favorable conversion price that would be in effect at the conversion date to determine if there would be a beneficial conversion feature in connection with the Vyteris Series C convertible redeemable preferred stock. The Vyteris Series C convertible redeemable preferred stock did not have a beneficial conversion feature at the commitment date since even though the conversion has three different conversion prices depending upon how long the shares were held, the most favorable conversion price was $3.60 per share, which was still in excess of the fair value of a common share at the date of the issuance of the Vyteris Series C convertible redeemable preferred stock of $2.20. If there had been any intrinsic value at the commitment date, it would not be recognized until and unless the triggering event occurred.

     Since these transactions were between the Company and its majority shareholder, the transactions were treated as capital transactions and no gain or loss has been reflected in the accompanying consolidated financial statements.

10. WORKING CAPITAL FACILITY

     Immediately prior to the closing of the September Private Placement, Spencer Trask agreed to provide the Company (or, at its option, cause a related party to provide the Company) with up to $5.0 million in working capital loans in the form of 11.5% secured demand promissory notes (the "Working Capital Facility"). Pursuant to the current terms of the Working Capital Facility, amounts drawn under the facility must be repaid on or before November 15, 2005. As consideration for the commitment of the Working Capital Facility, the Company issued a total, after giving effect to the Merger, of 419,000 shares of common stock to Spencer Trask and recorded the fair value of these shares as deferred financing costs of $1.3 million. Each time funds are loaned to the Company under the Working Capital Facility, the Company shall issue to the lender a common stock purchase warrant to purchase such number of shares equal to the quotient obtained by dividing (i) 40% of the amount loaned by (ii) 3.58. The warrants are exercisable for five years from the date of issuance and have an initial exercise price of $3.58 per share. The Working Capital Facility, if used, will be secured by a first priority lien on all of the Company's assets. Management estimates that it will borrow funds under this Working Capital Facility in the second quarter of 2005. As of December 31, 2004 no amounts have been loaned to the Company under the Working Capital Facility.

11. RELATED PARTY TRANSACTIONS

     In addition to the September Private Placement described in Notes 1 and 8, the convertible secured promissory notes payable to related parties described in
Note 5, the secured promissory notes payable to related parties described in
Note 6, the convertible promissory note payable to related party described in
Note 7, the secured promissory notes payable transactions in 2004 described in
Note 8, the Recapitalization Transaction described in Note 9, the working capital facility described in Note 10 and the non-cancelable operating sublease with Becton Dickinson described in Note 13, the Company had the following related party transactions:

          o At December 31, 2004 and 2003, approximately $61,000 is included in due to related party in the accompanying consolidated balance sheets for amounts owed to Spencer Trask and Spencer Trask Ventures, Inc. for certain expenses paid on behalf of the Company.

          o During December 2001, $10,000 of Spencer Trask's funds were deposited in the Company's bank account in error by the Company's bank. Therefore, at December 31, 2004 and 2003, $10,000 is included in due to related party in the accompanying consolidated balance sheets.

          o At December 31, 2004 and 2003, approximately $30,000 is included in accounts payable in the accompanying consolidated balance sheets for amounts owed to a related party for operating facility expenses.

12.  INCOME TAXES

     The Company has available for federal income tax purposes net operating loss carryforwards, subject to review by the Internal Revenue Service, aggregating approximately $48.9 million and expiring from 2020 to 2024. The difference between the deficit accumulated during the development stage for financial reporting purposes and the net operating loss carryforwards for income tax purposes is primarily due to differences in accounting and tax bases of certain assets resulting from the Transaction Agreement.

     Utilization of net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code occurred as a result of the Merger. The effect of the ownership change could create an imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change.

     Except as described below, the Company has not recorded a provision for or benefit from income taxes in the accompanying consolidated financial statements due to recurring losses and the uncertainty of the future recoverability of its deferred tax assets. Accordingly, the Company has provided a full valuation allowance against its federal deferred tax assets of approximately $24.4 million and $12.7 million at December 31, 2004 and 2003, respectively. The deferred tax assets are principally due to net operating loss carryforwards.

     Significant components of the Company's deferred tax assets at December 31, 2004 and 2003 are as follows:

                                                                                        DECEMBER 31,
                                                                                 ---------------------------
                                                                                    2004            2003
                                                                                 ------------   ------------
   Deferred tax assets:
        Net operating tax loss carryforwards...................................  $ 19,042,500   $ 11,505,000
        Research and development tax credits...................................     1,213,000        441,000
        Amortization of loan discount and accrued interest, related party......     1,846,000              -
        Beneficial warrant conversion..........................................       959,000              -
        Fixed asset depreciation...............................................       859,800        796,000
        Other..................................................................       436,200              -
                                                                                 ------------   ------------
           Total deferred tax asset............................................    24,356,500     12,742,000
        Less valuation allowance...............................................   (24,356,500)   (12,742,000)
                                                                                 ------------   ------------
           Net deferred tax asset..............................................  $          -   $          -
                                                                                 =============   ============

     During 2004 and 2003, the Company recognized a benefit from state income taxes of approximately $0.3 million and $0.2 million, respectively, related to the sale of approximately $4.2 million and $3.0 million, respectively, of state net operating loss carryforwards.

     A reconciliation of the statutory tax rates for the years ended December 31, 2004 and 2003 is as follows:

                                                                           DECEMBER 31,
                                                                   -----------------------------
                                                                        2004           2003
                                                                   -------------- --------------
        Statutory rate...........................................           (34)%          (34)%

        State income tax.........................................            (7)%           (8)%
        Research and development credits.........................            (2)%           (2)%
        Change in valuation allowance and other items............            42%            42%
                                                                   -------------- --------------
           Benefit for income tax................................            (1)%           (2)%
                                                                   ============== ==============

13. COMMITMENTS AND CONTINGENCIES

     LEGAL

     The Company is involved in pending opposition proceedings involving its patents. The ultimate outcome cannot be predicted at this time. Management does not believe that the pending opposition proceedings will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

     EMPLOYMENT CONTRACT

     In June 2004 the Company entered into a two-year employment contract with a key executive. The contract calls for the issuance of options to purchase a total, after giving effect to the Merger, of 178,075 shares of the Company's common stock at a price of $1.90 per share upon execution of the contract. Such options were issued in September 2004. The contract also calls for the issuance of additional options to this key executive upon the closing of a financing or series of financings (including the September Private Placement and the offering of the December Notes and the related warrants) aggregating up to $27 million, such that the executive's total potential ownership of the Company is equal to 4% of the shares outstanding after such financing or series of financing.

     UNIVERSITY RESEARCH AGREEMENTS

     During 2003, the Company funded two separate University research programs. The first aimed to advance the iontophoretic delivery of drugs through the skin. The second targeted the delivery of therapeutic drugs for a specific condition. The cost of the research programs was approximately $0.2 million in 2004 and 2003, and is included in research and development expense in the accompanying consolidated financial statements. The agreements provide for future funding of approximately $84,000 in 2005 and $5,000 in 2006.

     LEASES

     At December 31, 2004, the minimum lease payments under capital lease obligations and non-cancelable operating subleases for office and facility space are as follows:

                                                                              CAPITAL
                                                                               LEASE         OPERATING
                                                                            OBLIGATIONS      LEASE (1)
                                                                          -------------------------------
   Years ended December 31,
      2005................................................................ $    20,288     $     442,843
      2006................................................................      11,332           471,355
      2007................................................................           -           272,391
      2008................................................................           -           277,367
      2009................................................................           -           290,178
      Thereafter..........................................................           -         1,813,105
                                                                          -------------------------------
      Total minimum lease payments........................................      31,620     $   3,567,239
                                                                                          ===============
      Less amounts representing interest (interest imputed
            using rates from 7.4%-13.8%)..................................       2,073
                                                                          ---------------
      Present value of minimum capital lease payments.....................      29,547
      Less current portion of capital lease obligation....................      18,609
                                                                          ---------------
      Capital least obligation, less current portion.....................  $    10,938
                                                                          ===============

     (1) Includes minimum lease payments of $0.3 million and $0.2 million in 2005 and 2006, respectively, under a non-cancelable operating sublease with Becton Dickinson for office and facility space.

     Rent expense recorded in the accompanying consolidated statements of operations was approximately $0.3 million, for the years ended December 31, 2004, 2003 and 2002 and $1.2 million for the period from November 10, 2000 (inception) to December 31, 2004, respectively.

14. STOCK COMPENSATION PLAN

     In March 2001, the Board of Directors and stockholders of the Company approved the adoption of the Vyteris, Inc. 2001 Stock Option Plan (the "Option Plan"). The Option Plan provides for the granting of both incentive and nonqualified stock options to employees, officers, directors, and consultants of the Company to purchase up to, after giving effect to the Merger, 2,933,000 shares of common stock (after giving effect to the 4.19 conversion ratio in the Merger), in the aggregate. Only employees of the Company may be granted incentive stock options under the Option Plan.

     Options granted under the Option Plan vest as determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") and terminate after the earliest of the following events: expiration of the option as provided in the option agreement, termination of the employee, or ten years from the date of grant (five years from the date of grant for incentive options granted to an employee who owns more than 10% of the total combined voting power of all classes of the Company stock at the date of grant). Granted stock options are immediately exercisable into restricted shares of common stock, which vest in accordance with the original terms of the related options. If an optionee's status as an employee or consultant changes due to termination, the Company has the right to purchase from the optionee all unvested shares at the original option exercise price. In general, the vesting period is 33% per annum over a three-year period.

     The option price of each share of common stock shall be determined by the Compensation Committee, provided that with respect to incentive stock options, the option price per share shall in all cases be equal to or greater than 100% of the fair value of a share of common stock on the date of the grant, except an incentive option granted under the Option Plan to a shareholder that at any time an option is granted owns more than 10% of the total combined voting power of all classes of the Company stock, shall have an exercise price of not less than 110% of the fair value of a share of common stock on the date of grant. No participant may be granted incentive stock options which would result in shares with an aggregate fair value of more than $100,000 first becoming exercisable in one calendar year.

     Stock option transactions for the years ended December 31, 2004, 2003 and 2002 under all plans are as follows (after giving effect to the Merger):

                                                                 NUMBER OF  EXERCISE PRICE PER   WEIGHTED AVERAGE
                                                                  SHARES           SHARE          EXERCISE PRICE
                                                               -----------  ------------------  ------------------
   Outstanding at December 31, 2001.....................            31,783    $ 1.40  -  $1.40        $  1.40
   Granted..............................................            56,373      9.50  -   9.50           9.50
   Exercised............................................               (78)     1.40  -   1.40           1.40
   Cancelled............................................            (7,228)     1.40  -   9.50           3.30
                                                               -----------
   Outstanding at December 31, 2002.....................            80,850      1.40  -   9.50           7.00

   Granted..............................................           109,935      1.90  -   1.90           1.90
   Exercised ...........................................                 -                   -             -
   Cancelled............................................            (2,776)     1.40  -   9.50           3.20
                                                               -----------
   Outstanding at December 31, 2003.....................           188,009      1.40  -   9.50           4.10

   Granted..............................................           636,348      1.90  -   1.90           1.90
   Exercised ...........................................           (20,807)     1.40  -   1.90           1.60
   Cancelled............................................           (89,273)     1.40  -   9.50           7.00
                                                               -----------
   Outstanding at December 31, 2004.....................           714,277     $1.40  -  $1.90        $  1.90
                                                               ===========

     During 2004, a total, after giving effect to the Merger, of 53,598 of the cancelled stock options were reissued with a per share exercise price of $1.90. In accordance with APB No. 25 and FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, the reissued options are accounted for as a direct re-pricing, which requires the Company to re-measure the option value until the option is exercised, expired or forfeited. During 2004, the Company re-measured the option value of the re-priced stock options and recognized compensation expense of approximately $18,600 in the consolidated statement of operations.

     The following table summarizes information about stock options outstanding at December 31, 2004 (after giving effect to the Merger):

                                                           OPTIONS OUTSTANDING AT           OPTIONS EXERCISABLE AT
                                                             DECEMBER 31, 2004                 DECEMBER 31,2004
                                                ------------------------------------------  -----------------------
                                                             WEIGHTED   WEIGHTED AVERAGE                 WEIGHTED
                                                              AVERAGE       REMAINING                    AVERAGE
                                                 NUMBER OF    EXERCISE   CONTRACTUAL LIFE    NUMBER OF   EXERCISE
   EXERCISE PRICE                                 SHARES        PRICE         (YEARS)         SHARES       PRICE
   ---------------                              ----------   ----------- -----------------  ----------  -----------
   $ 0.14...................................        10,021     $  1.40          6.1             10,021    $  1.40
   $ 0.19...................................       704,256        1.90          9.3            383,241       1.90
                                                ----------                                  ----------
     Total..................................       714,277     $  1.90          9.3            393,262    $  1.90
                                                ==========                                  ==========

     Stock options available for grant under the Option Plan covered a total, after giving effect to the Merger, of 2,189,196 shares of common stock at December 31, 2004.

15.  EMPLOYMENT BENEFIT PLAN

     During December 2000, the Company's Board of Directors adopted a 401(k) plan (the "Plan"), effective January 1, 2001 that covers substantially all employees. The Company expensed approximately $115,000, $80,000, $55,000 and $294,000 in contributions to the Plan for the years ended December 31, 2004, 2003, 2002 and for the period from November 10, 2000 (inception) to December 31, 2004, respectively; no contributions were made to the Plan prior to 2001.

16. MATERIAL AGREEMENTS

     In September 2004, the Company entered into a license and development agreement for an infertility product with Ferring Pharmaceuticals, Inc. ("Ferring"), a leading pharmaceutical company in women's health. The Company and Ferring will jointly develop the infertility product, the Company will be responsible for manufacturing the product, and Ferring will be responsible for the marketing and sales of the product. The agreement provides for Ferring and the Company to share development costs, for Ferring to fund the clinical trials and regulatory filings, for Ferring to make payments to the Company upon the Company's reaching certain milestones, for Ferring to pay a royalty on sales of this infertility product, and for the payment of a transfer price by Ferring to the Company upon shipments of the infertility product by the Company to Ferring. The current projected development timeline is that a New Drug Application for the product will be submitted to the Federal Drug Administration in 2008 or 2009. The revenues to be earned by the Company from sales of this product are a function of the selling price, the gross sales made in each year by Ferring, the number of units sold, and the contract year.

     The Company is required to pay Becton Dickinson a royalty in respect of sales of each iontophoresis product stemming from intellectual property received by the Company from Becton Dickinson as part of the formation of the Company. For each such product, on a country-by-country basis, that obligation continues for the later of 10 years after the date of the first commercial sale of such product in a country and the date of the original expiration of the last-to-expire patent related to such product granted in such country. The royalty, which is to be calculated semi-annually, will be equal to the greater of 5% of all direct revenues, as defined below, or 20% of all royalty revenues, with respect to the worldwide sales on a product-by-product basis. No royalties will be earned by Becton Dickinson prior to November 10, 2005. "Direct revenues" are the gross revenues actually received by the Company from the commercial sale of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges or certain other expenses. "Royalty revenues" are the gross revenues actually received by the Company from any licensing or other fees directly relating to the licensing of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges and certain other expenses.

17.  STOCKHOLDER'S EQUITY

     All share information with respect to the Company's common stock, options, and warrants have been adjusted to give retroactive effect to the conversion ratio in the Merger and the Company's recent amendments to its articles of incorporation, including the one for ten reverse stock split, as if each such event had occurred as of January 1, 2004.

     At December 31, 2003, there were 759,428 shares of common stock outstanding. The following is a summary of transactions in Vyteris' common stock from January 1, to September 29, 2004 resulting in 18,952,646 shares of Vyteris common stock issued and outstanding prior to consummation of the Merger on September 29, 2004 with Vyteris Holdings:

          o issued 20,807 shares of common stock on the exercise of stock options (see Note 14);

          o issued 9,637,000 shares of common stock in the Recapitalization Transaction (see Note 9);

          o issued 69,833 shares of common stock upon redemption of the Becton Dickinson Convertible Note (see Note 7);

          o issued 279,333 shares of common stock to Becton Dickinson in exchange for its 333,333 shares of Vyteris Series A convertible redeemable preferred stock;

          o issued 3,560,453 shares of common stock upon conversion of the December Notes (see Note 8);

          o issued 4,206792 shares of common stock upon consummation of the September Private Placement (see Note 8); and

          o issued 419,000 shares of common stock as consideration for the Working Capital Commitment (see Note 12).

     The terms of the Merger called for each share of common stock to be exchanged for 0.419 shares of common stock; as a result, the holders of common stock were entitled to receive 18,952,647 shares of common stock (see Note 1).

     At the Merger date, September 29, 2004, there were 341,212 shares of Treasure Mountain Holdings, Inc. common stock outstanding.

18.  LOSS PER SHARE

     The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share after giving effect to the Merger.

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                            2004              2003            2002
                                                       ---------------  ---------------  ---------------
     Numerator:
        Net loss......................................  $ (22,566,644)   $ (12,532,577)   $ (10,767,694)
     Denominator:
        Weighted average shares.......................     10,319,226          759,429          721,830
                                                        -------------    -------------    -------------
     Basic and diluted net loss per share.............  $       (2.19)   $      (16.50)   $      (14.92)
                                                        =============    =============    =============

      The following table shows dilutive common share equivalents outstanding, which are not included in the above historical calculations, as the effect of their inclusion is anti-dilutive during each period.

                                                                            DECEMBER 31,
                                                            2004              2003            2002
                                                       ---------------  ---------------  ---------------
     Convertible preferred stock......................        785,625          349,167          349,167
     Convertible debt.................................              -        2,184,038        1,118,730
     Warrants.........................................      5,210,000          873,615          447,492
     Options..........................................        714,277          188,009           80,850
     B. Braun purchase right..........................         38,797           38,797           38,797
                                                        -------------    -------------    -------------
         Total........................................      3,633,626        2,035,036        6,748,699
                                                        =============    =============    =============

19.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                          QUARTERS ENDED
                                                      ---------------------------------------------------------
                                                        DEC. 31,       SEPT. 30,      JUNE 30,       MARCH. 31
                                                          2004           2004           2004           2004
                                                      ------------   ------------   ------------   ------------
Revenue.........................................      $   149,822    $    32,500    $    60,000    $         -

Research and development .......................        2,910,760      3,310,850      2,841,571      2,392,125
General and administrative......................        1,090,216      1,492,087        714,168        773,367
                                                      ------------   ------------   ------------   ------------
    Total operating expenses....................        4,000,976      4,802,937      3,555,739      3,165,492

Interest income ................................          (30,693)        (1,992)        (4,667)        (1,096)
Interest expense to related parties.............          468,749        111,106         75,958        600,234
Interest expense................................              745      4,431,554      1,970,705          1,252
                                                      ------------   ------------   ------------   ------------
  Loss before benefit from state taxes..........       (4,289,955)    (9,311,105)    (5,537,735)    (3,765,882)
Benefit from state taxes........................         (338,033)             -              -              -
                                                      ------------   ------------   ------------   ------------
  Net loss......................................      $(3,951,922)   $(9,311,105)   $(5,537,735)   $(3,765,882)
                                                      ============   ============   ============   ============

Net loss per common share:
  Basic and diluted.............................      $     (0.20)   $     (0.88)   $     (0.53)   $     (4.35)
                                                      ============   ============   ============   ============

Weighted average number of shares:
  Basic and diluted.............................       19,293,858     10,607,658     10,401,781        865,330


                                                                          QUARTERS ENDED
                                                      ---------------------------------------------------------
                                                        DEC. 31,       SEPT. 30,      JUNE 30,       MARCH. 31
                                                          2003           2003           2003           2003
                                                      ------------   ------------   ------------   ------------

Revenue.........................................      $        -     $    55,000    $    40,000    $   105,000

Research and development .......................        2,262,828      2,286,664      2,345,305      1,840,074
General and administrative......................          674,434        601,679        577,059        601,750
                                                      ------------   ------------   ------------   ------------
    Total operating expenses....................        2,937,262      2,888,343      2,922,364      2,441,824

Interest income ................................           (1,293)        (1,153)        (1,636)        (1,693)
Interest expense to related parties.............          533,963        477,044        407,860        364,063
Interest expense................................              501            949          1,630          1,133
                                                      ------------   ------------   ------------   ------------
  Loss before benefit from state taxes..........       (3,470,433)    (3,310,183)    (3,290,218)    (2,700,327)
Benefit from state taxes........................         (238,584)             -              -              -
                                                      ------------   ------------   ------------   ------------
  Net loss......................................      $(3,231,849)   $(3,310,183)   $(3,290,218)   $(2,700,327)
                                                      ============   ============   ============   ============

Net loss per common share:
  Basic and diluted.............................      $     (4.26)   $     (4.36)   $     (4.33)   $     (3.56)
                                                      ============   ============   ============   ============

Weighted average number of shares:
  Basic and diluted.............................          759,429        759,429        759,429        759,429

20.  SUBSEQUENT EVENTS

     In February 2005, the Company received correspondence from Dr. George Nascaris, who the Company believes to be the principal of Greystone Healthcare Group, Inc., and Dr. Nascaris' counsel, threatening to bring a lawsuit or mediation proceeding against the Company in connection with a dispute over fees which Greystone alleges should have been paid pursuant to an agreement between the Company and Greystone with respect to an alternative financing transaction which neither Vyteris Inc. nor Vyteris Holdings (Nevada), Inc. has consummated, nor is currently pursuing. The Company believes that Greystone's claims are without merit and that, if such a suit or proceeding is actually commenced, Vyteris Holdings (Nevada), Inc. and Vyteris Inc. will have substantial defenses and counterclaims against Greystone. If such a suit or proceeding is actually commenced against either Vyteris Holdings (Nevada), Inc. or Vyteris Inc., Vyteris Holdings (Nevada), Inc. and Vyteris Inc intend to defend it vigorously. The Company does not believe that an adverse outcome of this matter will be material to the Company's consolidated financial position, results of operations or cash flows.

     The Company filed a registration statement with the SEC relating to the resale of shares of its common stock. Since that registration statement was not declared effective by the SEC by February 25, 2005, the Company is obligated to pay to certain stockholders an amount equal to 1% of the purchase price paid by such stockholders for the shares owned by such stockholders which are covered by the registration statement, and for each month, or portion of a month, in which such delay continues, an amount equal to 2% of such purchase price, until the Company has cured the delay, with an overall cap on such liquidated damages of 10% of the aggregate purchase price paid by such stockholders for such shares. The registration statement has not yet been declared effective. Such liquidated damages could amount to up to $2.4 million, depending upon when the registration statement is ultimately declared effective by the SEC. Payments of substantial liquidated damages will adversely affect the Company's financial condition.

     On May 2, 2005, the Company amended its Articles of Incorporation to change its name from Treasure Mountain Holdings, Inc. to Vyteris Holdings (Nevada), Inc. The Company also filed amendments to its Articles of Incorporation which, among other things, increased the number of shares of common stock that the Company is authorized to issue to 100,000,000 shares, authorized the issuance of 7,500,000 shares of Series B Preferred Stock, authorized the issuance of an additional 42,750,000 shares of preferred stock which may be issued, from time to time, pursuant to terms established by the Company's Board of Directors and authorized a one for ten reverse stock split effective May 2, 2005. All share information with respect to the Company's common stock, options, and warrants have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

                                            VYTERIS HOLDINGS (NEVADA), INC.
                                         CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                            JUNE 30,     DECEMBER 31,
                                                                                              2005           2004
                                                                                         -------------   ------------
                                                                                           (Unaudited)
ASSETS
Current assets:
    Cash and cash equivalents........................................................    $     289,813   $  6,438,737
    Accounts receivable, net.........................................................          390,646         71,792
    Inventory, net...................................................................        2,069,780             --
    Prepaid expenses and other current assets........................................          545,371        712,920
    Deferred financing costs.........................................................          318,750        956,250
                                                                                         -------------   ------------
      Total current assets...........................................................        3,614,360      8,179,699

Restricted cash......................................................................          425,000             --
Property and equipment, net..........................................................        3,841,865      3,015,448
Other assets.........................................................................           78,047         75,000
                                                                                         -------------   ------------
TOTAL ASSETS.........................................................................    $   7,959,272    $11,270,147
                                                                                         =============    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Secured promissory notes to a related party, net.................................    $   1,949,331   $         --
    Accounts payable.................................................................        2,822,129        953,459
    Accrued registration rights penalty..............................................        1,425,667             --
    Accrued expenses and other liabilities...........................................        1,484,867      1,011,833
                                                                                         -------------   ------------
      Total current liabilities......................................................        7,681,994      1,965,292

Deferred revenue, less current portion...............................................          624,421        363,182
Capital lease obligation, less current portion.......................................            4,598         10,939


Vyteris Holdings preferred stock, 50,000,000 shares authorized, on June 30, 2005 and December 31, 2004, respectively:
    Vyteris Holdings Series B convertible, mandatorily redeemable preferred stock; 7,500,000 shares outstanding on June 30, 2005 and December 31,
      2004; liquidation preference $7,950,000 and $7,650,000 at June 30, 2005 and December
      31, 2004, respectively.........................................................        7,950,000      7,650,000

Stockholders' equity (deficit):
Common stock, par value $.001 per share; 100,000,000 shares authorized,
    19,293,858 shares outstanding at June 30, 2005 and December 31, 2004.............           19,294         19,294
Additional paid-in capital...........................................................       57,210,581     57,435,387
Deferred compensation ...............................................................          (65,293)      (131,546)
Accumulated deficit..................................................................       (9,423,922)            --
Deficit accumulated in development stage.............................................      (56,042,401)   (56,042,401)
                                                                                         -------------   ------------
Total stockholders' equity (deficit).................................................       (8,301,741)     1,280,734
                                                                                         -------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT).................................    $   7,959,272   $ 11,270,147
                                                                                         =============   ============


           The accompanying notes are an integral part of these condensed consolidated financial statements.

                                                 VYTERIS HOLDINGS (NEVADA), INC.
                                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                           (UNAUDITED)


                                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                      JUNE 30,                             JUNE 30,
                                                          --------------------------------     --------------------------------
                                                               2005              2004               2005              2004
                                                          --------------    --------------     --------------    --------------
Revenues:
   Product sales......................................    $       28,946    $           --     $      313,446    $           --
   Other revenue......................................           440,735            60,000            674,388            60,000
                                                          --------------    --------------     --------------    --------------
    Total revenues....................................           469,681            60,000            987,834            60,000

Cost and expenses:
   Cost of sales......................................         1,194,478                --          1,778,528                --
   Research and development...........................         1,825,600         2,841,571          3,270,837         5,233,696
   General and administrative.........................         1,448,316           714,168          2,977,756         1,487,535
   Registration rights penalty........................           658,000                --          1,425,667                --
                                                          --------------    --------------     --------------    --------------
    Total cost and expenses...........................         5,126,394         3,555,739          9,452,788         6,721,231

Interest income.......................................            (5,363)           (4,667)           (25,181)           (5,763)
Interest expense to related parties...................           514,266            75,958            983,177           676,192
Interest expense......................................               411         1,970,705                972         1,971,958
                                                          --------------    --------------     --------------    --------------
   Net loss...........................................    $   (5,166,027)   $   (5,537,735)    $   (9,423,922)   $   (9,303,618)
                                                          ==============    ==============     ==============    ==============

Net loss per common share:
      Basic and diluted...............................    $        (0.27)   $        (0.53)    $        (0.49)   $        (1.65)

Weighted average number of common shares:
      Basic and diluted...............................        19,293,858        10,401,781         19,293,858         5,633,556


                The accompanying notes are an integral part of these condensed consolidated financial statements.


                                        VYTERIS HOLDINGS (NEVADA), INC.
                                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                  (UNAUDITED)


                                                                                       SIX MONTHS ENDED
                                                                                           JUNE 30,
                                                                                ------------------------------
                                                                                    2005             2004
                                                                                -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                        $  (9,423,922)  $   (9,303,618)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization................................................       228,387          182,664
  Amortization of deferred compensation........................................       102,748           86,646
  Amortization of discount on secured promissory notes to a related party......        29,274        1,189,958
  Amortization of deferred financing costs.....................................       637,500          689,342
  Accrued liquidated damages to investors......................................     1,425,667               --
Change in operating assets and liabilities:
  Accounts receivable..........................................................      (318,854)         (32,500)
  Inventory....................................................................    (2,069,780)              --
  Prepaid expenses and other assets............................................       164,502         (262,854)
  Accounts payable.............................................................     1,868,670           23,444
  Accrued expenses and other liabilities.......................................       721,637          147,624
  Interest payable to related parties..........................................       315,783          618,873
                                                                                -------------    -------------
Net cash used in operating activities..........................................    (6,318,388)      (6,660,421)
                                                                                -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Restricted cash..............................................................      (425,000)              --
  Purchase of equipment........................................................    (1,054,804)        (119,474)
                                                                                -------------    -------------
Net cash used in investing activities..........................................    (1,479,804)        (119,474)
                                                                                -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options .....................................            --           22,500
  Disbursements related to issuance costs of common stock and warrants.........      (341,244)              --
  Proceeds from issuance of secured promissory notes to related parties........     2,000,000               --
  Proceeds from issuance of convertible promissory notes to related parties....            --          500,000
  Proceeds from issuance of promissory note to related party...................            --          500,000
  Repayment of issuance of convertible promissory notes to related parties.....            --         (500,000)
  Net proceeds from issuance of convertible secured notes to related parties...            --        7,232,730
  Deferred financing costs.....................................................            --         (258,610)
  Repayment of capital lease obligations and other.............................        (9,488)         (12,913)
                                                                                -------------    -------------
Net cash provided by financing activities......................................     1,649,268        7,483,707
                                                                                -------------    -------------

  Net (decrease) increase in cash and cash equivalents.........................    (6,148,924)         703,812
  Cash and cash equivalents at beginning of the period.........................     6,438,737        2,286,167
                                                                                -------------    -------------
  Cash and cash equivalents at end of the period............................... $     289,813    $   2,989,979
                                                                                =============    =============


       The accompanying notes are an integral part of these condensed consolidated financial statements.

                               VYTERIS HOLDINGS (NEVADA), INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)
                                         (UNAUDITED)


                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                              ----------------------------------
                                                                    2005               2004
                                                              ----------------   ---------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cancellation of warrants.................................      $           --     $    (566,220)
                                                              ================   ===============
Issuance of warrants in connection with issuance of
   convertible secured promissory notes payable..........                  --         1,856,104
                                                              ================   ===============
Issuance of warrants to placement agent..................                  --         1,182,264
                                                              ================   ===============
Beneficial conversion of convertible notes...............                  --         2,401,057
                                                              ================   ===============
Issuance of warrants in connection with issuance of
   secured promissory notes to related parties...........              79,943                --
                                                              ================   ===============
Conversion of convertible secured promissory notes
   payable to related parties into convertible secured
   promissory notes payable..............................                  --           500,000
                                                              ================   ===============
Interest paid............................................                 972            15,597
                                                              ================   ===============
Recapitalization transaction:
    Exchanged:
       Interest payable to related parties...............      $           --     $  (2,615,368)
       Convertible secured promissory notes payable to
         related parties.................................                  --       (20,350,000)
       Warrants which were issued with convertible,
         secured promissory notes payable to related
         parties.........................................                  --          (566,220)
       Secured promissory notes payable to related
         parties.........................................                  --        (2,900,000)
       Convertible redeemable preferred stock............                  --        (2,917,640)
    For:
       Due to Spencer Trask Specialty Group, LLC.........                  --                10
       Proceeds from issuance of convertible redeemable
         preferred stock.................................                  --         7,500,000
       Common stock......................................                  --             2,300
       Paid in capital...................................                  --        21,846,918
                                                              ----------------   ---------------
                                                               $           --     $          --
                                                              ================   ===============

The accompanying notes are an integral part of these condensed consolidated financial statements.

                         VYTERIS HOLDINGS (NEVADA), INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.      ORGANIZATION AND BASIS OF PRESENTATION

        MERGER

        Vyteris Holdings (Nevada), Inc. (formerly Treasure Mountain Holdings, Inc.) was organized in Utah as Treasure Mountain Mining Company in 1954 to engage in the business of mining, milling, processing and marketing various minerals, primarily tungsten. The corporation engaged in the mining business for a period of time after inception and acquired various mineral leases, but became relatively inactive for several years until approximately 1997. In 1997, the corporation's name was changed to Treasure Mountain Holdings, Inc., it was re-domiciled as a Nevada corporation and the Utah corporation was subsequently dissolved. In May 2005 the corporation's name was changed to Vyteris Holdings (Nevada), Inc. ("Vyteris Holdings").

        On September 29, 2004, Vyteris Holdings completed a business combination in which Vyteris, Inc. ("Vyteris"), a Delaware corporation, merged with a wholly owned subsidiary of Vyteris Holdings (the "Merger"). As a result of the Merger, Vyteris became Vyteris Holdings' wholly owned subsidiary and the former stockholders of Vyteris became stockholders of Vyteris Holdings. At the time of that business combination, Vyteris Holdings had no active business. As a result, Vyteris Holdings' principal business after that business combination became the business in which Vyteris has been engaged since its formation in November 10, 2000. The terms "Treasure Mountain," "Vyteris Holdings" and the "Company" refer to each of Vyteris Holdings (Nevada), Inc., Vyteris, Inc. and the combined company.

        After the Merger, the former stockholders of Vyteris owned 98.2% of the outstanding common stock of Vyteris Holdings. The former directors of Vyteris Holdings resigned immediately prior to the Merger and the directors of Vyteris immediately prior to the Merger became the sole directors of Vyteris Holdings. Similarly, the former officers of Vyteris Holdings resigned immediately prior to the Merger and the executive officers of Vyteris immediately prior to the Merger became the sole officers of Vyteris Holdings.

        The accompanying condensed consolidated balance sheet as of June 30, 2005 and the condensed consolidated statements of operations for the three and six month periods ended June 30, 2005, consolidate the historical financial statements of Vyteris Holdings with Vyteris after giving effect to the Merger where Vyteris is the accounting acquiror by recording the transaction as the issuance of Vyteris stock for the net monetary assets of Vyteris Holdings, accompanied by a recapitalization with no goodwill or other intangibles recorded. As a result of the Merger, although Vyteris Holdings is the parent company, the information included in these consolidated financial statements relate to Vyteris as it is the accounting acquiror.

        The Board of Directors and stockholders authorized a one for ten reverse stock split effective May 2, 2005. All share information with respect to the Company's common stock, options, and warrants have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

        The Vyteris/Vyteris Holdings Merger Agreement (the "Merger Agreement") provided for the following:

        o Each outstanding share of Vyteris common stock was automatically converted into 0.419 shares of the Company's common stock. Immediately prior to the consummation of the Merger, there were 45,233,047 shares of Vyteris common stock outstanding. Accordingly, the shares of Vyteris common stock outstanding immediately prior to the consummation of the Merger have been converted into 18,952,647 shares of the Company's common stock.

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)


        o Each outstanding share of Vyteris Series C convertible redeemable preferred stock was automatically converted into one share of the Company's Series B convertible redeemable preferred stock. Each share of the Company's Series B convertible redeemable preferred stock is convertible into a number of shares of the Company's common stock equal to (i) 0.419 multiplied by (ii) the number of shares of Vyteris common stock into which one share of Vyteris, Inc. Series C convertible redeemable preferred stock was convertible prior to the consummation of the Merger. The Company's Series B convertible redeemable preferred stock is convertible into 0.10475 shares of the Company's common stock if converted at any time within 18 months of March 31, 2004, 0.13827 shares of the Company's common stock if converted at any time within the 18 months thereafter and 0.28073 shares of the Company's common stock if converted at any time thereafter. Immediately prior to the consummation of the Merger, there were 7,500,000 shares of Vyteris Series C convertible redeemable preferred stock outstanding. Accordingly, the shares of Vyteris Series C convertible redeemable preferred stock outstanding immediately prior to the consummation of the Merger have been converted into 7,500,000 shares of the Company's Series B convertible redeemable preferred stock, which shares are currently convertible into the right to receive a total of 785,625 shares of the Company's common stock.

        o Each outstanding option and warrant to purchase one or more shares of Vyteris common stock -- which the Company refers to as an existing option or an existing warrant - was automatically converted into an option or warrant to purchase shares of the Company's common stock -- which the Company refers to as a new option or a new warrant. The number of shares of the Company's common stock covered by each new option or new warrant equals the number of shares of Vyteris common stock covered by the corresponding existing option or existing warrant multiplied by
                0.419. The exercise price of each new option or new warrant equals the exercise price of the corresponding existing option or existing warrant divided by 0.419. Immediately prior to the consummation of the Merger, there were existing options outstanding covering 3,766,911 shares of Vyteris common stock and there were existing warrants outstanding covering 12,168,965 shares of Vyteris common stock. Accordingly, upon consummation of the Merger, the existing options were converted into new options to purchase a total of 1,578,336 shares of the Company's common stock and the existing warrants were converted into new warrants to purchase a total of 5,098,796 shares of the Company's common stock.

        By virtue of the Merger, warrants covering an additional 150,000 shares of the Company's common stock were granted to two former executive officers and directors of the Company.

        ORGANIZATION

        Vyteris, formerly Drug Delivery Technologies, Inc., was incorporated on July 19, 2000 in the State of Delaware. Vyteris had no operating activity prior to November 10, 2000. The Company was a "development stage enterprise" (as defined in Statement of Financial Accounting Standards ("SFAS") No. 7) until January 1, 2005. The Company has developed and produced the first electronically controlled transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to administer certain therapeutics either directly to the skin or into the bloodstream. The Company holds over 60 U.S. patents relating to the delivery of drugs across the skin using a mild electric current. The Company operates in one business segment.

        Effective November 10, 2000, Vyteris, Becton Dickinson and Co. ("Becton Dickinson") and Spencer Trask Specialty Group, LLC ("STSG") entered into a stockholders' agreement (the "Stockholders' Agreement"), in conjunction with a transaction agreement (the "Transaction Agreement") also effective on November 10, 2000, whereby Becton Dickinson agreed to transfer to Vyteris certain assets, including manufacturing equipment, in exchange for common and preferred stock and Spencer Trask agreed to contribute $9.0 million in cash in exchange for common and preferred stock. Becton Dickinson received 10% of the voting stock of the Company, which was

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

valued at $1.0 million. The entire $1.0 million was allocated to manufacturing equipment. The manufacturing equipment was carried at a net book value of greater than $1.0 million by Becton Dickinson on November 10, 2000.

        BASIS OF PRESENTATION

        The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Subsequent to June 30, 2005, the Company has received $1.5 million of additional funding and entered into a securities purchase agreement with certain institutional investors for the private placement of an additional $9.0 million of funding ($10.0 million including $1.0 million received on August 2, 2005) (the "August Financing") (see Note 12). The Company believes that the net proceeds from these financings provide sufficient funds for the Company's operations through December 2005. Subsequent financings will be required to fund the Company's operations after December 2005. No assurance can be given that the Company will be successful in arranging the further financing needed to continue the execution of its business plan, which includes the development of new products. Failure to obtain such financing will require management to substantially curtail operations, which will result in a material adverse effect on the financial position and results of operations of the Company. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if the Company is unable to continue in business as a going concern.

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2004. The condensed consolidated balance sheet as of December 31, 2004 has been derived from these audited consolidated financial statements. Operating results for the three-month and six month periods ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

        Intercompany balances and transactions have been eliminated in consolidation.

2.      SIGNIFICANT ACCOUNTING POLICIES

        CASH EQUIVALENTS

        The Company considers all highly liquid instruments with maturities of three months or less at the date of purchase to be cash equivalents.

        RESTRICTED CASH

        Restricted cash that guarantees issued letters of credit that mature or expire in more than one year are reported as long-term other assets in the condensed consolidated balance sheet. Long-term restricted cash at June 30, 2005 was $0.4 million.

        INVENTORIES

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

        PROPERTY AND EQUIPMENT, NET

        Property and equipment, net is stated at cost, except for certain manufacturing equipment acquired in connection with the Transaction Agreement, which is recorded at the fair value of the equipment on the date of acquisition. Depreciation and amortization of property and equipment is provided on a straight-line basis over the asset's estimated useful life or related lease term as follows:

        Leasehold improvements............................        2 - 10 years
        Furniture, machinery and equipment................            5  years
        Computer software and hardware....................            3  years

        Equipment held under capital leases is recorded at the present value of the minimum lease payments at the inception of the lease and is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the equipment. Amortization of equipment held under capital leases is included in cost and expenses in the accompanying condensed consolidated statements of operations. Leasehold improvements are amortized over the estimated useful life or over the term of the lease, whichever is shorter. Replacements, maintenance and repairs that do not improve or extend the life of the respective asset are expensed as incurred.

        REVENUE

        PRODUCT REVENUE. The Company recognizes product revenue, net of allowances for anticipated returns, provided that (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is considered fixed or determinable when it is not subject to refund or adjustments.

        FEASIBILITY STUDIES. The Company conducts feasibility studies to demonstrate the viability of its technology to interest potential partners to enter into a development, marketing and supply partnership. Revenues on feasibility studies are measured using the proportional performance method of accounting. Such studies are typically completed within a one- to three-month period. Revenue producing feasibility studies do not occur regularly, are priced at what the Company anticipates the actual costs will be and are not expected to produce material revenues or a profit. When applying the proportional performance method, the Company relies on total expected input (contract) costs in order to determine the amount of revenue earned to date. The Company follows this method because reasonably dependable estimates of the revenue applicable to various contract milestones can be made. The Company monitors estimates of total contract revenues and cost on a routine basis throughout the contract period. The cumulative impact of any change in estimates of the contract revenues or costs is reflected in the period in which the changes become known. In the event that a loss is anticipated on a particular contract, provision is made for the estimated loss in the period in which the anticipated loss becomes known. The Company issues invoices related to fixed price contracts based on either the achievement of milestones during a project or other contractual terms. Differences between the timing of billings and the recognition of revenue based upon the proportional performance method of accounting are recorded as revenue earned in excess of billings or deferred revenue. The reimbursements are included in other revenue on the condensed consolidated statement of operations.

        DEFERRED REVENUE. The Company uses revenue recognition criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, and Emerging Issues Task Force, EITF, Issue 00-21 Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). Accordingly, revenues from licensing agreements are recognized based on the performance requirements of the agreement. Non-refundable up-front fees, where the Company has an ongoing involvement or performance obligation, are generally recorded as deferred revenue in the balance sheet and amortized into license fees in the statement of operations over the term of the performance obligation.

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)


        REVENUES FROM REIMBURSEMENT OF DEVELOPMENT COSTS. In accordance with EITF No. 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred, the Company recognizes revenues for the reimbursement of development costs when it bears all the risk for selection of and payment to vendors and employees.

        STOCK-BASED COMPENSATION

        As permitted by SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations for its employee stock-based compensation. Under APB No. 25, no compensation expense is recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such option are known and fixed at the date of grant. The Board of Directors determines the fair value of common stock.

        The Company accounts for options issued to non-employees under SFAS No. 123 and EITF No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Therefore, the fair value of options issued to non-employees is recorded as an expense and periodically re-measured over the vesting terms.

        The following table illustrates the effect on net loss per common share as if the Company had applied the fair value recognition provisions for stock-based employee compensation of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure.

                                                          THREE MONTHS ENDED               SIX MONTHS ENDED
                                                               JUNE 30,                        JUNE 30,
                                                    -------------------------------------------------------------
                                                         2005            2004            2005            2004
                                                    -------------   -------------   -------------   -------------
Net loss, as reported.............................. $  (5,166,027)  $  (5,537,735)  $  (9,423,922)  $  (9,303,618)
Add: stock-based employee compensation expense
  included in reported net loss....................        52,875          69,946         102,748          86,646
Deduct: stock-based employee compensation
  expense determined under fair value based
  method for all awards............................    (2,354,600)       (147,384)     (2,433,061)       (187,097)
                                                    -------------   -------------   -------------   -------------
Pro forma net loss................................. $  (7,467,752)  $  (5,615,173)  $ (11,754,235)  $  (9,404,069)
                                                    =============   =============   =============   =============

Net loss per common share:
  Basic and diluted, as reported................... $       (0.27)  $       (0.53)  $       (0.49)  $       (1.65)
  Basic and diluted, pro forma..................... $       (0.39)  $       (0.54)  $       (0.61)  $       (1.67)
Weighted average number of common shares:
  Basic and diluted................................    19,293,858      10,401,781      19,293,858       5,633,556

        For purposes of pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the option vesting periods. The fair value of each option granted prior to the Merger was estimated using a minimum value option-pricing model and subsequent to the Merger using a Black-Scholes option-pricing model with the following weighted-average assumptions:

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED               SIX MONTHS ENDED
                                                               JUNE 30,                        JUNE 30,
                                                    -------------------------------------------------------------
                                                         2005            2004            2005            2004
                                                    -------------   -------------   -------------   -------------
Expected holding period (years)...................            6.0             6.0             6.0             6.0
Risk-free interest rate ..........................          3.97%           4.10%           3.97%           4.09%
Dividend yield....................................             0%              0%              0%              0%
Fair value of options granted.....................          $2.41           $0.69           $2.41           $0.69
Excepted volatility ..............................          97.0%             (1)           97.0%             (1)

        (1) Options granted prior to the Merger estimated using a minimum value option-pricing model.

        In addition, the option valuation models require input of highly subjective assumptions. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options. The pro forma net loss per common share may not be representative of future disclosure since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years.

        During the second quarter of 2004, a total of 53,598 of the cancelled stock options were reissued with an exercise price of $1.90. In accordance with APB No. 25 and Financial Accounting Standards Board (the "FASB") Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, the reissued options are accounted for as a direct re-pricing, which requires the Company to re-measure the option value until the option is exercised, expired or forfeited.

        INCOME TAXES

        The Company records deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities and on operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

        RESEARCH AND DEVELOPMENT

        Research and development costs are charged to expense as incurred.

        USE OF ESTIMATES

        The Company's condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the revenues and expenses reported during the period. These estimates and assumptions are based on management's judgment and available information and, consequently, actual results could differ from these estimates.

        NET LOSS PER SHARE

        The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic net loss per common share, or Basic EPS, is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share, or Diluted EPS, is computing by dividing net loss by the weighted average number of shares and dilutive common share equivalents then outstanding. Common equivalent shares consist of the incremental common shares issuable upon the exercise

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

of stock options and warrants and the conversion of preferred stock. Diluted EPS is identical to Basic EPS since common equivalent shares are excluded from the calculation, as their effect is anti-dilutive. The Company has calculated the weighted number of shares outstanding reflecting the 4:19:1 Merger ratio and the one for ten reverse stock split authorized by the Company's Board of Directors and stockholders effective May 2, 2005 for all periods presented.

        LONG-LIVED ASSETS

        The Company reviews long-lived assets, including fixed assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. There were no impairment indicators during the period ended June 30, 2005.

        FINANCIAL INSTRUMENTS

        Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities reported in the condensed consolidated balance sheets equal or approximate their fair value due to their short term to maturity.

        SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, specifies that instruments within its scope embody obligations of the issuer and that the issuer must classify them as liabilities. SFAS No. 150 requires issuers to classify as liabilities the following three types of freestanding financial instruments: (1) mandatorily redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets and (3) certain obligations to issue a variable number of shares. SFAS No. 150 defines a "freestanding financial instrument" as a financial instrument that (1) is entered into separately and apart from any of the entity's other financial instruments or equity transactions or (2) is entered into in conjunction with some other transaction and can be legally detached and exercised on a separate basis. Accordingly, the Company has classified the Vyteris Holdings Series B mandatorily convertible redeemable preferred stock as liabilities in the accompanying condensed consolidated balance sheets.

        RISK AND UNCERTAINTIES

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents with major financial institutions. At June 30, 2005, the Company had a cash balance in a financial institution that exceeded federal deposit insurance limits. Management believes that credit risk related to this deposit is minimal. The Company extends credit without collateral to companies that contract with it under contract research arrangements.

        The Company purchases raw materials and components from single-source suppliers. Some of those materials or components are custom-made and are the result of long periods of collaboration with suppliers. Although the Company has not experienced significant supply delays attributable to supply changes, the Company believes that, for electrode subcomponents and hydrogel in particular, alternative sources of supply would be difficult to develop over a short period of time. Because the Company has no direct control over its third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary parts or products, the Company may be unable to redesign or adapt its technology to work without such parts or find alternative suppliers or manufacturers. In such events, the Company could experience interruptions, delays, increased costs, or quality control problems.

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

        The Company relies on a single customer, B. Braun Medical, Inc., or B. Braun, to generate product revenue. The Company granted B. Braun the right to be its exclusive, worldwide sales and marketing distributor for its LidoSite product. As a result, the Company is dependent on B. Braun and its ability to effectively market the Company's only current product. If B. Braun is unable to sell the LidoSite product effectively, the Company does not have the ability to seek other customers for its LidoSite product at least until such time as satisfactory arrangements are made with B. Braun.

        The LidoSite product consists of a patch that adheres to the skin and contains the medication and a small reusable battery-powered, wearable electronic dose controller that connects to the patch. The controller that has been developed for LidoSite is a simple, single-pulse device initiated by the push of a button, which turns on the electric current for a ten-minute interval as it delivers the drug. Sophisticated control circuitry senses the skin's electrical resistance and limits the amount of current that is delivered to a safe, comfortable level, thereby automatically adapting to a wide range of skin types and characteristics. The controller is designed to provide up to 99 applications of the LidoSite product.

        Commercial distribution of the LidoSite product began on March 1, 2005. Since that date, B. Braun has conducted trials of the LidoSite product at selected hospitals. A limited number of controllers distributed to hospitals for such trials have not performed in accordance with the Company's expectations. Certain of those controllers were unable to detect the insertion of a LidoSite patch after a period of usage that was less than 99 applications, requiring the clinician administering the dose to apply another controller to deliver the medication from the patch. This condition was determined to present no hazard to the patient or clinician as the controllers circuitry was able to detect this condition each time and indicate to the clinician to replace the controller unit, whereupon delivery of the dosage was able to occur. As a result of this condition the Company has performed a design review of the controller and is in the process of making mechanical changes to the connector of the LidoSite controller which the Company believes will alleviate this problem. B. Braun has determined that this condition presents an inconvenience to the clinician and until the redesigned controllers are delivered to B. Braun, B. Braun will not expand the number of hospitals currently conducting LidoSite product trials.

        B. Braun has a contractual requirement to issue binding quarterly purchase orders to the Company for the LidoSite product 120 days in advance along with a binding rolling forecast for the subsequent three quarters. As sales of the LidoSite product began on March 1, 2005 and with B. Braun not expanding the number of hospitals currently trialing our product until the redesigned controllers are available, B. Braun and the Company have determined that it is too early in the sales cycle for B. Braun to have sufficient information on which to establish binding orders and binding forecasts. Therefore, the Company has agreed to waive the requirement that B. Braun issue binding quarterly purchase orders, and waiver the minimum purchase requirements, until the controller design changes are completed and the LidoSite product controllers incorporating these changes are delivered to B. Braun.

        RECENTLY ISSUED ACCOUNTING STANDARDS

        As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB No. 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement No. 123 (revised 2004), Share-Based Payment, an Amendment of FASB Statements No. 123 and 95, fair value method will have a significant impact on the Company's result of operations, although it will have no impact on its overall financial position. The impact of adoption of Statement No. 123 (revised 2004) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement No. 123 (revised 2004) in prior periods, the impact of that standard would have approximated the impact of Statement No. 123 as described in the disclosure of pro forma net income and earnings per share to its condensed consolidated financial statements. Statement No. 123 (revised
2004) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options. The Company must adopt Statement No. 123 (revised 2004) as of the beginning of the first interim period after December 15, 2005.

3.      INVENTORIES, NET

        Inventories consist of the following:

                                                   JUNE 30,    DECEMBER 31,
                                                     2005         2004
                                                 -----------   -----------
                                                 (Unaudited)

        Raw materials......................      $   779,278   $        --
        Work in process....................          868,158            --
        Finished goods.....................          422,344            --
                                                 -----------   -----------
                                                 $ 2,069,780   $        --
                                                 ===========   ===========

        In January 2005, the Company received approval from the United States Food and Drug Administration ("FDA") for its manufacturing facility and processes for LidoSite. All costs incurred in preparing for its commercial launch that must be approved by the FDA before commercial sales could commence, were expensed as incurred including raw materials costs, manufacturing labor and allocation of overhead. Subsequent to the FDA's approval in January 2005, all such costs were capitalized as inventory.

        The Company must increase its production capabilities significantly beyond its present manufacturing capacity in order to manufacture its LidoSite product cost-effectively. The Company is in the process of executing a manufacturing capacity expansion plan through the leasing of additional manufacturing space and the acquisition of a second manufacturing line that is expected to operate at four to five times the capacity of its current equipment. The Company will experience negative gross margins until it has completed its manufacturing capacity expansion plan.

        Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company recorded in cost of sales a $0.7 million and $1.1 million lower of cost or market adjustment for the three and six-month periods ended June 30, 2005, respectively, in the condensed consolidated statement of operations.

4.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

                                                                      JUNE 30,      DECEMBER 31,
                                                                        2005            2004
                                                                   --------------  --------------
                                                                     (Unaudited)
        Manufacturing and laboratory equipment.................... $    1,588,438  $    1,557,083
        Furniture and fixtures....................................         96,306          96,306
        Office equipment..........................................        177,182         150,081
        Leasehold improvements....................................        122,193         122,193
        Software..................................................        102,542         102,542
                                                                   --------------  --------------
                                                                        2,086,661       2,028,205
        Less: Accumulated depreciation and amortization...........     (1,274,134)     (1,045,747)
                                                                   --------------  --------------
                                                                          812,527         982,458
        In-process equipment......................................      2,018,884       1,763,921
        Construction in progress..................................      1,010,454         269,069
                                                                   --------------  --------------
                                                                   $    3,841,865  $    3,015,448
                                                                   ==============  ==============

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

        Depreciation and amortization expense, included in cost and expenses in the accompanying condensed consolidated statements of operations, was approximately $115,000 and $102,000 for the three months ended June 30, 2005 and 2004, respectively, and $228,000 and $183,000 for the six months ended June 30, 2005 and 2004, respectively.

        At June 30, 2005 and December 31, 2004, equipment held under capital lease included manufacturing and laboratory equipment and software of approximately $81,000. At June 30, 2005 and December 31, 2004, in-process equipment included advances of approximately $1.7 million and $1.6 million, respectively, for a continuous motion patch machine that is being custom manufactured for the Company. Additionally, at June 30, 2005 and December 31, 2004, in-process equipment included advances of approximately $0.1 million for patch controller manufacturing equipment that is being custom manufactured for the Company.

        Total open purchase commitments related to property and equipment were as follows at June 30, 2005:

                                                               JUNE 30,
                                                                 2005
                                                             ------------
                                                              (Unaudited)

        Continuous motion patch machine....................  $    173,400
        Laboratory equipment and other.....................       119,336
                                                             ------------
                                                             $    292,736
                                                             ============

5.      WORKING CAPITAL FACILITY

        In September 2004, STSG agreed to provide the Company (or, at its option, cause a related party to provide to the Company) with up to $5.0 million in working capital loans in the form of 11.5% secured demand promissory notes (the "Working Capital Facility"). The amount available to be borrowed by the Company is the sum of all accounts receivable less than 60 days past due and the cost of inventory owned by the Company, inclusive of raw materials, work-in-process and finished goods, as calculated in accordance with generally accepted accounting principles. Pursuant to the terms of the Working Capital Facility, amounts drawn under the facility must be repaid on or before November 15, 2005. As consideration for the commitment of the Working Capital Facility, the Company issued a total of 419,000 shares of common stock to Spencer Trask and recorded the fair value of these shares as deferred financing costs of $1.3 million. Each time funds are loaned to the Company under the Working Capital Facility, the Company is required to issue to the lender a common stock purchase warrant to purchase such number of shares equal to the quotient obtained by dividing (i) 40% of the amount loaned by (ii) 3.58. The warrants are exercisable for five years from the date of issuance and have an initial exercise price of $3.58 per share. The Working Capital Facility, when used, will be secured by a first priority lien on all of the Company's assets.

        Notwithstanding the existence of the Working Capital Facility, during the second quarter of 2005 STSG and four related parties of STSG made loans to the Company in the aggregate principal amount of $2.0 million (the "Loan"), and the Company and STSG entered into subscription agreements and security agreements (which are substantially similar to the security agreements provided in connection with the Working Capital Facility) with respect to the Loan. The Company issued an 11.5% secured promissory note to STSG with respect to the Loan, pursuant to which the Loan bears interest at 11.5% per year. STSG may declare the entire principal and accrued interest on the Loan due and payable, and STSG may then proceed to collect such amounts or take such action as a secured creditor, should the Company default on the Loan. At June 30, 2005, accrued and unpaid interest to related parties of approximately $16,000 was recorded in accrued expenses and other liabilities in the accompanying condensed consolidated balance sheet. The Loan converts into the Working Capital Facility if it is not repaid within 60 days. As of June 30, 2005, the Company was in compliance with the Loan's financial covenant requirements.

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

        The warrants issued with the Loan are exercisable into the common stock at an exercise price of $4.00 per share. However, if the loan is not repaid within 30 days of its due date, the Company is required to issue additional warrants exercisable into common stock at an exercise price of $4.00 per share. Finally, if the Loan is not repaid within 60 days of its due date, the warrants issued previously and additional warrants issued by the Company would be exercisable into common stock at an exercise price of $3.58 per share (which reflects the number of warrants which would have been issued, and the exercise price, if the Loan had been made pursuant to the terms of the Working Capital Facility in the first instance). If not exercised, the warrants shall expire five years after the issuance date.

        The following table summarizes the key elements of the Loan issued to STSG and four related parties of STSG:

                                                                    ADDITIONAL        ADDITIONAL
                                                                     WARRANTS          WARRANTS
                                                     WARRANTS    ISSUABLE IF THE    ISSUABLE IF THE     WARRANTS
                                                      ISSUED       LOAN IS NOT        LOAN IS NOT        ISSUED
      ISSUANCE         PRINCIPAL      BALANCE AT     WITH THE    REPAID WITHIN 30    REPAID WITHIN        AS OF
        DATE            AMOUNT      JUNE 30, 2005      LOAN           DAYS              60 DAYS       JUNE 30, 2005
---------------------------------------------------------------------------------------------------------------------
May 27, 2005         $    500,000    $   500,000       6,250          6,309             43,307           12,559
June 2, 2005            1,000,000      1,000,000      12,500         12,618             86,614           12,500
June 27, 2005             500,000        500,000       6,250          6,309             43,307            6,250
                                   -----------------
                                       2,000,000

Less discount from issuance of
     warrants                            (50,669)
                                   -----------------
                                     $ 1,949,331
                                   =================

        As of June 30, 2005, the Company issued warrants to purchase a total of 31,309 shares of the Company's common stock at an exercise price of $4.00 per share. Management estimated that the warrants had an aggregate fair value of approximately $0.1 million based on a valuation on each of the respective dates of issue. Therefore, the Company recorded an aggregate discount on the Loan of approximately $0.1 million. The discount is amortized over each of the respective issuance dates and included in interest expense to related parties in the accompanying condensed consolidated statements of operation.

6.      ACCRUED REGISTRATION RIGHTS PENALTY

        Immediately prior to the consummation of the Merger, the Company consummated a $15.1 million private placement transaction (the "September Private Placement"). The Company issued units (the "Units") covering a total of 4,206,792 shares of common stock and warrants to purchase a total of 1,051,698 shares of common stock (the "Recent Warrants"). Net proceeds to the Company from the September Private Placement were approximately $12.0 million. The Recent Warrants have an initial exercise price equal to $4.47 per share. The Recent Warrants are exercisable immediately upon issuance and have a term of five years. The September Private Placement included the conversion of $1.6 million of loans made to the Company during the month of September 2004 by STSG and certain of its related parties.

        During March, April and May of 2004, the Company issued $8.5 million of 8% convertible secured promissory notes, maturing December 31, 2004 (the "December Notes") in a private placement transaction. In connection with the issuance of the December Notes, warrants were issued to purchase a total of 1,708,226 shares of common stock at an exercise price of $2.39 per share. The warrants have an expiration date of five years from the date of issuance.

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

Simultaneously with the closing of the September Private Placement, the $8.5 million principal amount of the December Notes converted into a total of 3,560,453 shares of common stock.

        In connection with the September Private Placement, the Company filed a registration statement with the Securities and Exchange Commission (the "SEC") relating to the resale of shares of its common stock. Since that registration statement was not declared effective by the SEC by February 25, 2005, the Company was obligated to pay to certain stockholders an amount equal to 1% of the purchase price paid by such stockholders for the shares owned by such stockholders which are covered by the registration statement, and for each month, or portion of a month, in which such delay continues, an amount equal to 2% of such purchase price, until the Company cured the delay, with an overall cap on such registration rights penalty, or liquidated damages, of 10% of the aggregate purchase price paid by such stockholders for such shares. The registration statement was declared effective on May 12, 2005, resulting in an obligation to pay liquidated damages of approximately $1.4 million, payment of which would materially adversely affect the Company's financial condition.

7.      ACCRUED EXPENSES AND OTHER LIABILITIES

        Accrued expenses and other liabilities consist of the following:

                                                                               JUNE 30,      DECEMBER 31,
                                                                                 2005           2004
                                                                              -----------    -----------
                                                                              (Unaudited)
        Compensation and benefits..........................................   $   258,077    $   373,260
        Accrued development billings in excess of amounts earned...........       460,276             --
        Accrued accounting fees............................................       205,952        265,000
        Deferred revenue, current portion..................................       127,179         75,455
        Due to a related party.............................................        71,587         71,587
        Current portion of capital lease obligation........................        15,462         18,609
        Other..............................................................       346,334        207,922
                                                                              -----------    -----------
                                                                              $ 1,484,867    $ 1,011,833
                                                                              ===========    ===========

8.      RECAPITALIZATION TRANSACTION

        On March 31, 2004 Spencer Trask and a related party consummated a transaction with the Company wherein the Company issued to Spencer Trask and such related party a total, after giving effect to the Merger, of 9.6 million shares of common stock, 7.5 million shares of Vyteris Holdings Series B convertible redeemable preferred stock, and other nominal consideration in exchange for $20.3 million principal amount of convertible, secured promissory notes payable to related parties and $2.9 million of secured promissory notes payable to related parties (collectively, the "Spencer Trask Notes"), $2.6 million of accrued and unpaid interest on the Spencer Trask Notes, 3.0 million shares of Vyteris. Inc. Series B convertible redeemable preferred stock and the cancellation of warrants to purchase 2,035,000 shares of Vyteris, Inc. common stock with a paid-in capital value of $0.6 million, (the "Recapitalization Transaction").

        Each holder of Vyteris Holding's Series B convertible redeemable preferred stock is entitled to receive dividends when, and if declared by the Board of Directors as long as any shares of the Vyteris, Inc. Series A preferred stock remained outstanding. Effective upon cancellation of all outstanding shares of the Vyteris, Inc. Series A convertible redeemable preferred stock on September 29, 2004, the holders of the Vyteris Holding's Series B convertible redeemable preferred stock are entitled to receive, ratably, an annual cash dividend of 8% of the then applicable redemption price, as defined, out of funds legally available, payable quarterly. Subject to the prior rights of the Vyteris, Inc. Series A convertible redeemable preferred stock, the dividends on the Vyteris Holding's Series B convertible redeemable preferred stock were cumulative, whether or not earned or declared and were to be paid quarterly in arrears. In the event of liquidation, holders of Vyteris Holding's Series B convertible redeemable

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

preferred stock are entitled to receive a liquidation preference of $1.00 per share (adjusted for stock splits or combinations of such stock, recapitalizations, or other similar transactions that have the effect of increasing or decreasing the number of shares represented by each outstanding share of such stock), plus an amount equal to all declared but unpaid dividends on the Vyteris Holding's Series B convertible redeemable preferred stock.

        The Company accrued interest of $0.3 million in the six months ended June 30, 2005 on the Vyteris Holdings Series B convertible redeemable preferred stock by recognizing $0.3 million of interest expense to related parties in the accompanying condensed consolidated statements of operation and increasing the redemption value of the Series B convertible redeemable preferred stock by $0.3 million.

        With respect to the distribution of assets, Vyteris Holdings Series B convertible redeemable preferred stock ranks senior to the Company's common stock. Each share of Vyteris Holdings Series B convertible redeemable preferred stock is convertible at any time, at the option of the holder, into common stock at a price per share if converted within 18 months from March 31, 2004, of $9.50; if converted within the next 18 months, $7.20; or if converted any time thereafter, $3.60. The holders of Vyteris Holdings Series B convertible redeemable preferred stock (and the holders of any other series of preferred stock with similar voting rights as the Vyteris Holdings Series B convertible redeemable preferred stock) vote together with the holders of shares of common stock as a single class in all matters to be voted on by shareholders of the Company, except that the vote or consent of the holders of a majority of the shares of Vyteris Holdings Series B convertible redeemable preferred stock is necessary to authorize or issue an equity security having any preference over or being on a parity with the Vyteris Holdings Series B convertible redeemable preferred stock with respect to dividend or liquidation preference; increase the number of authorized shares of Vyteris Holdings Series B convertible redeemable preferred stock; or amend, alter or repeal any provision of the Company's Certificate of Incorporation, Certificate of Designations or By-laws, if such action would alter, in any material respect, the rights of the Vyteris Holdings Series B convertible redeemable preferred stock. Mandatory redemption commences on March 1 2006, the first anniversary date of the first commercial sale of LidoSite, and continuing for one year thereafter, the Company is required to redeem (on a quarterly basis) an amount of Vyteris Holdings Series B convertible redeemable preferred stock equal to 5% of the gross profits derived from the sale of LidoSite. During the following years, the Company is required to redeem (on a quarterly basis) an amount of Vyteris Holdings Series B convertible redeemable preferred stock equal to 10% of the gross profits derived from the sale of LidoSite.

        In accordance with EITF Issue No. 00-27, Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments, EITF No. 00-27, the Company utilized the most favorable conversion price that would be in effect at the conversion date to determine if there would be a beneficial conversion feature in connection with the Vyteris Holdings Series B convertible redeemable preferred stock. The Vyteris Holdings Series B convertible redeemable preferred stock did not have a beneficial conversion feature at the commitment date since even though the conversion has three different conversion prices depending upon how long the shares were held, the most favorable conversion price was $3.60 per share, which was still in excess of the $2.20 fair value of a common share at the date of the issuance of the Vyteris Holdings Series B convertible redeemable preferred stock. If there had been any intrinsic value at the commitment date, it would not be recognized until and unless the triggering event occurred.

        Since these transactions were between the Company and its majority shareholder, the transactions were treated as capital transactions and no gain or loss has been reflected in the accompanying condensed consolidated financial statements.

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

9.      RELATED PARTY TRANSACTIONS

        In addition to the Transaction Agreement described in Notes 1, the Working Capital Facility and the Loan described in Note 5 and the Recapitalization Transaction described in Note 8, the Company had the following related party transactions through June 30, 2005:

        o At June 30, 2005 and December 31, 2004, approximately $61,000 is included accrued expenses and other liabilities in the accompanying condensed consolidated balance sheets for amounts owed to Spencer Trask and Spencer Trask Ventures, Inc. for certain expenses paid on behalf of the Company.

        o During December 2001, $10,000 of Spencer Trask's funds were deposited in the Company's bank account in error by the Company's bank. Therefore, At June 30, 2005 and December 31, 2004, $10,000 is included in accrued expenses and other liabilities in the accompanying condensed consolidated balance sheets.

        o At June 30, 2005 and December 31, 2004, approximately $30,000 is included in accrued expenses and other liabilities in the accompanying condensed consolidated balance sheets for amounts owed to a related party for operating facility expenses.

        o During each of the six months ended June 30, 2005 and 2004, the Company made minimum lease payments of approximately $0.2 million and $0.1 million, respectively, under a non-cancelable operating sublease with a related party for office and facility space.

        o On April 26, 2005, the Company announced the appointment of Russell O. Potts, Ph.D. to its Board of Directors. Dr. Potts is a member of our Scientific Advisory Board and has served the Company as an independent consultant in drug delivery, glucose monitoring and medical devices since April 2003. During the six months ended June 30, 2005, we have paid Dr. Potts approximately $5,000 for his consulting services.

        The Company is required to pay Becton Dickinson a royalty in respect of sales of each iontophoresis product stemming from intellectual property received by the Company from Becton Dickinson as part of the formation of the Company. For each such product, on a country-by-country basis, that obligation continues for the later of 10 years after the date of the first commercial sale of such product in a country and the date of the original expiration of the last-to-expire patent related to such product granted in such country. The royalty, which is to be calculated semiannually, will be equal to the greater of 5% of all direct revenues, as defined below, or 20% of all royalty revenues, with respect to the worldwide sales on a product-by-product basis. No royalties will be earned by Becton Dickinson prior to November 10, 2005. "Direct revenues" are the gross revenues actually received by the Company from the commercial sale of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges or certain other expenses. "Royalty revenues" are the gross revenues actually received by the Company from any licensing or other fees directly relating to the licensing of any iontophoresis product, including upfront payments, less amounts paid for taxes, duties, discounts, rebates, freight, shipping and handling charges and certain other expenses.

10.     COMMITMENTS AND CONTINGENCIES

        LEGAL

        In February 2005, the Company received correspondence from Dr. George Nascaris, who the Company believes to be the principal of Greystone Healthcare Group, Inc., and Dr. Nascaris' counsel, threatening to bring a lawsuit or mediation proceeding against the Company in connection with a dispute over fees which Greystone alleges should have been paid pursuant to an agreement between the Company and Greystone with respect to an alternative financing transaction which neither Vyteris nor Vyteris Holdings has consummated, nor is currently pursuing. The

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

Company believes that Greystone's claims are without merit and that, if such a suit or proceeding is actually commenced, Vyteris Holdings and Vyteris will have substantial defenses and counterclaims against Greystone. The Company and Greystone have expressed their respective positions in several subsequent letters. If such a suit or proceeding is actually commenced against either Vyteris Holdings or Vyteris, Vyteris Holdings and Vyteris intend to defend it vigorously. The Company does not believe that an adverse outcome of this matter will be material to the Company's consolidated financial position, results of operations or cash flows.

        The Company is involved in pending opposition proceedings involving its patents. The ultimate outcome cannot be predicted at this time. Management does not believe that the pending opposition proceedings will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

11.     LOSS PER SHARE

        The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share after giving effect to the Merger.

                                                          THREE MONTHS ENDED               SIX MONTHS ENDED
                                                               JUNE 30,                        JUNE 30,
                                                    -------------------------------------------------------------
                                                         2005            2004            2005            2004
                                                    -------------   -------------   -------------   -------------
Numerator:
     Net loss..................................     $  (5,166,027)  $  (5,537,735)  $  (9,423,922)  $  (9,303,618)
Denominator:
     Weighted average shares...................        19,293,858      10,401,781      19,293,858       5,633,556
                                                    -------------   -------------   -------------   -------------
Basic and diluted net loss per share...........     $       (0.27)  $       (0.53)  $       (0.49)  $      (1.65)
                                                    =============   =============   =============   =============

        The following table shows dilutive common share equivalents outstanding, which are not included in the above historical calculations, as the effect of their inclusion is anti-dilutive during each period.

                                                           JUNE 30,
                                                     2005           2004
                                                 -----------    -----------
        Convertible preferred stock............      785,625        820,542
        Convertible debt.......................           --      3,612,828
        Warrants...............................    5,241,309      2,869,312
        Options................................    2,901,301        573,618
        B. Braun purchase right................           --         38,797
                                                 -----------    -----------
         Total.................................    8,928,235      7,915,097
                                                 ===========    ===========

        In June 2004 the Company entered into a two-year employment contract with its chief executive officer. The contract calls for the issuance of options to purchase common stock upon the closing of a financing or series of financings (including the September Private Placement and the offering of the December Notes and the related warrants) aggregating up to $27 million, such that the chief executive officer's total potential ownership of the Company is equal to 4% of the shares outstanding after such financing or series of financing.

12.     SUBSEQUENT EVENTS

        In July 2005, STSG made loans to the Company in the aggregate principal amount of $0.5 million and the Company and STSG entered into subscription agreements and security agreements (which are substantially similar to the security agreements provided in connection with the Working Capital Facility). The Company issued an 11.5% Secured Promissory Note to STSG, pursuant to which the loan bears interest at 11.5% per year. These loans convert into the Working Capital Facility if they are not repaid within 60 days and have the same terms and conditions as the Loan described in Note 5.

                         VYTERIS HOLDINGS (NEVADA), INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

        In connection with the loans, the Company issued warrants to purchase a total of 6,250 shares of the Company's common stock at an exercise price of $4.00 per share. If the loans are not repaid within 30 days of their due dates, the Company is required to issue an additional 6,309 warrants exercisable into common stock at an exercise price of $4.00 per share. Finally, if the loans are not repaid within 60 days of their due date, the warrants issued previously by the Company would be exercisable into a maximum 55,866 shares of common stock at an exercise price of $3.58 per share. If not exercised, the warrants shall expire five years after the issuance date.

        On August 2, 2005, Qubit Holdings, LLC ("Qubit") delivered $1.0 million to the Company on the following terms: a three year senior secured convertible debenture, with 8% interest payable quarterly (which could, upon the occurrence of certain events, increase to 10% interest), with payments of amortized principal made in cash or, upon the occurrence of certain circumstances, registered shares of Company common stock valued at a discount to the 5-day variable weighted average price. The debenture would be convertible at the option of Qubit and, subject to the achievement of certain milestones, the Company could force conversion or could redeem the debenture. The Company expects to issue to Qubit a seven-year warrant for $0.5 million of common stock, exercisable at 120% of the conversion price of the debenture.

        On August 19, 2005, the Company entered into a securities purchase agreement with certain institutional investors for the private placement of an aggregate of $10.0 million of senior secured convertible debentures (the "August Financing"). The August Financing investors are committed to closing the August Financing upon the filing of the Company's Form 10-QSB for the quarterly period ended June 30, 2005. The August Financing includes the conversion of the August 2, 2005 $1.0 million loan from Qubit.

        The summary terms of the August Financing are as follows:

        o Issuance of $10.0 million of senior secured convertible debentures (the "Secured Debentures"), bearing interest at 8% per annum and convertible into common stock at $2.40 per share. Approximately $1.4 million of the proceeds received on the sale of the Secured Debentures are to be placed in escrow for the payment of interest on the Secured Debentures.

        o Issuance of warrants to purchase 50% of the number of shares that would be issuable on the conversion of the Secured Debentures at $2.88 per share (the "Initial Warrants").

        o Issuance of an option to each investor to purchase a senior convertible debenture (the "Optional Debenture") with a principal amount equal to or, at the election of each investor, less than 50% of the principal amount of the Secured Debentures purchased by each such investor together with a warrant (the "Optional Warrants") to purchase 50% of the number of shares that would be issuable on the conversion of the Optional Debentures.

        o A registration rights agreement for the registration, under the Securities Act of 1933, of the shares of common stock issuable pursuant to the conversion of the Secured Debentures and the exercise of the Initial Warrants and a registration rights agreement, if any Optional Debentures are purchased, for the registration, under the Securities Act of 1933, of the shares of common stock to be issued pursuant to the conversion of the Optional Debentures and exercise of Optional Warrants.

        o A security agreement in favor of the investors providing for a first priority interest in substantially all of the assets of the Company.

MADSEN & ASSOCIATES, CPA's INC.                           684 East Vine St, # 3
                                                          Murray, Utah 84107

Certified Public Accountants and
 Business Consultants                                     Telephone 801-268-2632
                                                          Fax 801-262-3978

                               Board of Directors
                        Treasure Mountain Holdings, Inc.
                              Salt Lake City, Utah


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have audited the accompanying balance sheet of Treasure Mountain Holdings, Inc. (development stage company) at December 31, 2003, and the statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002 and the period January 1, 1958 (date of inception of development stage) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Treasure Mountain Holdings, Inc. at December 31, 2003 and the results of operations and cash flows for the years ended December 31, 2003 and 2002, and the period January 1, 1958 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital to service its debt and for any planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These additional statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah                     /s/ Madsen & Associates, CPA's Inc.

March 23, 2004

                        TREASURE MOUNTAIN HOLDINGS, INC.

                           (Development Stage Company)

                                  BALANCE SHEET
                                December 31, 2003

ASSETS
CURRENT ASSETS

     Cash                                                                $145
                                                                   -------------

              Total Current Assets                                        145
                                                                   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Notes payable and accrued interest - related party                 5,144
     Accounts Payable                                                   2,640
                                                                   -------------

              Total Current Liabilities                                 7,784
                                                                   -------------

STOCKHOLDERS' DEFICIENCY

    Common Stock
             50,000,000 shares authorized, at $0.001 par value,
             3,382,117 shares issued and outstanding                   3,382
    Capital in excess of par value                                   684,370

             Accumulated deficit - Note 1                           (695,391)
                                                                   -------------

             Total Stockholders' Deficiency                           (7,639)
                                                                   -------------

             Total Liabilities and Stockholders' Deficiency             $145
                                                                   =============



   The accompanying notes are an integral part of these financial statements.

                        TREASURE MOUNTAIN HOLDINGS, INC.
                           (Development Stage Company)

                            STATEMENTS OF OPERATIONS

               For the Years Ended December 31, 2003 and 2002 and
                the Period January 1, 1958 (date of inception of
                     development stage) to December 31, 2003


                                                                                       Jan 1, 1958 to
                                                                                           Dec 31,
                                                    2003                2002                2003
                                               --------------     ---------------     ---------------
REVENUES                                        $      2,297       $       8,400       $      10,697

EXPENSES

        Administrative                          $     30,247       $      34,029       $     682,776
                                               --------------     ---------------     ---------------

NET LOSS - before other income &expense              (27,950)            (25,629)           (672,079)

OTHER INCOME AND EXPENSE

        Gain from settlement of debt                      --                  --              19,000
          Interest expense                              (144)               (393)               (537)
                                               --------------     ---------------     ---------------

NET LOSS                                        $    (28,094)      $     (26,022)      $    (653,616)
                                               ==============     ===============     ===============


NET LOSS PER COMMON SHARE

        Basic and diluted                       $       (.01)      $        (.02)
                                               --------------     ---------------

AVERAGE OUTSTANDING SHARES

        Basic (stated in 1,000's)                      2,682               1,418
                                               --------------     ---------------


   The accompanying notes are an integral part of these financial statements.


                        TREASURE MOUNTAIN HOLDINGS, INC.
                           (Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              For the Period January 1, 1958 (date of inception of
                     development stage) to December 31, 2003


                                                                                                       Capital in
                                                              Common Stock            Excess of        Accumulated
                                                         Shares           Amount      Par Value        Deficit
                                                    ----------------- --------------- ---------------- ------------------
Balance January 1, 1958                                      14,810               $15     $126,154         $(41,775)

Net operating loss for the years ended

     December 31, 1958                                           --                --           --          (43,600)
     December 31, 1959                                           --                --           --          (28,619)
     December 31, 1960                                           --                --           --          (42,175)
     December 31, 1961                                           --                --           --          (23,449)

Issuance of common shares for services - 1969                   400                --        2,000               --

Net operating loss for the year ended
     December 31, 1969                                           --                --           --           (2,000)

Issuance of common shares for payment of
accounts payable - 1970                                       9,720                10       52,064               --

Issuance of common shares for cash - 1970                     1,000                 1        4,999               --

Issuance of common shares for all
     outstanding stock of Queen Hills - 1970                 32,000                32      159,968               --

Net operating loss for the year ended
     December 31, 1970                                           --                --           --           (9,670)

Issuance of common shares for cash and
     payment of accounts payable - 1972                         550                 1        1,374               --

Issuance of common shares for cash and
payment of accounts payable - 1973                            2,900                 3        4,667               --

Net operating loss for the year ended
     December 31, 1975                                           --                --           --         (160,000)

Issuance of common shares for services - 1985                 3,630                 4       18,146               --

Issuance of common shares for all outstanding
     stock of Notch Peak Corp - 1985                         40,331                40      201,617               --

Net operating loss for the year ended
     December 31, 1985                                           --                --           --          (18,150)


                        TREASURE MOUNTAIN HOLDINGS, INC.
                           (Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              For the Period January 1, 1958 (date of inception of
                     development stage) to December 31, 2003

Net operating loss for the year ended
     December 31, 1988                                           --                --           --           (201,657)

Issuance of common shares for services - 1997            22,610,000            22,610        7,390                 --

Issuance of common shares for cash - 1997                   100,000               100        9,900                 --

Issuance of additional common shares
     resulting from stock split - 1997                       31,206                31          (31)                --

Net operating loss for the year ended
     December 31, 1997                                           --                --           --            (64,560)

Contributions to capital - 1997                                  --                --          750                 --

Balance December 31, 1997                                22,846,547            22,847      588,998           (635,655)

Contributions to capital - 1998                                  --                --           450                --

Net operating loss for the year ended
     December 31, 1998                                           --                --              --            (573)

Contributions to capital - settlement
     of debt - related party                                     --                --         5,000                --

Net operating profits for the year ended
     December 31, 1999                                           --                --            --            18,497

Common shares returned and canceled
     by related parties as capital
     contribution - September 27, 2000                  (21,909,000)          (21,909)       21,909                --

Net operating loss for the year ended
     December 31, 2000                                           --                --              --          (6,618)

Net operating loss for the year ended
     December 31, 2001                                           --                --              --         (16,926)

Issuance of common shares for payment of debt
     at $.10 - March 29, 2002                               284,570               284        28,173                --


Issuance of common shares for expenses at $.025
     - related parties - August 9, 2002                     640,000               640        15,360                --

Issuance of common shares for expenses at $.025
     - related parties - December 30, 2002                  320,000               320         7,680                --


                        TREASURE MOUNTAIN HOLDINGS, INC.
                           (Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              For the Period January 1, 1958 (date of inception of
                     development stage) to December 31, 2003

Net operating loss for the year ended
     December 31, 2002                                           --             --                --        (26,022)

Balance December 31, 2002                                 2,182,117          2,182           667,570       (667,297)

Issuance of common shares for expenses at $.015
     - March 31, 2003 - related parties                     400,000            400             5,600             --

Issuance of common shares for expenses at $0.15
     - September 30, 2003 - related parties                 800,000            800            11,200             --

Net operating loss for year ended
     December 31, 2003                                           --             --                --        (28,094)
                                                    ----------------- --------------- ---------------- ------------------

Balance December 31, 2003                                 3,382,117       $  3,382       $   684,370      $(695,391)
                                                    ================= =============== ================ ==================


   The accompanying notes are an integral part of these financial statements.


                        TREASURE MOUNTAIN HOLDINGS, INC.

                           (Development Stage Company)

                             STATEMENT OF CASH FLOWS

                 For the Years Ended December 31, 2003 and 2002
              and the Period January 1, 1958 (date of inception of
                     development stage) to December 31, 2003


                                                             Dec. 31,                Dec. 31,              Jan 1, 31, 1958
                                                              2003                    2002                to Dec. 31, 2003
                                                          ---------------       -----------------       --------------------
CASH FLOWS FROM OPERATING ACTIVITIES

     Net Loss                                                 $(28,094)            $ (26,022)                 $ (653,616)

     Adjustments to reconcile net loss to
     net cash provided by operating activities
         Gain from settlement of debt                               --                    --                     (19,000)
         Changes in notes and accounts payable                   6,984                  (557)                     82,241
         Issuance of common stock for expenses                  18,000                24,000                     575,520
                                                          ---------------       -----------------       --------------------

                  Net Change in Cash from Operations            (3,110)               (2,579)                    (14,855)

CASH FLOWS FROM INVESTING ACTIVITIES                                --                    --                          --
                                                          ---------------       -----------------       --------------------

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock                              --                    --                      15,000
                                                          ---------------       -----------------       --------------------

         Net Increase (Decrease) in Cash                        (3,110)               (2,579)                        145

Cash at Beginning of Period                                      3,255                 5,834                          --
                                                          ---------------       -----------------       --------------------

Cash at End of Period                                         $    145             $   3,255                  $      145
                                                          ===============       =================       ====================

   The accompanying notes are an integral part of these financial statements.

                                   TREASURE MOUNTAIN HOLDINGS, INC.

                                     (Development Stage Company)

                                 STATEMENT OF CASH FLOWS (Continued)

                             Period January 1, 1958 (date of inception of
                               development stage) to December 31, 2003


                  SCHEDULE OF NONCASH OPERATING, INVESTING AND FINANCING ACTIVITIES


Issuance of 400 common shares for services - 1969                                          $    2,000

Issuance of 9,720 common shares for payment of accounts payable - 1970                         52,074

Issuance of 32,000 common shares for all outstanding stock of Queen Hills - 1970              160,000

Issuance of 550 common shares for cash and payment of accounts payable - 1972                   1,375

Issuance of 2,900 common shares for cash and payment of accounts payable - 1973                 4,670

Issuance of 3,630 common shares for services - 1985                                            18,150

Issuance of 40,331 common shares for all outstanding stock of Notch Peak Corp - 1985          201,657

Issuance of 22,610,000 common shares for services - 1997                                       30,000

Issuance of 284,570 common shares for payment of debt - 2002                                   28,457

Issuance of 960,000 common shares for expenses - 2002                                          24,000

Issuance of 1,200,000 common shares for expenses - 2003                                        18,000





                                      F-55

                        TREASURE MOUNTAIN HOLDINGS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2003

1.  ORGANIZATION

     The Company was incorporated under the laws of the state of Utah on July 2, 1954 with authorized common stock of 1,000,000 shares at a par value of $.10 with the name "Treasure Mountain Mining Company" and on March 21, 1970 the authorized common stock was increased to 10,000,000 shares with a par value of $.10. On February 11, 1997 the name was changed to "Treasure Mountain Holdings, Inc." and the authorized common capital stock was increased to 50,000,000 shares with a par value of $.001. On April 1, 1997 the domicile was changed from the state of Utah to the state of Nevada.

     The Company has been engaged in the activity of the development and operations of mining properties and in 1957 the operations were abandoned and the Company became inactive. The Company has been in the developmental stage since that date.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING METHODS
     The Company recognizes income and expenses based on the accrual method of accounting.

DIVIDEND POLICY
     The Company has not yet adopted a policy regarding payment of dividends.

INCOME TAXES
     The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

     On December 31, 2003, the Company had a net operating loss available for carry forward of $124,296. The income tax benefit of approximately $37,000 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is undeterminable since the Company has no operations. The loss carryover expires in the years from 2003 through 2024.

FINANCIAL INSTRUMENTS
     The carrying amounts of financial instruments, including cash and accounts payable, are considered by management to be their estimated fair values.

                        TREASURE MOUNTAIN HOLDINGS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2003
                                   (continued)


BASIC AND DILUTED NET INCOME (LOSS) PER SHARE
     Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income
(loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then the diluted income (loss) per shares is not shown.

FINANCIAL AND CONCENTRATIONS RISK
     The Company does not have any concentration or related financial credit risk.

REVENUE RECOGNITION
     Revenue is recognized on the sale and delivery of a product or the completion of services provided.

ADVERTISING AND MARKET DEVELOPMENT
     The company will expense advertising and market development costs as incurred.

STATEMENT OF CASH FLOWS
     For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

ESTIMATES AND ASSUMPTIONS
     Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS
     The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. CAPITAL STOCK

     The Company was incorporated in 1954 and became inactive in 1957. During the following years errors developed in the stock records and therefore the Company issued 14,281 shares to be held in escrow by the transfer agent in the event of any valid claims for shares not recorded in the Company records.

     During 2002 and 2003 the Company issued common shares to the officers-directors as outlined in note 6.

                        TREASURE MOUNTAIN HOLDINGS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2003
                                   (continued)


4.  WARRANTS

     On September 27, 2000 the board of directors of the Company approved the issuance of warrants entitling the holders to purchase up to 3,000,000 restricted common shares of the Company, at $.25 per share, at any time before 18 months from the date the warrant is granted. At the date of this report no warrants had been granted.

5. SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

     Officers-directors, their controlled entities, and a major stockholder have acquired 96% of the outstanding common capital stock.

     During 2002 the Company issued 1,244,570 common shares to related parties for payment of notes payable due them and for expenses paid for the Company.

     During 2003 the Company issued 1,200,000 common shares to related parties as payment for expenses paid for the Company.

     On December 31, 2003 the Company had a demand, 6% note payable, due an officer of $5,000 plus accrued interest of $144. The note and accrued interest was forgiven on February 21, 2004 and a contribution to capital was made.

     During February 2003 officer-directors made a contribution to capital of the Company by assuming and paying the accounts payable of $2,640.

6. GOING CONCERN

     The Company intends to acquire interests in various business opportunities, which, in the opinion of management, will provide a profit to the Company, however, the Company does not have the working capital to be successful in this effort and to service its debt, which raises substantial doubt about its ability to continue as a going concern.

     Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding and long term financing, which will enable the Company to operate for the coming year.

     The accompanying unaudited balance sheet of Treasure Mountain Holdings Inc. at June 30, 2004, related statements of operations, changes in stockholders' equity and cash flows for the three and six months ended June 30, 2004 and 2003 and the period January 1, 1958 (date of inception of development stage) to June 30, 2004, have been prepared by management in conformity with accounting principles generally accepted in the U.S. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the quarter ended June 30, 2004, are not necessarily indicative of the results that can be expected for the fiscal year ending December 31, 2004.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Nevada Corporation Code grants to Vyteris Holdings the power to indemnify the officers and directors of Vyteris Holdings, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of Vyteris Holdings and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

        Article IX of the Vyteris Holdings Articles of Incorporation provides as follows:

        "To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities."

        The registration rights agreement contains provisions pursuant to which each selling stockholder severally agrees to indemnify us, any person controlling us within the meaning of Section 15 of the Securities Act of 1933, or Section 20 of the Securities Exchange Act of 1934, each of our directors, and each officer of our company who signs this registration statement with respect to information relating to such selling stockholder furnished in writing to us by or on behalf of such selling stockholder specifically for inclusion in this registration statement.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered:

      Item                                                     Amount
      ----                                                   ----------

      SEC registration fee                                   $    3,167
      Printing and engraving expenses                            20,000
      Legal fees and expense                                    100,000
      Accounting fees and expenses                               30,000
      Transfer agent and registrar fees                           5,000
      Miscellaneous                                              25,423
                                                             ----------
          Total                                              $  183,590
                                                             ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        During the three years preceding the filing of this registration statement, Vyteris Holdings sold shares of its capital stock in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of that Act (all share amounts relating to Vyteris Holdings capital stock give effect to the one for ten reverse stock split effected on May 2, 2005):

        (1) During the past three years, Vyteris Holdings issued a total of 244,457 shares of its common stock to Lane Clissold and George Norman, both of whom were directors of Vyteris Holdings at the time and had access to all relevant information relating to Vyteris Holdings. These shares were issued to reimburse Messrs. Clissold and Norman for cash payments which were made to Vyteris Holdings' capital to sustain Vyteris Holdings during periods when Vyteris Holdings essentially had no other sources of capital. The shares were issued in the following years for the following purposes:

Year Ended
December 31,    Number of Shares           Purpose
------------    ----------------           -------

2002                 28,457        Repayment of $28,457 loaned by Messrs.
                                   Clissold and Norman

2002                 64,000        Repayment of $16,000 in expenses paid by
                                   Messrs. Clissold and Norman

2002                 32,000        Repayment of  $8,000 in expenses paid by
                                   Messrs. Clissold and Norman

2003                120,000        Repayment of $18,000 in expenses paid by
                                   Messrs. Clissold and Norman

2004                  1,000        Reimbursement for services valued at $1,000
                                   rendered by Messrs. Clissold and Norman

The stock certificates representing all such shares bore restrictive legends.

        (2) On September 29, 2004, a wholly-owned subsidiary of Vyteris Holdings merged with and into Vyteris (the "Merger") pursuant to a Merger Agreement and Plan of Reorganization, dated as of July 8, 2004, as amended, by and among Vyteris Holdings, its wholly-owned subsidiary and Vyteris (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement: (i) each outstanding share of Vyteris' Common Stock was automatically converted into the right to receive 0.419 shares of Vyteris Holdings Common Stock, each outstanding share of Vyteris' Series C Convertible Preferred Stock, was automatically converted into one share of Vyteris Holdings' Series B Convertible Preferred Stock, par value $.0001 per share, and each option and warrant to purchase one or more shares of Vyteris Common Stock (an "Existing Option" or an "Existing Warrant") has been converted into an option or warrant to purchase one or more shares of Vyteris Holdings Common Stock (a "New Option" or a "New Warrant"). The number of shares of Vyteris Holdings Common Stock covered by each New Option or New Warrant equals the number of shares of Vyteris

Common Stock covered by the corresponding Existing Option or Existing Warrant multiplied by 0.419. The exercise price of each New Option or New Warrant equals the exercise price of the corresponding Existing Option or Existing Warrant divided by 0.419.

        Pursuant to the Merger Agreement, Vyteris Holdings issued 4,506,288 shares of its common stock, rights certificates for 14,446,358 shares of its common stock and rights certificates for 7,500,000 shares of its Series B Preferred Stock.

        The shares issued in the Merger were issued in a private placement of securities exempt from registration under the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act. Vyteris Holdings' reliance upon the exemption from registration afforded by Section 4(2) of the Act is premised on the following (covering all stockholders of Vyteris immediately prior to the consummation of the Merger):

        o In connection with Vyteris' approval of the Merger Agreement, a special meeting of Vyteris' stockholders was held. At that time, there were a total of 18 stockholders of record, consisting solely of five accredited investors and 13 employees and former employees (excluding employees who are accredited investors). Such accredited investors owned approximately 99% of the Vyteris Common Stock outstanding at the time of the special meeting and all of the Vyteris preferred stock outstanding at the time of the special meeting. Each of such former stockholders was advised, among other things, that (i) the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would not, upon consummation of the Merger, be registered under the Act and may not be transferred in the absence of registration under the Act or an effective exemption from the registration requirements of the Act, (ii) the certificates representing the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would bear a legend referring to such transfer restrictions and (iii) Vyteris Holdings' transfer agent would be instructed to enter stop transfer notations on its records with respect to the shares of Vyteris Holdings capital stock issuable pursuant to the Merger. At least twenty days prior to such special meeting, Vyteris delivered to all of its stockholders of record a notice of meeting and information statement containing detailed information regarding Vyteris, Vyteris Holdings and the Merger. All such stockholders of record were given the opportunity to meet with senior management to review the detailed information presented in the information statement.

        o Subsequent to the special meeting, seven current and former employees exercised stock options covering a total of 15,908 shares of Vyteris common stock at an aggregate exercise price of $12,158. Each of such employees has been advised that (i) the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would not, upon consummation of the Merger, be registered under the Act and may not be transferred in the absence of registration under the Act or an effective exemption from the registration requirements of the Act, (ii) the certificates representing the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would bear a legend referring to such transfer restrictions and (iii) Vyteris Holdings' transfer agent would be instructed to enter stop transfer notations on its records with respect to the shares of Vyteris Holdings' capital stock issuable pursuant to the Merger. Such optionees were not stockholders of record in time to have any vote on the Merger.

        o Subsequent to the special meeting, Vyteris issued a total of 8,497,500 shares of Vyteris Common Stock to the former holders of Bridge Notes issued during 2004 for aggregate gross proceeds of $8,497,500. Each of such holders is an accredited investor and was given memoranda containing detailed information regarding Vyteris and the terms of the offering. The Placement Agent in the offering was Spencer Trask Ventures, Inc., an affiliate of our controlling shareholder. Each of such holders was advised, among other things, that (i) the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would not, upon consummation of the Merger, be registered under the Act and may not be transferred in the absence of registration under the Act or an effective exemption from the registration requirements of the Act, (ii) the certificates representing the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would bear a legend referring to such transfer restrictions and (iii) Vyteris Holdings' transfer agent would be instructed to enter stop transfer notations on its records with respect to the shares of Vyteris Holdings capital stock issuable pursuant to the Merger. Such holders also received memoranda containing detailed information regarding Vyteris, Vyteris Holdings and the Merger.

        o Subsequent to the special meeting, Vyteris issued a total of 10,040,076 shares of Vyteris Common Stock and warrants covering an additional 5,020,038 shares of Vyteris Common Stock to investors and placement agents in a private placement of securities (the "Offering") for aggregate gross proceeds of approximately $15 million (including debt incurred in September 2004 which was subsequently converted into equity) that was consummated immediately prior to the consummation of the Merger. Each of the investors in the Offering and each of the placement agents, Spencer Trask Ventures, Inc. and Rodman & Renshaw, LLC, is an accredited investor. Each of the investors and placement agents executed an agreement in which they acknowledged, among other things, that (i) the securities issuable pursuant to the Offering would not, upon consummation of the Offering, be registered under the Act and may not be transferred in the absence of registration under the Act or an effective exemption from the registration requirements of the Act, (ii) the certificates representing the shares of capital stock issuable pursuant to the Offering would bear a legend referring to such transfer restrictions and (iii), in the case of the investors, the transfer agent would be instructed to enter stop transfer notations on its records with respect to the shares of capital stock issuable pursuant to the Offering. In connection with providing such agreements, the investors and placement agents received a memorandum containing detailed information regarding Vyteris, Vyteris Holdings, the Offering and the Merger.

        o Vyteris entered into agreements relating to a working capital credit facility immediately prior to the consummation of the Merger. In connection with that facility and as a commitment fee, Vyteris issued a total of 1,000,000 shares of Vyteris Common Stock to Spencer Trask Specialty Group, an accredited investor which was aware of all material aspects of the Offering and the Merger. Spencer Trask Specialty Group was advised, among other things, that (i) the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would not, upon consummation of the Merger, be registered under the Act and may not be transferred in the absence of registration under the Act or an effective exemption from the registration requirements of the Act, (ii) the certificates representing the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would bear a legend referring to such transfer restrictions and (iii) Vyteris Holdings' transfer agent would be instructed to enter stop transfer notations on its records with respect to the shares of Vyteris Holdings capital stock issuable pursuant to the Merger. Spencer Trask Specialty Group received memoranda containing detailed information regarding Vyteris, Vyteris Holdings and the Merger.

        o Similarly, prior to the consummation of the Merger, Becton Dickinson, as the holder of the outstanding Vyteris Series A Convertible Preferred Stock, exchanged those shares for 666,667 shares of Vyteris Common Stock and warrants to purchase an additional 166,667 shares of Vyteris Common Stock. At the same time, we converted $250,000 of debt into 166,667 shares of Vyteris common stock and warrants to purchase 41,666 shares of Vyteris common stock and paid Becton Dickinson approximately $300,000 in payment of the balance of our indebtedness to Becton Dickinson. Becton Dickinson, an accredited investor, executed an exchange agreement in which it acknowledged that (i) the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would not, upon consummation of the Merger, be registered under the Act and may not be transferred in the absence of registration under the Act or an effective exemption from the registration requirements of the Act, (ii) the certificates representing the shares of Vyteris Holdings capital stock issuable pursuant to the Merger would bear a legend referring to such transfer restrictions and (iii) Vyteris Holdings' transfer agent would be instructed to enter stop transfer notations on its records with respect to the shares of Vyteris Holdings capital stock issuable pursuant to the Merger. Such holder had received a copy of the proxy statement relating to the special meeting containing detailed information regarding Vyteris, Vyteris Holdings and the Merger.

        o Vyteris Holdings received the following loans from, issued 11.5% convertible promissory notes and warrants to, the following lenders:


       DATE OF                                                               PRINCIPAL     MAXIMUM
        LOAN                           LENDER                                  AMOUNT      WARRANTS

      5/27/2005      Spencer Trask Specialty Group, LLC                      $ 250,000       27,932
      5/27/2005      Spencer Trask Private Equity Fund I, LP                    75,000        8,380
      5/27/2005      Spencer Trask Private Equity Fund II, LP                   37,500        4,190
      5/27/2005      Spencer Trask Private Accredited Equity Fund III,          50,000        5,587
                     LLC
      5/27/2005      Spencer Trask Illumination Fund LLC                        87,500        9,777
       6/2/2005      Spencer Trask Specialty Group, LLC                        750,000       83,798
       6/2/2005      Spencer Trask Private Equity Fund I, LP                    75,000        8,380
       6/2/2005      Spencer Trask Private Equity Fund II, LP                   37,500        4,190
       6/2/2005      Spencer Trask Private Accredited Equity Fund III,          50,000        5,587
                     LLC
       6/2/2005      Spencer Trask Illumination Fund LLC                        87,500        9,777
      6/21/2005      Spencer Trask Specialty Group                             500,000       55,866
      7/13/2005      Spencer Trask Specialty Group                             300,000       33,519
      7/18/2005      Spencer Trask Specialty Group                             200,000       22,347

        o On August 19, 2005, Vyteris Holdings entered into a Securities Purchase Agreement with, and sold secured, convertible debentures and issued warrants to, Satellite Strategic Finance Associates LLC, Satellite Strategic Finance Partners, Ltd., Qubit Holdings, LLC, and Funds managed by Palisades Master Fund, L.P. The debentures and warrants were issued in a private placement of securities exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of that act.


                                                    PRINCIPAL
                  LENDER                              AMOUNT        WARRANTS

  Satellite Strategic Finance Associates LLC       $ 1,990,000       414,583
  Satellite Strategic Finance Partners, Ltd.         3,385,000       705,208
  Qubit Holdings, LLC                                1,000,000       208,333
  Funds managed by Palisades Master Fund, L.P.       3,625,000       755,208


        o All communications with Vyteris stockholders regarding the above-mentioned matters were effected without any general solicitation or public advertising.

ITEM 27. EXHIBITS

        2.1 Merger Agreement and Plan of Reorganization, dated as of July 8, 2004, by and among Treasure Mountain Holdings, Inc.("Treasure Mountain Holdings"), TMH Acquisition Corp. and Vyteris ("Vyteris") (1)

        2.2 Amendment No. 1, dated as of September 29, 2004, to the Merger Agreement and Plan of Reorganization, dated as of July 8, 2004, by and among Treasure Mountain Holdings, TMH Acquisition Corp. and Vyteris. (1)

        3.1 Articles of Incorporation, as amended, of Treasure Mountain Holdings (1)

        3.2     By-laws, as amended, of Treasure Mountain Holdings (1)

        3.3 Amendments to the articles of incorporation of Treasure Mountain Holdings (2)

        5.1     Opinion of Hale Lane Peek Dennison and Howard(7)

        10.1    Employment Agreement between Vyteris and Vincent De Caprio (1)

        10.2    Employment Agreement between Vyteris and James Garrison (1)

        10.3    Treasure Mountain Holdings 2005 Stock Option Plan (3)

        10.4 Sublease Agreement between Vyteris and Becton Dickinson, dated November 10, 2000 (2)

        10.5 License, Development and Distribution Agreement, dated as of September 20, 2002 (4)(Y)

        10.6 License and Development Agreement, dated as of September 27, 2004 (4)(Y)

        10.7    Supply Agreement, dated as of September 27, 2004 (4)(Y)

        10.8    Registration Rights Agreement, dated as of September 29, 2004
                (1)

        10.9 Securities Purchase Agreement, dated as of September 28, 2004, between Vyteris and Spencer Trask Specialty Group, LLC (1)

        10.10   Security Agreement, dated as of September 28, 2004 (1)

        10.11 Finder's Agreement, dated as of March 31, 2004, between Vyteris and Spencer Trask Ventures, Inc. (1)

        10.12 Right of First Refusal Agreement, dated as of March 31, 2004, between Vyteris and Spencer Trask Ventures, Inc. (1)

        10.13 Placement Agency Agreement, dated as of March 19, 2004, between Vyteris and Spencer Trask Ventures, Inc. (1)

        10.14 Placement Agency Agreement, dated as of June 18, 2004, among Vyteris, Inc, Spencer Trask Ventures, Inc. and Rodman & Renshaw, LLC (1)

        10.15 Amendment No. 1, dated July 8, 2004, to Placement Agency Agreement, dated as of June 18, 2004, among Vyteris, Inc, Spencer Trask Ventures, Inc. and Rodman & Renshaw, LLC (1)

        10.16 Amendment No. 2, dated September 13, 2004, to Placement Agency Agreement, dated as of June 18, 2004, among Vyteris, Inc, Spencer Trask Ventures, Inc. and Rodman & Renshaw, LLC (1)

        10.17 Lease, dated December 14, 2004, between CK Bergen Holdings, L.L.C. and Vyteris, Inc. (5)

        10.18   Employment Agreement between Vyteris and C. Gregory Arnold (4).

        10.22   Vyteris Holdings (Nevada), Inc. 2005 Stock Option Plan. (3)

        10.23 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on May 27, 2005.(6)

        10.24 11.5% Senior Secured Note issued to Spencer Trask Private Equity Fund I, LP on May 27, 2005. (6)

        10.25 11.5% Senior Secured Note issued to Spencer Trask Private Equity Fund II, LP on May 27, 2005. (6)

        10.26 11.5% Senior Secured Note issued to Spencer Trask Private Accredited Equity Fund III, LLC on May 27, 2005. (6)

        10.27 11.5% Senior Secured Note issued to Spencer Trask Illumination Fund LLC on May 27, 2005. (6)

        10.28 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on June 2, 2005. (6)

        10.29 11.5% Senior Secured Note issued to Spencer Trask Private Equity Fund I, LP on June 2, 2005. (6)

        10.30 11.5% Senior Secured Note issued to Spencer Trask Private Equity Fund II, LP on June 2, 2005. (6)

        10.31 11.5% Senior Secured Note issued to Spencer Trask Private Accredited Equity Fund III LLC on June 2, 2005. (6)

        10.32 11.5% Senior Secured Note issued to Spencer Trask Illumination Fund LLC on June 2, 2005. (6)

        10.33 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on June 21, 2005. (6)

        10.34 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on July 13, 2005. (6)

        10.35 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on July 18, 2005. (6)

        10.36 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on May 27, 2005. (6)

        10.37 Warrant Agreement issued to Spencer Trask Private Equity Fund I, LP on May 27, 2005. (6)

        10.38 Warrant Agreement issued to Spencer Trask Private Equity Fund II, LP on May 27, 2005. (6)

        10.39 Warrant Agreement issued to Spencer Trask Private Accredited Equity Fund III, LLC on May 27, 2005. (6)

        10.40 Warrant Agreement issued to Spencer Trask Illumination Fund LLC on May 27, 2005. (6)

        10.41 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on June 2, 2005. (6)

        10.42 Warrant Agreement issued to Spencer Trask Private Equity Fund I, LP on June 2, 2005. (6)

        10.43 Warrant Agreement issued to Spencer Trask Private Equity Fund II, LP on June 2, 2005. (6)

        10.44 Warrant Agreement issued to Spencer Trask Private Accredited Equity Fund III LLC on June 2, 2005. (6)

        10.45 Warrant Agreement issued to Spencer Trask Illumination Fund LLC on June 2, 2005. (6)

        10.46 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on June 21, 2005. (6)

        10.47 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on July 13, 2005. (6)

        10.48 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on July 18, 2005. (6)

        10.49 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated May 27, 2005. (6)

        10.50 Subscription Agreement between the Registrant and Spencer Trask Private Equity Fund I, LP, dated May 27, 2005. (6)

        10.51 Subscription Agreement between the Registrant and Spencer Trask Private Equity Fund II, LP, dated May 27, 2005. (6)

        10.52 Subscription Agreement between the Registrant and Spencer Trask Private Accredited Equity Fund III, LLC, dated May 27, 2005. (6)

        10.53 Subscription Agreement between the Registrant and Spencer Trask Illumination Fund LLC, dated May 27, 2005. (6)

        10.54 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated June 2, 2005. (6)

        10.55 Subscription Agreement between the Registrant and Spencer Trask Private Equity Fund I, LP, dated June 2, 2005. (6)

        10.56 Subscription Agreement between the Registrant and Spencer Trask Private Equity Fund II, LP, dated June 2, 2005. (6)

        10.57 Subscription Agreement between the Registrant and Spencer Trask Private Accredited Equity Fund III LLC, dated June 2, 2005. (6)

        10.58 Subscription Agreement between the Registrant and Spencer Trask Illumination Fund LLC, dated June 2, 2005. (6)

        10.59 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated June 21, 2005. (6)

        10.60 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated July 13, 2005. (6)

        10.61 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated July 18, 2005. (6)

        10.62 Letter Agreement, dated as of August 2, 2005, between the Registrant and Spencer Trask Specialty Group, LLC. (6)

        10.63 Letter Agreement, dated as of August 2, 2005, between the Registrant and Spencer Trask Ventures, Inc. (6)

        10.64 Letter Agreement, dated as of July 28, 2005, between the Registrant and Qubit Holdings, LLC. (6)

        10.65 Securities Purchase Agreement between the Registrant and the investors named therein, dated as of August 19, 2005. (6)

        10.66 Registration Rights Agreement between the Registrant and the investors named therein, dated as of August 19, 2005. (6)

        10.67 Security Agreement among the Registrant, Vyteris, Inc., Satellite Asset Management, L.P. and the lenders named therein, dated as of August 19, 2005. (6)

        10.68 Cash Collateral Agreement among the Registrant, the investors named therein and Wachovia Bank, National Association, dated as of August 19, 2005. (6)

        10.69 Subsidiary Guaranty given by Vyteris, Inc. to the investors named therein, dated as of August 19, 2005. (6)

        10.70 Form of Convertible Debenture issued pursuant to the Securities Purchase Agreement contained in Exhibit 10.65. (6)

        10.71 Form of Warrant issued pursuant to the Securities Purchase Agreement contained in Exhibit 10.65. (6)

        21.1    Subsidiaries of Treasure Mountain (1)

        23.1    Consent of Ernst & Young LLP (7)

        23.2    Consent of Madsen & Associates, CPA's Inc. (7)

        23.3    Consent of Hale Lane Peek Dennison and Howard (included in
                Exhibit 5.1)(7)

        24.1    Power of Attorney (7)

(1) Previously filed as an exhibit to the Registration Statement on Form SB-2 (333-120411) filed November 12, 2004.
(2) Filed with this Amendment No 5. to the Registration Statement on Form SB-2 (333-120411).
(3) Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated April 26, 2005.
(4) Previously filed as an exhibit to Amendment No. 4 to the Registration Statement on Form SB-2 (333-120411) filed April 15, 2005.
(5) Incorporated by reference to Exhibit 10.17 of the Registrants' Annual Report on Form 10-KSB for the year ended December 31, 2004.
(6) Incorporated by reference to the same numbered Exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005.
(7)     Filed herewith.
(Y) Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act.

ITEM 18. UNDERTAKINGS

(a)     The undersigned small business issuer hereby undertakes that it will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any additional or changed material information on the plan of distribution;

        (2) That, for determining liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fair Lawn, State of New Jersey, on this 30th day of September, 2005.

                         VYTERIS HOLDINGS (NEVADA), INC.


                                        By: /s/ Vincent De Caprio
                                           ------------------------
                                        Vincent De Caprio, President and Chief
                                        Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of September, 2005.

Name                              Capacity

/s/ Vincent De Caprio             President and Chief Executive Officer
------------------------
Vincent De Caprio

/s/ Donald F. Farley*             Director
------------------------
Donald F. Farley

/s/ David Digiacinto*             Director
------------------------
David DiGiacinto

/s/ Patrick G. Lepore*            Director
------------------------
Patrick G. LePore

/s/ Russell O. Potts *            Director
------------------------
Russell O. Potts

/s/ Solomon Steiner*              Director
------------------------
Solomon Steiner

/s/ Michael McGuinness            Principal Accounting and Financial Officer
------------------------
Michael McGuinness

*By: /s/ Michael McGuinness
    --------------------------
     Attorney-in-fact

                                  EXHIBIT INDEX

ITEM 27. EXHIBITS

        2.1 Merger Agreement and Plan of Reorganization, dated as of July 8, 2004, by and among Treasure Mountain Holdings, Inc.("Treasure Mountain Holdings"), TMH Acquisition Corp. and Vyteris ("Vyteris") (1)

        2.2 Amendment No. 1, dated as of September 29, 2004, to the Merger Agreement and Plan of Reorganization, dated as of July 8, 2004, by and among Treasure Mountain Holdings, TMH Acquisition Corp. and Vyteris. (1)

        3.1 Articles of Incorporation, as amended, of Treasure Mountain Holdings (1)

        3.2     By-laws, as amended, of Treasure Mountain Holdings (1)

        3.3 Amendments to the articles of incorporation of Treasure Mountain Holdings (2)

        5.1     Opinion of Hale Lane Peek Dennison and Howard (7)

        10.1    Employment Agreement between Vyteris and Vincent De Caprio (1)

        10.2    Employment Agreement between Vyteris and James Garrison (1)

        10.3    Treasure Mountain Holdings 2005 Stock Option Plan (3)

        10.4 Sublease Agreement between Vyteris and Becton Dickinson, dated November 10, 2000 (2)

        10.5 License, Development and Distribution Agreement, dated as of September 20, 2002 (4)(Y)

        10.6 License and Development Agreement, dated as of September 27, 2004 (4)(Y)

        10.7    Supply Agreement, dated as of September 27, 2004 (4)(Y)

        10.8    Registration Rights Agreement, dated as of September 29, 2004
                (1)

        10.9 Securities Purchase Agreement, dated as of September 28, 2004, between Vyteris and Spencer Trask Specialty Group, LLC (1)

        10.10   Security Agreement, dated as of September 28, 2004 (1)

        10.11 Finder's Agreement, dated as of March 31, 2004, between Vyteris and Spencer Trask Ventures, Inc. (1)

        10.12 Right of First Refusal Agreement, dated as of March 31, 2004, between Vyteris and Spencer Trask Ventures, Inc. (1)

        10.13 Placement Agency Agreement, dated as of March 19, 2004, between Vyteris and Spencer Trask Ventures, Inc. (1)

        10.14 Placement Agency Agreement, dated as of June 18, 2004, among Vyteris, Inc, Spencer Trask Ventures, Inc. and Rodman & Renshaw, LLC (1)

        10.15 Amendment No. 1, dated July 8, 2004, to Placement Agency Agreement, dated as of June 18, 2004, among Vyteris, Inc, Spencer Trask Ventures, Inc. and Rodman & Renshaw, LLC (1)

        10.16 Amendment No. 2, dated September 13, 2004, to Placement Agency Agreement, dated as of June 18, 2004, among Vyteris, Inc, Spencer Trask Ventures, Inc. and Rodman & Renshaw, LLC (1)

        10.18 Lease, dated December 14, 2004, between CK Bergen Holdings, L.L.C. and Vyteris, Inc. (5)

        10.18   Employment Agreement between Vyteris and C. Gregory Arnold (4).

        10.22   Vyteris Holdings (Nevada), Inc. 2005 Stock Option Plan. (3)

        10.23 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on May 27, 2005.(6)

        10.24 11.5% Senior Secured Note issued to Spencer Trask Private Equity Fund I, LP on May 27, 2005. (6)

        10.25 11.5% Senior Secured Note issued to Spencer Trask Private Equity Fund II, LP on May 27, 2005. (6)

        10.26 11.5% Senior Secured Note issued to Spencer Trask Private Accredited Equity Fund III, LLC on May 27, 2005. (6)

        10.27 11.5% Senior Secured Note issued to Spencer Trask Illumination Fund LLC on May 27, 2005. (6)

        10.28 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on June 2, 2005. (6)

        10.29 11.5% Senior Secured Note issued to Spencer Trask Private Equity Fund I, LP on June 2, 2005. (6)

        10.30 11.5% Senior Secured Note issued to Spencer Trask Private Equity Fund II, LP on June 2, 2005. (6)

        10.31 11.5% Senior Secured Note issued to Spencer Trask Private Accredited Equity Fund III LLC on June 2, 2005. (6)

        10.32 11.5% Senior Secured Note issued to Spencer Trask Illumination Fund LLC on June 2, 2005. (6)

        10.33 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on June 21, 2005. (6)

        10.34 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on July 13, 2005. (6)

        10.35 11.5% Senior Secured Note issued to Spencer Trask Specialty Group, LLC on July 18, 2005. (6)

        10.36 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on May 27, 2005. (6)

        10.37 Warrant Agreement issued to Spencer Trask Private Equity Fund I, LP on May 27, 2005. (6)

        10.38 Warrant Agreement issued to Spencer Trask Private Equity Fund II, LP on May 27, 2005. (6)

        10.39 Warrant Agreement issued to Spencer Trask Private Accredited Equity Fund III, LLC on May 27, 2005. (6)

        10.40 Warrant Agreement issued to Spencer Trask Illumination Fund LLC on May 27, 2005. (6)

        10.41 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on June 2, 2005. (6)

        10.42 Warrant Agreement issued to Spencer Trask Private Equity Fund I, LP on June 2, 2005. (6)

        10.43 Warrant Agreement issued to Spencer Trask Private Equity Fund II, LP on June 2, 2005. (6)

        10.44 Warrant Agreement issued to Spencer Trask Private Accredited Equity Fund III LLC on June 2, 2005. (6)

        10.45 Warrant Agreement issued to Spencer Trask Illumination Fund LLC on June 2, 2005. (6)

        10.46 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on June 21, 2005. (6)

        10.47 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on July 13, 2005. (6)

        10.48 Warrant Agreement issued to Spencer Trask Specialty Group, LLC on July 18, 2005. (6)

        10.49 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated May 27, 2005. (6)

        10.50 Subscription Agreement between the Registrant and Spencer Trask Private Equity Fund I, LP, dated May 27, 2005. (6)

        10.51 Subscription Agreement between the Registrant and Spencer Trask Private Equity Fund II, LP, dated May 27, 2005. (6)

        10.52 Subscription Agreement between the Registrant and Spencer Trask Private Accredited Equity Fund III, LLC, dated May 27, 2005. (6)

        10.53 Subscription Agreement between the Registrant and Spencer Trask Illumination Fund LLC, dated May 27, 2005. (6)

        10.54 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated June 2, 2005. (6)

        10.55 Subscription Agreement between the Registrant and Spencer Trask Private Equity Fund I, LP, dated June 2, 2005. (6)

        10.56 Subscription Agreement between the Registrant and Spencer Trask Private Equity Fund II, LP, dated June 2, 2005. (6)

        10.57 Subscription Agreement between the Registrant and Spencer Trask Private Accredited Equity Fund III LLC, dated June 2, 2005. (6)

        10.58 Subscription Agreement between the Registrant and Spencer Trask Illumination Fund LLC, dated June 2, 2005. (6)

        10.59 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated June 21, 2005. (6)

        10.60 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated July 13, 2005. (6)

        10.61 Subscription Agreement between the Registrant and Spencer Trask Specialty Group, LLC, dated July 18, 2005. (6)

        10.62 Letter Agreement, dated as of August 2, 2005, between the Registrant and Spencer Trask Specialty Group, LLC. (6)

        10.63 Letter Agreement, dated as of August 2, 2005, between the Registrant and Spencer Trask Ventures, Inc. (6)

        10.64 Letter Agreement, dated as of July 28, 2005, between the Registrant and Qubit Holdings, LLC. (6)

        10.65 Securities Purchase Agreement between the Registrant and the investors named therein, dated as of August 19, 2005. (6)

        10.66 Registration Rights Agreement between the Registrant and the investors named therein, dated as of August 19, 2005. (6)

        10.67 Security Agreement among the Registrant, Vyteris, Inc., Satellite Asset Management, L.P. and the lenders named therein, dated as of August 19, 2005. (6)

        10.68 Cash Collateral Agreement among the Registrant, the investors named therein and Wachovia Bank, National Association, dated as of August 19, 2005. (6)

        10.69 Subsidiary Guaranty given by Vyteris, Inc. to the investors named therein, dated as of August 19, 2005. (6)

        10.70 Form of Convertible Debenture issued pursuant to the Securities Purchase Agreement contained in Exhibit 10.65. (6)

        10.71 Form of Warrant issued pursuant to the Securities Purchase Agreement contained in Exhibit 10.65. (6)

        21.1    Subsidiaries of Treasure Mountain (1)

        23.1    Consent of Ernst & Young LLP (7)

        23.2    Consent of Madsen & Associates, CPA's Inc. (7)

        23.3    Consent of Hale Lane Peek Dennison and Howard (included in
                Exhibit 5.1)(7)

        24.1    Power of Attorney (7)


(1) Previously filed as an exhibit to the Registration Statement on Form SB-2 (333-120411) filed November 12, 2004.
(2) Filed with this Amendment No 5. to the Registration Statement on Form SB-2 (333-120411).
(3) Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K dated April 26, 2005.
(4) Previously filed as an exhibit to Amendment No. 4 to the Registration Statement on Form SB-2 (333-120411) filed April 15, 2005.
(5) Incorporated by reference to Exhibit 10.17 of the Registrants' Annual Report on Form 10-KSB for the year ended December 31, 2004.
(6) Incorporated by reference to the same numbered Exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005.
(7)     Filed herewith.
(Y) Portions of this document have been omitted and filed separately with the SEC pursuant to a request for confidential treatment in accordance with Rule 406 of the Securities Act in accordance with Rule 406 of the Securities Act.